     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1996.


                                                       REGISTRATION NO. 33-63209

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                             ------------------------

                          POST-EFFECTIVE AMENDMENT NO. 1
                                        TO

                                     FORM S-1
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                             ------------------------

                             REPUBLIC INDUSTRIES, INC.
              (Exact name of registrant as specified in its charter)


                             ------------------------

            DELAWARE                          4953                         73-1105145
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)         Identification No.)


                      200 EAST LAS OLAS BLVD., SUITE 1400

                         FORT LAUDERDALE, FLORIDA 33301
                                 (305) 627-6000
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                             ---------------------


                                                                     COPY TO:
              RICHARD L. HANDLEY                                 JONATHAN L. AWNER
             SENIOR VICE PRESIDENT                      AKERMAN, SENTERFITT & EIDSON, P.A.
           REPUBLIC INDUSTRIES, INC.                           ONE S.E. THIRD AVENUE
      200 EAST LAS OLAS BLVD., SUITE 1400                           SUITE 2800
           FT. LAUDERDALE, FL 33301                            MIAMI, FLORIDA 33131
                (305) 627-6000                                    (305) 374-5600
    (Name, address, including zip code, and
    telephone number, including area code, of
              agent for service)


                         FILING AMENDED PROSPECTUS AND

                  AMENDING ITEMS 13, 15, 16 AND 17 OF PART II



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           REPUBLIC INDUSTRIES, INC.

                             (CROSS REFERENCE SHEET
                    PURSUANT TO ITEM 501 OF REGULATION S-K)

                                                               LOCATION OR CAPTION
                   ITEM NUMBER                                    IN PROSPECTUS
-------------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Page of
        Prospectus...............................  Inside Front Cover Page
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Not Applicable
  6.  Dilution...................................  Not Applicable
  7.  Selling Security Holders...................  Not Applicable
  8.  Plan of Distribution.......................  Plan of Distribution
  9.  Description of Securities to be
        Registered...............................  Description of Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters and Experts
 11.  Information with Respect to the
        Registrant...............................  Price Range of Common Stock and Dividend
                                                     Policy; Selected Consolidated Financial
                                                     Data; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Properties; Legal and Administrative
                                                     Proceedings; Management; Executive
                                                     Compensation; Security Ownership of
                                                     Certain Beneficial Owners and Management;
                                                     Certain Relationships and Related
                                                     Transactions; Financial Statements.
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

                                  PROSPECTUS


                               5,072,596 SHARES


                       (REPUBLIC INDUSTRIES, INC. LOGO)

                                 COMMON STOCK

                             ---------------------


     This Prospectus relates to an aggregate of 5,072,596 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered and issued from time to time by the Company in connection with future acquisitions of other businesses, properties or equity and/or debt securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus may also be used, with the Company's prior consent, by persons or entities who have received or will receive such Shares in connection with such acquisitions and who wish to offer and sell such Shares under circumstances requiring or making desirable its use and by certain donees of such persons or entities. See "Plan of Distribution."


     The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Use of Proceeds."


     The Common Stock is traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "RWIN." On February 2, 1996, the last reported sales price for the Common Stock as reported by Nasdaq was $31.125 per share.



     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 6 OF THIS PROSPECTUS.


                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


                               FEBRUARY   , 1996

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    11
Price Range of Common Stock and
  Dividend Policy.....................    11
Selected Consolidated Financial
  Data................................    12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    14
Business..............................    23

                                        PAGE
                                        ----

Properties............................    32
Legal and Administrative
  Proceedings.........................    32
Management............................    35
Executive Compensation................    39
Security Ownership of Certain
  Beneficial Owners and Management....    42
Certain Relationships and Related
  Transactions........................    44
Description of Capital Stock..........    45
Plan of Distribution..................    46
Legal Matters and Experts.............    46


                             ---------------------

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.



     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                               PROSPECTUS SUMMARY

                                  THE COMPANY


     The Company is a diversified services company, which, through its subsidiaries, primarily provides integrated solid waste collection, disposal and recycling services to public and private sector customers. The Company currently owns or operates thirteen solid waste landfills with five located in Texas, two in California and one each in Florida, Michigan, North Carolina, South Carolina, Indiana and North Dakota with approximately 1,483 permitted acres and total available permitted disposal capacity of approximately 59.1 million in-place cubic yards as of December 31, 1995. The Company also currently provides collection service to over 650,000 residential, commercial and industrial customers, primarily in areas surrounding its landfill sites, certain areas in Georgia and South Carolina and throughout Florida. In addition, the Company provides related environmental services including engineering, consulting and analysis, remediation and other technical services.



     The Company, through certain recently acquired businesses, also is engaged in the electronic security services business, which consists of the sale, installation, and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. Currently, the Company monitors over 100,000 businesses and residences, predominantly in Florida.



     The Company's strategy is to aggressively grow as an integrated solid waste management company by acquiring and integrating existing solid waste collection, disposal and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding its operations outside of solid waste management, electronic security services and related lines of business. Management also plans to augment its growth strategy by expanding its existing facilities and increasing marketing efforts related to securing additional long-term contracts and additional volumes at its existing operations. See "Business -- Acquisitions".



     On August 3, 1995, following a special meeting of the Company's stockholders, the Company appointed a new management team consisting of H. Wayne Huizenga as Chairman of the Board and Chief Executive Officer, Harris W. Hudson as President and a Director, Gregory K. Fairbanks as an Executive Vice President and Chief Financial Officer, and John J. Melk as a Director. Michael G. DeGroote, former Chairman, Chief Executive Officer and President, was named Vice Chairman of the Board, and Donald E. Koogler resigned as a Director but remained as an Executive Vice President and Chief Operating Officer. This new management team is implementing the aggressive growth strategy for the Company.


     The Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. on November 28, 1995. The Common Stock of the Company is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Ft. Lauderdale, Florida 33301, and its telephone number is (305) 627-6000.

RECENT DEVELOPMENTS


     Earnings Release. On January 29, 1996, the Company announced unaudited condensed consolidated results of operations for the year ended December 31, 1995. These results of operations, which are shown below with comparative figures for the year ended December 31, 1994, reflect, in the opinion of the Company, all material adjustments necessary to present fairly the results of operations for the years ended December 31, 1995 and 1994.



     For the year ended December 31, 1995, income and income per share from continuing operations increased 61 percent to $23,212,000 and 9 percent to 35 cents per share, respectively, over 1994.



     The comparability of income per share from continuing operations for the year ended December 31, 1995 to the results reported for the same period in 1994 has been affected by certain tax reserve adjustments in 1994 which significantly reduced the reported income tax provision during the prior year period. If income tax expense had been provided at the same effective rates for the 1995 and 1994 periods, the increases for income and income per share from continuing operations would have been 101 percent and 40 percent, respectively, for the year ended December 31, 1995.



     Company revenue for the year ended December 31, 1995 was $260,315,000, an increase of 39 percent over the $187,111,000 reported for 1994. The Company's operating results for the prior year period have been restated to reflect a series of mergers which were accounted for under the pooling of interests method of accounting. If the Company's revenue for the current year periods was compared to the revenue originally reported in the prior year, revenue would have increased over 400 percent for the year ended December 31, 1995.



                           REPUBLIC INDUSTRIES, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995       1994(A)
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
Revenue................................................................  $260,315     $187,111
Expenses:
  Cost of operations...................................................   169,559      123,877
  Selling, general and administrative..................................    54,133       41,730
                                                                         --------     --------
Operating Income.......................................................    36,623       21,504
Other income (expense), net............................................        61       (3,233)
                                                                         --------     --------
Income from continuing operations before income taxes..................    36,684       18,271
Income tax provision...................................................    13,472        3,839
                                                                         --------     --------
Income from continuing operations......................................    23,212       14,432
Income (loss) from discontinued operations.............................      (293)       2,684
                                                                         --------     --------
Net Income.............................................................  $ 22,919     $ 17,116
                                                                         ========     ========
Primary earnings per common and common equivalent share:
  Income from continuing operations....................................  $   0.37     $   0.32
  Income from discontinued operations..................................        --         0.06
                                                                         --------     --------
  Net Income...........................................................  $   0.37     $   0.38
                                                                         ========     ========
Weighted average common and common equivalent shares...................    62,357       45,545
                                                                         ========     ========
Fully diluted earnings per common and common equivalent share:
  Income from continuing operations....................................  $   0.35     $   0.32
  Income from discontinued operations..................................        --         0.06
                                                                         --------     --------
  Net Income...........................................................  $   0.35     $   0.38
                                                                         ========     ========
Weighted average common and common equivalent shares...................    65,785       45,545
                                                                         ========     ========

---------------


(a) Operating results for the year ended December 31, 1994 have been restated to reflect several business combinations accounted for under the pooling of interests method of accounting as described below and the acquisition of Kertz Security Systems, Inc. and Kertz Security Systems II, Inc. (collectively, "Kertz").



     Pending Acquisition of Mid-American Waste Systems of Georgia, Inc. and Affiliates. On February 2, 1996, the Company entered into a definitive agreement for the acquisition of substantially all of the assets of Mid-American Waste Systems of Georgia, Inc., Speedway Grading Corp., and Newcorp Environmental, Inc., all Georgia corporations and subsidiaries of Mid-American Waste Systems, Inc. (the "Mid-American Companies"), for a purchase price of approximately $52,000,000, subject to pending regulatory approvals and customary closing conditions. The acquisition of the assets of the Mid-American Companies is expected to close in the first quarter of 1996. The Mid-American Companies own and operate a landfill, provide solid waste collection and recycling services to approximately 60,000 commercial, residential and industrial customers, and operate two transfer stations, in certain areas of the greater Atlanta, Georgia metropolitan area. The acquisition will add approximately $25 million to the Company's annual revenue and will be accounted for under the purchase method of accounting.



     New Credit Facility. On December 19, 1995, the Company obtained a $250 million revolving credit facility from certain banks, which presently has no outstanding borrowings.



     Acquisition of J.C. Duncan Company, Inc. and Affiliates. On November 30, 1995, the Company acquired, in merger transactions, all of the outstanding shares of capital stock of J.C. Duncan Company, Inc., a Texas corporation, and of several related companies affiliated by common ownership and management with J.C. Duncan Company, Inc. (collectively, "Duncan"), in exchange for an aggregate of 5,256,055 shares of Common Stock. The acquisition of Duncan is being accounted for as a pooling of interests business combination. Duncan provides solid waste collection and recycling services to approximately 300,000 residential, commercial and industrial customers in the Dallas-Fort Worth metropolitan area and throughout west Texas, and also operates two landfills.



     Acquisition of Garbage Disposal Service, Inc. On November 30, 1995, the Company acquired, in a merger transaction, all of the outstanding shares of capital stock of Garbage Disposal Service, Inc., a North Carolina corporation ("GDS"), in exchange for an aggregate of 3,003,000 shares of Common Stock. The acquisition of GDS is being accounted for as a pooling of interests business combination. GDS provides solid waste collection and recycling services for commercial, residential and industrial customers throughout western North Carolina.



     Acquisition of Fennell Container Company, Inc. and Affiliates. On November 30, 1995, the Company acquired, in merger transactions, all of the outstanding shares of capital stock of Fennell Container Company, Inc., a South Carolina corporation, and of several related companies affiliated by common ownership and management with Fennell Container Company, Inc. (collectively, "Fennell"), in exchange for an aggregate of 3,111,111 shares of Common Stock. The acquisition of Fennell is being accounted for as a pooling of interests business combination. Fennell provides waste collection, recycling and environmental services to more than 12,000 commercial, industrial and residential customers in and around Charleston and Greenville, South Carolina, and also owns a landfill which is in the final stages of construction and is scheduled to begin accepting waste under its new permit in early 1996.



     Acquisition of Scott Security Systems. On November 30, 1995, the Company acquired, in merger transactions, all of the outstanding shares of capital stock of Cana First Corporation, a Florida corporation doing business as Scott Security Systems, and of several related companies affiliated by common ownership and management with Cana First Corporation (collectively, "Scott"), in exchange for an aggregate of 1,567,818 shares of Common Stock. The acquisition of Scott is being accounted for as a pooling of interests business combination. Scott provides electronic security monitoring and maintenance to more than 70,000 accounts, primarily residential, in Jacksonville, Orlando and Tallahassee, Florida, as well as other metropolitan areas in the southeastern United States, including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee.



     Acquisition of Southland Environmental Services. On October 17, 1995, the Company acquired, in a merger transaction, all of the outstanding shares of capital stock of Southland Environmental Services, Inc., a Florida corporation ("Southland"), in exchange for an aggregate of 2,600,000 shares of Common Stock. The acquisition of Southland is being accounted for as a pooling of interests business combination. Southland, through its subsidiaries, provides solid waste collection services to over 70,000 residential, commercial and industrial customers in and around Jacksonville, Florida, owns and operates a construction and demolition landfill, and provides composting and recycling services.



     Acquisition of United Waste Service, Inc. On October 11, 1995, the Company acquired, in a merger transaction, all of the outstanding shares of capital stock of United Waste Service, Inc., a Georgia corporation ("United"), in exchange for 1,500,000 shares of Common Stock. The acquisition of United is being accounted for as a pooling of interests business combination. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area and serves over 8,000 residential and commercial customers.

                                  RISK FACTORS

     An investment in the Shares being offered hereby involves a significant degree of risk. In addition to the other information set forth in this Prospectus, prospective purchasers of the Shares should consider carefully the following factors in evaluating an investment in the Company.


     Control Of The Company. H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of the Company, Michael G. DeGroote, Vice Chairman of the Board of the Company, Harris W. Hudson, a Director and the President of the Company (and Mr. Huizenga's brother-in-law), and John J. Melk, a Director of the Company, in the aggregate beneficially own directly and indirectly 43,028,608 shares of Common Stock, respectively (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including presently exercisable warrants and options for an aggregate of 14,520,000 shares of Common Stock), as of January 29, 1996, or an aggregate of 47.3% of the issued and outstanding shares of Common Stock as of such date assuming all of such warrants and options are exercised. Although there is no agreement among any of Messrs. Huizenga, DeGroote, Hudson or Melk to vote together on any matters submitted to a vote of the Company's stockholders, if Messrs. Huizenga, Hudson, DeGroote and Melk vote together, they would have the ability to control the outcome of most matters submitted to a vote of the Company's stockholders, especially with respect to the election of directors.


     Dependence on Key Personnel. The Company believes that the experience and success that its management team has had in operating and growing public and private service companies, in general, and public and private companies in the waste management industry, in particular, is important to the Company's future success. However, there can be no assurance that its management team will have the same success in operating and growing the Company as it has had with other companies in the past. Furthermore, the Company has not entered into non-competition agreements or employment agreements with any of Messrs. Huizenga, Hudson or Gregory K. Fairbanks, the Company's Chief Financial Officer and an Executive Vice President. The loss of the services of any of the members of its management team, in general, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the operations and future success of the Company.


     Possible Depressing Effect of Future Sales of Common Stock. Future sales of the Shares or the perception that such sales could occur could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. Since August 11, 1995, the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders an aggregate of 77,724,809 shares of Common Stock, of which 18,145,000 were reserved for issuance pursuant to certain outstanding options and warrants. These registration statements cover, among other shares, 20,750,000 shares of Common Stock issued in various private placements, and 26,265,894 shares of Common Stock in various private business combination transactions, since July 1995. Since August 11, 1995, an aggregate of approximately 10,315,441 shares have been sold into the public market under these shelf registration statements, to the knowledge of the Company. In addition, the Company intends to continue to issue in the future Common Stock and/or options or warrants to purchase Common Stock pursuant to exemptions from registration available under the Securities Act in connection with certain of its acquisitions. Such securities are subject to resale in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. To facilitate the issuance of Common Stock in making acquisitions, the Company is registering the Shares hereunder. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.


     Dilution. The issuance of additional shares of Common Stock upon exercise of outstanding and presently exercisable warrants, or upon the Company's completion of any acquisitions and business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock.

     Absence of Operating History in Possible New Lines of Business. Management currently contemplates expanding the Company's operations outside of solid waste management and related lines of business. Since August 28, 1995, the Company has been operating in the electronic security services industry through the acquisition of several companies which provide electronic security sales, installation and monitoring services. The Company had no prior history of operations in the electronic security services industry or any industry other than solid waste management and related lines of business. There can be no assurance that the Company will be successful in the electronic security services industry or in any other industry which it enters. There can be no assurance that the Company will enter into any additional industries unrelated to the solid waste services industry or, if it does enter into any such industries, that it will achieve the results anticipated by management.



     Need for Substantial Additional Capital. The Company's current business strategy is to act aggressively in growing as an integrated solid waste management company by acquiring and integrating existing solid waste companies and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding the Company's operations outside of solid waste management, electronic security services and related lines of business. Although the Company has substantially no debt and has approximately $150 million in cash available for general corporate purposes, and has a $250 million credit facility (which presently has no outstanding borrowings), the Company believes that substantial additional capital may be necessary to fully capitalize on acquisition and expansion opportunities that may become available to the Company. However, there can be no assurance that such additional financing will be available, or, in the event that it is, that it will be available on terms acceptable to the Company. In the event that such financing is not available or is not available in the amounts or on terms currently contemplated by management, the implementation of the Company's acquisition strategy could be materially and adversely affected.


     Impediments to Completing Future Acquisitions. The Company's acquisition strategy depends on its ability to identify and acquire appropriate solid waste collection operations and landfills, electronic security systems businesses, and other unrelated service businesses, to integrate the acquired operations effectively and to increase its market share. A number of the Company's competitors for such acquisitions are larger, better known companies than the Company with significantly greater financial resources. There can be no assurance that the Company will be able to locate acquisition candidates in markets or on terms the Company deems attractive, that any identified candidates will be acquired, or that acquired operations will be effectively integrated to realize expected efficiencies and economies of scale or prove profitable. The completion of acquisitions requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisition strategies may increase capital requirements. The Company could be forced to alter its strategy in the future if such candidates become unavailable or too costly. As the Company continues to pursue its acquisition strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

     Risks Associated with Acquisitions. Although the Company investigates each business that it acquires, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

     Environmental Regulation. The collection and disposal of solid wastes, operation of landfills and rendering of related environmental services are subject to federal, state and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize soil, air and water pollution. In connection with landfills, it often may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency (the "EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor. Certain of the Company's waste disposal operations traverse state boundaries. Although such operations currently constitute an immaterial portion of the Company's business, their importance may increase as the Company completes future acquisitions. Such operations could be adversely affected if the federal government or a state in which a landfill is located limits or prohibits, imposes discriminatory fees on or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), establishes a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste storage, collection and disposal largely to the states. However, in October 1991, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines for disposal facilities and operations, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in connection with solid waste landfills. States are required to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective in October 1993. All of the Company's planned landfill expansions or new landfill development projects have been engineered to meet or exceed these requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations. There can be no assurance that the EPA will not promulgate similar regulations under Subtitle D in connection with the collection of non-hazardous solid waste.

     Hazardous Substances Liability. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), has been interpreted by some courts to impose strict, joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Thousands of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup and the damages can be very significant and, given the limitations in insurance coverage for these risks, could have a material adverse impact on the Company's business and financial condition. Notwithstanding its efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected by the Company or disposed in its landfills, or in waste collected, transported or disposed in the past by acquired companies. More than 20% of the sites on the EPA's National Priorities List of Hazardous Waste Sites are solid waste landfills that ostensibly never received any "hazardous wastes." The Company intends to continue to focus on the non-hazardous waste disposal market and does not intend to acquire or develop hazardous waste disposal operations. As used in this Prospectus, "non-hazardous waste" means substances, including asbestos, that are not defined as hazardous wastes under federal regulations.

     Lack of Environmental Liability Insurance. The majority of the Company's facilities currently carry site-specific pollution legal liability insurance, which may provide coverage under certain circumstances for pollution damage to third parties. In addition, the Company has certain contractors' pollution liability insurance and professional liability insurance, which may provide coverage under certain circumstances for damage to third parties. However, both of these coverages are restrictive in nature, as they are subject to certain exclusions and effective dates, consistent with insurance industry requirements. In addition, such coverage is subject to specific and aggregate limits which may not be sufficient to cover claims, if they should arise. In certain prior years, consistent with industry experience, the Company was not able to obtain broad pollution insurance at reasonable costs and, therefore, carried only such coverage as was required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If, in the absence of such insurance, the Company were to incur liability for environmental damages of sufficient magnitude, it could have a material adverse effect on the Company's business and financial condition.

     Risks of Pending and Future Legal Proceedings. In addition to the costs of complying with environmental regulations, waste management companies will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies, as well as surrounding landowners, may claim the Company is liable for environmental damage. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's financial condition. The Company is currently a party to various legal proceedings as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Unfavorable resolution of any matter individually or in the aggregate could adversely affect the results of operations for the quarterly periods in which they are resolved.

     Seasonality. The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on the Company's future results of operations.

     Competition in the Solid Waste Industry; Landfill Alternatives. The waste industry is highly competitive. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The non-hazardous waste industry is led by three large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition that characterizes the industry. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability of tax revenues and tax-exempt financing.

     Further, alternatives to landfill disposal (such as recycling, composting and waste-to-energy) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. To the extent these are not yet in place, these recycling goals will be phased in over the next few years.

     Competition in the Electronic Security Service Industry. The security alarm industry is highly competitive and highly fragmented. The Company's electronic security systems business competes with five large national companies, as well as smaller regional and local companies, in all of its operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. Certain of the Company's competitors have greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete effectively in the future.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services. Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms,
(iii) imposing fines on alarm subscribers for "false" alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms, and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations.

     Geographic Concentration of Company's Electronic Security Systems Business; Risks of Potential Expansion. The existing subscriber base of the Company's electronic security systems business is geographically concentrated in certain metropolitan areas of Florida. Accordingly, its performance may be adversely affected by regional or local economic conditions, regulation or other factors. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number, and density, of subscriber accounts in such area to support the additional investment. There can be no assurance that an expansion into new geographic areas would generate operating profits.

                                USE OF PROCEEDS

     This Prospectus relates solely to Shares being registered for issuance from time to time in connection with future acquisitions of other business, properties or equity and/or debt securities in business combination transactions. The Company will not receive any proceeds from the sale of such Shares but will pay all expenses related to the registration of the Shares.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock has been traded on Nasdaq under the symbol "RWIN" since September 4, 1990. The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock as quoted on Nasdaq.


                            QUARTER ENDED                                HIGH           LOW
----------------------------------------------------------------------  -------       -------
1994:
  March 31............................................................  $3 9/16       $ 2  3/4
  June 30.............................................................   3 1/2          2 11/16
  September 30........................................................   3 9/16         3
  December 31.........................................................   4              3 1/4
1995:
  March 31............................................................   4  1/16        3 1/8
  June 30.............................................................  13  5/8         3 3/16
  September 30........................................................  26  1/16       13
  December 31.........................................................  36  1/8        20
1996:
  March 31 (through January 29).......................................  35  7/8        28 7/8



     On February 2, 1996, the closing sales price of the Common Stock as reported by Nasdaq was $31.125 per share. The number of record holders of the Common Stock as of February 2, 1996, was 2,056.



     The Company has applied to voluntarily delist the Common Stock from the Toronto Stock Exchange (the "TSE") due to a lack of trading volume on the TSE. The Company has been notified by the TSE that this application was approved and the Common Stock will be delisted from the TSE effective February 16, 1996.



     Since commencement of operations as a waste management and environmental services company in December 1989, the Company has not declared or paid any dividends on its Common Stock and the Board of Directors does not currently anticipate paying dividends on its Common Stock at any time in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     In August 1995, the Company merged with Kertz. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, the financial data below has been restated for all periods as if the Company and Kertz had operated as one entity since inception. The following Summary Consolidated Financial Data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Company's Consolidated and Supplemental Consolidated Financial Statements and Notes thereto and other financial and pro forma information included elsewhere in this Prospectus.



                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                     (RESTATED)                         (RESTATED)
                                  -----------------   -----------------------------------------------
                                   1995      1994      1994      1993      1992      1991      1990
                                  -------   -------   -------   -------   -------   -------   -------
                                     (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  (2),(3),(4),(6),(7),(8):
Revenue.........................  $64,226   $46,519   $61,709   $56,817   $48,979   $34,622   $22,319
Income (loss) from continuing
  operations before income
  taxes(1)......................   10,685     6,708     8,659    (3,133)    5,130     4,387    (1,521)
Income (loss) from continuing
  operations(1).................    6,998     6,668     8,606    (3,341)    4,877     2,605      (900)
Earnings (loss) per common and
  common equivalent share from
  continuing operations.........  $  0.19   $  0.23   $  0.30   $ (0.12)  $  0.18   $  0.13   $ (0.09)
Weighted average common and
  common equivalent shares......   37,871    28,525    28,507    28,598    27,441    20,335    10,222



                                                                       DECEMBER 31,
                                                                        (RESTATED)
                                                   ----------------------------------------------------
                                                     1994       1993       1992       1991       1990
                                   SEPTEMBER 30,   --------   --------   --------   --------   --------
                                       1995
                                    (RESTATED)
                                   -------------
                                    (UNAUDITED)
BALANCE SHEET DATA
  (2),(3),(4),(5),(6),(7),(8):
Working capital (deficiency)....     $ 207,867     $  3,580   $  3,481   $  1,892   $ 12,856   $ (2,709)
Short-term debt, including
  current maturities............            --        1,965      2,414      2,434      2,539      7,218
Long-term debt, net of current
  maturities....................            --       15,152     14,512      2,822      3,591      6,930
Stockholders' equity............       386,799       88,558     78,345     97,745     96,723     41,786
Total assets....................       428,626      134,922    123,674    129,746    128,514     68,670


---------------


(1) Includes restructuring and unusual charges of $10,040,000, $2,250,000 and $1,544,000 in 1993, 1992 and 1991, respectively. See Note 4 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.



(2) In April 1995, the Company spun-off its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), to the Company's stockholders of record as of April 21, 1995. Accordingly, this segment was accounted for as a discontinued operation and the Company's Consolidated Financial Statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.



(3) In 1992, the Company acquired Stout Environmental, Inc. ("Stout") in a merger transaction accounted for under the pooling of interests method of accounting. Accordingly, the financial data presented above for periods prior to that date has been restated as if the Company and Stout had operated as one entity since inception.

(4) In 1992, the Company sold its demolition and excavation subsidiary and the Consolidated Financial Statements were restated to reflect the demolition and excavation operations as a discontinued operation for periods prior to that date.



(5) On August 3, 1995, the Company issued and sold an aggregate of 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. Huizenga, Westbury (Bermuda) Ltd. (a company controlled by Mr. DeGroote) and Mr. Hudson, and certain of their assignees. Also on August 3, 1995, the Company issued and sold an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. Melk. On July 24, 1995, the Company issued and sold 5,400,000 shares of Common Stock in a private placement transaction. On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in an additional private placement transaction. See the Company's unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus.



(6) In August 1995, the Company acquired all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of HMC subsequent to that time are included in the Company's Consolidated Financial Statements.



(7) Financial data for all periods presented is restated to reflect the Company's merger with Kertz in August 1995 which was accounted for under the pooling of interests method of accounting.



(8) The Company merged with United and Southland in October 1995, and Duncan, GDS, Fennell and Scott in November 1995. See the Company's Supplemental Consolidated Financial Statements included elsewhere in this Prospectus.



(9) No cash dividends were declared on the Company's Common Stock during the periods presented. See "Price Range of Common Stock and Dividend Policy."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL



                      CONDITION AND RESULTS OF OPERATIONS



         THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994



                                    GENERAL



     The Company's current business strategy is to aggressively grow as an integrated solid waste management company by acquiring and integrating existing solid waste companies and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, management currently anticipates expanding the Company's operations outside of solid waste management, electronic security services and related lines of business. Management intends to evaluate various types of service industries which are capital intensive, fragmented and have relatively high profit margins, seek out strategic acquisition opportunities in such industries and grow rapidly in such industries through further acquisitions, consolidation and internal growth. Management anticipates that the Company will make acquisitions in the future through the issuance of Common Stock, with the proceeds from the equity transactions consummated in 1995, or from borrowings under a credit facility (see Liquidity and Capital Resources).



     In August 1995, the Company issued 8,000,000 shares of Common Stock in merger transactions in exchange for all of the outstanding shares of common stock of HMC, which was owned by Mr. Hudson, who became President and a director of the Company upon completion of such mergers. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition was accounted for under the purchase method of accounting and, accordingly, is included in the Company's financial statements from the date of acquisition.



     In August 1995, the Company issued 1,090,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Kertz. Kertz provides electronic security monitoring and maintenance to over 30,000 residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas. The merger with Kertz has been accounted for under the pooling of interests method of accounting and, accordingly, the Company's financial statements have been restated for all periods as if the companies had operated as one entity since inception.



                             RESULTS OF OPERATIONS


CONTINUING OPERATIONS


     In April 1995, the Company distributed the stock of the hazardous waste services segment of the Company to its stockholders (the "Distribution" -- see Discontinued Operations). The following discussion excludes the operational activity and results of the hazardous waste services segment of the Company, which has been included in the accompanying consolidated financial statements as discontinued operations for the periods prior to the distribution.

     The following table presents, for the periods indicated, the percentage relationship which certain captioned items in the Company's Unaudited Condensed Consolidated Statements of Operations bear to total revenue and other pertinent data:


                                                             THREE MONTHS       NINE MONTHS
                                                                 ENDED             ENDED
                                                             SEPTEMBER 30,     SEPTEMBER 30,
                                                            ---------------   ---------------
                                                            1995      1994    1995      1994
                                                            -----     -----   -----     -----
    Statements of Operations Data:
      Revenue.............................................  100.0%    100.0%  100.0%    100.0%
      Cost of operations..................................   68.0      59.0    65.3      60.2
      Selling, general and administrative expenses........   18.3      22.5    18.9      23.8
                                                            -----     -----   -----     -----
      Operating income....................................   13.7%     18.5%   15.8%     16.0%
                                                            =====     =====   =====     =====


REVENUE



     Revenue increased 81.2% to $28,525,000 in the third quarter of 1995 from $15,741,000 in the third quarter of 1994 due primarily to the acquisition of HMC, as well as increased volume at existing operations. For the nine months ended September 30, 1995, revenue increased 38.1% to $64,226,000 compared to $46,519,000 for the same period of the prior year. This increase was primarily due to the same factors discussed above.



COST OF OPERATIONS



     Cost of operations increased $10,123,000, or 109.0%, to $19,406,000 in the third quarter of 1995 from $9,283,000 in the third quarter of 1994. As a percentage of revenue, these costs were 68.0% and 59.0% in the third quarter of 1995 and 1994, respectively. The increase in cost of operations as a percentage of revenue is attributable to the acquisition of businesses primarily involved in the collection of solid waste which typically have slightly higher operating costs than those companies primarily involved in the disposal of solid waste. Cost of operations increased 49.8% to $41,964,000 for the nine months ended September 30, 1995 from $28,007,000 for the same period of the prior year. As a percentage of revenue, these costs increased to 65.3% in 1995 from 60.2% in 1994 as a result of the acquisition of collection businesses, as discussed above.



SELLING, GENERAL AND ADMINISTRATIVE EXPENSES



     Selling, general and administrative expenses increased 46.8% to $5,212,000 in the third quarter of 1995 from $3,551,000 in the third quarter of 1994. For the nine months ended September 30, 1995, selling, general and administrative expenses increased to $12,144,000 from $11,081,000 for the same period of the prior year. These increases are primarily attributable to the acquisitions and the additional staff necessary to support the expansion of the Company's business. Selling, general and administrative expenses during the three and nine months ended September 30, 1995, as percentages of revenue, decreased primarily as a result of the relative increase in the Company's revenue base. Management anticipates that selling, general and administrative expenses will continue to increase due to the expenditures associated with the expansion of the Company's business through the development and acquisition of businesses in the solid waste, security services and other industries.



INTEREST AND OTHER INCOME



     Interest and other income increased to $1,454,000 in the third quarter of 1995 from $21,000 in the third quarter of 1994. For the nine months ended September 30, 1995, interest and other income increased to $1,622,000 compared to $129,000 for the same period of the prior year. The increase for both periods is due to the increase in the Company's cash investments resulting from the proceeds from the sales of Common Stock during the three months ended September 30, 1995 (see Liquidity and Capital Resources).

INCOME TAXES



     As part of its tax planning to reduce cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes and recapturing taxes previously paid by acquired companies, among others. When the Company determines that deferred tax assets for which it had previously recorded no benefit are realizable, the impact is recorded as "tax reserve adjustments" in the tax provision. The Company's 38% income tax provision for the first quarter of 1995 was partially offset by such adjustments. Accordingly, the Company's income tax provision for the nine months ended September 30, 1995 was reduced to 35%, while the income tax provision for three months ended September 30, 1995 was 39%. The Company's 38% tax provision for the three and nine months ended September 30, 1994 was partially offset by tax reserve adjustments and a change in the valuation allowance. The Company does not anticipate using significant tax reserve adjustments to reduce its effective income tax rate in future periods.



ENVIRONMENTAL AND LANDFILL MATTERS



     The Company provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the EPA's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.



DISCONTINUED OPERATIONS



     In February 1995, the Board of Directors approved the plan for the Distribution of the stock of RESI to the stockholders of record of the Company. On April 26, 1995, the Company's stockholders received one share of RESI's common stock for every five shares of Common Stock owned on April 21, 1995. Approximately 5,400,000 RESI shares were distributed. RESI's common stock commenced trading on Nasdaq on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution. The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying Unaudited Condensed Consolidated Financial Statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations for periods prior to the distribution.



                        LIQUIDITY AND CAPITAL RESOURCES



     In August 1995, the Company issued and sold an aggregate of 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. DeGroote) and Mr. Hudson, and certain of their assigns for an aggregate purchase price of approximately $37,500,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 1995. In August 1995, the Company issued and sold an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. Melk, for $13.25 per share for aggregate proceeds of approximately $26,500,000.



     On August 3, 1995, in connection with the equity investment, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of Republic and Mr. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company, was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors and Mr. Melk was named as a member of the Board of Directors.

     In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, less expenses, fees and commissions, for net proceeds of approximately $69,000,000. In September 1995, the Company sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share resulting in net proceeds of approximately $99,000,000 after deducting expenses, fees and commissions.



     As a result of these transactions, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility and all debt of HMC and Kertz during the same period.



     The Company made capital expenditures of approximately $11,300,000 during the nine months ended September 30, 1995, which included funds for the expansion of landfill sites, fixed assets for normal replacement and market development and expenditures associated with the expansion of the Company's operations through business acquisitions. Management anticipates continuing making capital expenditures for the construction of new airspace, upgrading existing equipment and facilities and complying with current and proposed regulations during the remainder of 1995, and expects that these expenditures may increase in the future due to the growth of the Company through business combinations.



     The Company's net cash flows from operations increased slightly during the nine months ended September 30, 1995 as a result of an increase in operating cash generated by its ongoing business, substantially offset by a settlement of certain legal liabilities. The Company used its operating cash flows during the nine months ended September 30, 1995 to repay existing indebtedness and make capital expenditures. The Company has in the past made capital expenditures from cash on hand and operating cash flows and anticipates continuing to do so for the remainder of 1995.



     The Company's revolving line of credit facility, which bears interest at the Eurodollar Offered Rate plus 1.5%, was reduced by the Company to a $10,000,000 letter of credit facility during the third quarter of 1995. Also during this period, the Company used a portion of the proceeds from its sales of Common Stock to repay all outstanding borrowings under this facility.



     As previously discussed, the Company will continue to pursue acquisitions in the solid waste, electronic security services and other selected service industries and anticipates financing acquisitions with the proceeds from the above-mentioned equity transactions as well as through the issuance of Common Stock. Management believes that the Company currently has sufficient cash and access to the financial markets to fund current operations and make acquisitions; however, substantial additional capital may be necessary to fully implement the Company's aggressive acquisition program. Accordingly, the Company replaced its existing credit facility on December 19, 1995 with a substantially larger credit facility of $250,000,000, the proceeds from which will be used, among other things, to make acquisitions and to expand the Company's operations. However, there can be no assurance that any additional financing will be available, or, in the event that it is, that it will be available in the amounts or terms acceptable to the Company.



     In October 1994, the Board of Directors authorized the Company to continue its stock repurchase program and to repurchase up to 1,300,000 shares or 4.8% of its outstanding Common Stock, through October 1995. Through July 1995, 65,000 shares were repurchased for an aggregate value of approximately $222,000 and were subsequently retired. The Company's stock repurchase program expired in October 1995.



FINANCIAL CONDITION AT SEPTEMBER 30, 1995 COMPARED TO DECEMBER 31, 1994



     Cash and cash equivalents increased to $208,026,000 as of September 30, 1995 from $3,084,000 as of December 31, 1994 as a result of the proceeds received in the third quarter from the private placement and equity transactions.



     The increase in accounts receivable, less allowance for doubtful accounts, to $15,973,000 as of September 30, 1995 from $8,004,000 as of December 31, 1994 is primarily attributable to the acquisition of HMC in August 1995.

     Property and equipment, net, increased to $110,940,000 as of September 30, 1995 from $86,902,000 as of December 31, 1994 primarily due to the acquisition of HMC.



     The increase in intangible assets, net, to $84,764,000 as of September 30, 1995 from $11,307,000 as of December 31, 1994 is primarily a result of the acquisition of HMC, which was accounted for under the purchase method of accounting.



     Net assets of discontinued operations decreased to zero as of September 30, 1995 from $20,292,000 as of December 31, 1994 due to the spin-off of the hazardous waste services segment which was consummated in April 1995.



     The increase in accounts payable and accrued liabilities to $20,391,000 as of September 30, 1995 from $8,713,000 as of December 31, 1994 is primarily attributable to the acquisition of HMC.



     Long-term debt, including current maturities and notes payable, decreased to zero as of September 30, 1995 from $15,082,000 as of December 31, 1994 due to the payoff of the Company's debt in the third quarter of 1995 from the proceeds from the private placement and equity transactions.



     Total stockholders' equity increased to $386,799,000 as of September 30, 1995 from $88,558,000 as of
December 31, 1994 primarily as a result of the equity investments, private placement transactions and the acquisition of HMC.


                      THREE YEARS ENDED DECEMBER 31, 1994

                                    GENERAL


     The Company is a diversified services company which primarily provides integrated solid waste collection, disposal and recycling services to public and private sector customers. The Company also is engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. The Company's strategy is to aggressively grow as an integrated solid waste management company by acquiring and integrating existing solid waste collection, disposal and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding its operations outside of solid waste management, electronic security services and related lines of business.



     Revenue. The Company's revenue from landfill operations is comprised primarily of tipping fees charged to third parties. The Company's revenue from its collection operations consists of fees from residential, commercial and industrial customers. The Company's revenue from its electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems.



     Expenses. Landfill cost of operations includes most daily operating expenses, the legal and administrative costs of ongoing environmental compliance, costs of capital for cell development and accruals for closure and post-closure costs. Certain direct landfill development costs, such as engineering, upgrading, cell construction and permitting costs, are capitalized and depleted based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. Cost of operations for the Company's collection operations is primarily variable and includes disposal, labor, fuel and equipment maintenance costs. Cost of operations for the Company's electronic security services business primarily consists of the labor and equipment associated with the sale, installation and monitoring of security systems.

                             RESULTS OF OPERATIONS

CONTINUING OPERATIONS

     In 1994, the Company pursued a plan to exit the hazardous waste services segment of the environmental industry. The plan provided for the combination of the Company's hazardous waste services operations in RESI and the distribution of the stock of RESI to the Company's stockholders in 1995. The following discussion excludes the operational activity and results of the hazardous waste services segment of the Company, which has been included in the accompanying Consolidated Financial Statements for all periods presented as discontinued operations.

     The following table presents, for the years indicated, the percentage relationship which certain captioned items in the Company's Consolidated Statements of Operations bear to total revenues and other pertinent data:


                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                   1994     1993      1992
                                                                   -----    -----     -----
    STATEMENTS OF OPERATIONS DATA:
      Revenue....................................................  100.0%   100.0%    100.0%
      Cost of operations.........................................   61.1     58.5      58.8
      Selling, general and administrative expenses...............   23.2     28.3      30.1
      Restructuring and unusual charges..........................     --     17.7       4.6
                                                                   -----    -----     -----
      Operating income...........................................   15.7%    (4.5)%     6.5%
                                                                   =====    =====     =====


  Revenue


     Revenue increased 8.6% from $56,817,000 in 1993 to $61,709,000 in 1994 due primarily to the acquisition of businesses, as well as internal growth and selective price increases. Revenue increased 16.0% from $48,979,000 in 1992 to $56,817,000 in 1993. This increase was primarily due to increased revenue contributed by businesses acquired in the last half of 1992 and internal growth reflecting price and volume increases.


  Cost of Operations and Operating Income


     Cost of operations increased $4,455,000, or 13.4%, from $33,237,000 in 1993 to $37,692,000 in 1994. As a percentage of revenue, these costs were 58.5% and 61.1% in 1993 and 1994, respectively. The increase in cost of operations as a percentage of revenue is attributable to the acquisition of collection businesses in 1994, which typically have slightly higher operating costs than landfill operations. Cost of operations increased 15.4% from $28,808,000 in 1992 to $33,237,000 in 1993. As a percentage of revenue, these costs decreased from 58.8% in 1992 to 58.5% in 1993 as a result of price increases and the implementation of cost reduction measures.



     Selling, general and administrative expenses decreased from $16,107,000 in 1993 to $14,314,000 in 1994, or 11.1%. These expenses decreased as a percentage of revenue from 28.3% in 1993 to 23.2% in 1994, largely due to the Company's continued commitment to reduce and control selling, general and administrative expenses by implementing efficiencies and automation within the Company's administrative functions. From 1992 to 1993, selling, general and administrative expenses increased from $14,725,000 to $16,107,000 due primarily to business acquisitions. As a percentage of revenue, these expenses were approximately 28.3% and 30.1% in 1993 and 1992, respectively. The Company constantly reviews its selling, general and administrative costs throughout its businesses in an effort to maintain control of the level of spending for such costs.


  Restructuring and Unusual Charges


     In 1993, the Company recorded restructuring and unusual charges of $10,040,000 based on the Company's revaluation of its solid waste operations. As a result of this revaluation, the Company decided to terminate certain contracts, close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. The write-off of property and equipment and accumulated permitting costs associated with these facilities were included in these restructuring and unusual charges. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals for the costs to defend or settle certain litigation and environmental matters. For further discussion of the restructuring and unusual charges, see Note 4 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.


     In March 1992, the Company acquired Stout Environmental, Inc. in a merger transaction accounted for in accordance with the pooling-of-interests method. In connection with the merger, the Company incurred substantial legal, accounting, consulting and financing costs aggregating $2,250,000, which were recorded as an unusual charge.


  Interest and Other Income


     Interest and other income remained constant for both 1994 and 1993. From 1992 to 1993, interest and other income decreased from $2,452,000 to $167,000, respectively, primarily as a result of the gain on the sale of certain marketable securities purchased and sold in 1992.


  Interest Expense


     Interest expense increased from approximately $733,000 in 1993 to $1,198,000 in 1994. This increase is primarily attributable to increased borrowings to finance acquisitions during 1994. Interest expense as a percentage of revenue remained constant from 1992 to 1993 at an average of approximately 1.2%.


  Income Taxes


     The Company's income tax provision for 1994 was partially offset by the decrease in the valuation allowance related to the expected realization of deferred tax assets generated as a result of restructuring and unusual charges incurred in the fourth quarter of 1993. The valuation allowance was recorded in 1993 due to the uncertainty surrounding the future utilization of such deferred tax assets. The additional decrease in the tax provision for 1994 was a result of tax planning strategies employed by the Company, such as combining entities to reduce state income taxes, claiming tax credits not previously claimed, recapturing taxes previously paid by acquired companies and adjustments for the resolution of tax matters in amounts more favorable than those originally estimated. The Company's effective tax rate for 1994, 1993 and 1992 was 0.6%, 6.6% and 4.9%, respectively.


     The Company changed methods of accounting for income taxes as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," in 1992. SFAS No. 109 requires a change in accounting for income taxes to an asset and liability approach. The cumulative effect of this change was immaterial as the Company had previously accounted for income taxes in accordance with SFAS No. 96, "Accounting for Income Taxes," which was similar in approach.

  Income and Earnings Per Share

     The following table sets forth certain components of income from continuing operations and related earnings per share (in thousands, except per share data):


                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1994      1993      1992
                                                                -------   -------   -------
    Income (loss) from continuing operations:
      Income from continuing operations before restructuring
         and unusual charges..................................  $ 8,606   $ 6,699   $ 7,127
      Restructuring and unusual charges.......................       --    10,040     2,250
                                                                -------   -------   -------
      Income (loss) from continuing operations................  $ 8,606   $(3,341)  $ 4,877
                                                                =======   =======   =======
    Earnings (loss) per share:
      Income from continuing operations before restructuring
         and unusual charges..................................  $  0.30   $  0.23   $  0.26
      Restructuring and unusual charges.......................       --     (0.35)    (0.08)
                                                                -------   -------   -------
      Income (loss) from continuing operations................  $  0.30   $ (0.12)  $  0.18
                                                                =======   =======   =======
    Weighted average shares outstanding.......................   28,507    28,598    27,441
                                                                =======   =======   =======



     Income from continuing operations before restructuring and unusual charges increased considerably from $6,699,000 in 1993 to $8,606,000 in 1994. Earnings per share from continuing operations before restructuring and unusual charges increased to $0.30 in 1994 from $0.23 in 1993. These increases are attributable to the increase in the Company's revenue and continued cost control efforts. From 1992 to 1993, income from continuing operations before restructuring and unusual charges decreased from $7,127,000, or $0.26 per share, to $6,699,000, or $0.23 per share, due to the gain on the sale of marketable securities purchased and sold in 1992. Excluding the gain on the sale of marketable securities, earnings per share from continuing operations before restructuring and unusual charges in 1992 was $0.18.


  Environmental and Landfill Matters


     The Company provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the EPA's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Environmental costs are accrued by the Company through a charge to income in the appropriate period for known and anticipated environmental liabilities.


     The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

DISCONTINUED OPERATIONS

     Spin-off of the hazardous waste services segment. In July 1994, the Company announced the contemplation of a plan to exit the hazardous waste services segment of the environmental industry, and in October 1994, the Board of Directors authorized management to pursue the plan, subject to final approval from the Board of Directors and the resolution of certain legal and financial requirements. The plan provided for the combination of the Company's hazardous waste services operations in its wholly-owned subsidiary, RESI, and the distribution of the stock of RESI to the stockholders of record of the Company.

     In February 1995, the Board of Directors approved the plan of distribution, and on April 26, 1995, the Company's stockholders received one share of RESI's common stock for every five shares of Common Stock owned of record on April 21, 1995. Approximately 5.4 million RESI shares were distributed to stockholders of the Company. The Company has had no direct ownership interest in RESI since the Distribution. The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation, and accordingly, the accompanying consolidated financial statements of the Company for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations. For further discussion of the Distribution, see Note 2 of Notes to Consolidated Financial Statements included herein.


     Sale of the demolition and excavation subsidiary in 1992. In 1992, the Company sold its demolition and excavation subsidiary and recorded a non-cash loss on disposition of $17,563,000. This segment of the Company's business was accounted for as a discontinued operation and, accordingly, the Company's consolidated financial statements report separately the operating results of these discontinued operations through the date of sale in 1992.


     FINANCIAL CONDITION AT DECEMBER 31, 1994 COMPARED TO DECEMBER 31, 1993


     Accounts receivable increased from $6,158,000 as of December 31, 1993 to $8,004,000 as of December 31, 1994 due to the increase in the Company's revenues and the acquisition of businesses in 1994.



     The increase in goodwill from $6,946,000 as of December 31, 1993 to $11,307,000 as of December 31, 1994 is attributable to the acquisition of solid waste companies completed in 1994.



     Net assets of discontinued operations increased from $16,872,000 as of December 31, 1993 to $20,292,000 as of December 31, 1994 due to net income generated by the hazardous waste services segment in 1994 and the net increase in the overall intercompany balance between the Company and the hazardous waste services segment as a result of the net transactions between both entities.



     The increase in accounts payable and accrued liabilities from $6,236,000 as of December 31, 1993 to $8,167,000 as of December 31, 1994 is attributable to the increase in the Company's operations and the acquisition of businesses in 1994.



     Accumulated deficit decreased from $26,420,000 to $15,364,000 from December 31, 1993 to December 31, 1994, respectively, due to the net income generated by the Company in 1994.

                                    BUSINESS

INTRODUCTION


     The Company is a diversified services company, which, through its subsidiaries, primarily provides integrated solid waste disposal, collection and recycling services to public and private sector customers. The Company currently owns or operates thirteen solid waste landfills with five located in Texas, two in California and one each in Florida, Michigan, North Carolina, South Carolina, Indiana and North Dakota with approximately 1,483 permitted acres and total available permitted disposal capacity of approximately 59.1 million in-place cubic yards as of December 31, 1995. The Company also currently provides collection service to over 650,000 residential, commercial and industrial customers, primarily in areas surrounding its landfill sites, certain areas of Georgia and South Carolina and throughout Florida. In addition, the Company provides related environmental services including engineering, consulting and analysis, remediation and other technical services.



     The Company, through certain recently acquired businesses, also is engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. Currently, the Company monitors over 100,000 businesses and residences predominately in Florida.



     On August 3, 1995, following a special meeting of the Company's stockholders, the Company appointed a new management team consisting of H. Wayne Huizenga as Chairman of the Board and Chief Executive Officer, Harris W. Hudson as President and a Director, Gregory K. Fairbanks as an Executive Vice President and Chief Financial Officer, and John J. Melk as a Director. Michael G. DeGroote, former Chairman, Chief Executive Officer and President, was named Vice Chairman of the Board, and Donald E. Koogler resigned as a Director but remained as an Executive Vice President and Chief Operating Officer. This new management team is implementing an aggressive growth strategy for the Company, pursuant to which the Company will seek to quickly grow revenue and earnings by acquisitions of solid waste companies, and also will seek to diversify the Company's operations to include other service industries.



     The Company's strategy is to aggressively grow as a diversified services company by acquiring and integrating existing solid waste collection, disposal and recycling businesses, and by expanding its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding the Company's operations outside of solid waste management, electronic security services and related lines of business. Management also plans to augment its growth strategy by expanding its existing facilities and increasing marketing efforts related to securing additional long-term contracts and additional volumes at its existing operations. See "-- Acquisitions".


     In 1994, the Company discontinued its hazardous waste services business through the Distribution in April 1995 of that business segment to the Company's stockholders. See "Results of Operations -- Discontinued Operations" under Management's Discussion and Analysis of Financial Condition and Results of Operations.


     The Company was incorporated in Oklahoma in November 1980 and in May 1991 changed its state of domicile from Oklahoma to Delaware by means of a merger. The Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. on November 28, 1995. The Company's common stock is traded on Nasdaq under the trading symbol "RWIN."


ACQUISITIONS

ACQUISITION STRATEGY


     The Company will continue its strategy of growing as a diversified services company by acquiring and integrating existing solid waste companies and recycling businesses, and electronic security services businesses. Further, management anticipates making acquisitions to expand the Company's operations outside of solid waste management, electronic security services and related lines of business, resulting in a more diversified service company. Management intends to evaluate various types of service industries which are capital intensive, fragmented and have relatively high profit margins, seek out strategic acquisition opportunities in such industries and grow rapidly in such industries through further acquisitions, consolidation and internal growth.

     In expanding its solid waste operations, management anticipates focusing on acquiring waste collection companies that are in markets which can utilize the Company's existing landfill facilities, as well as in markets with attractive third party disposal fees. The Company also may consider acquiring landfills with significant permitted disposal capacity and certain levels of contracted waste volume. In addition, the Company may focus on what it believes will be the growing number of municipalities seeking to sell landfills, form joint ventures or offer management contracts to operate landfills in response to the growing technical and capital resources required by increasingly stringent federal, state and local regulations.


     The Company generally targets acquisitions in markets where it will be, or can increase its market share to become, a significant provider of integrated waste services in that market. The Company seeks to acquire companies which have long-term contracts for solid waste collection and hauling services in high growth markets. However, the Company is not limited to these target market criteria, and as opportunities are identified, the Company may acquire solid waste operations throughout North America.



     In expanding its electronic security operations, the Company's primary goal is to grow its customer base in the residential segment of the business. The Company will target markets where it will be, or can increase its market share to become, a significant provider of electronic security services. The Company seeks to acquire security companies in high growth markets with strong recurring monthly revenues derived from monitoring services. In addition, the Company will seek to achieve economies of scale by acquiring security companies with accounts that can be monitored through the Company's existing central monitoring stations. The Company intends to retain local management and sales personnel, where appropriate.


     The Company uses internal acquisition teams, its contacts in the solid waste management and electronic security services industries and its environmental service capabilities to identify, evaluate and acquire waste management companies and electronic security services businesses in attractive markets. Acquisition candidates are evaluated by the Company's internal acquisition teams based on stringent criteria in a comprehensive process which includes operational, legal and financial due diligence reviews.

RECENT ACQUISITIONS


     Pending Acquisition of Mid-American Waste Systems of Georgia, Inc. and Affiliates. On February 2, 1996, the Company entered into a definitive agreement for the acquisition of substantially all of the assets of the Mid-American Companies for a purchase price of approximately $52,000,000, subject to pending regulatory approvals and customary closing conditions. The acquisition of the assets of the Mid-American Companies is expected to close in the first quarter of 1996. The Mid-American Companies own and operate a landfill, provide solid waste collection and recycling services to approximately 60,000 commercial, residential and industrial customers, and operate two transfer stations, in certain areas of the greater metropolitan Atlanta, Georgia area.



     Acquisition of J.C. Duncan Company, Inc. and Affiliates. On November 30, 1995, the Company acquired, in merger transactions, all of the outstanding shares of capital stock of Duncan in exchange for an aggregate of 5,256,055 shares of Common Stock. The acquisition of Duncan is being accounted for as a pooling of interests business combination. Duncan provides solid waste collection and recycling services to approximately 300,000 residential, commercial and industrial customers in the Dallas-Fort Worth metropolitan area and throughout west Texas, and also operates two landfills.



     Acquisition of Garbage Disposal Service, Inc. On November 30, 1995, the Company acquired, in a merger transaction, all of the outstanding shares of capital stock of GDS in exchange for an aggregate of 3,003,000 shares of Common Stock. The acquisition of GDS is being accounted for as a pooling of interests business combination. GDS provides solid waste collection and recycling services for commercial, residential and industrial customers throughout western North Carolina.

     Acquisition of Fennell Container Company, Inc. and Affiliates. On November 30, 1995, the Company acquired, in merger transactions, all of the outstanding shares of capital stock of Fennell in exchange for an aggregate of 3,111,111 shares of Common Stock. The acquisition of Fennell is being accounted for as a pooling of interests business combination. Fennell provides waste collection, recycling and environmental services to more than 12,000 commercial, industrial and residential customers in and around Charleston and Greenville, South Carolina, and also owns a landfill which is in the final stages of construction and is scheduled to begin accepting waste under its new permit in early 1996.



     Acquisition of Scott Security Systems. On November 30, 1995, the Company acquired, in merger transactions, all of the outstanding shares of capital stock of Scott in exchange for an aggregate of 1,567,818 shares of Common Stock. The acquisition of Scott is being accounted for as a pooling of interests business combination. Scott provides electronic security monitoring and maintenance to more than 70,000 accounts, primarily residential, in Jacksonville, Orlando and Tallahassee, Florida, as well as other metropolitan areas in the southeastern United States, including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee.



     Acquisition of Southland Environmental Services, Inc. On October 17, 1995, the Company acquired, in a merger transaction, all of the outstanding shares of capital stock of Southland in exchange for an aggregate of 2,600,000 shares of Common Stock. The acquisition of Southland is being accounted for as a pooling of interests business combination. Southland, through its subsidiaries, provides solid waste collection services to over 70,000 residential, commercial and industrial customers in and around Jacksonville, Florida, owns and operates a construction and demolition landfill, and provides composting and recycling services.



     Acquisition of United Waste Service, Inc. On October 11, 1995, the Company acquired, in a merger transaction, all of the outstanding shares of capital stock of United in exchange for 1,500,000 shares of Common Stock. The acquisition of United is being accounted for as a pooling of interests business combination. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area and services over 8,000 residential and commercial customers.



     See the Company's Supplemental Consolidated Financial Statements included elsewhere in this Prospectus.


OPERATIONS

CONTINUING OPERATIONS

     Currently, the Company has organized its continuing operations into two general industry segments: (1) solid waste services and (2) electronic security services.

SOLID WASTE SERVICES

     The Company's solid waste operations include landfill, collection, recycling and certain remediation services and related engineering and consulting services.


     Landfills. The Company owns or operates thirteen solid waste landfills with approximately 1,483 permitted acres and total available permitted disposal capacity of approximately 59.1 million cubic in-place yards as of December 31, 1995. The in-place capacity of the Company's landfills is subject to change based on engineering factors and requirements of regulatory authorities. Certain of the landfills accept nonhazardous special waste, including utility ash, asbestos and contaminated soils. The majority of the Company's landfill revenues are derived from long-term integrated disposal and collection contracts with industrial customers and municipalities and disposal contracts with certain third party collection companies. The following table provides certain information regarding these landfills as of December 31, 1995:



                                                                                      UNUSED
                                                                TOTAL    PERMITTED   PERMITTED
        LANDFILL NAME                 MARKETS SERVED           ACREAGE    ACREAGE     ACREAGE
------------------------------  ---------------------------    -------   ---------   ---------
Anderson......................  Northern California             1,200        150        100
C&T Regional..................  Rio Grande Valley, Texas          194         94         55
Cleveland Container...........  Southwest North Carolina          169        116         86
Republic/CSC..................  North Central Texas               254        254        195
Republic/Imperial.............  Southern California               160        120         89
Republic/Maloy................  East Central Texas                389        270        204
Taymouth......................  Central Michigan                  138         43         19
Wabash Valley.................  Northeast Indiana                 103         56         16
                                North Central North
St. John's....................  Dakota.....................       150         40         33
Nine Mile Road................  Northeast Florida                  80         25         17
San Angelo....................  West Texas                        283        283        133
Presidio......................  West Texas                         10         10          6
Pepperhill....................  Southeast South Carolina           37         22         22
                                                               -------   ---------      ---
                                                                3,167      1,483        975
                                                               ======    =======     =======



     Each of the Company's existing landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. The Company monitors the availability of permitted airspace at each of its landfills and evaluates whether to pursue expansion at a given landfill based on estimated future waste volumes, remaining capacity and likelihood of obtaining expansion. Each of the Company's landfills currently has adequate permitted capacity; however, the Company is currently seeking to expand permitted capacity at its Wabash Valley and Nine Mile Road landfills in connection with favorable design modifications.



     Collection. The Company's solid waste collection operations are of two types: industrial and commercial/residential. The Company's strategy is to acquire collection operations within the service areas of its landfills, such that the operations can provide a steady stream of solid waste to its landfills, and in areas with stable, attractive third party disposal fees. The Company provides collection service to over 650,000 residential, commercial and industrial customers.


     In its industrial collection operations, the Company supplies its customers with large waste containers known as "roll-off" containers. The Company collects the roll-off containers on a set schedule, and transports the waste to a landfill. Services are provided to individual facilities on a contract basis with terms ranging from a single pickup to a one-year term.


     The Company's commercial/residential collection operations involve the curbside collection of refuse from small containers into collection vehicles for transport to landfills. Commercial customers generally are serviced pursuant to individual contracts which are for periods of up to five years. Residential households generally are serviced pursuant to contracts with municipal governments for collection in the municipality. The Company's contracts generally are secured by competitive bids (see "-- Competition"). The Company currently provides commercial and residential collection services in certain areas of California, Florida, Georgia, Indiana, Maine, North Carolina, North Dakota, South Carolina and Texas.



     Recycling. Management believes that recycling has and will continue to become an increasingly important component of most major markets solid waste management plans as a result of the public's increasing environmental awareness and expanding federal and state regulations pertaining to waste recycling. The Company currently provides recycling services through most of its collection subsidiaries and has six recycling facilities located in Florida, Georgia, South Carolina and North Carolina. The services provided by the Company's collection subsidiaries include the curbside collection of recyclable waste, and the provision of a variety of recycling services, including the segregated collection of cardboard boxes and construction debris for resale to paper manufacturers and others. In Florida, Georgia, South Carolina and North Carolina, the

Company receives certain types of commercial and industrial solid waste, which is sorted at its facilities into recyclable materials and non-recyclable waste; the recyclable materials are repackaged and sold to third parties and the non-recyclable waste is disposed of at landfills or incinerators. The Company also recycles yard waste and timber by-products in Dallas and Houston, Texas and Jacksonville, Florida by composting these materials and selling the end product to nurseries, landscape architects and homeowners for landscape and gardening mulch.



     Remediation. The Company provides selected environmental remediation services relating to the cleanup and containment of actual or threatened releases of hazardous materials into the environment on both a planned and emergency basis. The Company's solid waste division provides these services through three subsidiaries, Environmental Specialists, Inc. ("ESI") in Kansas City, Missouri, Laughlin Environmental, Inc. ("Laughlin") in Houston, Texas and Fenn-Vac, Inc. in North Charleston, South Carolina. ESI and Fenn-Vac, Inc. are EPA approved emergency response contractors and provide hazardous spill cleanup and other special services on a contract basis. Laughlin provides a broad range of environmental services including remediation and other technical services.



ELECTRONIC SECURITY SERVICES



     The Company, through certain recently acquired businesses, is engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use, as well as the continuous electronic monitoring of installed security systems. The Company sells and installs modern electronic devices in its customers' businesses and residences to provide detection of events, such as intrusion or fire. The Company purchases the components of the systems it sells, installs and maintains from various manufacturers. The products and services marketed in the electronic security services industry by the Company and others range from basic residential systems that provide entry and fire detection to sophisticated commercial systems incorporating closed circuit television systems and access control. Detection systems may be continuously monitored by centralized monitoring stations which are linked to the customer through telephone lines. The Company operates two central monitoring stations in Florida, from which it monitors over 100,000 businesses and residences predominantly in Florida by local and long distance telephone lines. Upon detecting an intrusion or other event at a customer's business or residence, the central monitoring station calls the customer and, if necessary, the local police, fire, ambulance or other authorities.


DISCONTINUED OPERATIONS

     On April 26, 1995, the Company completed the Distribution of its hazardous waste services segment. The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying Consolidated Financial Statements of the Company for all periods presented have been retroactively restated to report separately the net assets and operating results of these discontinued operations. For further discussion of the Distribution, see "Results of Operations -- Discontinued Operations" of Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2 of Notes to Consolidated Financial Statements included herein.

SALES AND MARKETING

     For solid waste services, the Company's sales and marketing strategy is to provide full service environmental management to its customers. The Company targets potential customers of all sizes from small quantity generators to large "Fortune 500" companies, as well as municipalities.


     In expanding its electronic security operations, the Company's primary goal is to grow its customer base in the residential segment of the business. The Company will target markets where it will be, or can increase its market share to become, a significant provider of electronic security services.



     The Company believes in providing quality services which will enable it to maintain high levels of recurring revenue from its customers. The Company derives its business from a broad customer base which the Company believes will enable it to experience stable growth. Marketing efforts focus on continuing and increasing business with existing customers, as well as attracting new customers.


CUSTOMERS


     The Company's sales efforts are directed toward establishing and maintaining business relationships with residences and businesses in areas in which the Company operates, which have ongoing requirements for one or more of the Company's services. During 1995, no one customer individually comprised more than 10% of the total revenue of the Company.


REGULATION

     The collection and disposal of solid waste, operation of landfills and rendering of related environmental services are subject to federal, state and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize air and water pollution. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the EPA and various other federal, state and local environmental, health and safety agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor.

     The Company strives to conduct its operations in compliance with applicable laws and regulations, but believes that in the existing climate of heightened legal, political and citizen awareness and concerns, companies in the waste management and environmental services industry, including the Company, may be faced with fines and penalties and the need to expend funds for remedial work and related activities at landfills. The Company has established a reserve to cover any potential fines, penalties and costs which management believes will be adequate. While such amounts expended in the past or anticipated to be expended in the future have not had and are not expected to have a materially adverse effect on the Company's financial condition or operations, the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter this expectation.

     The Company's operation of landfills subjects it to certain operating, monitoring, site maintenance, closure and post-closure obligations. In order to construct, expand and operate a landfill, one or more construction or operating permits, as well as zoning approvals, must be obtained. These operating permits and zoning approvals are difficult and time-consuming to obtain, and the issuance of such permits and approvals often is opposed by neighboring landowners and local and national citizens' groups. Once obtained, the operating permits may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with the Company's acquisition of existing landfills, it often may be necessary to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.

     Governmental authorities have the power to enforce compliance with regulations and permit conditions and to obtain injunctions or impose fines in case of violations. Citizens' groups may also bring suit for alleged violations. During the ordinary course of its operations, the Company may from time to time receive citations or notices from such authorities that its operations are not in compliance with applicable environmental or health or safety regulations. Upon receipt of such citations or notices, the Company will work with the authorities to attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to monetary or criminal penalties, curtailed operations or facility closure.

     Federal Regulation. The following summarizes the primary environmental and safety federal statutes of the United States of America affecting the business of the Company:


          (1) The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended. SWDA and its implementing regulations establish a framework for regulating the handling, transportation, treatment and disposal of hazardous and nonhazardous solid wastes. They also require states to develop programs to ensure the safe disposal of solid wastes in sanitary landfills.

          Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In the past, the Subtitle D framework has left the regulation of municipal waste disposal largely to the states. On October 9, 1991, however, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in connection with municipal solid waste landfills.

          States were required by April 9, 1993, pursuant to specific criteria published in a separate rule, to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for financial assurance requirements, all provisions of the final rule became effective October 9, 1993. All of the Company's planned landfill expansions or new landfill development projects have been engineered to meet or exceed these requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations.

          (2) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. CERCLA imposes liability for the costs of cleanup and for damages to natural resources upon: (a) any person who currently owns or operates a facility or site from which there is a release or threatened release of hazardous substances; (b) any person who owned or operated such a facility or site at the time hazardous substances were disposed of; (c) any person who by contract, agreement or otherwise, arranged for the disposal or treatment (or for transport for disposal or treatment) of hazardous substances owned or processed by such person at such facility or site and (d) any person who accepts or accepted hazardous substances for transport for treatment or disposal at such a facility or site selected by such person. Under the authority of CERCLA and its implementing regulations, detailed requirements apply to the manner and degree of remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment.

          Among other things, CERCLA authorizes the federal government either to remediate sites at which hazardous substances were disposed of and have been or are threatened to be released into the environment, or to order (or offer an opportunity to) persons potentially liable for the cleanup of the hazardous substances to do so. In addition, CERCLA requires the EPA to establish a National Priorities List ("NPL") of sites at which hazardous substances have been or are threatened to be released and which require investigation or cleanup.

          Liability under CERCLA is not dependent upon the intentional disposal of "hazardous wastes." It can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of "hazardous substances," including very small quantities of such substances. More than 20% of the sites on the NPL are solid waste landfills which ostensibly never received any "hazardous wastes." Thus, even if the Company's landfills have never received "hazardous wastes" as such, it is possible that one or more hazardous substances may have come to be located at its landfills. Because of the extremely broad definition of "hazardous substances," the same is true of other industrial properties with which the Company has been, or may become, associated as an owner or operator. If this is the case, and if there is a release or threatened release of such substances, the Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. The costs of a CERCLA cleanup can be very expensive. Given the difficulty of obtaining insurance for environmental impairment liability (see
     "-- Liability Insurance and Bonding"), such liability could have a material impact on the Company's business and financial condition.

          (3) The Federal Water Pollution Control Act of 1972 (the "Clean Water Act"). The Clean Water Act establishes a framework for regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, rivers and other waters. Whenever point source runoff from the Company's landfills is to be discharged into surface waters, the Act requires the Company to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. In 1990, the EPA published new storm water discharge regulations which require landfills to apply for a storm water discharge permit unless they are covered under a storm water general permit promulgated by the agency. The new storm water discharge regulations also require a permit for certain construction activities, which may affect the Company's operations. If a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works ("POTW"), the facility must comply with discharge limits imposed by the POTW. In addition, states may adopt groundwater protection programs under the Clean Water Act or Safe Drinking Water Act that could affect solid waste landfills.

          (4) The Clean Air Act. The Clean Air Act establishes a framework for the federal, state and local regulation of the emission of air pollutants. These regulations may impose emission limitations and monitoring and reporting requirements on various of the Company's operations, including landfills and refuse collection trucks owned by the Company. The Clean Air Act Amendments, which were enacted into law at the end of 1990, resulted in the imposition of stringent requirements on many activities that were previously largely unregulated, such as emissions of solvents used in small parts in degreasing baths in the Company's vehicle maintenance shops, as well as imposing more stringent requirements on, among others, motor vehicle emissions.

          (5) The Occupational Safety and Health Act of 1970 (the "OSH
     Act"). The OSH Act authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to the Company's operations.

     State Regulation. Each state in which the Company operates has its own laws and regulations governing solid waste disposal, water and air pollution and, in most cases, releases and cleanup of hazardous substances and liability for such matters. The states also have adopted regulations governing the design, operation, maintenance and closure of landfills and transfer stations. The Company's facilities and operations are likely to be subject to many, if not all, of these types of requirements. In addition, the Company's collection and landfill operations may be affected by the trend in many states toward requiring the development of waste reduction and recycling programs. For example, several states have enacted laws that will require counties to adopt comprehensive plans to reduce, through waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of yard waste in solid waste landfills have recently been promulgated in several states. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also are under consideration by Congress and the EPA.

     Finally, various states have enacted, or are considering enacting, laws that restrict the disposal within the state of solid or hazardous wastes generated outside the state. While laws that overtly discriminate against out of state waste have been found to be unconstitutional, some laws that are less overtly discriminatory have been upheld in court. Challenges to other such laws are pending. The outcome of pending litigation and the likelihood that other such laws will be passed and will survive constitutional challenge are uncertain. In addition, Congress is currently considering legislation authorizing states to adopt such restrictions. If state laws restricting the interstate disposal of solid waste are passed and upheld, the Company's ability to expand its landfill operations could be adversely affected.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms, (iii) imposing fines on alarm subscribers for "false" alarms,
(iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms, and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations.

COMPETITION

     Competition in the Solid Waste Industry; Landfill Alternatives. The waste management industry is highly competitive and requires substantial amounts of capital. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The solid waste industry in North America is currently dominated by three solid waste companies, WMX Technologies, Inc., Browning-Ferris Industries, Inc. and Laidlaw Inc. Competition in the solid waste industry also comes from a number of regional solid waste companies, including USA Waste Services, Inc., Western Waste Industries, Inc., Mid-American Waste Systems, Inc. and Sanifill, Inc. Some of the Company's competitors have significantly larger operations and greater resources than the Company. In each of its solid waste market areas, the Company competes for landfill business on the basis of disposal fees (commonly known as "tipping fees"), geographical location and quality of operations. The Company's ability to obtain landfill business may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste.


     Further, alternatives to landfill disposal (such as recycling, composting and waste-to-energy) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. To the extent these are not yet in place, these recycling goals will be phased in over the next few years.


     In its collection business, in addition to national and regional firms and numerous local companies, the Company may compete with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to the availability of tax revenues and tax-exempt financing. The Company competes for collection accounts primarily on the basis of price and the quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract.

     Competition in the Electronic Security Services Industry. The security alarm industry is highly competitive and highly fragmented. The Company's electronic security services business competes with five large national companies, as well as smaller regional and local companies, in all of its operations. Certain of the Company's competitors have greater financial and other resources than the Company. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants.

LIABILITY INSURANCE AND BONDING

     The nature of the Company's solid waste management business exposes it to a significant risk of liability for legal damages arising out of its operations. Such potential liability could involve, for example, claims for cleanup costs, personal injury, property damage or damage to the environment in cases where the Company may be held responsible for the escape of harmful materials; claims of employees, customers or third parties for personal injury or property damage occurring in the course of the Company's operations; or claims alleging negligence or professional errors or omissions in the planning or performance of work. The Company could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible damages, liabilities imposed in environmental litigation can be significant. Although the Company strives to operate safely and prudently and has substantial general and automobile liability insurance coverage, no assurance can be given that the Company will not be exposed to uninsured liabilities which would have a material adverse effect on its financial condition. The majority of the Company's solid waste operations have environmental liability insurance subject to certain limitations and exclusions with limits in excess of those required by permit regulations; however, there is no assurance that such limits would be adequate in the event of a major loss, nor is there assurance that the Company will continue to carry environmental liability insurance should market conditions in the insurance industry make such coverage cost prohibitive. The Company carries commercial general liability insurance, automobile liability insurance, workers' compensation and employer's liability insurance and umbrella policies to provide excess limits of liability over the underlying limits contained in the commercial general liability, automobile liability and employer's liability policies, as well as property insurance.

     In the normal course of business, the Company may be required to post a performance bond or a bank letter of credit in connection with municipal residential collection contracts, the operation, closure or post-closure of landfills, certain remediation contracts and certain environmental permits. Bonds issued by surety companies operate as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds.

EMPLOYEES


     As of December 31, 1995, the Company employed 3,473 persons, 32 of whom were covered by collective bargaining agreements. The management of the Company believes that it has good relations with its employees.


SEASONALITY

     The Company's solid waste operations can be adversely affected by extended periods of inclement weather, such as rain or snow, which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the expansion of the Company's landfill sites.

GEOGRAPHICAL CONCENTRATION

     The existing subscriber base of the Company's electronic security system business is geographically concentrated in certain metropolitan areas of Florida. Accordingly, their performance may be adversely affected be regional or local economic conditions, regulation or other factors.

PROPERTIES

     The Company's corporate headquarters are located at 200 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida in leased premises. Certain of the property and equipment of the Company and its subsidiaries are subject to liens securing payment of portions of the Company's and its subsidiaries' indebtedness. See Note 8 of Notes to Consolidated Financial Statements included herein for information with respect to debt and capitalized lease obligations on these properties. The Company and its subsidiaries also lease certain of their offices, shop, storage space and equipment. See Notes 9 and 12 of Notes to Consolidated Financial Statements included herein for information with respect to leased properties. For additional information regarding properties owned and operated by the Company, see "Business."

LEGAL AND ADMINISTRATIVE PROCEEDINGS

GENERAL CORPORATE PROCEEDINGS

     G.I. Industries, Inc. On May 3, 1991, the Company filed an action against GI Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger

Agreement had been properly terminated by the Company. The Company also sought to recover $0.6 million from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16.0 million. In August 1993, the Court rendered a ruling in favor of the Company and found that GI did not meet its burden in proving that it could have performed its obligation under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of Appeals for the Ninth Circuit at Pasadena, California (the "Court of Appeals") reversed in part and vacated in part the August 1993 decision and remanded the case back to the Court for further proceedings. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company filed a petition for writ of certiorari with the United States Supreme Court, which was denied. The Court has commenced proceedings that may lead to a trial on damages that may be awarded to GI.

     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $0.6 million, plus interest and costs, including attorneys' fees.

     A&B Investors, Inc. On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. In July 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's results of operations or consolidated financial position.


     Western Waste Industries, Inc. Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 in the District Court of Harris County, Texas for various causes of action including interference with business relations is seeking $24.0 million in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. The case is currently scheduled for trial in March 1996.


     The Company is also a party to various other general corporate legal proceedings which have arisen in the ordinary course of its business. While the results of these matters, as well as matters described above, cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's business or consolidated financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly periods in which they are resolved.

ENVIRONMENTAL MATTERS


     Imperial Landfill Filter Waste Issue. In 1992, the Company received notices from Imperial County, California (the "County") and the Department of Toxic Substances Control ("DTSC," a department of the EPA of the State of California) which alleged that spent filter elements (the "Filters") from geothermal power plants which had been deposited at the Company's Imperial Landfill for approximately five years were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste because waste associated with the production of geothermal energy is exempted from the federal classification of hazardous waste under 40 CFR Part 261.4(b)(5).


     In February 1993, the DTSC denied the Company's October 1992 request to classify the Filters as "special waste" under California regulations. DTSC's denial indicated that the Filters met all technical and analytical requirements for reclassification as a special waste, but that a procedural requirement related to the timing of the reclassification request was not met. The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to seek a variance under California regulations which will reclassify the Filters as a special waste, irrespective of the reclassification application submittal timing issue, and allow the Filters to be left in the landfill. If this occurs, the state, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and that the affected area accept no additional waste. In the event that the variance is not granted, the Regional Water

Quality Control Board and Integrated Waste Management Board will determine what remedial measures must be taken based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit in the United States District Court for the Southern District of California against the known past and present owners and operators of the geothermal power plants, the Ormesa I, IE, IH and II plants in Holtville, California, for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, alleging claims for (i) CERCLA response costs recovery, (ii) intentional misrepresentation, (iii) negligent misrepresentation, (iv) negligence, (v) strict liability, (vi) continuing trespass, (vii) nuisance, (viii) breach of contract and (ix) breach of implied covenant of good faith and fair dealing. The Company seeks to recover actual expenses and punitive damages. Discovery and regulatory studies are proceeding. The Company believes it will prevail, but no amounts have been accrued for any recovery of damages.

     Imperial Landfill Permit. One of the Company's landfills, the Imperial Landfill, currently exceeds its permitted daily tonnage capacity and is involved in negotiations with the California Integrated Waste Management Board regarding expansion of its daily tonnage capacity. Imperial Landfill received a notice of violation regarding this issue in late 1989 and has since applied for a modification of its permit to increase the allowed daily tonnage from 50 tons up to a maximum of 1,000 tons. In addition, pursuant to the terms of the acquisition, permits with respect to the landfill must be transferred to the Company. Temporary written approval has been given by Imperial County, California and the California Integrated Waste Management Board for the Company to operate the landfill and for the landfill to receive in excess of 50 tons per day while the permit modification and transfer are being reviewed.

     The Company is also a party to various other environmental proceedings related to its solid waste services operations which have arisen in the ordinary course of its business. Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of these matters, as well as the matters described above, management believes that such losses, if any, will not have a material adverse effect on the Company's business or consolidated financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly periods in which they are resolved.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth below certain information with respect to those individuals who serve as members of the Board of Directors and executive officers of the Company.


                   NAME                     AGE                     POSITION
------------------------------------------  ---   ---------------------------------------------
H. Wayne Huizenga.........................   58   Chairman of the Board and Chief Executive
                                                    Officer
Michael G. DeGroote.......................   61   Vice Chairman of the Board
Harris W. Hudson..........................   53   President and a Director
J.P. Bryan................................   55   Director
Rick L. Burdick...........................   43   Director
John J. Melk..............................   56   Director
George D. Johnson, Jr.....................   54   Director
Gregory K. Fairbanks......................   42   Executive Vice President and Chief Financial
                                                    Officer
Donald E. Koogler.........................   46   Executive Vice President and Chief Operating
                                                    Officer
J. Ronald Castell.........................   57   Senior Vice President
Robert A. Guerin..........................   52   Senior Vice President
Richard L. Handley........................   48   Senior Vice President and General Counsel
Robert J. Henninger, Jr...................   47   Senior Vice President



     The Board of Directors currently consists of seven members. Directors are elected to serve until the next annual meeting of the Company's stockholders, or until their earlier death, resignation, or removal from office. Successors to those directors whose terms have expired are required to be elected by stockholder vote while vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors. The executive officers named above were elected to serve in such capacities until the next annual meeting of the Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of the directors and executive officers of Republic.



     H. Wayne Huizenga has served as the Chairman of the Board and Chief Executive Officer of the Company since August 3, 1995. Mr. Huizenga served as the Vice Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of the Blockbuster Entertainment Group, a division of Viacom, from September 1994, at which time Viacom acquired Blockbuster Entertainment Corporation ("Blockbuster") through a merger, until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster into the world's largest video and music retailer. Mr. Huizenga also served as the President of Blockbuster from April 1987 to June 1988. Mr. Huizenga also co-founded Waste Management, Inc., now known as WMX Technologies, Inc. ("Waste Management"), the world's largest integrated environmental services company, in 1971 and served in various capacities, including the President, the Chief Operating Officer and a Director from its inception until 1984. Mr. Huizenga also owns or controls the Miami Dolphins, Florida Marlins and Florida Panthers professional sports franchises, as well as Joe Robbie Stadium, in South Florida. In addition, Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, Inc., an economy extended-stay lodging chain ("ESA"), since August 1995.


     Michael G. DeGroote has served as the Vice Chairman of the Company since August 3, 1995. Mr. DeGroote had served as the Chief Executive Officer of the Company since May 1991, and had served as Senior Chairman of the Board of the Company from May 1991 to August 1991. He served as Chairman of the Board and President of the Company from August 1991 until August 3, 1995. Mr. DeGroote owned a controlling interest in Laidlaw Inc. ("Laidlaw"), a Canadian company, from 1959 until he sold his interest in 1988. Laidlaw is the third largest waste service company in North America and the largest operator of school buses with over 28,000 vehicles. Mr. DeGroote served as the Chairman of the Board and Chief Executive Officer of Laidlaw from 1959 until June 1990, when he resigned from those positions to pursue personal business matters. Mr. DeGroote has served as a Director of Gulf Canada Resources Ltd. ("Gulf Canada") since May 1995.


     Harris W. Hudson has served as the President and a Director of the Company since August 3, 1995. From May 21, 1995 until August 3, 1995, Mr. Hudson had served as a consultant to the Company. Mr. Hudson founded and since inception in 1983 has served as Chairman of the Board, Chief Executive Officer and President of HMC, which was acquired by the Company on August 3, 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, and its predecessor.


     J.P. Bryan has served as a Director of the Company since May 1991 and also was a Director of the Company from August 1990 until March 1991. Since January 1995, Mr. Bryan has served as President and Chief Executive Officer of Gulf Canada, which is engaged in oil and gas exploration and production. Since 1981, Mr. Bryan has served as the Chairman of the Board and Chief Executive Officer of Torch Energy Advisors Inc., a subsidiary of Torchmark Corporation, engaged in the management of institutional holdings in energy-related fields and has, since March 1990, held the same positions with Nuevo Energy Company, a company involved in the oil and gas industry. Mr. Bryan also currently serves on the Board of Directors of Bellweather Exploration Company, an oil and gas exploration company.

     Rick L. Burdick has been a Director of the Company since May 1991. Since June 1995, Mr. Burdick has served as a Director of J. Ray McDermott, S.A. Mr. Burdick is the sole shareholder of a professional corporation which is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations.

     John J. Melk has served as a Director of the Company since August 3, 1995. Mr. Melk has been Chairman and Chief Executive Officer of H20 Plus Inc., a bath and skin care product and retail business, since 1988. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984, he held various positions with Waste Management and its subsidiaries, including President of Waste Management International, plc., a subsidiary of Waste Management. Mr. Melk also serves as a Director of Psychemedics Corporation. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.


     George D. Johnson, Jr., has served as a director of the Company since November 27, 1995. Mr. Johnson presently is President, Chief Executive Officer and a director of ESA. From 1993 until 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Division, and also as a Director of Blockbuster. From 1987 until 1993, Mr. Johnson was the managing general partner of WJB Video, becoming the largest Blockbuster franchisee with over 200 video stores prior to a merger with Blockbuster in 1993. He is also a Director of Duke Power Company and of Viacom.



     Gregory K. Fairbanks has served as an Executive Vice President and the Chief Financial Officer of the Company since August 3, 1995. From May 21, 1995 until August 3, 1995, Mr. Fairbanks served as a consultant to the Company. From September 1994 to May 21, 1995, Mr. Fairbanks was a consultant to the Blockbuster Entertainment Group, a division of Viacom. Mr. Fairbanks served as a Senior Vice President and the Chief Financial Officer of Blockbuster from June 1992 through September 1994. He also served as the Treasurer of Blockbuster from March 1993 until September 1994. From October 1980 until he joined Blockbuster in June 1992, Mr. Fairbanks served in a number of finance related capacities for Waste Management International, plc., the latest as Chief Financial Officer (from 1987 through 1992) and Executive Vice President (from 1991 through 1992). Prior to October 1980, Mr. Fairbanks was employed by Arthur Andersen LLP, an international public accounting firm, for approximately four years.

     Donald E. Koogler has served as an Executive Vice President and the Chief Operating Officer of the Company since May 1991. From May 1991 until August 3, 1995, Mr. Koogler also served as a Director of the Company. In September 1990, Mr. Koogler founded K&K Investment and Consulting Services and served as its President until May 1991. Mr. Koogler joined Laidlaw as a Vice President in 1985 and became an Executive Vice President in October 1987. Mr. Koogler also served as Vice President of Waste Management, Inc. from 1980 until 1985. Mr. Koogler has been employed in the solid waste industry for over 25 years, in various executive positions.

     J. Ronald Castell joined the Company as a Vice President on August 3, 1995, and was promoted to Senior Vice President on October 2, 1995. From September 1994 until joining the Company, he served as a consultant to Viacom. Prior to that, Mr. Castell was Senior Vice President of Programming and Communications for Blockbuster from August 1991 until September 1994 and was Senior Vice President of Programming and Merchandising from February 1989 until August 1991. From October 1985 to February 1989, he was Vice President of Marketing and Merchandising at Erol's, then a chain of two hundred video stores headquartered in the Washington, D.C. area.

     Robert A. Guerin became Senior Vice President of the Company on August 3, 1995. From September 1994 until joining the Company, he served as a consultant to Viacom. Prior to that, Mr. Guerin was Senior Vice President of Domestic Franchising for Blockbuster from January 1992 until September 1994, was Senior Vice President of Administration and Development for Blockbuster from October 1989 until December 1991, and was a Vice President of Blockbuster from March 1988 until October 1989. From March 1986 to March 1988, Mr. Guerin served as Vice President and Region Manager of Waste Management of North America, Inc., a subsidiary of Waste Management, where he was responsible for operations with over 6,000 employees. From June 1982 to March 1986, he served as President of Wells Fargo Armored Service Corp., a transporter of currency and valuables with over 7,000 employees.

     Richard L. Handley joined the Company on October 2, 1995 as a Senior Vice President and the General Counsel. From June 1993 until joining the Company, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993, Associate General Counsel of Waste Management of North America, Inc. from January 1987 to June 1990, and legal counsel to Waste Management Energy Systems, Inc., a waste-to-energy company, from September 1985 to January 1987, all of which companies were affiliates or subsidiaries of Waste Management. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.


     Robert J. Henninger, Jr. has served as a Senior Vice President of the Company since October 2, 1995. From September 1994 until joining the Company, he served as a consultant to Viacom, and from July 1994 until September 1994, he served as Senior Vice President and Chief Administrative Officer of Blockbuster. Prior to July 1994, Mr. Henninger was employed by Arthur Andersen LLP, an international public accounting firm, for 23 years, and had been Managing Partner of the firm's Fort Lauderdale, Florida office since 1984.



COMMITTEES OF THE BOARD OF DIRECTORS



     The Board of Directors has established three committees, the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee consisted of Messrs. DeGroote and Burdick until August 3, 1995, and since that date has consisted of Messrs. Huizenga, Hudson and DeGroote. The Executive Committee has full authority to exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as reserved by the Board of Directors. The Executive Committee does not have the power to elect or remove officers, approve a merger of the Company, recommend a sale of substantially all of the Company's assets, recommend a dissolution of the Company, amend the Company's By-laws or Certificate of Incorporation, declare dividends on the Company's outstanding securities, or, except as expressly authorized by the Board, issue any Common Stock or preferred stock. By action of the Board of Directors on August 3, 1995, the Executive Committee has certain limited authority to approve the issuance of Common Stock in connection with certain types of mergers and acquisitions by the Company.

     The Audit Committee consisted of Messrs. Koogler, Bryan and Burdick until August 3, 1995, and since that date has consisted of Messrs. Bryan, Burdick and DeGroote. The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants for the Company, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate.



     The Compensation Committee, which was established by the Board of Directors in February 1993, consisted of Messrs. DeGroote and Burdick until August 3, 1995, and since that date has consisted of Messrs. Melk, DeGroote and Bryan. The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and officers, and administers the Company's 1991 Stock Option Plan and 1995 Employee Stock Option Plan.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was established by the Board of Directors in February 1993 and Messrs. DeGroote and Burdick were appointed to the Compensation Committee at that time. Mr. DeGroote was the Chairman of the Board, President and Chief Executive Officer of the Company until August 3, 1995. On August 3, 1995, the Board of Directors appointed Mr. DeGroote as its Vice Chairman (a non-officer position), and appointed three of its non-employee directors, Messrs. Melk, DeGroote and Bryan to the Compensation Committee.

     Mr. Burdick is the sole shareholder of a professional corporation which is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. which renders legal services to the Company.

COMPENSATION TABLES


     The following tables set forth information with respect to those persons who were (i) the individuals who served as the Chief Executive Officer during the year ended December 31, 1995, and (ii) the most highly compensated executive officers of the Company at December 31, 1995 whose total annual salary and bonus exceeded $100,000 for the year (collectively, the "Named Officers").


                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                           ------------------
                                                                                               SECURITIES
                                                          ANNUAL COMPENSATION                  UNDERLYING          ALL
                                                ---------------------------------------     WARRANTS/OPTIONS      OTHER
                                                                           OTHER ANNUAL    TO PURCHASE COMMON    COMPEN-
   NAME AND PRINCIPAL POSITION(6)       YEAR      SALARY        BONUS      COMPENSATION          STOCK            SATION
-------------------------------------   ----    ----------    ---------    ------------    ------------------    --------
H. Wayne Huizenga....................   1995            --           --             --              1,500,000          --
  (Chairman and Chief Executive         1994            --           --             --                     --          --
  Officer)(1)                           1993            --           --             --                     --          --
Michael G. Degroote..................   1995            --           --             --                 50,000          --
  (Former Chairman, President and       1994            --           --             --                     --          --
  Chief Executive Officer)(2)           1993            --           --             --                     --          --
Harris W. Hudson.....................   1995    $  112,122           --             --                401,010          --
  (President)(3)                        1994            --           --             --                     --          --
                                        1993            --           --             --                     --          --
Donald E. Koogler....................   1995    $  232,967           --     $   14,559(4)             358,642          --
  (Executive Vice President and         1994            --(5)        --             --                240,000          --
  Chief Operating Officer)              1993    $  228,752           --             --                240,000          --


---------------


(1) Mr. Huizenga's employment with the Company began August 3, 1995, and he is not paid any cash salary or bonus.



(2) On August 3, 1995, Mr. DeGroote resigned his position of Chairman, President and Chief Executive Officer and was appointed as Vice Chairman of the Company. Mr. DeGroote did not receive any cash salary or bonus as an officer of the Company.



(3) Mr. Hudson's employment with the Company began August 3, 1995.



(4) Consists of reimbursements to Mr. Koogler for the expenses incurred by him upon relocation to Fort Lauderdale, Florida in August 1995, due to the relocation of the Company's corporate office.



(5) Mr. Koogler elected to defer the receipt of 1994 compensation totaling $235,425 until January 1, 1997.



(6) Due to mid-year hirings and resignations, no other executive officer received more than $100,000 in compensation in 1995.

                   OPTION/WARRANT GRANTS IN LAST FISCAL YEAR



                                                                                                     POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED ANNUAL
                                      NUMBER OF          % OF TOTAL                                  RATES OF STOCK PRICE
                                      SECURITIES      OPTIONS/WARRANTS                              APPRECIATION FOR OPTION
                                      UNDERLYING         GRANTED TO                                          TERM
                                   OPTIONS/WARRANTS     EMPLOYEES IN     EXERCISE    EXPIRATION    -------------------------
              NAME                     GRANTED          FISCAL YEAR       PRICE         DATE           5%            10%
---------------------------------  ----------------   ----------------   --------   ------------   -----------   -----------
H. Wayne Huizenga................      1,000,000            18.2%         $24.75    August 2004    $13,640,000   $33,650,000
  (Chairman and Chief Executive          500,000             9.1%         $20.25    October 2005   $ 6,365,000   $16,150,000
  Officer)
Michael G. DeGroote..............         50,000             0.9%         $24.75    August 2005    $   742,000   $ 1,974,500
  (Former Chairman, President and
  Chief Executive Officer)
Harris W. Hudson.................        251,010             4.6%         $24.75    August 2004    $ 3,423,776   $ 8,446,487
  (President)
Donald E. Koogler................        100,000             1.8%         $3.875    May 2002       $   156,000   $   370,000
  (Executive Vice President and           78,642             1.4%         $24.75    August 2004    $ 1,072,677   $ 2,646,303
  Chief Operating Officer)



  AGGREGATED OPTION/WARRANT EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                              OPTION/WARRANT VALUE



                                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                       OPTIONS/WARRANTS AT       OPTIONS/WARRANTS AT DECEMBER
                                            SHARES                      DECEMBER 31, 1995                  31, 1995
                                           ACQUIRED      VALUE     ---------------------------   ----------------------------
                  NAME                    ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------------------  -----------   --------   -----------   -------------   -----------    -------------
H. Wayne Huizenga.......................         --           --    1,500,000             --     $19,312,500              --
  (Chairman and Chief Executive Officer)
Michael G. DeGroote.....................         --           --      850,000        200,000     $22,268,750     $ 5,425,000
  MGD Holdings, Ltd. (Former Chairman,
  President and Chief Executive Officer)
Harris W. Hudson........................         --           --           --        401,010              --     $ 7,692,739
  (President)
Donald E. Koogler.......................         --           --      120,000        238,642     $ 3,855,000     $ 6,047,053
  (Executive Vice President and
  Chief Operating Officer)


EXECUTIVE WARRANTS

     The Board of Directors approved the issuance of warrants to Messrs. Koogler and Gowland for the purchase of shares of Common Stock at an exercise price based on the market price of Common Stock on the date of issuance (the "Executive Warrants") as compensation for their continued service as officers of the Company. In connection with the Distribution of RESI, Mr. Gowland resigned as a Senior Vice President of the Company; however, the Company agreed not to terminate his Executive Warrants given his position with RESI. Executive Warrants are exercisable, with respect to each portion vested, for a period of four years following such vesting. Each of Messrs. Koogler and Gowland was required to execute a non-competition agreement in connection with the Executive Warrants.

     Donald E. Koogler. Mr. Koogler was granted Executive Warrants to purchase 300,000 shares of Common Stock at an exercise price of $9.00 per share in 1991. Mr. Koogler's warrants vested in increments of 20% per year over a five year period with the first 20% (or 60,000 warrants) having vested May 31, 1992. In May 1993, the Company canceled the unvested portion of Mr. Koogler's Executive Warrants (or 240,000 warrants) and re-issued to Mr. Koogler Executive Warrants to purchase 240,000 shares of Common Stock at an exercise price of $4.00 per share. The grant of Executive Warrants in 1993 to Mr. Koogler vests in increments of 25% per year over a four year period with 75% (or 180,000 warrants) having vested as of May 31, 1995.

     Douglas R. Gowland. Mr. Gowland had been granted Executive Warrants to purchase 300,000 shares of Common Stock at an exercise price of $12.75 per share. Mr. Gowland's warrants vested in increments of 5/12 of 20% (25,000 warrants) on May 31, 1992, 20% per year over the subsequent four years through May 31, 1996, and the remaining 7/12 of 20% vest December 31, 1996. In May 1993, the Company canceled the unvested portion of Mr. Gowland's Executive Warrants (or 275,000 warrants) and re-issued to Mr. Gowland Executive Warrants to purchase 275,000 shares of Common Stock at an exercise price of $4.00 per share. The grant of Executive Warrants in 1993 to Mr. Gowland vests in increments of 60,000 warrants per annual period beginning May 31, 1992 and the remaining 35,000 vest at December 31, 1996. As of May 31, 1995, Executive Warrants to purchase 180,000 shares of Common Stock had vested.

1994 NON-EMPLOYEE DIRECTOR WARRANTS


     In May 1994 and 1995, the Board of Directors and stockholders of the Company approved the issuance of warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.69 per share to each of Messrs. Bryan and Burdick, each non-employee directors of the Company, as compensation for continuing service on the Board of Directors (the "Non-Employee Director Warrants"). The Non-Employee Director Warrants vest over a five year period in increments of 20%, commencing on May 31, 1995, are exercisable for a period of four years after vesting and terminate on or about the termination of the non-employee director's service as a director of the Company. On August 3, 1995, the Board of Directors approved an amendment to the Non-Employee Director Warrants to accelerate the vesting of all of the Non-Employee Director Warrants and make them immediately exercisable in full. Such amendment to the Non-Employee Director Warrants became effective upon approval of the Company's stockholders, which was obtained on November 28, 1995.


CONSULTING AGREEMENTS

     On May 21, 1995, the Company entered into Consulting Agreements with Messrs. Hudson and Fairbanks pursuant to which such individuals provide consulting services to the Company. In connection therewith, the Company granted each of Messrs. Hudson and Fairbanks options to purchase 150,000 and 100,000 shares of Common Stock, respectively, at an exercise price of $3.875 per share, under the Company's 1991 Stock Option Plan. These options vest at a rate of one-third per year over a three-year period from the date of grant. On August 3, 1995, upon being appointed as officers of the Company, the Board of Directors terminated the Consulting Agreements and amended the stock option grants to allow Messrs. Hudson and Fairbanks' options to continue to vest through their tenure of service as employees of the Company.

CHIEF EXECUTIVE OFFICER OPTIONS


     On August 3, 1995, the Compensation Committee of the Board of Directors approved a grant of options under the Company's 1991 Stock Option Plan to purchase 1,000,000 shares of Common Stock exercisable at a price of $24.75 per share, and on October 27, 1995, the Compensation Committee approved an additional grant of options under the Company's 1995 Stock Option Plan to purchase 500,000 shares of Common Stock exercisable at $20.25 per share, to Mr. Huizenga for his services to be performed as Chairman and Chief Executive Officer of the Company (the "CEO Options"). The CEO Options vested immediately and are presently exercisable in full. Mr. Huizenga will not be paid any cash salary or bonuses for his services to the Company, given his substantial ownership position in the Company. Accordingly, any benefit realized by Mr. Huizenga from his compensation arrangement will be derived solely from increases in the value of the Common Stock of the Company, giving him an additional incentive in the success of the Company.


NON-EMPLOYEE DIRECTOR STOCK OPTIONS


     On August 3, 1995, the Board of Directors approved amendments to the 1995 Non-Employee Director Stock Option Plan of the Company (the "Director Plan") principally to provide for an automatic grant of an option to purchase 50,000 shares of Common Stock to each member of the Board of Directors who becomes or joins the Board as a non-employee director, and to further provide an additional automatic grant of an option to purchase 10,000 shares of Common Stock on the first day of each fiscal year thereafter to each non-employee director continuing to serve on the Board at such dates. All options granted under the Director Plan, as amended, will be fully vested and immediately exercisable in full. Under the Director Plan, as amended, each automatic grant of options to a non-employee director remains exercisable so long as such Director remains a member of the Board, and are exercisable at a price per share equal to the market value of a share of Common Stock on Nasdaq as of the date it was automatically granted. In accordance with the Director Plan, as amended, on August 3, 1995, Messrs. DeGroote and Melk each received an automatic grant of options to purchase 50,000 shares of Common Stock at an exercise price of $24.75 per share, on November 27, 1995, Mr. Johnson received an automatic grant of an option to purchase 50,000 shares of Common Stock at an exercise price of $24.50 per share, and on January 2, 1996, Messrs. Bryan, Burdick, DeGroote, Johnson and Melk each received an automatic grant of options to purchase 10,000 shares of Common Stock at an exercise price of $36.125 per share. The amendment to the Director Plan, and the automatic grants made thereunder to Messrs. DeGroote, Melk and Johnson became effective upon approval of the Company's stockholders, which was obtained on November 28, 1995.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of Common Stock as of January 29, 1996, by (i) each person who is known by the Company to own beneficially 5% or more of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Share amounts and percentages shown for each entity, individual or group in the table are adjusted to give effect to shares of Common Stock that are not outstanding but may be acquired by a person upon exercise of all options and warrants exercisable by such entity, individual or group within 60 days of January 29, 1996. However, such shares of Common Stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.



                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                           NAME AND ADDRESS                             ------------------------
                         OF BENEFICIAL OWNER                              NUMBER         PERCENT
----------------------------------------------------------------------  ----------       -------
H. Wayne Huizenga(1)..................................................  14,498,608         16.9%
  200 South Andrews Avenue
  Fort Lauderdale, Florida 33301
MGD Holdings Ltd.(2)..................................................  12,700,000         16.4%
  Victoria Hall
  11 Victoria Street
  P.O. Box HM 1065
  Hamilton, HMEX Bermuda
Westbury (Bermuda) Ltd.(3)............................................   4,050,000          5.1%
  Victoria Hall
  11 Victoria Street
  P.O. Box HM 1065
  Hamilton, HMEX Bermuda
Michael G. DeGroote(4)................................................  16,810,000           21%
  Victoria Hall
  11 Victoria Street
  P.O. Box HM 1065
  Hamilton, HMEX Bermuda
Harris W. Hudson(5)...................................................   9,800,000         12.6%
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301
Gregory K. Fairbanks(6)...............................................     300,000         *
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301

                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                           NAME AND ADDRESS                             ------------------------
                         OF BENEFICIAL OWNER                              NUMBER         PERCENT
----------------------------------------------------------------------  ----------       -------
Donald E. Koogler(7)..................................................     120,000         *
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301
J.P. Bryan(8).........................................................      85,000         *
  401 9th Avenue, S.W.
  Calgary, Alberta, Canada T2P2H7
Rick L. Burdick(9)....................................................      60,000         *
  1900 Pennzoil Place
  711 Louisiana Street
  Houston, TX 77002
John J. Melk(10)......................................................   1,920,000          2.5%
  676 North Michigan Ave., Suite 4000
  Chicago, Illinois 60611
George D. Johnson, Jr.(11)............................................     360,000         *
  200 South Andrews Ave., 6th Floor
  Fort Lauderdale, FL 33301
All directors and executive officers as a group (13 persons)..........  44,553,607         48.4%


---------------

   * Less than 1 percent


 (1) The aggregate amount of Common Stock beneficially owned by Mr. Huizenga consists of (a) 4,498,608 shares owned directly by him, (b) 500,000 shares held by his wife, (c) presently exercisable warrants to purchase 4,000,000, 2,000,000 and 2,000,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively, and (d) vested options to purchase 1,000,000 and 500,000 shares of Common Stock at exercise prices of $24.75 and $20.25 per share, respectively. Mr. Huizenga disclaims beneficial ownership of the shares held by his wife.


 (2) The aggregate amount of Common Stock beneficially owned by MGD Holdings, a Bermuda corporation controlled by Mr. DeGroote, consists of 11,900,000 shares directly owned by MGD Holdings. MGD Holdings also owns Management Warrants to purchase up to 1,000,000 shares of Common Stock at an exercise price of $9.00 per share, 800,000 of which have vested as of the date hereof.
 (3) The aggregate amount of Common Stock beneficially owned by Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. DeGroote ("Westbury"), consists of 1,350,000 shares owned directly by it and presently exercisable warrants to purchase 1,350,000, 675,000 and 675,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively.


 (4) The aggregate amount of Common Stock beneficially owned by Mr. DeGroote consists of the shares beneficially owned by MGD Holdings and Westbury, and vested options to purchase 50,000 and 10,000 shares of Common Stock at exercise prices of $24.75 and $36.125 per share, respectively. Mr. DeGroote is the sole stockholder, the President and a director of MGD Holdings and Westbury.


 (5) The aggregate amount of Common Stock beneficially owned by Mr. Hudson consists of 8,600,000 shares owned directly by him and presently exercisable warrants to purchase 600,000, 300,000 and 300,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively.

 (6) The aggregate amount of Common Stock to be beneficially owned by Mr. Fairbanks consists of 100,000 shares owned by Mr. Fairbanks and his wife as tenants by the entireties, and presently exercisable warrants owned by Mr. Fairbanks to purchase 100,000, 50,000 and 50,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively.



 (7) The aggregate amount of Common Stock beneficially owned by Mr. Koogler consists of executive warrants to purchase 180,000 shares of Common Stock at an exercise price of $4.00 per share, 120,000 of which have vested as of the date hereof.



 (8) The aggregate amount of Common Stock beneficially owned by Mr. Bryan consists of (a) an option to purchase 25,000 shares of Common Stock at an exercise price of $10.25 per share, (b) presently exercisable warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.69 per share, and (c) vested options to purchase 10,000 shares of Common Stock at an exercise price of $36.125 per share.


 (9) The aggregate amount of Common Stock beneficially owned by Mr. Burdick consists of presently exercisable warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.69 per share, and vested options to purchase 10,000 shares of Common Stock at an exercise price of $36.125 per share.


(10) The aggregate amount of Common Stock beneficially owned by Mr. Melk consists of (a) 800,001 shares owned by JJM Republic Limited Partnership, of which Mr. Melk is the general partner and his three adult children are limited partners, (b) 799,999 shares owned by JLM Republic Limited Partnership, of which Mr. Melk's wife is the general partner and his three adult children are limited partners, (c) vested warrants to purchase 100,000, 50,000 and 50,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively, (d) vested options to purchase 50,000 and 10,000 shares of Common Stock at exercise prices of $24.75 and $36.125 per share, respectively, and (e) 60,000 shares owned by his wife. Mr. Melk disclaims beneficial ownership of the 799,999 owned by JLM Republic Limited Partnership and of the 60,000 shares owned by his wife.



(11) The aggregate amount of Common Stock beneficially owned by Mr. Johnson consists of (a) 100,000 shares of Common Stock owned directly by him, (b) vested warrants to purchase 100,000, 50,000 and 50,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively, and (c) vested options to purchase 50,000 and 10,000 shares of Common Stock at exercise prices of $24.50 and $36.125 per share, respectively.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among the Company and certain related parties. It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience in the waste industry and the terms of its transactions with unaffiliated parties, it is the Company's belief that all of the transactions described below involving the Company met that standard at the time such transactions were effected.

MANAGEMENT AGREEMENT AND MANAGEMENT WARRANTS

     In June 1991, the Company entered into a management agreement (the "Management Agreement") with MGD Holdings in which MGD Holdings provides executive, operational and management services to the Company. Warrants dated as of June 7, 1991, to purchase 1,150,000 shares of Common Stock were issued by the Company to MGD Holdings at an exercise price of $9.00 per share (the "Management Warrants") for services to be rendered pursuant to the Management Agreement. In 1992, Management Warrants to purchase 150,000 shares of Common Stock were assigned by MGD Holdings to a former employee of MGD Holdings who is currently an unrelated third party. The Management Warrants vest at the rate of 20% per year over a five year period. Currently, Management Warrants to purchase 800,000 shares of Common Stock have vested. The Management Warrants are exercisable, with respect to each portion vested, for a period of four years following such vesting. The Management Agreement may be terminated by either party under certain circumstances. Mr. Huizenga, the Company's Chairman and Chief Executive Officer since August 3, 1995, has the authority, under certain contractual commitments, to cause the Company to terminate the Management Agreement. In the event of termination of the Management Agreement by the Company, the holder will become vested in all remaining Management Warrants; however, in the event of termination by MGD Holdings, the holder will forfeit all remaining unvested Management Warrants. The Management Warrants also fully vest in the event of the death or incapacity of Mr. DeGroote, the President and sole stockholder of MGD Holdings, or the loss of effective control of the Company by MGD Holdings.

TRANSACTIONS AND OTHER EVENTS


     Until November 1, 1995, Mr. Hudson indirectly owned 5 parcels of real property in various locations in Florida which were leased to various subsidiaries of HMC, a subsidiary of the Company. Such leases were entered into several years prior to the August 3, 1995 acquisition of HMC by the Company. Total lease payments aggregated approximately $27,000 per month. In October 1995, the Company commissioned independent appraisals of each parcel. On October 27, 1995, the Company's Board of Directors, absent Mr. Hudson, reviewed the resulting appraisal reports and considered the alternatives available to the Company, including purchasing one or more of the appraised parcels indirectly from Mr. Hudson at their appraised value, continuing to lease one or more of such parcels indirectly from Mr. Hudson or obtaining alternative parcels. Following such review, the Board of Directors, absent Mr. Hudson, and with Mr. Huizenga abstaining, approved the purchase of all 5 parcels for an aggregate purchase price of $3.295 million, less debt assumed, which was the aggregate appraised value of such parcels.



     After August 3, 1995, the Company began making payments to Huizenga Holdings, Inc. ("Holdings"), a corporation owned by Mr. Huizenga, for the business use of certain aircraft owned by Holdings. In 1995, the Company made payments to Holdings totaling $417,447 for the business use of such aircraft. Also in 1995, Holdings made payments to the Company totalling $72,270 for the business use of certain aircraft owned by the Company. The Company believes that the terms of its use of the aircraft are more favorable to the Company than it could have obtained from an unaffiliated party and expects to continue to use the aircraft on such terms in the future.


                          DESCRIPTION OF CAPITAL STOCK


     The First Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), authorizes capital stock consisting of 350,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 76,467,793 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of January 29, 1996. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.


     Certificate of Incorporation and Bylaws. The Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classification of the members of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Texas, N.A.

                              PLAN OF DISTRIBUTION


     The 5,072,596 shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses, properties or equity and/or debt securities in business combination transactions, which may relate to businesses similar or dissimilar to the Company's businesses. The consideration offered by the company in such acquisitions in addition to the shares of Common Stock offered by this Prospectus may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this prospectus), or assumption by the Company of liabilities of the business being acquired, or a combination thereof. It is contemplated that the terms of each acquisition will be determined by negotiations between the Company and the management or the owners of the businesses or properties to be acquired or the owners of the securities (including newly issued securities) to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or equity and/or debt securities to be acquired, and other relevant factors. It is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock at the time the basic terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.


     With the consent of the Company, this Prospectus may also be used by persons or entities who have received or will receive from the Company Common Stock covered by this Prospectus in connection with acquisitions of businesses, properties or securities and who may wish to sell such stock under circumstances requiring or making desirable its use and by certain donees of such persons or entities. The Company's consent to such use may be conditioned upon such persons or entities agreeing not to offer more than a specified number of shares following amendments to this Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an organized manner through securities dealers.


     Sales by means of this Prospectus by persons other than the Company may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions on Nasdaq (which may involve crosses and block transactions), other exchanges or in the over-the-counter market, at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and may receive commissions from the purchasers as well as from the sellers. The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.


     Stockholders may also offer shares of stock issued in past and future acquisitions or purchased from the Company by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.


                           LEGAL MATTERS AND EXPERTS



     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A. Attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially owned an aggregate of 303,800 shares of Common Stock as of the date of this Prospectus.

     The consolidated financial statements, schedule and supplemental consolidated financial statements for the Company as of December 31, 1994 and 1993, the combined financial statements of HMC as of September 30, 1994 and 1993, and the combined financial statements of Scott as of December 31, 1994, appearing in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The financial statements and schedules referred to above have been included herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Southland as of September 30, 1995 and 1994, appearing in this Prospectus and in the Registration Statement have been audited by Grenadier, Appleby, Collins & Company, independent certified public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of United as of September 30, 1995 and 1994, appearing in this Prospectus and in the Registration Statement have been audited by Jones and Kolb, independent certified public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon authority of said firm as experts in accounting and auditing in giving said report.

     The combined financial statements of Duncan as of June 30, 1995 and 1994, appearing in this Prospectus and in the Registration Statement have been audited by Hendrix, Sutton & Associates LLP, independent certified public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of GDS as of September 30, 1995, appearing in this Prospectus and in the Registration Statement have been audited by Farris, Cooke & Associates, P.A., independent certified public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The combined financial statements of Fennell as of December 31, 1994, appearing in this Prospectus and in the Registration Statement have been audited by Gamble, Givens & Moody, P.A., independent certified public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       -----
REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
  AUDITED CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Certified Public Accountants..............................    F-4
     Consolidated Balance Sheets as of December 31, 1994 and 1993 (Restated).........    F-6
     Consolidated Statements of Operations for the Years Ended December 31, 1994,
      1993 and 1992 (Restated).......................................................    F-7
     Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
      1994, 1993 and 1992 (Restated).................................................    F-8
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1994,
      1993 and 1992 (Restated).......................................................    F-9
     Notes to Consolidated Financial Statements (Restated)...........................   F-10
     Supplemental Consolidated Balance Sheets as of September 30, 1995 (unaudited)
      and December 31, 1994 and 1993.................................................   F-28
     Supplemental Consolidated Statements of Operations for the Nine Months Ended
      September 30, 1995 and 1994 (unaudited) and the Years Ended December 31, 1994,
      1993 and 1992..................................................................   F-29
     Supplemental Consolidated Statements of Stockholders' Equity for the Years Ended
      December 31, 1994, 1993 and 1992...............................................   F-30
     Supplemental Consolidated Statements of Cash Flows for the Nine Months Ended
      September 30, 1995 and 1994 (unaudited) and the Years Ended December 31, 1994,
      1993 and 1992..................................................................   F-31
     Notes to Supplemental Consolidated Financial Statements.........................   F-32
  UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Unaudited Condensed Consolidated Balance Sheets as of September 30, 1995
      (unaudited) and December 31, 1994 (Restated)...................................   F-50
     Unaudited Condensed Consolidated Statements of Operations for the Three and Nine
      Months Ended September 30, 1995 and 1994 (Restated)............................   F-51
     Unaudited Condensed Consolidated Statement of Stockholders' Equity for the Nine
      Months Ended September 30, 1995................................................   F-52
     Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months
      Ended September 30, 1995 and 1994 (Restated)...................................   F-53
     Notes to Unaudited Condensed Consolidated Financial Statements..................   F-54
HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND
  ENVIROCYCLE, INC.
     Report of Independent Certified Public Accountants..............................   F-61
     Combined Balance Sheets as of June 30, 1995 (unaudited) and September 30, 1994
       and 1993......................................................................   F-62
     Combined Statements of Income for the Nine Months Ended June 30, 1995 and 1994
      (unaudited) and the Years Ended September 30, 1994, 1993 and 1992..............   F-63
     Combined Statements of Stockholders' Equity for the Years Ended September 30,
      1994, 1993 and 1992............................................................   F-64
     Combined Statements of Cash Flows for the Nine Months Ended June 30, 1995 and
      1994 (unaudited) and the Years Ended September 30, 1994, 1993 and 1992.........   F-65
     Notes to Combined Financial Statements..........................................   F-66

                                                                                       PAGE
                                                                                       -----
SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES
     Independent Auditors' Report....................................................   F-74
     Consolidated Balance Sheets as of September 30, 1995 and 1994...................   F-75
     Consolidated Statements of Income for the Years Ended September 30, 1995 and
      1994...........................................................................   F-76
     Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
      September 30, 1995 and 1994....................................................   F-77
     Consolidated Statements of Cash Flows for the Years Ended September 30, 1995 and
      1994...........................................................................   F-78
     Notes to Consolidated Financial Statements......................................   F-79
UNITED WASTE SERVICE, INC.
     Independent Accountants' Report.................................................   F-87
     Balance Sheets as of September 30, 1995 and 1994................................   F-88
     Statements of Income for the Years Ended September 30, 1995 and 1994............   F-89
     Statements of Changes in Stockholders' Deficiency for the Years Ended September
      30, 1995 and 1994..............................................................   F-90
     Statements of Cash Flows for the Years Ended September 30, 1995 and 1994........   F-91
     Notes to Financial Statements...................................................   F-92
J.C. DUNCAN COMPANY, INC. AND AFFILIATES
     Report of Independent Certified Public Accountants..............................   F-96
     Combined Balance Sheets as of September 30, 1995 (unaudited) and June 30, 1995
       and 1994......................................................................   F-97
     Combined Statements of Income and Retained Earnings for the Three Months Ended
      September 30, 1995 and 1994 (unaudited) and the Years Ended June 30, 1995 and
      1994...........................................................................   F-98
     Combined Statements of Cash Flows for the Three Months Ended September 30, 1995
      and 1994 (unaudited) and the Years Ended June 30, 1995 and 1994................   F-99
     Notes to Combined Financial Statements..........................................  F-100
GARBAGE DISPOSAL SERVICE, INC.
     Independent Auditors' Report....................................................  F-107
     Consolidated Balance Sheet as of September 30, 1995.............................  F-108
     Consolidated Statement of Operations and Retained Earnings for the Year Ended
       September 30, 1995............................................................  F-109
     Consolidated Statement of Cash Flows for the Year Ended September 30, 1995......  F-110
     Notes to Consolidated Financial Statements......................................  F-111
FENNELL CONTAINER CO., INC. AND AFFILIATES
     Independent Auditor's Report....................................................  F-117
     Combined Balance Sheets as of September 30, 1995 (unaudited) and December 31,
      1994...........................................................................  F-118
     Combined Statements of Income and Retained Earnings for the Nine Months Ended
      September 30, 1995 and 1994 (unaudited) and the Year Ended December 31, 1994...  F-119
     Combined Statements of Cash Flows for the Nine Months Ended September 30, 1995
      and 1994 (unaudited) and the Year Ended December 31, 1994......................  F-120
     Notes to the Combined Financial Statements......................................  F-122
CANA FIRST CORPORATION D/B/A SCOTT SECURITY SYSTEMS AND AFFILIATES
     Report of Independent Certified Public Accountants..............................  F-127
     Combined Balance Sheets as of September 30, 1995 (unaudited) and December 31,
      1994...........................................................................  F-128
     Combined Statements of Operations for the Nine Months Ended September 30, 1995
      and 1994 (unaudited) and the Year Ended December 31, 1994......................  F-129
     Combined Statements of Shareholders' Deficit for the Year Ended December 31,
      1994...........................................................................  F-130
     Combined Statements of Cash Flows for the Nine Months Ended September 30, 1995
      and 1994 (unaudited) and the Year Ended December 31, 1994......................  F-131
     Notes to Combined Financial Statements..........................................  F-132

                                                                                       PAGE
                                                                                       -----
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
     Unaudited Condensed Consolidated Pro Forma Financial Statements.................  F-136
     Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Nine
      Months Ended September 30, 1995................................................  F-137
     Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year
      Ended December 31, 1994........................................................  F-138
     Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements........  F-139

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Republic Industries, Inc.:

     We have audited the accompanying consolidated balance sheets (restated) of Republic Industries, Inc. (a Delaware corporation, formerly Republic Waste Industries, Inc.) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows (all restated) for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1, the consolidated financial statements of Republic Industries, Inc. for each of the three years in the period ended December 31, 1994, have been restated to give recognition to the merger with Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. on August 28, 1995, which was accounted for as a pooling of interests.

     We have also audited the accompanying supplemental consolidated balance sheets of Republic Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These supplemental consolidated statements give retroactive effect to the mergers with United Waste Service, Inc. on October 11, 1995; Southland Environmental Services, Inc. on October 17, 1995; and Garbage Disposal Service, Inc.; J.C. Duncan Company, Inc. and affiliates; Fennell Container Company, Inc. and affiliates and Scott Security Systems and affiliates all on November 30, 1995, all of which have been accounted for as poolings of interests as described in Note 1 to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, after giving retroactive effect to the mergers with United Waste Service, Inc. on October 11, 1995; Southland Environmental Services, Inc. on October 17, 1995; and Garbage Disposal Service, Inc.; J.C. Duncan Company, Inc. and affiliates; Fennell Container Company, Inc. and affiliates and Scott Security Systems and affiliates all on November 30, 1995, as described in Note 1 to the supplemental consolidated financial statements, all in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida
December 19, 1995.

                           REPUBLIC INDUSTRIES, INC.

                     CONSOLIDATED BALANCE SHEETS (RESTATED)

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1994           1993
                                                                       --------       --------
                                                                        (IN THOUSANDS, EXCEPT
                                                                                SHARE
                                                                         AND PER SHARE DATA)
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........................................  $  3,084       $  3,822
  Accounts receivable, less allowance for doubtful accounts of $445
     and $469, respectively..........................................     8,004          6,158
  Prepaid expenses...................................................     1,135          1,161
  Other current assets...............................................     3,053          3,056
                                                                       --------       --------
          TOTAL CURRENT ASSETS.......................................    15,276         14,197
Property and equipment, net..........................................    86,902         84,299
Goodwill, net of accumulated amortization of $710 and $481,
  respectively.......................................................    11,307          6,946
Net assets of discontinued operations................................    20,292         16,872
Other assets.........................................................     1,145          1,360
                                                                       --------       --------
          TOTAL ASSETS...............................................  $134,922       $123,674
                                                                       ========       ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable...................................................  $  3,614       $  2,949
  Accrued liabilities................................................     4,553          3,287
  Notes payable......................................................       394            661
  Current maturities of long-term debt...............................     1,571          1,753
  Current portion of accrued environmental and landfill costs........     1,404          1,715
  Income taxes payable...............................................       160            351
                                                                       --------       --------
          TOTAL CURRENT LIABILITIES..................................    11,696         10,716
Long-term debt, net of current maturities............................    15,152         14,512
Accrued environmental and landfill costs, net of current portion.....     8,244          8,757
Deferred income taxes................................................    11,272         11,344
                                                                       --------       --------
          TOTAL LIABILITIES..........................................    46,364         45,329
                                                                       --------       --------
COMMITMENTS AND CONTINGENCIES (Note 9)...............................        --             --
STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.01 per share; 5,000,000 shares
     authorized; none issued.........................................        --             --
  Common stock, par value $0.01 per share; 100,000,000 shares
     authorized; 28,275,731, and 28,438,388 issued, respectively.....       283            284
  Additional paid-in capital.........................................   104,312        105,154
  Accumulated deficit................................................   (15,364)       (26,420)
  Notes receivable arising from stock purchase agreements............      (673)          (673)
                                                                       --------       --------
          TOTAL STOCKHOLDERS' EQUITY.................................    88,558         78,345
                                                                       --------       --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................  $134,922       $123,674
                                                                       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1994       1993       1992
                                                                  -------   --------   --------
                                                                         (IN THOUSANDS,
                                                                     EXCEPT PER SHARE DATA)
Revenue.........................................................  $61,709   $ 56,817   $ 48,979
Expenses:
  Cost of operations............................................   37,692     33,237     28,808
  Selling, general and administrative...........................   14,314     16,107     14,725
  Restructuring and unusual charges.............................       --     10,040      2,250
Other (income) expense:
  Interest and other income.....................................     (154)      (167)    (2,452)
  Interest expense..............................................    1,198        733        518
                                                                  -------   --------   --------
                                                                   53,050     59,950     43,849
                                                                  -------   --------   --------
Income (loss) from continuing operations before income taxes....    8,659     (3,133)     5,130
Income tax provision............................................       53        208        253
                                                                  -------   --------   --------
Income (loss) from continuing operations........................    8,606     (3,341)     4,877
Discontinued operations:
  Income (loss) from discontinued operations, net of income tax
     benefit of $0, $210 and $123, respectively.................    2,684    (14,579)    (1,117)
  Loss on disposition...........................................       --         --    (17,563)
                                                                  -------   --------   --------
                                                                    2,684    (14,579)   (18,680)
                                                                  -------   --------   --------
Net income (loss)...............................................  $11,290   $(17,920)  $(13,803)
                                                                  =======   ========   ========
Earnings (loss) per common and common equivalent share:
  Continuing operations.........................................  $  0.30   $  (0.12)  $   0.18
  Discontinued operations.......................................     0.10      (0.51)     (0.68)
                                                                  -------   --------   --------
  Net income (loss).............................................  $  0.40   $  (0.63)  $  (0.50)
                                                                  =======   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED)

                                                                                              NOTES
                                                                                            RECEIVABLE
                                                                              RETAINED       ARISING
                                                              ADDITIONAL      EARNINGS      FROM STOCK
                                                    COMMON     PAID-IN      (ACCUMULATED     PURCHASE
                                                    STOCK      CAPITAL        DEFICIT)      AGREEMENTS
                                                    ------    ----------    ------------    ----------
                                                                      (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1991......................   $258      $  89,938      $  7,225        $ (698)
  Exercise of MGD warrants, net of expenses.......     20         10,980            --            --
  Exercise of stock options and related tax
     benefits.....................................      1          1,745            --            --
  Shares issued for business acquisitions.........      5          2,959            --            --
  Contributions of property.......................     --            178            --            --
  Collections on notes receivable.................     --             --            --            25
  Foreign currency translation adjustment.........     --             --          (983)           --
  Other...........................................     --           (105)           --            --
  Net loss........................................     --             --       (13,803)           --
                                                    ------    ----------    ------------    ----------
BALANCE AT DECEMBER 31, 1992......................    284        105,695        (7,561)         (673)
  Cancellation of shares held in escrow issued for
     an acquisition...............................     (1)          (944)           --            --
  Shares issued for contingent consideration......      1            265            --            --
  Distributions to former shareholders of acquired
     companies....................................     --             --          (467)           --
  Foreign currency translation adjustment.........     --             --          (472)           --
  Other...........................................     --            138            --            --
  Net loss........................................     --             --       (17,920)           --
                                                    ------    ----------    ------------    ----------
BALANCE AT DECEMBER 31, 1993......................    284        105,154       (26,420)         (673)
  Shares issued for contingent consideration, net
     of shares returned in settlement.............      2             (2)           --            --
  Purchases of treasury stock.....................     (3)          (853)           --            --
  Distributions to former shareholders of acquired
     companies....................................     --             --          (252)           --
  Foreign currency translation adjustment.........     --             --            18            --
  Other...........................................     --             13            --            --
  Net income......................................     --             --        11,290            --
                                                    ------    ----------    ------------    ----------
BALANCE AT DECEMBER 31, 1994......................   $283      $ 104,312      $(15,364)       $ (673)
                                                    ======      ========    ==========       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

                                                                               YEAR ENDED DECEMBER 31,
                                                                             ----------------------------
                                                                              1994      1993       1992
                                                                             -------   -------   --------
                                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
  Income (loss) from continuing operations.................................  $ 8,606   $(3,341)  $  4,877
  Adjustments to reconcile income (loss) from continuing operations to net cash provided by continuing operations:
    Restructuring and unusual charges......................................       --    10,040         --
    Depreciation, depletion and amortization...............................    4,960     4,142      2,944
    Provision for doubtful accounts........................................      174       371        161
    Provision for accrued environmental and landfill costs.................      377       215         76
    (Gain) loss on the sale of equipment...................................     (247)        5       (769)
    Gain on sale of marketable securities..................................       --        --     (2,000)
  Changes in assets and liabilities, net of effects from business acquisitions:
    Accounts receivable....................................................     (235)     (838)      (748)
    Prepaid expenses and other assets......................................      182    (1,565)      (112)
    Accounts payable and accrued liabilities...............................     (584)   (2,625)       698
    Income taxes payable...................................................     (191)     (688)     1,585
    Other liabilities......................................................     (944)    1,147       (886)
                                                                             -------   -------   --------
         Net cash provided by continuing operations........................   12,098     6,863      5,826
                                                                             -------   -------   --------
CASH USED IN DISCONTINUED OPERATIONS.......................................     (736)   (4,360)   (17,610)
                                                                             -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired..............................   (4,059)   (5,664)    (2,899)
  Purchases of property and equipment......................................   (5,935)   (4,330)   (10,818)
  Proceeds from the sale of equipment......................................      585       132      1,010
  Purchases of marketable securities.......................................       --        --     (7,554)
  Proceeds from the sale of marketable securities..........................       --        --      9,554
                                                                             -------   -------   --------
         Net cash used in investing activities.............................   (9,409)   (9,862)   (10,707)
                                                                             -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt and notes payable.............................   (7,456)   (7,592)   (14,580)
  Proceeds from long-term debt and notes payable...........................    5,873    16,229     13,313
  Purchases of treasury stock..............................................     (856)       --         --
  Distributions to former shareholders of acquired businesses..............     (252)     (467)        --
  Payments of debt issuance costs..........................................       --      (494)        --
  Proceeds from issuances of common stock..................................       --        --     11,466
  Payments of common stock issuance costs..................................       --        --        (78)
  Payments received on notes receivable arising from stock purchase
    agreements.............................................................       --        --        648
                                                                             -------   -------   --------
         Net cash provided by (used in) financing activities...............   (2,691)    7,676     10,769
                                                                             -------   -------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........................     (738)      317    (11,722)
CASH AND CASH EQUIVALENTS:
  Beginning of year........................................................    3,822     3,505     15,227
                                                                             -------   -------   --------
  End of year..............................................................  $ 3,084   $ 3,822   $  3,505
                                                                             ========  ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest.................................................................  $ 1,064   $   588   $    497
  Income taxes.............................................................  $   424   $   312   $    557

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     Equipment purchases of $281 and $487 were financed in the years ended December 31, 1993 and 1992, respectively, by borrowings and capitalized lease obligations. Additionally, property of $178 was contributed to the Company in the year ended December 31, 1992.

  The accompanying notes are an integral part of these consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its wholly-owned subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), to Republic stockholders. In February 1995, the Board of Directors approved this distribution to Republic stockholders. Accordingly, as discussed in Note 2, this segment has been accounted for as a discontinued operation and the accompanying consolidated financial statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.


     The accompanying consolidated financial statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995. This transaction was accounted for under the pooling of interests method of accounting and, accordingly, the accompanying consolidated financial statements have been restated as if the Company and Kertz had operated as one entity since inception. See Note 3, Business Combinations, for a further discussion of this transaction.


     Revenue Recognition. The Company recognizes revenue as services are provided.

     Marketable Securities. The Company purchases marketable securities for investment purposes which are recorded at the lower of cost or market. The Company includes gains and losses incurred in connection with marketable securities in interest and other income. In 1992, the Company realized gains on marketable securities purchased and subsequently sold during the year. The Company currently holds no equity securities as defined under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Other Current Assets. Inventories consisting principally of equipment parts, compost materials and supplies are valued under a method which approximates the lower of cost (first-in, first-out) or market. At December 31, 1994 and 1993, other current assets included inventories of $2,056,000 and $1,769,000, respectively.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions as of the effective date of the acquisition to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, five to fifteen years for vehicles and equipment and five to ten years for furniture and fixtures. Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site, and these costs are also depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Accrued Liabilities. The Company provides accruals for estimated insurance claims for the self-funded portion of its insurance plans. At December 31, 1994 and 1993, insurance claims reserves of $926,000 and $665,000, respectively, were included in accrued liabilities.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for

                           REPUBLIC INDUSTRIES, INC.

final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Environmental costs are accrued by the Company through a charge to income in the appropriate period for known and anticipated environmental liabilities.

     Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which the Company adopted in 1992, the effect of which was not material. Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenues and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Goodwill. Goodwill is amortized over the lesser of the estimated life or forty years, on a straight-line basis. Amortization expense related to goodwill and other intangible assets was $423,000, $244,000 and $142,000 in 1994, 1993 and 1992, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and other long-lived assets or whether the remaining balance of goodwill should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of goodwill in measuring whether the goodwill is recoverable.

     Accounting for Acquisitions. At the time the Company acquires a business to be accounted for as a purchase, the Company allocates the purchase price to assets and liabilities based on its best estimate of the fair value of each asset and liability. For a one-year period subsequent to the acquisition date, the estimates are refined if additional facts become known regarding contingencies that existed at the date of acquisition. At the end of the one-year period following the date of acquisition, the estimates are finalized and no other entries are made to purchase accounting.


     Acquisitions accounted for under the pooling of interests method of accounting are included retroactively in the Company's financial statements as if the companies had operated as one entity since inception.


     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 3, and other non-cash transactions are excluded from the statements of cash flows.

     Foreign Currency Translation. All asset and liability accounts of foreign subsidiaries are translated to U.S. dollars at the rate of exchange in effect at the balance sheet date. All income statement accounts of foreign subsidiaries are translated at average exchange rates during the year. Resulting translation adjustments arising from these translations are charged or credited directly to stockholders' equity. Gain or loss on foreign currency transactions are included in income as incurred. There was no material effect on foreign cash balances of foreign currency translations in 1994 and 1993. All of the Company's foreign subsidiaries are a part of the hazardous waste services segment of the Company. In connection with the spin-off of the hazardous waste services segment, as discussed in Note 2, this segment of the Company's business has been accounted for as a discontinued operation.

     Fair Value of Financial Instruments. The book values of cash, trade accounts receivable, trade accounts payable and financial instruments included in other current assets and other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and

                           REPUBLIC INDUSTRIES, INC.

maturities. Under this method the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1994 and 1993.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying consolidated balance sheets. The Company's management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     Concentrations of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographic areas. As a result, as of December 31, 1994, the Company does not consider itself to have any significant concentrations of credit risk.

2. DISCONTINUED OPERATIONS

     Spin-off of The Hazardous Waste Services Segment in 1994. In July 1994, the Company announced the contemplation of a plan to exit the hazardous waste services segment of the environmental industry, and in October 1994, the Board of Directors authorized management to pursue such plan, subject to final approval from the Board of Directors and the resolution of certain legal and financial requirements. The plan provides for the combination of the Company's hazardous waste services operations in its wholly-owned subsidiary, RESI, and the distribution of the stock of RESI to the stockholders of record of Republic (the "Distribution"). On April 26, 1995, Republic stockholders received one share of common stock of RESI for every five shares of the Company's common stock, $.01 par value per share ("Common Stock"), owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to the Company's stockholders. RESI's common stock commenced trading on the Nasdaq National Market on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution.

     The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying consolidated financial statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations. A summary of the net assets of this segment is as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
    Current assets...................................................  $13,595     $14,735
    Non-current assets...............................................   26,347      34,783
                                                                       -------     -------
              Total assets...........................................   39,942      49,518
                                                                       -------     -------
    Current liabilities..............................................   13,040      14,465
    Non-current liabilities..........................................    6,610      18,181
                                                                       -------     -------
              Total liabilities......................................   19,650      32,646
                                                                       -------     -------
    Net assets of discontinued operations............................  $20,292     $16,872
                                                                       =======     =======

                           REPUBLIC INDUSTRIES, INC.

     A summary of the operating results of the Company's hazardous waste services segment is as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993      1992
                                                               -------   --------   -------
    Revenue..................................................  $46,599   $ 61,617   $74,668
    Expenses:
      Cost of operations.....................................   33,377     47,028    54,634
      Selling, general and administrative....................   10,349     13,480    15,141
      Restructuring and unusual charges......................    8,484     14,906       577
                                                               -------   --------   -------
    Operating income (loss)..................................   (5,611)   (13,797)    4,316
    Other expense, net of other income.......................      353        992     1,327
                                                               -------   --------   -------
    Income (loss) before extraordinary gain and income
      taxes..................................................   (5,964)   (14,789)    2,989
    Income tax provision (benefit)...........................   (3,092)      (210)    1,442
                                                               -------   --------   -------
    Income (loss) before extraordinary gain..................   (2,872)   (14,579)    1,547
    Extraordinary gain on conversion of debt, net of income
      tax provision of $3,092................................    5,556         --        --
                                                               -------   --------   -------
    Net income (loss)........................................  $ 2,684   $(14,579)  $ 1,547
                                                               =======   ========   =======

     In connection with the Distribution, the Company has entered into the Distribution Agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay certain indebtedness of RESI and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital in 1995 to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,000,000.

     The Company has also entered into various agreements with RESI which govern certain matters between the two parties such as ongoing corporate services to be provided by the Company to RESI, insurance coverage for RESI for a certain period after the date of the Distribution, treatment of various tax matters for periods through the date of the Distribution, responsibility for any adjustments as a result of audit by any taxing authority and indemnification between both parties. Republic has agreed to continue to provide certain corporate services, including insurance, administration, human resources management, financial reporting and tax, legal and environmental engineering services to RESI after the Distribution until terminated by either party. The Corporate Services Agreement is expected to be terminated by the end of 1995. During 1994, 1993 and 1992, the Company allocated expenses for these services to RESI totaling $851,000, $839,000 and $739,000, respectively, on a basis that approximated the cost of actual services provided.

     Since 1992, RESI has participated in the Company's combined risk management programs for property and casualty insurance and will continue to do so until the expiration of the Company's existing policies in June 1995. In 1994, 1993 and 1992, the Company charged RESI for annual premiums and reported losses of $1,678,000, $1,745,000 and $1,116,000, respectively. RESI has agreed to indemnify the Company against increases in current losses and any future losses incurred in connection with RESI's participation in these programs.

     Sale of Demolition and Excavation Subsidiary in 1992. In 1992, the Company sold its demolition and excavation subsidiary, Republic Environmental Services, Inc. ("RES Demolition") and recorded a non-cash loss on disposition of $17,600,000. This segment of the Company's business was accounted for as a discontinued operation and, accordingly, the Company's consolidated financial statements report separately

                           REPUBLIC INDUSTRIES, INC.

the operating results of these discontinued operations through the date of sale in 1992. In 1992, revenues and net loss of the discontinued operations of RES Demolition were $2,900,000 and $2,700,000, respectively.

3. BUSINESS COMBINATIONS


     In August 1995, the Company merged with Kertz. Under the terms of the agreement, the Company issued 1,090,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Kertz. The transaction was accounted for under the pooling of interests method of accounting and, accordingly, the accompanying consolidated financial statements have been restated as if the Company and Kertz had operated as one entity since inception. Kertz provides electronic security monitoring and maintenance predominately in the South Florida, Tampa and Orlando areas.


     Details of the results of operations of the previously separate companies for the periods prior to the combination are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                           1994         1993         1992
                                                          -------     --------     --------
    Revenue:
      The Company.......................................  $48,766     $ 41,095     $ 35,341
      Kertz.............................................   12,943       15,722       13,638
                                                          -------     --------     --------
                                                          $61,709     $ 56,817     $ 48,979
                                                          =======     ========     ========
    Net income (loss):
      The Company.......................................  $11,187     $(18,484)    $(14,004)
      Kertz.............................................      103          564          201
                                                          -------     --------     --------
                                                          $11,290     $(17,920)    $(13,803)
                                                          =======     ========     ========


     From January 1, 1992 through December 31, 1994, the Company acquired six businesses, all of which were accounted for under the purchase method of accounting with the exception of RESI [formerly known as Stout Environmental, Inc. ("Stout")], which was accounted for as a pooling of interests. The businesses accounted for under the purchase method of accounting were acquired for a combination of cash and shares of the Company's Common Stock. The value of the Common Stock reflects the market value of the Company's Common Stock at the closing of each acquisition, adjusted to account for restrictions common to unregistered securities and for registration rights, if applicable. The final determination of the cost of certain of the Company's acquisitions is subject to the resolution of certain contingencies, primarily the determination of contingent consideration payable as described in Note 9. The operating results of the acquired businesses accounted for under the purchase method of accounting have been included in the consolidated financial statements from the dates of acquisition.


     The following table sets forth the purchase price of the Company's acquisitions accounted for under the purchase method of accounting (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1994     1993     1992
                                                                   ------   ------   ------
     Cash (net of cash acquired).................................  $4,059   $5,664   $2,899
     Common stock (including contingent consideration earned)....     105      266    2,964
                                                                   ------   ------   ------
                                                                   $4,164   $5,930   $5,863
                                                                   ======   ======   ======

     The following describes each of the acquisitions completed by the Company in 1994:

          Laughlin Environmental, Inc. In February 1994, the Company acquired Laughlin Environmental, Inc. ("Laughlin"), located in the Houston, Texas area. Laughlin provides environmental services on a

                           REPUBLIC INDUSTRIES, INC.

     contract basis and serves to complement the Company's special waste landfill located in the Dallas, Texas area. Additionally, Laughlin internalized a portion of its operating costs in 1994 through the acquisition of the assets of a subcontractor.

          Waste Handling Systems, Inc. In October 1994, the Company acquired Waste Handling Systems, Inc. ("Waste Handling") which is located in Rutherford County, North Carolina, approximately 75 miles west of Charlotte. Waste Handling is a collection operation adjacent to the Company's existing landfill and collection operation in southwest North Carolina and services collection routes in a 30 mile radius of Forest City, North Carolina through the transportation of municipal solid waste.

          Midwest Sanitation Service, Inc. In November 1994, the Company acquired Midwest Sanitation Service, Inc. ("Midwest"). Midwest is a landfill and collection operation which was the largest private hauler in North Dakota.

     As discussed in Note 9, the Company also paid additional consideration to the sellers of previously completed acquisitions for the attainment of certain earnings levels as specified in the respective acquisition agreements.

     Unaudited Pro Forma Results of Operations. The Company's unaudited pro forma consolidated results of operations for 1994, 1993 and 1992 shown below are presented assuming that the Company's business combinations had been consummated January 1, 1992 (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1994      1993      1992
                                                                -------   -------   -------
     Revenue as reported......................................  $61,709   $56,817   $48,979
     Revenue of businesses acquired...........................    2,890    10,389     6,808
                                                                -------   -------   -------
     Pro forma revenue........................................  $64,599   $67,206   $55,787
                                                                =======   =======   =======
     Income (loss) from continuing operations as reported.....  $ 8,606   $(3,341)  $ 4,877
     Net income of businesses acquired........................       97       353       443
     Pro forma adjustments (A)................................      126       (11)      113
                                                                -------   -------   -------
     Pro forma income (loss) from continuing operations.......  $ 8,829   $(2,999)  $ 5,433
                                                                =======   =======   =======
     Earnings (loss) per common and common equivalent share
       from continuing operations as reported.................  $  0.30   $ (0.12)  $  0.18
     Effect of businesses acquired and pro forma
       adjustments............................................     0.01      0.01      0.02
                                                                -------   -------   -------
     Pro forma earnings (loss) per common and common
       equivalent share from continuing operations............  $  0.31   $ (0.11)  $  0.20
                                                                =======   =======   =======
     Weighted average common and common equivalent shares as
       reported...............................................   28,507    28,598    27,441
     Effect of shares issued for business acquisitions........       --        --       349
                                                                -------   -------   -------
     Pro forma weighted average common and common equivalent
       shares.................................................   28,507    28,598    27,790
                                                                =======   =======   =======

---------------

(A) Pro forma adjustments include: (i) depreciation expense resulting from the additional value assigned to acquired assets computed in accordance with the Company's accounting policies; (ii) contractual reductions of former owners' and officers' salaries and (iii) adjustments to the income tax provision to reflect the Company's effective tax rate.

                           REPUBLIC INDUSTRIES, INC.

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1992.

4. RESTRUCTURING AND UNUSUAL CHARGES

     In the fourth quarter of 1993, the Company recorded restructuring and unusual charges of $10,000,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.


     In March 1992, the Company acquired Stout in a merger transaction accounted for in accordance with the pooling of interests method. In connection with the merger, the Company incurred substantial legal, accounting, consulting and financing costs aggregating $2,200,000, which was recorded as an unusual charge.


5. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     The computation of weighted average common and common equivalent shares used in the calculation of earnings (loss) per share, as restated, is shown below (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993       1992
                                                               ------     ------     ------
    Common shares outstanding................................  28,276     28,438     28,371
    Effect of using weighted average common shares
      outstanding during the year............................      --         --     (1,116)
    Common shares issuable under options, warrants and
      earn-out agreements....................................      82        160        186
    Weighted average effect of treasury stock purchases......     149         --         --
                                                               ------     ------     ------
    Weighted average common and common equivalent shares.....  28,507     28,598     27,441
                                                               ======     ======     ======

     The difference between shares for primary and fully diluted earnings (loss) per common and common equivalent share was not significant for the periods presented.

                           REPUBLIC INDUSTRIES, INC.

6. PROPERTY AND EQUIPMENT

     A summary of property and equipment, as restated, is shown below (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1994        1993
                                                                      --------     -------
    Land, landfills and improvements................................  $ 80,601     $77,562
    Vehicles and equipment..........................................    15,340      13,108
    Buildings and improvements......................................     3,158       1,656
    Furniture and fixtures..........................................       746         672
                                                                      --------     -------
                                                                        99,845      92,998
         Less accumulated depreciation and depletion................   (12,943)     (8,699)
                                                                      --------     -------
                                                                      $ 86,902     $84,299
                                                                      ========     =======

7. ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     The Company owns and operates nine solid waste landfills in the United States. The Company is responsible for closure and post-closure monitoring and maintenance costs at these landfills which are currently operating. Closure and post-closure costs are provided in accordance with Subtitle D regulations. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of 1994, approximately $7,600,000 of such costs are to be expensed over the remaining lives of these facilities. Included with the accrued costs associated with landfills at December 31, 1994 is $179,000 related to post-closure activities at a closed solid waste landfill formerly owned by the Company.

     As discussed in Note 9, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     For a discussion of the Company's significant accounting policies related to these environmental and landfill costs, see Note 1 -- "Summary of Significant Accounting Policies -- Accrued Environmental and Landfill Costs".

8. NOTES PAYABLE AND LONG-TERM DEBT

     Short-Term Borrowings and Notes Payable. Notes payable at December 31, 1994 and 1993 consisted primarily of short-term insurance premium financing.

                           REPUBLIC INDUSTRIES, INC.

     Long-Term Debt. Long-term debt, as restated, consists of the following (in thousands):

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994      1993
                                                                         -------   -------
    Revolving credit facility, secured by the stock of the Company's subsidiaries, interest payable quarterly, at prime or at a
      Eurodollar rate plus 1.5% (8.3% as of December 31, 1994), due
      September 1996...................................................  $12,600   $12,200
    Notes to banks and financial institutions, secured by equipment and other assets, interest ranging from 7.0% to 12.9% (weighted average interest rate of 7.2% as of December 31, 1994), payable
      monthly through 1998.............................................    1,305     1,914
    Other notes, secured by equipment and other assets, interest ranging from 4.0% to 11.5% (weighted average interest rate of
      6.0% as of December 31, 1994), payable monthly through 2004......    2,818     2,151
                                                                         -------   -------
                                                                          16,723    16,265
    Less current maturities............................................   (1,571)   (1,753)
                                                                         -------   -------
                                                                         $15,152   $14,512
                                                                         =======   =======

     In September 1993, the Company entered into a revolving credit facility agreement with a U.S. commercial bank in the amount of $25,000,000, which includes a line of credit with $10,000,000 available for standby letters of credit. At December 31, 1994, the Company had standby letters of credit of $5,591,000 outstanding under this facility and $6,809,000 available under the revolving credit facility. In 1995, the Company extended the due date from September 1996 to December 1997 and increased the availability under this facility to $35,000,000. The credit agreement requires the Company, among other restrictions, to meet certain financial ratios and places certain limitations on dividend payments and other borrowing. As of December 31, 1994, the Company was in compliance with all covenants under the credit agreement.

     In connection with the equity investment and private placement transactions, as discussed in Note 15, Subsequent Events, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under the revolving credit facility totaling approximately $15,500,000 plus interest expense in August 1995. In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. The Credit Agreement replaces the 1993 revolving credit arrangement among the Company and certain other banks.

     At December 31, 1994, aggregate maturities of long-term debt, as restated, were as follows (in thousands):

    1995.......................................................................  $ 1,571
    1996.......................................................................   13,156
    1997.......................................................................      677
    1998.......................................................................      591
    1999.......................................................................      316
    Thereafter.................................................................      412
                                                                                 -------
                                                                                 $16,723
                                                                                 =======

                           REPUBLIC INDUSTRIES, INC.

9. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by Republic in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling in favor of Republic and found that GI did not meet its burden in proving that it could have performed its obligations under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of Appeals for the Ninth Circuit (the "Court of Appeals") vacated the August 1993 decision and remanded the case back to the Court for a hearing on damages. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company has filed a petition for writ of certiorari with the United States Supreme Court, which was denied. The Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $600,000, plus interest and costs, including attorneys' fees.

     On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. On July 14, 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's results of operations or consolidated financial position.


     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 for various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case is currently scheduled for trial in March 1996.


     While the results of the legal proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's results of operations or consolidated financial position.

     Environmental Matters. The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

                           REPUBLIC INDUSTRIES, INC.

     In February 1993, the DTSC denied the Company's October 1992 request to classify the Filters as "special waste" under California regulations. DTSC's denial indicated that the Filters met all technical and analytical requirements for reclassification as a special waste, but that a procedural requirement related to the timing of the reclassification request was not met. The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to seek a variance under California regulations which will reclassify the Filters as a special waste, irrespective of the reclassification application submittal timing issue, and allow the Filters to be left in the landfill. If this occurs, the state, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and that the affected area accept no additional waste. A decision on the reclassification issue is expected by Spring of 1996. In the event that the variance is not granted, the Regional Water Quality Control Board and Integrated Waste Management Board will determine what remedial measures must be taken based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. The Company seeks to recover actual expenses and punitive damages. Discovery and regulatory studies are proceeding. The Company believes it will prevail, but no amounts have been accrued for any recovery of damages.

     Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of the environmental matters described above, management believes that such losses, if any, will not have a material adverse effect on the Company's consolidated results of operations or consolidated financial position.

     Operating Lease Commitments. The Company and its subsidiaries lease portions of their premises and certain equipment under various operating lease agreements. At December 31, 1994, total minimum rental commitments becoming payable under all operating leases, as restated, are as follows (in thousands):

          1995..............................................................  $562
          1996..............................................................   470
          1997..............................................................   338
          1998..............................................................   104
          1999..............................................................    53
          Thereafter........................................................    27

     Total rental expense incurred under operating leases was $653,000, $544,000 and $468,000 in 1994, 1993 and 1992, respectively.

     Postretirement Benefits. The Company does not provide postretirement or postemployment benefits to its employees and, accordingly, has not reflected any cost arising from the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" or SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Effective January 1, 1994, the Company instituted a defined contribution 401(k) savings plan for employees meeting certain employment requirements. Under the plan, the Company may, at its discretion, match a portion of employee contributions based on the profitability and growth of the Company. No contributions under this plan were made by the Company in 1994.

     Contingent Consideration. In certain of the business acquisitions accounted for as purchases, the Company has agreed to issue contingent consideration in the form of additional shares of the Company's

                           REPUBLIC INDUSTRIES, INC.

common stock and, in some cases, additional cash to the sellers of those businesses based on the attainment of certain earnings levels and other contingencies. During the years ended December 31, 1994, 1993 and 1992, the Company has issued approximately 29,000, 160,000 and 186,000 shares of common stock and paid $623,000, $432,000 and $40,000, respectively, for the attainment of such earnings levels. These amounts have been capitalized as additional purchase price. The maximum contingent consideration to be earned over the next eight years as of December 31, 1994 consists of approximately 406,000 shares of the Company's common stock and $412,000. Under the terms of an acquisition agreement, the Company has agreed to pay additional consideration to the former owners of a landfill site of a maximum of $2,500,000 upon the expansion of the landfill airspace by up to 2,500,000 cubic yards.

     Other Matters. At December 31, 1994, the Company had made cash deposits into escrow accounts which total $735,000 in connection with landfill closure and certain other obligations, of which $656,000 was included in cash and cash equivalents and $79,000 was included in other assets. Additionally, the Company has bonding facilities for the issuance of payment, performance and bid bonds, of which $1,684,000 in bonds were outstanding at December 31, 1994. The Company also has facilities available for the issuance of standby letters of credit, of which $3,980,000 in letters of credit were outstanding at December 31, 1994.

10. STOCKHOLDERS' EQUITY

     Preferred Stock. The Company has 5,000,000 authorized shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

     Treasury Stock. In October 1993, the Board of Directors authorized the Company to repurchase up to 1,300,000 shares of its outstanding Common Stock, through October 1994, as deemed appropriate by management. Through October 1994, 281,000 shares were repurchased for an aggregate value of $856,000. In October 1994, the Board of Directors authorized management to continue the repurchase program and to repurchase up to an additional 1,300,000 shares of its outstanding Common Stock, through October 1995. The repurchasing of shares was intended to achieve a more favorable balance between the market supply of the shares and market demand, as well as take advantage of the relatively low price of the Company's Common Stock. Repurchases have been effected at prevailing market prices from time to time on the open market. The repurchased shares represent additions to treasury stock. In October 1994, the Board of Directors authorized the retirement of the 281,000 shares held in treasury, which were retired in the fourth quarter of 1994. In December 1994, 28,993 shares of the Company's Common Stock were returned to the Company in a settlement with a former owner of one of its subsidiaries. These shares represented additions to treasury stock and were subsequently retired in December 1994. The Company's stock repurchase program expired in October 1995 and the Company does not currently plan to repurchase any additional Common Stock.

     1991 Stock Option Plan. In October 1991, the Board of Directors approved a stock option plan (the "1991 Plan"), which was subsequently approved by the Company's stockholders at the 1992 Annual Meeting of Stockholders, under which employees and officers of the Company or any of its subsidiaries or parent corporations and members of the Board of Directors of the Company may be awarded options to purchase common shares. A maximum of 5,000,000 common shares, less shares issued or purchased pursuant to the 1990 Stock Option and Stock Purchase Plan (the "1990 Plan") as discussed below, have been reserved for issuance to participants in the 1991 Plan in the form of stock options. The option price under the 1991 Plan is to be determined by the Board of Directors but shall not be less than the fair market value of the common shares on the date the stock option is granted. Options are subject to adjustment upon certain changes in the capital structure of the Company, such as a stock dividend, stock split or other similar events.

     1990 Stock Option and Stock Purchase Plan. In April 1990, the Board of Directors approved a stock option and stock purchase plan for certain key employees, directors, consultants and advisors. A maximum of 2,500,000 shares of Common Stock were reserved for issuance to participants in the plan in the form of either

                           REPUBLIC INDUSTRIES, INC.

stock options or stock purchases, as determined by the Compensation Committee. Options granted under the plan expire ten years from the date of grant and vest over varying periods as determined by the Compensation Committee. During the year ended December 31, 1990, 700,000 shares were purchased at $2.50 to $4.50 per share. When shares were purchased under the 1990 Plan, the participant paid the par value of the shares in cash, and issued a nonrecourse promissory note to the Company for the balance of the purchase price. These promissory notes along with interest are due ten years from the date of issuance and are collateralized by the shares purchased. During 1992, the Company received payment of $648,000 on notes receivable arising from stock purchase agreements pursuant to the 1990 Plan. The 1990 Plan has been replaced by the 1991 Plan, as discussed above.

     Activity under the Company's 1990 and 1991 stock option plans during each of the two years in the period ended December 31, 1994 are summarized as follows:

                                                1990 PLAN   1991 PLAN     TOTAL     OPTION PRICE
                                                ---------   ---------   ---------   -------------
    Outstanding at December 31, 1992..........   598,000      348,500     946,500   $2.50-$14.50
      Granted.................................   100,000      401,900     501,900   $4.00-$12.50
      Cancelled...............................        --     (331,900)   (331,900)  $7.25-$10.63
                                                ---------   ---------   ---------
    Outstanding at December 31, 1993..........   698,000      418,500   1,116,500   $2.50-$14.50
      Granted.................................        --      176,000     176,000   $2.69-$ 3.38
      Cancelled...............................   (50,000)    (130,500)   (180,500)  $2.69-$10.63
                                                ---------   ---------   ---------
    Outstanding at December 31, 1994..........   648,000      464,000   1,112,000   $2.50-$14.50
                                                 =======     ========    ========
    Exercisable at December 31, 1994..........   648,000      113,450     761,450     $9.92(A)
                                                 =======     ========    ========
    Available for future grant at
      December 31, 1993.......................   763,000    2,081,500   2,844,500
      Cancelled...............................    50,000      130,500     180,500
      Granted.................................        --     (176,000)   (176,000)
                                                ---------   ---------   ---------
    Available for future grant at
      December 31, 1994.......................   813,000    2,036,000   2,849,000
                                                 =======     ========    ========

---------------

(A) Represents the weighted average option price of options exercisable at December 31, 1994.

     Common Stock Warrants. The Company has awarded warrants to purchase shares of Common Stock to certain executive officers, directors, employees and affiliates as additional incentive to continue in the service of the Company. The warrants vest at 20% per year and are exercisable, with respect to each portion vested, for a period of four years following such vesting. Activity involving Common Stock warrants during each of the two years ended December 31, 1994 are summarized as follows:

                                                      EXERCISE
                                        WARRANTS        PRICE           EXPIRATION DATE
                                       ----------   -------------  --------------------------
    Outstanding at December 31,
      1992...........................   6,480,750   $6.00-$12.75       June 1993-May 2001
      Issued.........................     515,000       $4.00            December 2000
      Expired........................  (4,915,000)  $6.50-$12.75               --
                                       ----------
    Outstanding at December 31,
      1993...........................   2,080,750   $4.00-$12.75   August 1995-December 2000
      Issued.........................     200,000       $2.69               May 2003
                                       ----------
    Outstanding at December 31,
      1994...........................   2,280,750   $2.69-$12.75      August 1995-May 2003
                                        =========
    Exercisable at December 31,
      1994...........................   1,250,750     $7.61(A)
                                        =========

---------------

(A) Represents the weighted average exercise price of warrants exercisable at December 31, 1994.

                           REPUBLIC INDUSTRIES, INC.

11. INCOME TAXES

     The Company files a consolidated federal income tax return which includes the operations of all acquired businesses for periods subsequent to the dates of the acquisitions. Acquired companies each file a "short-period" federal tax return through their respective acquisition dates. Kertz elected Subchapter S corporation status for income tax reporting purposes on July 1, 1993. For purposes of these consolidated financial statements, federal and state income taxes have been provided as if Kertz had filed Subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The Subchapter S corporation status of Kertz was terminated effective with the closing date of the acquisition.

     The components of the income tax provision related to continuing operations, as restated, are shown below (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1994      1993      1992
                                                                -------   -------   -------
     Current:
       Federal................................................  $   194   $   342   $ 2,266
       State..................................................      253       141       127
                                                                -------   -------   -------
                                                                    447       483     2,393
     Federal deferred.........................................    2,811    (1,517)     (602)
     Tax reserve adjustments..................................   (1,963)       --    (1,538)
     Change in valuation allowance............................   (1,242)    1,242        --
                                                                -------   -------   -------
     Income tax provision.....................................  $    53   $   208   $   253
                                                                =======   =======   =======

     In addition to the above, the Company recorded an income tax benefit of $210,000 and $123,000 in 1993 and 1992, respectively, related to its discontinued operations.

     In 1992, the Company changed its method of accounting for income taxes from the method required under SFAS No. 96 to the method required under SFAS No. 109. Since the approach under both statements is similar, there was no significant income effect of the change on the recording of income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax basis of assets and liabilities.

     Net operating loss ("NOL") carryforwards are recognized under SFAS No. 109 unless it is "more likely than not" that they will not be realized. In 1993, the Company recorded a $1,242,000 valuation allowance related to the realization of deferred tax assets generated as a result of the 1993 restructuring and unusual charges. This valuation allowance was recorded due to the uncertainty surrounding the future utilization of such deferred tax assets. In 1994, the valuation allowance was eliminated based on the expected realization of such deferred tax assets.

     In the years immediately following an acquisition, the Company provides income taxes at the statutory income tax rate applied to pre-tax income. As part of its tax planning to reduce effective tax rates and cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes, claiming tax credits not previously claimed and recapturing taxes previously paid by acquired companies. At such time as these reductions in the Company's deferred tax liabilities are determined to be realizable, the impact of the reduction is recorded as tax reserve adjustments in the tax provision.

                           REPUBLIC INDUSTRIES, INC.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate as reported in the accompanying consolidated statements of operations, as restated, is shown below:

                                                                    YEAR ENDED DECEMBER 31,
                                                                   -------------------------
                                                                   1994      1993      1992
                                                                   -----     -----     -----
    Statutory federal income tax rate............................   34.0%    (34.0)%    34.0%
    Amortization of goodwill.....................................    1.1       3.0       1.0
    State income taxes, net of federal benefit...................    2.1       3.6       0.3
    Tax reserve adjustments......................................  (22.7)       --     (30.0)
    Change in valuation allowance................................  (14.3)     33.2        --
    Other, net...................................................    0.4       0.8      (0.4)
                                                                   -----     -----     -----
      Effective tax rate.........................................    0.6%      6.6%      4.9%
                                                                   =====     =====     =====

     Components of the net deferred income tax liability, as restated, are shown below (in thousands):

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1994       1993
                                                                        -------   --------
    Deferred income tax liabilities:
      Book basis in property over tax basis...........................  $19,940   $ 20,400
      Book capitalization of costs expensed for tax...................       --         31
                                                                        -------   --------
                                                                         19,940     20,431
                                                                        -------   --------
    Deferred income tax assets:
      Net operating losses............................................   (5,185)    (5,890)
      Accrued environmental and landfill costs........................   (2,761)    (3,054)
      Accruals not currently deductible...............................     (722)    (1,385)
                                                                        -------   --------
                                                                         (8,668)   (10,329)
                                                                        -------   --------
                                                                         11,272     10,102
    Valuation allowance...............................................       --      1,242
                                                                        -------   --------
    Net deferred income tax liability.................................  $11,272   $ 11,344
                                                                        =======   ========

     At December 31, 1994, the Company had available U.S. NOL carryforwards of approximately $15,249,000 which expire $7,994,000, $6,342,000 and $913,000 in the years 2006, 2007 and 2008, respectively.

12. RELATED PARTY TRANSACTIONS

     The Company has entered into an agreement to lease office space for one of its subsidiaries with the former owner of this subsidiary who is a current officer of this subsidiary. The Company also utilizes companies affiliated with former owners of acquired businesses who are current officers of the Company's subsidiaries for hauling and other services. Aggregate payments for leases and such services were $132,000, $1,139,000 and $827,000 in 1994, 1993 and 1992,
respectively. In September 1993, the Company internalized a portion of these hauling services through the acquisition of substantially all of the assets of a hauling company owned by an officer of a subsidiary of the Company for $370,000 cash.

                           REPUBLIC INDUSTRIES, INC.

13. OPERATIONS BY INDUSTRY SEGMENT

     The following tables present information, as restated, regarding the Company's different industry segments based on the historical operations of the Company (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1994       1993       1992
                                                             --------   --------   --------
    Revenue
      Solid waste services.................................  $ 48,766   $ 41,095   $ 35,341
      Electronic security services.........................    12,943     15,722     13,638
                                                             --------   --------   --------
                                                             $ 61,709   $ 56,817   $ 48,979
                                                             ========   ========   ========
    Operating income (loss)
      Solid waste services.................................  $  9,490   $ (3,179)  $  2,840
      Electronic security services.........................       213        612        356
    Interest and other income (expense), net...............    (1,044)      (566)     1,934
                                                             --------   --------   --------
    Income (loss) from continuing operations before
      income taxes.........................................  $  8,659   $ (3,133)  $  5,130
                                                             ========   ========   ========
    Depreciation, depletion and amortization
      Solid waste services.................................  $  4,748   $  3,940   $  2,822
      Electronic security services.........................       212        202        122
                                                             --------   --------   --------
                                                             $  4,960   $  4,142   $  2,944
                                                             ========   ========   ========
    Capital expenditures
      Solid waste services.................................  $  5,452   $  3,701   $ 10,414
      Electronic security services.........................       483        629        404
                                                             --------   --------   --------
                                                             $  5,935   $  4,330   $ 10,818
                                                             ========   ========   ========
    Identifiable assets
      Solid waste services.................................  $112,149   $104,364   $ 99,574
      Electronic security services.........................     2,481      2,438      1,639
                                                             --------   --------   --------
              Total identifiable assets....................   114,630    106,802    101,213
    Net assets of discontinued operations..................    20,292     16,872     28,533
                                                             --------   --------   --------
              Total assets.................................  $134,922   $123,674   $129,746
                                                             ========   ========   ========

                           REPUBLIC INDUSTRIES, INC.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter, as restated, for 1994 and 1993.

                                                             FIRST    SECOND     THIRD     FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   --------
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue............................................  1994   $14,544   $16,234   $15,006   $ 15,925
                                                     1993    12,933    14,967    14,462     14,455

Gross profit.......................................  1994     5,964     6,090     5,761      6,202
                                                     1993     5,520     6,205     6,002      5,853

Income (loss) from continuing operations...........  1994     1,439     2,572     3,067      1,528
                                                     1993     1,139     1,385     1,694     (7,559)(a)

Net income (loss)..................................  1994     1,293     3,399     4,055      2,543
                                                     1993       668     1,280     2,092    (21,960)

Earnings (loss) per share from continuing
  operations.......................................  1994      0.05      0.09      0.11       0.05
                                                     1993      0.04      0.05      0.06      (0.27)(a)

---------------

(a) As discussed in Note 4, restructuring and unusual charges of $10,000,000 were recorded by the Company in the fourth quarter of 1993 to reorganize its operations.

15. SUBSEQUENT EVENTS

     Equity Investment by H. Wayne Huizenga and Associates, Westbury (Bermuda) Ltd. and Harris W. Hudson. On May 21, 1995, the Company agreed to issue and sell in aggregate 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. Michael G. DeGroote, then Chairman of the Board, President and Chief Executive Officer of Republic) and Mr. Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 3, 1995. In July 1995, the Company agreed to sell an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. John J. Melk for $13.25 per share for aggregate proceeds of $26,500,000. These transactions were completed on August 3, 1995.

     On August 3, 1995, in connection with the equity investment, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of Republic and Mr. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company, was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors.

     Private Placement Transactions. In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share resulting in net proceeds of approximately $99,000,000 after deducting expenses, fees and commissions.

     As a result of the transactions discussed above, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility and debt of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC") and Kertz during the same period.

                           REPUBLIC INDUSTRIES, INC.

     Acquisition of Hudson Management Corporation and Envirocycle, Inc. In August 1995, the Company issued 8,000,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of HMC, which was owned by Mr. Hudson. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. The acquisition was accounted for under the purchase method of accounting. Subsequent to the acquisition, the Company repaid substantially all of the outstanding debt of HMC which totaled approximately $11,000,000.


     Acquisition of United Waste Service, Inc. In October 1995, the Company acquired all of the outstanding common stock of United Waste Service, Inc. ("United") in exchange for 1,500,000 shares of Common Stock. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area. This acquisition will be accounted for under the pooling-of-interests method of accounting.


     Acquisition of Southland Environmental Services, Inc. In October 1995, the Company acquired all of the outstanding common stock of Southland Environmental Services, Inc. ("Southland") in exchange for 2,600,000 shares of Common Stock. Southland provides solid waste collection services in the Northeast Florida area and owns a transfer station, a construction and demolition landfill and provides composting and recycling services. This acquisition was accounted for under the pooling-of-interests method of accounting.

     Acquisition of J.C. Duncan Company, Inc. In November 1995, the Company acquired all of the outstanding common stock of J.C. Duncan Company, Inc. and affiliates (collectively, "Duncan") in exchange for 5,256,055 shares of Common Stock. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas, and also operates two landfills. This acquisition will be accounted for under the pooling-of-interests method of accounting.

     Acquisition of Garbage Disposal Service, Inc. In November 1995, the Company issued 3,003,000 shares of Common Stock in exchange for all of the outstanding common stock of Garbage Disposal Service, Inc. ("GDS") which provides solid waste collection and recycling services throughout western North Carolina. This acquisition will be accounted for under the pooling-of-interests method of accounting.

     Acquisition of Fennell Container Co., Inc. In November 1995, the Company acquired all of the outstanding common stock of Fennell Container Co., Inc. and affiliates (collectively, "Fennell") in exchange for 3,111,111 shares of Common Stock. Fennell is a full-service solid waste management company, providing waste collection, recycling and environmental services in and around Charleston and Greenville, South Carolina. Additionally, Fennell owns a landfill which is in the final stages of construction and is scheduled to begin accepting waste under its new permit in early 1996. This acquisition will be accounted for under the pooling-of-interests method of accounting.


     Acquisition of Scott Security Systems. In November 1995, the Company issued 1,567,818 shares of Common Stock in exchange for all of the outstanding common stock of Scott Security Systems and affiliates (collectively, "Scott"). Scott is an electronic security alarm company, providing monitoring and maintenance in Jacksonville, Orlando and Tallahassee, Florida, as well as other metropolitan areas in the southeastern U.S., including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee. This acquisition will be accounted for under the pooling-of-interests method of accounting.

                           REPUBLIC INDUSTRIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS




                                                                                  DECEMBER 31,
                                                             SEPTEMBER 30,    --------------------
                                                                 1995           1994        1993
                                                             -------------    --------    --------
                                                              (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE
                                                                      AND PER SHARE DATA)
                                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents................................    $ 216,102      $ 10,031    $  9,290
  Accounts receivable, less allowance for doubtful accounts
     of $1,996 (unaudited), $1,055 and $1,016,
     respectively..........................................       33,134        21,610      17,434
  Prepaid expenses.........................................        3,563         2,559       2,710
  Current portion of deferred installation costs...........        4,732         2,360       1,535
  Other current assets.....................................        6,955         5,043       4,748
                                                             -------------    --------    --------
          TOTAL CURRENT ASSETS.............................      264,486        41,603      35,717
Property and equipment, net................................      175,313       134,506     126,107
Goodwill, net of accumulated amortization of $3,608
  (unaudited), $3,212 and $2,219,respectively..............       91,464        15,605       9,910
Deferred installation costs, net of current portion........       27,157        21,833       8,512
Net assets of discontinued operations......................           --        20,292      16,872
Other assets...............................................       10,920         8,526       6,755
                                                             -------------    --------    --------
          TOTAL ASSETS.....................................    $ 569,340      $242,365    $203,873
                                                              ==========      ========    ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.........................................    $  17,454      $ 11,777    $ 10,366
  Accrued liabilities......................................       20,026         9,675       6,076
  Current portion of deferred revenue......................       22,462        12,255       5,853
  Current maturities of long-term debt and notes payable...       11,520        10,097       9,913
  Current portion of accrued environmental and landfill
     costs.................................................        1,008         1,404       1,715
  Income taxes payable.....................................        1,570         1,281         568
                                                             -------------    --------    --------
          TOTAL CURRENT LIABILITIES........................       74,040        46,489      34,491
Long-term debt, net of current maturities..................       42,166        43,991      41,596
Deferred revenue, net of current portion...................       17,030        20,353      10,913
Accrued environmental and landfill costs, net of current
  portion..................................................        6,612         8,244       8,757
Deferred income taxes......................................       13,907        11,510      11,444
Other liabilities..........................................        3,103         1,948         367
                                                             -------------    --------    --------
          TOTAL LIABILITIES................................      156,858       132,535     107,568
                                                             -------------    --------    --------
COMMITMENTS AND CONTINGENCIES (Note 9).....................           --            --          --
STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.01 per share; 5,000,000
     shares authorized; none issued........................           --            --          --
  Common stock, par value $0.01 per share; 350,000,000,
     100,000,000 and 100,000,000 shares authorized,
     respectively; 75,059,040 (unaudited), 45,313,715, and
     45,476,372 issued, respectively.......................          750           453         454
  Additional paid-in capital...............................      383,425       105,586     104,674
  Retained earnings (accumulated deficit)..................       28,307         4,464      (8,150)
  Notes receivable arising from stock purchase
     agreements............................................           --          (673)       (673)
                                                             -------------    --------    --------
          TOTAL STOCKHOLDERS' EQUITY.......................      412,482       109,830      96,305
                                                             -------------    --------    --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......    $ 569,340      $242,365    $203,873
                                                              ==========      ========    ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                            -------------------     ------------------------------
                                              1995       1994         1994       1993       1992
                                            --------   --------     --------   --------   --------
                                                (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...................................  $185,207   $140,988     $187,111   $154,301   $134,440
Expenses:
  Cost of operations......................   123,805     94,304      123,877    104,720     92,092
  Selling, general and administrative.....    40,549     30,716       41,730     38,854     31,796
  Restructuring and unusual charges.......        --         --           --     10,040      2,250
Other (income) expense:
  Interest and other income...............    (2,710)      (784)        (989)      (712)    (3,075)
  Interest expense........................     3,951      2,852        4,222      2,685      2,329
                                            --------   --------     --------   --------   --------
                                             165,595    127,088      168,840    155,587    125,392
                                            --------   --------     --------   --------   --------
Income (loss) from continuing operations
  before income taxes.....................    19,612     13,900       18,271     (1,286)     9,048
Income tax provision......................     6,985      2,822        3,839      1,187      2,086
                                            --------   --------     --------   --------   --------
Income (loss) from continuing
  operations..............................    12,627     11,078       14,432     (2,473)     6,962
                                            --------   --------     --------   --------   --------
Discontinued operations:
  Income (loss) from discontinued
     operations, net of income tax benefit
     of $298 (unaudited), $0 (unaudited),
     $0, $210 and $123, respectively......       508      1,669        2,684    (14,579)    (1,117)
  Loss on disposition.....................        --         --           --         --    (17,563)
                                            --------   --------     --------   --------   --------
                                                 508      1,669        2,684    (14,579)   (18,680)
                                            --------   --------     --------   --------   --------
  Net income (loss).......................  $ 13,135   $ 12,747     $ 17,116   $(17,052)  $(11,718)
                                            ========   ========     ========   ========   ========
Primary earnings (loss) per common and
  common equivalent share:
  Continuing operations...................  $   0.24   $   0.24     $   0.32   $  (0.05)  $   0.16
  Discontinued operations.................      0.01       0.04         0.06      (0.32)     (0.42)
                                            --------   --------     --------   --------   --------
  Net income (loss).......................  $   0.25   $   0.28     $   0.38   $  (0.37)  $  (0.26)
                                            ========   ========     ========   ========   ========
Fully diluted earnings (loss) per common
  and common equivalent share:
  Continuing operations...................  $   0.23   $   0.24     $   0.32   $  (0.05)  $   0.16
  Discontinued operations.................      0.01       0.04         0.06      (0.32)     (0.42)
                                            --------   --------     --------   --------   --------
  Net income (loss).......................  $   0.24   $   0.28     $   0.38   $  (0.37)  $  (0.26)
                                            ========   ========     ========   ========   ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             NOTES
                                                                                           RECEIVABLE
                                                                              RETAINED      ARISING
                                                               ADDITIONAL     EARNINGS     FROM STOCK
                                                      COMMON    PAID-IN     (ACCUMULATED    PURCHASE
                                                      STOCK     CAPITAL       DEFICIT)     AGREEMENTS
                                                      ------   ----------   ------------   ----------
                                                                      (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1991........................   $428     $  85,550     $ 27,222       $ (698)
  Exercise of MGD warrants, net of expenses.........     20        10,980           --           --
  Exercise of stock options and related tax
     benefits.......................................      1         1,745           --           --
  Shares issued for business acquisitions...........      5         2,959           --           --
  Contributions to capital from pooled entities.....     --           864           50           --
  Distributions to former shareholders of acquired
     companies......................................     --            --       (2,173)          --
  Collections on notes receivable...................     --            --           --           25
  Foreign currency translation adjustment...........     --            --         (983)          --
  Capital contributions equal to the current income
     taxes of S-Corporations........................     --           365           --           --
  Net loss..........................................     --            --      (11,718)          --
                                                      ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1992........................    454       102,463       12,398         (673)
  Cancellation of shares held in escrow issued for
     an acquisition.................................     (1)         (944)          --           --
  Shares issued for contingent consideration........      1           265           --           --
  Contributions to capital from pooled entities.....     --         2,060           --           --
  Distributions to former shareholders of acquired
     companies......................................     --            --       (3,078)          --
  Foreign currency translation adjustment...........     --            --         (472)          --
  Capital contributions equal to the current income
     taxes of S-Corporations........................     --           830           54           --
  Net loss..........................................     --            --      (17,052)          --
                                                      ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1993........................    454       104,674       (8,150)        (673)
  Shares issued for contingent consideration, net of
     shares returned in settlement..................      2            (2)          --           --
  Purchases and retirements of treasury stock.......     (3)         (853)          --           --
  Contributions to capital from pooled entities.....     --           586           --           --
  Distributions to former shareholders of acquired
     companies......................................     --            --       (4,520)          --
  Foreign currency translation adjustment...........     --            --           18           --
  Capital contributions equal to the current income
     taxes of S-Corporations........................     --         1,181           --           --
  Net income........................................     --            --       17,116           --
                                                      ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1994........................   $453     $ 105,586     $  4,464       $ (673)
                                                      ======     ========   ==========     ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                   ---------------------   ------------------------------
                                                                     1995         1994       1994       1993       1992
                                                                   --------     --------   --------   --------   --------
                                                                        (UNAUDITED)    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
  Income (loss) from continuing operations.......................  $ 12,627     $ 11,078   $ 14,432   $ (1,549)  $  6,962
  Adjustments to reconcile income (loss) from continuing
    operations to net cash provided by continuing operations:
    Restructuring and unusual charges............................        --           --         --     10,040         --
    Depreciation, depletion and amortization.....................  13,893..       10,865     14,764     12,634     10,377
    Provision for doubtful accounts..............................       679          448        315        480        487
    Provision for accrued environmental and landfill costs.......       255          308        377        215         76
    Gain on the sale of equipment................................      (347)        (240)      (285)      (148)    (1,047)
    Gain on sale of marketable securities........................        --           --         --         --     (2,000)
    Changes in assets and liabilities, net of effects from
      business acquisitions:
      Accounts receivable........................................    (4,804)      (2,070)    (2,997)    (2,434)    (3,153)
      Prepaid expenses and other assets..........................    (2,979)        (707)      (395)    (2,307)      (273)
      Accounts payable and accrued liabilities...................     4,525        1,225      2,263        (52)     2,158
      Income taxes payable.......................................      (659)         212        712       (772)     1,906
      Other liabilities..........................................     2,238          546        301        595       (329)
                                                                   --------     --------   --------   --------   --------
      Net cash provided by continuing operations.................    25,428       21,665     29,487     16,702     15,164
                                                                   --------     --------   --------   --------   --------
CASH PROVIDED BY (USED BY) DISCONTINUED
  OPERATIONS.....................................................      (261)       1,279       (736)    (4,360)   (17,610)
                                                                   --------     --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired....................    (6,099)      (1,493)    (4,776)    (5,664)    (4,003)
  Purchases of property and equipment............................   (25,935)     (18,434)   (22,656)   (13,103)   (21,109)
  Proceeds from the sale of equipment............................     1,175        1,305      1,439        994      1,369
  Capitalized installation costs.................................    (7,696)      (9,669)   (14,146)    (7,768)    (1,611)
  Other investments..............................................    (1,013)          84       (819)    (2,233)        91
  Purchases of marketable securities.............................        --           --         --         --     (7,554)
  Proceeds from the sale of marketable securities................        --           --         --         --      9,554
                                                                   --------     --------   --------   --------   --------
  Net cash used in investing activities..........................   (39,568)     (28,207)   (40,958)   (27,774)   (23,263)
                                                                   --------     --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options and warrants.........................     6,333           --         --         --         --
  Capital contribution to Republic Environmental Systems, Inc....    (2,520)    -- .....         --         --         --
  Payments of long-term debt and notes payable...................   (40,110)     (12,746)   (16,474)   (14,552)   (21,195)
  Proceeds from long-term debt and notes payable.................  21,838..       13,024     19,453     21,414     22,549
  Proceeds from financing arrangements...........................     5,276       11,707     15,729     11,153      1,588
  Purchases of treasury stock....................................      (222)        (856)      (856)        --         --
  Contributions to capital from pooled entities..................       283          353        301        964        686
  Distributions to former shareholders of acquired businesses....    (3,127)      (4,291)    (5,205)    (2,933)    (1,942)
  Payments of debt issuance costs................................        --           --         --       (494)        --
  Sales of common stock..........................................   232,048           --         --         --     11,466
  Payments of common stock issuance costs........................        --           --         --         --        (78)
  Payments received on notes receivable arising from stock
    purchase agreements..........................................       673           --         --         --        648
                                                                   --------     --------   --------   --------   --------
  Net cash provided by financing activities......................   220,472        7,191     12,948     15,552     13,722
                                                                   --------     --------   --------   --------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................   206,071        1,928        741        120    (11,987)
CASH AND CASH EQUIVALENTS:
  Beginning of period............................................    10,031        9,290      9,290      9,170     21,157
                                                                   --------     --------   --------   --------   --------
  End of period..................................................  $216,102     $ 11,218   $ 10,031   $  9,290   $  9,170
                                                                   ========     ========   ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest.......................................................  $  2,815     $  2,236   $  4,152   $  2,422   $  3,002
  Income taxes...................................................  $  3,590     $  2,004   $  2,278   $  1,260   $  1,507

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     Equipment purchases of $1,443, $1,867 and $2,873 were financed in the years ended December 31, 1994, 1993 and 1992, respectively, by borrowings and capitalized lease obligations.

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The accompanying supplemental consolidated financial statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its wholly-owned subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), to Republic stockholders. In February 1995, the Board of Directors approved this distribution to Republic stockholders. Accordingly, as discussed in Note 2, this segment has been accounted for as a discontinued operation and the accompanying supplemental consolidated financial statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.

     In the opinion of management, the unaudited supplemental consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company at September 30, 1995, and the consolidated results of their operations and cash flows for the nine months ended September 30, 1995 and 1994.


     The accompanying supplemental consolidated financial statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995. This transaction was accounted for under the pooling of interests method of accounting and, accordingly, the accompanying supplemental consolidated financial statements have been restated as if the Company and Kertz had operated as one entity since inception. See Note 3, Business Combinations, for a further discussion of this transaction.



     Supplemental Consolidated Financial Statements. The accompanying supplemental consolidated financial statements give retroactive effect to the mergers with United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), which took place in October 1995, and J.C. Duncan Company, Inc. and affiliates ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. and affiliates ("Fennell") and Scott Security Systems and affiliates ("Scott"), which took place in November 1995. These transactions were accounted for under the pooling of interests method of accounting. See Note 3, Business Combinations, for further discussion of these transactions.


     For the years ended December 31, 1994, 1993 and 1992, United, Southland, and GDS were consolidated for their fiscal years ended on September 30. In connection with the United, Southland and GDS mergers, effective January 1, 1995, the Company has changed the year ends of United, Southland and GDS to conform with that of the Company. The results of operations for United, Southland and GDS for the three months ended December 31, 1994 have been reported as a direct credit to the Company's retained earnings. Such amount was not material to the supplemental consolidated financial position and results of operations of the Company.

     Revenue Recognition. The Company recognizes revenue as services are provided.

     Marketable Securities. The Company purchases marketable securities for investment purposes which are recorded at the lower of cost or market. The Company includes gains and losses incurred in connection with marketable securities in interest and other income. In 1992, the Company realized gains on marketable securities purchased and subsequently sold during the year. The Company currently holds no equity securities as defined under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Other Current Assets. Inventories consisting principally of equipment parts, compost materials and supplies are valued under a method which approximates the lower of cost (first-in, first-out) or market. At December 31, 1994 and 1993, other current assets included inventories of $3,360,000 and $3,252,000, respectively.

                           REPUBLIC INDUSTRIES, INC.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions as of the effective date of the acquisition to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for vehicles and equipment and five to ten years for furniture and fixtures. Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site, and these costs are also depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Accrued Liabilities. The Company provides accruals for estimated insurance claims for the self-funded portion of its insurance plans. At December 31, 1994 and 1993, insurance claims reserves of $1,009,000 and $701,000, respectively, were included in accrued liabilities.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Environmental costs are accrued by the Company through a charge to income in the appropriate period for known and anticipated environmental liabilities.

     Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which the Company adopted in 1992, the effect of which was not material. Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenues and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Goodwill. Goodwill is amortized over the lesser of the estimated life or forty years, on a straight-line basis. Amortization expense related to goodwill and other intangible assets was $1,252,000, $939,000 and $701,000 in 1994, 1993 and 1992, respectively.

     Deferred Installation Costs. Deferred installation costs represent capitalized direct labor and material costs associated with new monitoring contracts installed by the Company.

     The costs are amortized based on an estimated customer life determined by the historical attrition rates. The amortization method applies the attrition rate (converted to an estimated useful life) to the entire net book value of the account base at the beginning of each period adjusted for additions and divestitures during the period. These costs are being amortized over periods ranging from eight to twelve years.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and other long-lived assets or whether the remaining balance of goodwill should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of goodwill in measuring whether the goodwill is recoverable.

     Accounting For Acquisitions. At the time the Company acquires a business to be accounted for as a purchase, the Company allocates the purchase price to assets and liabilities based on its best estimate of the

                           REPUBLIC INDUSTRIES, INC.

fair value of each asset and liability. For a one-year period subsequent to the acquisition date, the estimates are refined if additional facts become known regarding contingencies that existed at the date of acquisition. At the end of the one-year period following the date of acquisition, the estimates are finalized and no other entries are made to purchase accounting.


     Acquisitions accounted for under the pooling of interests method of accounting are included retroactively in the Company's financial statements as if the companies had operated as one entity since inception.


     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 3, and other non-cash transactions are excluded from the statements of cash flows.

     Foreign Currency Translation. All asset and liability accounts of foreign subsidiaries are translated to U.S. dollars at the rate of exchange in effect at the balance sheet date. All income statement accounts of foreign subsidiaries are translated at average exchange rates during the year. Resulting translation adjustments arising from these translations are charged or credited directly to stockholders' equity. Gain or loss on foreign currency transactions are included in income as incurred. There was no material effect on foreign cash balances of foreign currency translations in 1994 and 1993. All of the Company's foreign subsidiaries are a part of the hazardous waste services segment of the Company. In connection with the spin-off of the hazardous waste services segment, as discussed in Note 2, this segment of the Company's business has been accounted for as a discontinued operation.

     Fair Value of Financial Instruments. The book values of cash, trade accounts receivable, trade accounts payable and financial instruments included in other current assets and other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1994 and 1993.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying supplemental consolidated balance sheets. The Company's management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     Concentrations of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographic areas. As a result, as of December 31, 1994, the Company does not consider itself to have any significant concentrations of credit risk.

2. DISCONTINUED OPERATIONS

     Spin-Off of The Hazardous Waste Services Segment in 1994. In July 1994, the Company announced the contemplation of a plan to exit the hazardous waste services segment of the environmental industry, and in October 1994, the Board of Directors authorized management to pursue such plan, subject to final approval from the Board of Directors and the resolution of certain legal and financial requirements. The plan provides for the combination of the Company's hazardous waste services operations in its wholly-owned subsidiary, RESI, and the distribution of the stock of RESI to the stockholders of record of Republic (the "Distribution"). On April 26, 1995, Republic stockholders received one share of common stock of RESI for every five shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to the Company's stockholders. RESI's common stock commenced trading on the Nasdaq National Market on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution.

                           REPUBLIC INDUSTRIES, INC.

     The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying supplemental consolidated financial statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations. A summary of the net assets of this segment is as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
    Current assets...................................................  $13,595     $14,735
    Non-current assets...............................................   26,347      34,783
                                                                       -------     -------
              Total assets...........................................   39,942      49,518
                                                                       -------     -------
    Current liabilities..............................................   13,040      14,465
    Non-current liabilities..........................................    6,610      18,181
                                                                       -------     -------
              Total liabilities......................................   19,650      32,646
                                                                       -------     -------
    Net assets of discontinued operations............................  $20,292     $16,872
                                                                       =======     =======

     A summary of the operating results of the Company's hazardous waste services segment is as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993      1992
                                                               -------   --------   -------
    Revenue..................................................  $46,599   $ 61,617   $74,668
    Expenses:
      Cost of operations.....................................   33,377     47,028    54,634
      Selling, general and administrative....................   10,349     13,480    15,141
      Restructuring and unusual charges......................    8,484     14,906       577
                                                               -------   --------   -------
    Operating income (loss)..................................   (5,611)   (13,797)    4,316
    Other expense, net of other income.......................      353        992     1,327
                                                               -------   --------   -------
    Income (loss) before extraordinary gain and income
      taxes..................................................   (5,964)   (14,789)    2,989
    Income tax provision (benefit)...........................   (3,092)      (210)    1,442
                                                               -------   --------   -------
    Income (loss) before extraordinary gain..................   (2,872)   (14,579)    1,547
    Extraordinary gain on conversion of debt, net of income
      tax provision of $3,092................................    5,556         --        --
                                                               -------   --------   -------
    Net income (loss)........................................  $ 2,684   $(14,579)  $ 1,547
                                                               =======   ========   =======

     In connection with the Distribution, the Company has entered into the Distribution Agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay certain indebtedness of RESI and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital in 1995 to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,000,000.

     The Company has also entered into various agreements with RESI which govern certain matters between the two parties such as ongoing corporate services to be provided by the Company to RESI, insurance coverage for RESI for a certain period after the date of the Distribution, treatment of various tax matters for periods through the date of the Distribution, responsibility for any adjustments as a result of audit by any taxing authority and indemnification between both parties. Republic has agreed to continue to provide certain corporate services, including insurance, administration, human resources management, financial reporting and

                           REPUBLIC INDUSTRIES, INC.

tax, legal and environmental engineering services to RESI after the Distribution until terminated by either party. The Corporate Services Agreement is expected to be terminated by the end of 1995. During 1994, 1993 and 1992, the Company allocated expenses for these services to RESI totaling $851,000, $839,000 and $739,000, respectively, on a basis that approximated the cost of actual services provided.

     Since 1992, RESI has participated in the Company's combined risk management programs for property and casualty insurance and will continue to do so until the expiration of the Company's existing policies in June 1995. In 1994, 1993 and 1992, the Company charged RESI for annual premiums and reported losses of $1,678,000, $1,745,000 and $1,116,000, respectively. RESI has agreed to indemnify the Company against increases in current losses and any future losses incurred in connection with RESI's participation in these programs.

     Sale of Demolition and Excavation Subsidiary in 1992. In 1992, the Company sold its demolition and excavation subsidiary, Republic Environmental Services, Inc. ("RES Demolition") and recorded a non-cash loss on disposition of $17,600,000. This segment of the Company's business was accounted for as a discontinued operation and, accordingly, the Company's supplemental consolidated financial statements report separately the operating results of these discontinued operations through the date of sale in 1992. In 1992, revenues and net loss of the discontinued operations of RES Demolition were $2,900,000 and $2,700,000, respectively.

3. BUSINESS COMBINATIONS


     In August 1995, the Company merged with Kertz. In October 1995, the Company merged with United and Southland. In November 1995, the Company merged with Duncan, GDS, Fennell and Scott. The Company issued 1,090,000 shares of the Company's common stock, $.01 par value per share, ("Common Stock") in exchange for all of the outstanding shares of common stock of Kertz, which provides electronic security monitoring and maintenance predominantly in the South Florida, Tampa and Orlando areas. The Company issued 1,500,000 shares of Common Stock in exchange for all of the outstanding common stock of United which provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area. The Company issued 2,600,000 shares of Common Stock in exchange for all of the outstanding common stock of Southland which provides solid waste collection services in the Northeast Florida area. The Company issued 5,256,055 shares of Common Stock in exchange for all of the outstanding common stock of Duncan which provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas and also operates two landfills. The Company issued 3,003,000 shares of Common Stock in exchange for all of the outstanding common stock of GDS which provides solid waste collection and recycling services throughout western North Carolina. The Company issued 3,111,111 shares of Common Stock in exchange for all of the outstanding common stock of Fennell which is a full-service solid waste management company, providing services in and around Charleston and Greenville, South Carolina and also owns a landfill. The Company issued 1,567,818 shares of Common Stock in exchange for all of the outstanding common stock of Scott which is an electronic security alarm company, providing monitoring and maintenance services in Jacksonville, Orlando and Tallahassee, Florida, and other metropolitan areas in the southeastern United States, including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the accompanying supplemental consolidated financial statements have been retroactively adjusted as if Kertz, United, Southland, Duncan, GDS, Fennell and Scott (the "Pooled Entities") and the Company had operated as one entity since inception.

                           REPUBLIC INDUSTRIES, INC.

     Details of the results of operations of the Company and the Pooled Entities for the periods prior to the combinations are as follows:

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                            1995       1994       1994       1993       1992
                                          --------   --------   --------   --------   --------
                                              (UNAUDITED)
    Revenue:
      The Company.......................  $ 55,945   $ 36,307   $ 48,766   $ 41,095   $ 35,341
      Pooled entities...................   129,262    104,681    138,345    113,206     99,099
                                          --------   --------   --------   --------   --------
                                          $185,207   $140,988   $187,111   $154,301   $134,440
                                          ========   ========   ========   ========   ========
    Net income (loss):
      The Company.......................  $  7,134   $  8,117   $ 11,187   $(18,484)  $(14,004)
      Pooled entities...................     6,001      4,630      5,929      1,432      2,286
                                          --------   --------   --------   --------   --------
                                          $ 13,135   $ 12,747   $ 17,116   $(17,052)  $(11,718)
                                          ========   ========   ========   ========   ========

     From January 1, 1992 through December 31, 1994, the Company acquired seven businesses, all of which were accounted for under the purchase method of accounting. The businesses accounted for under the purchase method of accounting were acquired for a combination of cash and shares of the Company's Common Stock. The value of the Common Stock reflects the market value of the Company's Common Stock at the closing of each acquisition, adjusted to account for restrictions common to unregistered securities and for registration rights, if applicable. The final determination of the cost of certain of the Company's acquisitions is subject to the resolution of certain contingencies, primarily the determination of contingent consideration payable as described in Note 9. The operating results of the acquired businesses accounted for under the purchase method of accounting have been included in the supplemental consolidated financial statements from the dates of acquisition. The pro forma effect of these acquisitions is not material to the supplemental consolidated results of operations for all periods presented.

     In August 1995, the Company acquired all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the Company was approximately $72,800,000 and consisted of 8,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition, as well as several other minor business combinations in 1995, has been accounted for under the purchase method of accounting and, accordingly, is included in the Company's supplemental consolidated financial statements from the date of acquisition.

     The Company's consolidated results of operations on an unaudited pro forma basis assuming the acquisition of HMC had occurred at the beginning of each of the periods presented are as follows:

                                                              NINE MONTHS ENDED    YEAR ENDED
                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    1995              1994
                                                              -----------------   ------------
    Revenue.................................................      $ 218,408         $235,114
                                                              ==============      ==========
    Income from continuing operations before income taxes...      $  21,254         $ 21,277
                                                              ==============      ==========
    Net income..............................................      $  13,612         $ 16,169
                                                              ==============      ==========
    Fully diluted earnings per common and common equivalent
      share.................................................      $    0.22         $   0.30
                                                              ==============      ==========
    Pro forma weighted average common and common equivalent
      shares................................................         62,909           53,545
                                                              ==============      ==========

                           REPUBLIC INDUSTRIES, INC.

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1992.

     The following table sets forth the purchase price of the Company's acquisitions accounted for under the purchase method of accounting (in thousands):

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                   ----------------   ------------------------
                                                    1995      1994     1994     1993     1992
                                                   -------   ------   ------   ------   ------
                                                     (UNAUDITED)
    Cash (net of cash acquired)..................  $ 6,099   $1,493   $4,776   $5,664   $4,003
    Common stock (including contingent
      consideration earned)......................   72,800       --      105      266    2,964
                                                   -------   ------   ------   ------   ------
                                                   $78,899   $1,493   $4,881   $5,930   $6,967
                                                   =======   ======   ======   ======   ======

     As discussed in Note 9, the Company also paid additional consideration to the sellers of previously completed acquisitions for the attainment of certain earnings levels as specified in the respective acquisition agreements.

4. RESTRUCTURING AND UNUSUAL CHARGES

     In the fourth quarter of 1993, the Company recorded restructuring and unusual charges of $10,000,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.

     In March 1992, the Company acquired Stout Environmental, Inc. in a merger transaction accounted for in accordance with the pooling-of-interests method. In connection with the merger, the Company incurred substantial legal, accounting, consulting and financing costs aggregating $2,200,000, which was recorded as an unusual charge.

5. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company currently utilizes the modified treasury stock method and in the prior year used the treasury stock method. When using the modified treasury stock method, the proceeds from the assumed exercise of all warrants and options are assumed to be applied to first purchase 20% of the outstanding common stock, then to reduce outstanding indebtedness and the remaining proceeds are assumed to be invested in U.S. government securities or commercial paper.

                           REPUBLIC INDUSTRIES, INC.

     The computation of weighted average common and common equivalent shares used in the calculation of primary and fully diluted earnings per share are shown below:

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                   ----------------   ------------------------
                                                    1995      1994     1994     1993     1992
                                                   -------   ------   ------   ------   ------
                                                     (UNAUDITED)
    Primary:
      Common shares outstanding..................   75,059   45,343   45,314   45,476   45,409
      Common equivalent shares...................   20,546       60       82      160      186
      Weighted average treasury shares
         purchased...............................   (4,115)      --      149       --       --
      Effect of using weighted average common and
         common equivalent shares outstanding....  (38,553)     160       --       --   (1,116)
                                                   -------   ------   ------   ------   ------
                                                    52,937   45,563   45,545   45,636   44,479
                                                   =======   ======   ======   ======   ======
    Fully diluted:
      Common shares outstanding..................   75,059   45,343   45,314   45,476   45,409
      Common equivalent shares...................   21,008       60       82      160      186
      Weighted average treasury shares
         purchased...............................   (2,651)      --      149       --       --
      Effect of using weighted average common and
         common equivalent shares outstanding....  (38,507)     160       --       --   (1,116)
                                                   -------   ------   ------   ------   ------
                                                    54,909   45,563   45,545   45,636   44,479
                                                   =======   ======   ======   ======   ======

6. PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below (in thousands):



                                                                              DECEMBER 31,
                                                           SEPTEMBER 30,   -------------------
                                                               1995          1994       1993
                                                           -------------   --------   --------
                                                            (UNAUDITED)
    Land, landfills and improvements.....................    $  89,551     $ 84,864   $ 81,601
    Vehicles and equipment...............................      139,290       95,760     81,035
    Buildings and improvements...........................       20,564       16,174     16,586
    Furniture and fixtures...............................        7,386        6,496      5,634
                                                           -------------   --------   --------
                                                               256,791      203,294    184,856
      Less accumulated depreciation and depletion........      (81,478)     (68,788)   (58,749)
                                                           -------------   --------   --------
                                                             $ 175,313     $134,506   $126,107
                                                            ==========     ========   ========

7. ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     The Company owns and operates twelve solid waste landfills in the United States. The Company is responsible for closure and post-closure monitoring and maintenance costs at these landfills which are currently operating. Closure and post-closure costs are provided in accordance with Subtitle D regulations. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of 1994, approximately $7,600,000 of such costs are to be expensed over the remaining lives of these facilities. Included with the accrued costs associated with landfills at December 31, 1994 is $179,000 related to post-closure activities at a closed solid waste landfill formerly owned by the Company.

                           REPUBLIC INDUSTRIES, INC.

     As discussed in Note 9, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     For a discussion of the Company's significant accounting policies related to these environmental and landfill costs, see Note 1 -- "Summary of Significant Accounting Policies -- Accrued Environmental and Landfill Costs".

8. NOTES PAYABLE AND LONG-TERM DEBT

     Short-Term Borrowings and Notes Payable. Notes payable at December 31, 1994 and 1993 consisted primarily of short-term insurance premium financing.

     Long-Term Debt.  Long-term debt consists of the following (in thousands):

                                                                               DECEMBER 31,
                                                            SEPTEMBER 30,   ------------------
                                                                1995          1994      1993
                                                            -------------   --------   -------
    Revolving credit facility, secured by the stock of the
      Company's subsidiaries, interest payable quarterly,
      at prime or at a Eurodollar rate plus 1.5% (8.3% as
      of December 31, 1994), due September 1996...........    $      --     $ 12,600   $12,200
    Notes to banks and financial institutions, secured by
      equipment and other assets, interest ranging from
      6.0% to 12.9% (weighted average interest rate of
      7.2% as of December 31, 1994), payable monthly
      through 2003........................................       34,825       28,815    21,742
    Notes payable to former stockholders of acquired
      companies, secured by common stock of the acquired
      companies, interest at 9.5%, payable monthly through
      2004................................................        7,267        6,058     6,114
    Other notes, secured by equipment and other assets,
      interest ranging from 4.0% to 16.93% (weighted
      average interest rate of 6.0% as of December 31,
      1994), payable monthly through 2011.................       11,594        6,615    11,453
                                                            -------------   --------   -------
                                                                 53,686       54,088    51,509
    Less current maturities...............................      (11,520)     (10,097)   (9,913)
                                                            -------------   --------   -------
                                                              $  42,166     $ 43,991   $41,596
                                                             ==========     ========   =======

     In September 1993, the Company entered into a revolving credit facility agreement with a U.S. commercial bank in the amount of $25,000,000, which includes a line of credit with $10,000,000 available for standby letters of credit. At December 31, 1994, the Company had standby letters of credit of $5,591,000 outstanding under this facility and $6,809,000 available under the revolving credit facility. In 1995, the Company extended the due date from September 1996 to December 1997 and increased the availability under this facility to $35,000,000. The credit agreement requires the Company, among other restrictions, to meet certain financial ratios and places certain limitations on dividend payments and other borrowings. As of December 31, 1994, the Company was in compliance with all covenants under the credit agreement.

     In connection with the equity investment and private placement transactions, as discussed in Note 10, Stockholders' Equity, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under the revolving credit facility totaling approximately $15,500,000 plus interest expense in August 1995. In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of

                           REPUBLIC INDUSTRIES, INC.

$250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. The Credit Agreement replaces the 1993 revolving credit arrangement among the Company and certain other banks.

     At December 31, 1994, aggregate maturities of long-term debt were as follows (in thousands):

        1995...............................................................  $10,097
        1996...............................................................   19,934
        1997...............................................................    7,354
        1998...............................................................    5,046
        1999...............................................................    2,762
        Thereafter.........................................................    8,895
                                                                             -------
                                                                             $54,088
                                                                             =======

9. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by Republic in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling in favor of Republic and found that GI did not meet its burden in proving that it could have performed its obligations under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of Appeals for the Ninth Circuit (the "Court of Appeals") vacated the August 1993 decision and remanded the case back to the Court for a hearing on damages. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company filed a petition for writ of certiorari with the United States Supreme Court, which was denied. The Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $600,000, plus interest and costs, including attorneys' fees.

     On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. On July 14, 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's supplemental consolidated results of operations or financial position.


     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 for various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case is currently scheduled for trial in March 1996.


     While the results of the legal proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any,

                           REPUBLIC INDUSTRIES, INC.

resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's supplemental consolidated results of operations or financial position.

     Environmental Matters. The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     In February 1993, the DTSC denied the Company's October 1992 request to classify the Filters as "special waste" under California regulations. DTSC's denial indicated that the Filters met all technical and analytical requirements for reclassification as a special waste, but that a procedural requirement related to the timing of the reclassification request was not met. The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to seek a variance under California regulations which will reclassify the Filters as a special waste, irrespective of the reclassification application submittal timing issue, and allow the Filters to be left in the landfill. If this occurs, the state, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and that the affected area accept no additional waste. A decision on the reclassification issue is expected by the Spring of 1996. In the event that the variance is not granted, the Regional Water Quality Control Board and Integrated Waste Management Board will determine what remedial measures must be taken based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. The Company seeks to recover actual expenses and punitive damages. Discovery and regulatory studies are proceeding. The Company believes it will prevail, but no amounts have been accrued for any recovery of damages.

     Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of the environmental matters described above, management believes that such losses, if any, will not have a material adverse effect on the Company's supplemental consolidated results of operations or financial position.

                           REPUBLIC INDUSTRIES, INC.

     Operating Lease Commitments. The Company and its subsidiaries lease portions of their premises and certain equipment under various operating lease agreements. At December 31, 1994, total minimum rental commitments becoming payable under all operating leases are as follows (in thousands):

        1995................................................................  $2,492
        1996................................................................   2,293
        1997................................................................   1,400
        1998................................................................     528
        1999................................................................     197
        Thereafter..........................................................     261

     Total rental expense incurred under operating leases was $3,318,000, $2,344,000 and $1,736,000 in 1994, 1993 and 1992, respectively.

     Postretirement Benefits. The Company does not provide postretirement or postemployment benefits to its employees and, accordingly, has not reflected any cost arising from the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" or SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Effective January 1, 1994, the Company instituted a defined contribution 401(k) savings plan for employees meeting certain employment requirements. Under the plan, the Company may, at its discretion, match a portion of employee contributions based on the profitability and growth of the Company. No contributions under this plan were made by the Company in 1994.

     Contingent Consideration. In certain of the business acquisitions accounted for as purchases, the Company has agreed to issue contingent consideration in the form of additional shares of the Company's common stock and, in some cases, additional cash to the sellers of those businesses based on the attainment of certain earnings levels and other contingencies. During the years ended December 31, 1994, 1993 and 1992, the Company has issued approximately 29,000, 160,000 and 186,000 shares of common stock and paid $623,000, $432,000 and $40,000, respectively, for the attainment of such earnings levels. These amounts have been capitalized as additional purchase price. The maximum contingent consideration to be earned over the next eight years as of December 31, 1994 consists of approximately 406,000 shares of the Company's common stock and $412,000. Under the terms of an acquisition agreement, the Company has agreed to pay additional consideration to the former owners of a landfill site of a maximum of $2,500,000 upon the expansion of the landfill airspace by up to 2,500,000 cubic yards.

     Other Matters. At December 31, 1994, the Company had made cash deposits into escrow accounts which total $735,000 in connection with landfill closure and certain other obligations, of which $656,000 was included in cash and cash equivalents and $79,000 was included in other assets. Additionally, the Company has bonding facilities for the issuance of payment, performance and bid bonds, of which $3,945,000 in bonds were outstanding at December 31, 1994. The Company also has facilities available for the issuance of standby letters of credit, of which $4,027,000 in letters of credit were outstanding at December 31, 1994.

10. STOCKHOLDERS' EQUITY

     Equity Investment By H. Wayne Huizenga And Associates, Westbury (Bermuda) Ltd. And Harris W. Hudson. On May 21, 1995, the Company agreed to issue and sell in aggregate 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. Michael G. DeGroote, then Chairman of the Board, President and Chief Executive Officer of Republic) and Mr. Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 3, 1995. In July 1995, the Company agreed to sell an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. John J. Melk for $13.25 per share for aggregate proceeds of $26,500,000. These transactions were completed on August 3, 1995.

                           REPUBLIC INDUSTRIES, INC.

     On August 3, 1995, in connection with the equity investment, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of Republic and Mr. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company, was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors.

     Private Placement Transactions. In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share resulting in net proceeds of approximately $99,000,000 after deducting expenses, fees and commissions.

     As a result of the transactions discussed above, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility and debt of the Pooled Entities.

     Preferred Stock. The Company has 5,000,000 authorized shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

     Treasury Stock. In October 1993, the Board of Directors authorized the Company to repurchase up to 1,300,000 shares of its outstanding Common Stock, through October 1994, as deemed appropriate by management. Through October 1994, 281,000 shares were repurchased for an aggregate value of $856,000. In October 1994, the Board of Directors authorized management to continue the repurchase program and to repurchase up to an additional 1,300,000 shares of its outstanding Common Stock, through October 1995. The repurchasing of shares is intended to achieve a more favorable balance between the market supply of the shares and market demand, as well as take advantage of the relatively low price of the Company's Common Stock. Repurchases have been effected at prevailing market prices from time to time on the open market. The repurchased shares represent additions to treasury stock. In October 1994, the Board of Directors authorized the retirement of the 281,000 shares held in treasury, which were retired in the fourth quarter of 1994. In December 1994, 28,993 shares of the Company's Common Stock were returned to the Company in a settlement with a former owner of one of its subsidiaries. These shares represented additions to treasury stock and were subsequently retired in December 1994. The Company's stock repurchase program expires in October 1995 and the Company does not currently plan to repurchase any additional Common Stock.

     1991 Stock Option Plan. In October 1991, the Board of Directors approved a stock option plan (the "1991 Plan"), which was subsequently approved by the Company's stockholders at the 1992 Annual Meeting of Stockholders, under which employees and officers of the Company or any of its subsidiaries or parent corporations and members of the Board of Directors of the Company may be awarded options to purchase common shares. A maximum of 5,000,000 common shares, less shares issued or purchased pursuant to the 1990 Stock Option and Stock Purchase Plan (the "1990 Plan") as discussed below, have been reserved for issuance to participants in the 1991 Plan in the form of stock options. The option price under the 1991 Plan is to be determined by the Board of Directors but shall not be less than the fair market value of the common shares on the date the stock option is granted. Options are subject to adjustment upon certain changes in the capital structure of the Company, such as a stock dividend, stock split or other similar events.

     1990 Stock Option and Stock Purchase Plan. In April 1990, the Board of Directors approved a stock option and stock purchase plan for certain key employees, directors, consultants and advisors. A maximum of 2,500,000 shares of Common Stock were reserved for issuance to participants in the plan in the form of either stock options or stock purchases, as determined by the Compensation Committee. Options granted under the plan expire ten years from the date of grant and vest over varying periods as determined by the Compensation Committee. During the year ended December 31, 1990, 700,000 shares were purchased at $2.50 to $4.50 per

                           REPUBLIC INDUSTRIES, INC.

share. When shares were purchased under the 1990 Plan, the participant paid the par value of the shares in cash, and issued a nonrecourse promissory note to the Company for the balance of the purchase price. These promissory notes along with interest are due ten years from the date of issuance and are collateralized by the shares purchased. During 1992, the Company received payment of $648,000 on notes receivable arising from stock purchase agreements pursuant to the 1990 Plan. The 1990 Plan has been replaced by the 1991 Plan, as discussed above.

     Activity under the Company's 1990 and 1991 stock option plans during each of the two years in the period ended December 31, 1994 are summarized as follows:

                                                1990 PLAN   1991 PLAN     TOTAL     OPTION PRICE
                                                ---------   ---------   ---------   ------------
    Outstanding at December 31, 1992..........   598,000      348,500     946,500   $2.50-$14.50
      Granted.................................   100,000      401,900     501,900   $4.00-$12.50
      Cancelled...............................        --     (331,900)   (331,900)  $7.25-$10.63
                                                ---------   ---------   ---------
    Outstanding at December 31, 1993..........   698,000      418,500   1,116,500   $2.50-$14.50
      Granted.................................        --      176,000     176,000   $2.69- $3.38
      Cancelled...............................   (50,000)    (130,500)   (180,500)  $2.69-$10.63
                                                ---------   ---------   ---------
    Outstanding at December 31, 1994..........   648,000      464,000   1,112,000   $2.50-$14.50
                                                 =======     ========    ========
    Exercisable at December 31, 1994..........   648,000      113,450     761,450     $9.92(A)
                                                 =======     ========    ========
    Available for future grant at December 31,
      1993....................................   763,000    2,081,500   2,844,500
      Cancelled...............................    50,000      130,500     180,500
      Granted.................................        --     (176,000)   (176,000)
                                                ---------   ---------   ---------
    Available for future grant at December 31,
      1994....................................   813,000    2,036,000   2,849,000
                                                 =======     ========    ========

---------------

(A) Represents the weighted average option price of options exercisable at December 31, 1994.

     Common Stock Warrants. The Company has awarded warrants to purchase shares of Common Stock to certain executive officers, directors, employees and affiliates as additional incentive to continue in the service of the Company. The warrants vest at 20% per year and are exercisable, with respect to each portion vested, for a period of four years following such vesting. Activity involving Common Stock warrants during each of the two years ended December 31, 1994 are summarized as follows:

                                                      EXERCISE
                                        WARRANTS       PRICE            EXPIRATION DATE
                                       ----------   ------------   --------------------------
    Outstanding at December 31,
      1992...........................   6,480,750   $6.00-$12.75       June 1993-May 2001
      Issued.........................     515,000      $4.00             December 2000
      Expired........................  (4,915,000)  $6.50-$12.75               --
                                       ----------
    Outstanding at December 31,
      1993...........................   2,080,750   $4.00-$12.75   August 1995-December 2000
      Issued.........................     200,000      $2.69                May 2003
                                       ----------
    Outstanding at December 31,
      1994...........................   2,280,750   $2.69-$12.75      August 1995-May 2003
                                        =========
    Exercisable at December 31,
      1994...........................   1,250,750     $7.61(A)
                                        =========

---------------

(A) Represents the weighted average exercise price of warrants exercisable at December 31, 1994.

                           REPUBLIC INDUSTRIES, INC.

11. INCOME TAXES

     The Company files a consolidated federal income tax return which includes the operations of the Pooled Entities for periods subsequent to the dates of the acquisitions. The Pooled Entities each file a "short-period" federal tax return through their respective acquisition dates. Certain of the Pooled Entities were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these supplemental consolidated financial statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The Subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

     The components of the income tax provision related to continuing operations are shown below (in thousands):

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1994      1993      1992
                                                                -------   -------   -------
    Current:
      Federal.................................................  $ 3,973   $ 1,664   $ 3,798
      State...................................................      618       279       311
                                                                -------   -------   -------
                                                                  4,591     1,943     4,109
    Federal deferred..........................................    2,453    (1,998)     (485)
    Tax reserve adjustments...................................   (1,963)       --    (1,538)
    Change in valuation allowance.............................   (1,242)    1,242        --
                                                                -------   -------   -------
    Income tax provision......................................  $ 3,839   $ 1,187   $ 2,086
                                                                =======   =======   =======

     In addition to the above, the Company recorded an income tax benefit of $210,000 and $123,000 in 1993 and 1992, respectively, related to its discontinued operations.

     In 1992, the Company changed its method of accounting for income taxes from the method required under SFAS No. 96 to the method required under SFAS No. 109. Since the approach under both statements is similar, there was no significant income effect of the change on the recording of income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax basis of assets and liabilities.

     Net operating loss ("NOL") carryforwards are recognized under SFAS No. 109 unless it is "more likely than not" that they will not be realized. In 1993, the Company recorded a $1,242,000 valuation allowance related to the realization of deferred tax assets generated as a result of the 1993 restructuring and unusual charges. This valuation allowance was recorded due to the uncertainty surrounding the future utilization of such deferred tax assets. In 1994, the valuation allowance was eliminated based on the expected realization of such deferred tax assets.

     In the years immediately following an acquisition, the Company provides income taxes at the statutory income tax rate applied to pre-tax income. As part of its tax planning to reduce effective tax rates and cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes, claiming tax credits not previously claimed and recapturing taxes previously paid by acquired companies. At such time as these reductions in the Company's deferred tax liabilities are determined to be realizable, the impact of the reduction is recorded as tax reserve adjustments in the tax provision. The Company's unaudited income tax provision for the first quarter of 1995 was offset by such adjustments. The Company's unaudited income tax provision for the nine months ended September 30, 1994 was partially offset by reductions in valuation allowance, as well as tax reserve adjustments.

                           REPUBLIC INDUSTRIES, INC.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate as reported in the accompanying supplemental consolidated statements of operations is shown below:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                    1994     1993     1992
                                                                    -----    -----    -----
    Statutory federal income tax rate.............................   34.0%   (34.0)%   34.0%
    Amortization of goodwill......................................     .5     11.6       .5
    State income taxes, net of federal benefit....................    3.0     30.6      3.1
    Tax reserve adjustments.......................................  (10.7)   (24.9)   (16.6)
    Change in valuation allowance.................................   (6.2)   151.1       --
    Other, net....................................................     .4    (42.1)     2.1
                                                                    -----    -----    -----
      Effective tax rate..........................................   21.0%    92.3%    23.1%
                                                                    =====    =====    =====

     Components of the net deferred income tax liability are shown below (in thousands):

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1993
                                                                     --------     --------
    Deferred income tax liabilities:
      Book basis in property over tax basis........................  $ 22,930     $ 22,617
      Deferred costs...............................................     8,954        3,753
                                                                     --------     --------
                                                                       31,884       26,370
                                                                     --------     --------
    Deferred income tax assets:
      Net operating losses.........................................    (5,186)      (5,890)
      Deferred revenue.............................................   (11,240)      (5,420)
      Accrued environmental and landfill costs.....................    (2,761)      (3,054)
      Accruals not currently deductible............................    (1,187)      (1,804)
                                                                     --------     --------
                                                                      (20,374)     (16,168)
                                                                     --------     --------
    Valuation allowance............................................        --        1,242
                                                                     --------     --------
    Net deferred income tax liability..............................  $ 11,510     $ 11,444
                                                                     ========     ========

     At December 31, 1994, the Company had available U.S. NOL carryforwards of approximately $15,249,000 which expire $7,994,000, $6,342,000 and $913,000 in the years 2006, 2007 and 2008, respectively.

12. RELATED PARTY TRANSACTIONS

     The Company has entered into an agreement to lease office space for one of its subsidiaries with the former owner of this subsidiary who is a current officer of this subsidiary. The Company also utilizes companies affiliated with former owners of acquired businesses who are current officers of the Company's subsidiaries for hauling and other services. Aggregate payments for leases and such services were $132,000, $1,139,000 and $827,000 in 1994, 1993 and 1992,
respectively. In September 1993, the Company internalized a portion of these hauling services through the acquisition of substantially all of the assets of a hauling company owned by an officer of a subsidiary of the Company for $370,000 cash.

                           REPUBLIC INDUSTRIES, INC.

13. OPERATIONS BY INDUSTRY SEGMENT

     The following tables present information regarding the Company's different industry segments based on the historical operations of the Company (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1994       1993       1992
                                                             --------   --------   --------
    Revenue
      Solid waste services.................................  $161,237   $133,711   $117,497
      Electronic security services.........................    25,874     20,590     16,943
                                                             --------   --------   --------
                                                             $187,111   $154,301   $134,440
                                                             ========   ========   ========
    Operating income (loss)
      Solid waste services.................................  $ 22,661   $  3,376   $  7,859
      Electronic security services.........................    (1,157)    (2,689)       443
    Interest and other income (expense), net...............    (3,233)    (1,973)       746
                                                             --------   --------   --------
    Income (loss) from continuing operations before
      income taxes.........................................  $ 18,271   $ (1,286)  $  9,048
                                                             ========   ========   ========
    Depreciation, depletion and amortization
      Solid waste services.................................  $ 14,161   $ 12,229   $ 10,178
      Electronic security services.........................       603        405        199
                                                             --------   --------   --------
                                                             $ 14,764   $ 12,634   $ 10,377
                                                             ========   ========   ========
    Capital expenditures
      Solid waste services.................................  $ 22,031   $ 12,098   $ 20,592
      Electronic security services.........................       625      1,005        517
                                                             --------   --------   --------
                                                             $ 22,656   $ 13,103   $ 21,109
                                                             ========   ========   ========
    Identifiable assets
      Solid waste services.................................  $193,079   $172,248   $160,134
      Electronic security services.........................    28,994     14,753      4,524
                                                             --------   --------   --------
              Total identifiable assets....................   222,073    187,001    164,658
    Net assets of discontinued operations..................    20,292     16,872     28,533
                                                             --------   --------   --------
              Total assets.................................  $242,365   $203,873   $193,191
                                                             ========   ========   ========

                           REPUBLIC INDUSTRIES, INC.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is an analysis of certain items in the Supplemental Consolidated Statements of Operations by quarter for 1994 and 1993.

                                                         FIRST    SECOND     THIRD     FOURTH
                                                        QUARTER   QUARTER   QUARTER   QUARTER
                                                        -------   -------   -------   --------
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                       AMOUNTS)
    Revenue................................      1994   $42,189   $46,483   $48,047   $ 50,392
                                                 1993    35,465    38,720    40,243     39,873
    Gross profit...........................      1994    14,085    14,771    16,731     17,647
                                                 1993    11,068    12,632    13,297     12,584
    Income (loss) from continuing
      operations...........................      1994     2,252     3,681     4,459      4,040
                                                 1993     1,389     2,294     2,265     (8,421)(a)
    Net income (loss)......................      1994     2,106     4,508     5,447      5,055
                                                 1993       918     2,189     2,663    (22,822)
    Earnings (loss) per share from
      continuing operations................      1994      0.05      0.08      0.10       0.09
                                                 1993      0.03      0.05      0.05      (0.18)(a)

---------------

(a) As discussed in Note 4, restructuring and unusual charges of $10,000,000 were recorded by the Company in the fourth quarter of 1993 to reorganize its operations.

                           REPUBLIC INDUSTRIES, INC.


                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1995            1994
                                                                       -------------   ------------
                                                                                        (RESTATED)
                                                                       (IN THOUSANDS, EXCEPT SHARE
                                                                           AND PER SHARE DATA)
                                    ASSETS
Current assets
  Cash and cash equivalents..........................................    $ 208,026       $  3,084
  Accounts receivable, less allowance for doubtful accounts of $934
     and $445, respectively..........................................       15,973          8,004
  Prepaid expenses...................................................        1,991          1,135
  Other current assets...............................................        3,692          3,053
                                                                       -------------   ------------
          Total current assets.......................................      229,682         15,276
Property and equipment, net..........................................      110,940         86,902
Intangible assets, net of accumulated amortization of $1,267 and
  $710, respectively.................................................       84,764         11,307
Net assets of discontinued operations................................           --         20,292
Other assets.........................................................        3,240          1,145
                                                                       -------------   ------------
          Total assets...............................................    $ 428,626       $134,922
                                                                        ==========     ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable...................................................    $   7,779       $  3,614
  Accrued liabilities................................................       12,612          5,099
  Current maturities of long-term debt and notes payable.............           --          1,419
  Current portion of accrued environmental and landfill costs........        1,008          1,404
  Other current liabilities..........................................          416            160
                                                                       -------------   ------------
          Total current liabilities..................................       21,815         11,696
Long-term debt, net of current maturities............................           --         13,663
Accrued environmental and landfill costs, net of current portion.....        6,612          8,244
Deferred income taxes................................................       10,831         11,272
Other liabilities....................................................        2,569          1,489
                                                                       -------------   ------------
          Total liabilities..........................................       41,827         46,364
                                                                       -------------   ------------
Commitments and contingencies
Stockholders' equity
  Preferred stock, par value $0.01 per share; 5,000,000 shares
     authorized; none issued.........................................           --             --
  Common stock, par value $0.01 per share; 350,000,000 shares
     authorized; 58,021,056 and 28,275,731 issued, respectively......          580            283
  Additional paid-in capital.........................................      381,863        104,312
  Retained earnings (accumulated deficit) since January 1, 1990......        4,356        (15,364)
  Notes receivable arising from stock purchase agreements............           --           (673)
                                                                       -------------   ------------
          Total stockholders' equity.................................      386,799         88,558
                                                                       -------------   ------------
          Total liabilities and stockholders' equity.................    $ 428,626       $134,922
                                                                        ==========     ==========


         The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.


           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,          SEPTEMBER 30,
                                                          --------------------   --------------------
                                                           1995        1994       1995        1994
                                                          -------   ----------   -------   ----------
                                                                    (RESTATED)             (RESTATED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.................................................  $28,525    $ 15,741    $64,226    $ 46,519
Expenses:
  Cost of operations....................................   19,406       9,283     41,964      28,007
  Selling, general and administrative...................    5,212       3,551     12,144      11,081
Other (income) expense:
  Interest and other income.............................   (1,454)        (21)    (1,622)       (129)
  Interest expense......................................      239         258      1,055         852
                                                          -------   ----------   -------   ----------
                                                           23,403      13,071     53,541      39,811
                                                          -------   ----------   -------   ----------
Income from continuing operations before income taxes...    5,122       2,670     10,685       6,708
Income tax provision....................................    2,019          13      3,687          40
                                                          -------   ----------   -------   ----------
Income from continuing operations.......................    3,103       2,657      6,998       6,668
Income from discontinued operations, net of income tax
  provision of $0, $0, $298 and $0, respectively........       --         988        508       1,669
                                                          -------   ----------   -------   ----------
Net income..............................................  $ 3,103    $  3,645    $ 7,506    $  8,337
                                                          =======    ========    =======    ========
Primary earnings per common and common equivalent share:
  Continuing operations.................................  $  0.06    $   0.09    $  0.20    $   0.23
  Discontinued operations...............................       --        0.04       0.02        0.06
                                                          -------   ----------   -------   ----------
  Net income............................................  $  0.06    $   0.13    $  0.22    $   0.29
                                                          =======    ========    =======    ========
Fully diluted earnings per common and common equivalent
  share:
  Continuing operations.................................  $  0.06    $   0.09    $  0.19    $   0.23
  Discontinued operations...............................       --        0.04       0.01        0.06
                                                          -------   ----------   -------   ----------
  Net income............................................  $  0.06    $   0.13    $  0.20    $   0.29
                                                          =======    ========    =======    ========


         The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.


       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                              RETAINED       NOTES
                                                                              EARNINGS     RECEIVABLE
                                                                            (ACCUMULATED    ARISING
                                                                              DEFICIT)        FROM
                                                               ADDITIONAL      SINCE         STOCK
                                                      COMMON    PAID-IN      JANUARY 1,     PURCHASE
                                                      STOCK     CAPITAL         1990       AGREEMENTS
                                                      ------   ----------   ------------   ----------
                                                                      (IN THOUSANDS)
Balance at December 31, 1994, (Restated)............   $283     $ 104,312     $(15,364)      $ (673)
Stock issued in acquisitions........................     80        72,720           --           --
Sales of common stock...............................    208       231,840           --           --
Purchases and retirements of treasury stock.........     (1)         (221)          --           --
Exercise of stock options and warrants..............     10         9,339           --           --
Payments received on notes..........................     --            --           --          673
Reclassification of additional paid-in capital to
  effect the spin-off...............................     --       (36,305)      36,305           --
Spin-off of Republic Environmental Systems, Inc.....     --            --      (23,579)          --
Distributions to former owners of acquired
  companies.........................................     --            --         (512)          --
Other...............................................     --           178           --           --
Net income..........................................     --            --        7,506           --
                                                      ------   ----------   ------------   ----------
Balance at September 30, 1995.......................   $580     $ 381,863     $  4,356       $   --
                                                      ======     ========   ==========     ========


         The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.


           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                         -----------------------
                                                                           1995          1994
                                                                         --------     ----------
                                                                                      (RESTATED)
                                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Income from continuing operations....................................  $  6,998      $  6,668
  Adjustments to reconcile income from continuing operations to net cash provided by operations:
     Depreciation, depletion and amortization..........................     4,806         3,543
     Provision for doubtful accounts...................................       184           124
     Provision for accrued environmental and landfill costs............       255           308
     Gain on the sale of property and equipment........................       (60)         (245)
  Changes in assets and liabilities, net of effects from business combinations:
     Accounts receivable...............................................    (1,672)          (78)
     Prepaid expenses and other assets.................................    (1,730)         (185)
     Accounts payable and accrued liabilities..........................    (1,000)       (1,085)
     Income taxes payable..............................................      (711)         (125)
     Other liabilities.................................................     1,423          (679)
                                                                         --------     ----------
          Net cash provided by continuing operations...................     8,493         8,246
                                                                         --------     ----------
Cash provided by (used in) discontinued operations.....................      (261)        1,279
                                                                         --------     ----------
Cash flows from investing activities:
  Net cash used in business combinations...............................    (1,867)         (756)
  Purchases of property and equipment..................................   (11,298)       (4,550)
  Proceeds from the sale of property and equipment.....................       622           521
  Other investments....................................................    (1,293)           --
                                                                         --------     ----------
          Net cash used in investing activities........................   (13,836)       (4,785)
                                                                         --------     ----------
Cash flows from financing activities:
  Exercise of stock options and warrants...............................     6,333            --
  Sales of common stock................................................   232,048            --
  Repayments received on notes receivable arising from stock purchase
     agreements........................................................       673            --
  Capital contribution to Republic Environmental Systems, Inc. ........    (2,520)           --
  Distribution to former shareholders of acquired businesses...........      (512)         (200)
  Purchases of treasury stock..........................................      (222)         (856)
  Payments of long-term debt and notes payable.........................   (30,620)       (5,144)
  Proceeds from long-term debt and notes payable.......................     5,366         2,034
                                                                         --------     ----------
          Net cash provided by (used in) financing activities..........   210,546        (4,166)
                                                                         --------     ----------
Increase in cash and cash equivalents..................................   204,942           574
Cash and cash equivalents:
  Beginning of period..................................................     3,084         3,822
                                                                         --------     ----------
  End of period........................................................  $208,026      $  4,396
                                                                         ========      ========
Supplemental disclosure of cash paid for:
  Interest.............................................................  $    924      $    743
  Income taxes.........................................................  $    650      $    336


         The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                           REPUBLIC INDUSTRIES, INC.


         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION


     The accompanying unaudited condensed consolidated financial statements include the accounts of Republic Industries, Inc. and its wholly-owned subsidiaries (the "Company") and have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's most recent Annual Report on Form 10-K as well as the Company's audited supplemental financial statements subsequently filed on Form 8-K.


     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The accompanying financial statements also include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, these financial statements and notes thereto have been restated as if the companies had operated as one entity since inception. See Note 2, Business Combinations, for a further discussion of this transaction.

     As discussed in Note 3, Spin-off of RESI, the Company spun-off its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), to the Company's stockholders in April 1995 (the "Distribution"). Accordingly, this segment was accounted for as a discontinued operation and the accompanying financial statements have been restated to report separately the net assets and operating results of RESI prior to the distribution date.

2. BUSINESS COMBINATIONS

     In August 1995, the Company acquired all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"), each of which was owned by Harris W. Hudson, President of the Company. The purchase price paid by the Company was approximately $72,800,000 and consisted of 8,000,000 shares of the Company's common stock, $.01 par value ("Common Stock"). HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition has been accounted for under the purchase method of accounting and, accordingly, is included in the Company's financial statements from the date of acquisition.

                           REPUBLIC INDUSTRIES, INC.

     The Company's consolidated results of operations on an unaudited pro forma basis assuming the acquisition of HMC had occurred at the beginning of each of the periods presented are as follows:


                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1995      1994
                                                                         -------   -------
    Revenue............................................................  $97,427   $80,574
                                                                         =======   =======
    Income from continuing operations before income taxes..............  $12,327   $ 8,903
                                                                         =======   =======
    Net income.........................................................  $ 8,524   $ 9,670
                                                                         =======   =======
    Fully diluted earnings per common and common equivalent share......  $  0.23   $  0.27
                                                                         =======   =======


     The preliminary purchase price allocation for the HMC acquisition during the nine months ended September 30, 1995, was as follows:

    Property and equipment....................................................  $ 16,910
    Intangible assets.........................................................    71,110
    Working capital deficiency................................................    (6,602)
    Long-term debt assumed....................................................    (8,618)
                                                                                --------
    Common stock issued.......................................................  $ 72,800
                                                                                ========

     In August 1995, the Company issued 1,090,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Kertz. Kertz provides electronic security monitoring and maintenance to over 30,000 residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas. The merger with Kertz has been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying financial statements have been restated for all periods as if the companies had operated as one entity since inception.

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combination was consummated are as follows:


                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1995      1994
                                                                         -------   -------
    Revenue:
      The Company......................................................  $55,945   $36,307
      Kertz............................................................    8,281    10,212
                                                                         -------   -------
                                                                         $64,226   $46,519
                                                                         =======   =======
    Net Income:
      The Company......................................................  $ 7,134   $ 8,117
      Kertz............................................................      372       220
                                                                         -------   -------
                                                                         $ 7,506   $ 8,337
                                                                         =======   =======


3. SPIN-OFF OF RESI

     On April 26, 1995, the Company's stockholders received one share of common stock of the Company's hazardous waste subsidiary, RESI, for every five shares of Common Stock owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed. RESI's

                           REPUBLIC INDUSTRIES, INC.

common stock commenced trading on the Nasdaq National Market on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution.

     The hazardous waste services segment of the Company's business was accounted for as a discontinued operation and, accordingly, the accompanying consolidated financial statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations prior to the distribution date. Revenue of the discontinued operations was $11,856,000, $12,148,000 and $34,108,000 for three months ended September 30,
1994 and the nine months ended September 30, 1995 and 1994, respectively. Net income of the discontinued operations was $988,000, $508,000 and $1,669,000 for the three months ended September 30, 1994 and the nine months ended September 30, 1995 and 1994, respectively.

     In connection with the Distribution, the Company entered into a distribution agreement with RESI which set forth the terms of the Distribution. Under this agreement, the Company contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, the Company contributed approximately $2,500,000 to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,000,000.

     The Company has also entered into various agreements with RESI which govern certain matters between the two parties such as ongoing corporate services to be provided by the Company to RESI, property and casualty insurance coverage for RESI through June 30, 1995, treatment of various tax matters for periods through the date of the Distribution and indemnification between both parties. The Corporate Services Agreement is expected to be terminated by the end of 1995.

4. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company currently utilizes the modified treasury stock method and in the prior year used the treasury stock method. When using the modified treasury stock method, the proceeds from the assumed exercise of all warrants and options are assumed to be applied to first purchase 20% of the outstanding common stock, then to reduce outstanding indebtedness and the remaining proceeds are assumed to be invested in U.S. government securities or commercial paper.

                           REPUBLIC INDUSTRIES, INC.

     The computations of weighted average common and common equivalent shares used in the calculations of primary and fully diluted earnings per share are shown below:

                                                       THREE MONTHS           NINE MONTHS
                                                          ENDED                  ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,
                                                    ------------------     ------------------
                                                     1995        1994       1995        1994
                                                    -------     ------     -------     ------
    Primary:
      Common shares outstanding...................   58,021     28,305      58,021     28,305
      Common equivalent shares....................   20,879         95      20,546         60
      Weighted average treasury shares
         purchased................................   (4,495)        --      (4,115)        --
      Effect of using weighted average common and
         common equivalent shares outstanding.....  (19,406)        70     (38,553)       160
                                                    -------     ------     -------     ------
                                                     54,999     28,470      35,899     28,525
                                                    =======     ======     =======     ======
    Fully diluted:
      Common shares outstanding...................   58,021     28,305      58,021     28,305
      Common equivalent shares....................   20,979         --      21,008         --
      Weighted average treasury shares
         purchased................................   (4,217)        95      (2,651)        60
      Effect of using weighted average common and
         common equivalent shares outstanding.....  (19,469)        70     (38,507)       160
                                                    -------     ------     -------     ------
                                                     55,314     28,470      37,871     28,525
                                                    =======     ======     =======     ======

5. PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1995            1994
                                                                   -------------   ------------
    Land, landfills and improvements.............................    $  83,552       $ 80,601
    Vehicles and equipment.......................................       39,956         15,340
    Buildings and improvements...................................        3,255          3,158
    Furniture and fixtures.......................................          837            746
                                                                   -------------   ------------
                                                                       127,600         99,845
      Less accumulated depreciation and depletion................      (16,660)       (12,943)
                                                                   -------------   ------------
                                                                     $ 110,940       $ 86,902
                                                                    ==========     ==========

                           REPUBLIC INDUSTRIES, INC.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1995            1994
                                                                   -------------   ------------
    Revolving credit facility, secured by the stock of the
      Company's subsidiaries, interest payable quarterly, at
      prime or at a Eurodollar rate plus 1.5% (8.3% at December
      31, 1994)..................................................     $    --        $ 12,600
    Notes to banks and financial institutions, secured by
      equipment and other assets, interest ranging from 7.0% to
      12.9% (weighted average interest rate of 7.2% as of
      December 31, 1994).........................................          --           1,305
    Other notes, secured by equipment and other assets, interest ranging from 4.0% to 11.5% (weighted average interest rate
      of 6.0% as of December 31, 1994)...........................          --           1,177
                                                                   -------------   ------------
                                                                           --          15,082
    Less current maturities and notes payable....................          --          (1,419)
                                                                   -------------   ------------
                                                                      $    --        $ 13,663
                                                                   ==========      ==========


     In September 1993, the Company entered into a revolving credit facility agreement with a U.S. commercial bank in the amount of $25,000,000, which includes a line of credit with $10,000,000 available for standby letters of credit. In May 1995, the Company extended the due date from September 1996 to December 1997 and increased the availability under this facility to $35,000,000. In connection with the equity investment and private placement transactions, as discussed in Note 7, Stockholders' Equity, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under the revolving credit facility totaling approximately $15,500,000 plus interest expense in August 1995. In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. The Credit Agreement replaces the 1993 revolving credit arrangement among the Company and certain other banks.



7. STOCKHOLDERS' EQUITY


     In August 1995, the Company issued and sold an aggregate of 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company) and Mr. Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 1995. In August 1995, the Company issued and sold an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. John J. Melk, a director since August 3, 1995, for $13.25 per share for aggregate proceeds of $26,500,000.

     In August 1995, in connection with these equity investments, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of the Company and Mr. DeGroote was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors and Mr. Melk was named as a member of the Board of Directors.

                           REPUBLIC INDUSTRIES, INC.

     In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share resulting in net proceeds of approximately $99,000,000 after deducting expenses, fees and commissions.

     As a result of the transactions discussed above, the Company received approximately $232,000,000 in cash during the three months ended September 30, 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility and debt of HMC and Kertz during the same period.

     In October 1994, the Board of Directors authorized the Company to continue its stock repurchase program and repurchase up to 1,300,000 shares or 4.8% of its outstanding Common Stock through October 1995. Through July 1995, 65,000 shares were repurchased for an aggregate value of $222,000 and were subsequently retired. The Company's stock repurchase program expired in October 1995.

     In August 1995, the Company's shareholders approved an increase in the number of authorized shares of Common Stock from 100,000,000 to 350,000,000.

8. STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

     A summary of stock option and warrant transactions for the nine months ended September 30, 1995 is as follows:

    Options and warrants outstanding at December 31, 1994..................         3,393
    Options granted and warrants sold......................................        19,858
    Options and warrants exercised.........................................        (1,026)
    Options and warrants cancelled.........................................          (161)
                                                                             ------------
    Options and warrants outstanding at September 30, 1995.................        22,064
                                                                              ===========
    Average price of options and warrants exercised........................         $7.44
    Prices of options and warrants outstanding at September 30, 1995.......  $2.50-$24.75
    Average price of options and warrants outstanding at September 30,
      1995.................................................................         $7.92
    Vested options and warrants at September 30, 1995......................        19,162
    Options available for future grants at September 30, 1995..............         4,750

     See Note 7, Stockholders' Equity, for a discussion related to the sale of Common Stock and warrants in August 1995.

9. INCOME TAXES


     As part of its tax planning to reduce cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes and recapturing taxes previously paid by acquired companies, among others. When the Company determines that deferred tax assets for which it had previously recorded no benefit are realizable, the impact is recorded as "tax reserve adjustments" in the tax provision. The Company's 38% income tax provision for the first quarter of 1995 was partially offset by such adjustments. Accordingly, the Company's income tax provision for the nine months ended September 30, 1995 was reduced to 35%, while the income tax provision for the three months ended September 30, 1995 was 39%. The

                           REPUBLIC INDUSTRIES, INC.

Company's 38% tax provision for the three and nine months ended September 30, 1994 was partially offset by tax reserve adjustments and a change in the valuation allowance.


10. SUBSEQUENT EVENTS

     In October 1995, the Company acquired all of the outstanding common stock of United Waste Service, Inc. ("United") in exchange for 1,500,000 shares of Common Stock. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area and serves over 8,000 residential and commercial customers.

     In October 1995, the Company issued 2,600,000 shares of Common Stock in exchange for all of the outstanding common stock of Southland Environmental Services, Inc. ("Southland"). Southland provides solid waste collection services in the Northeast Florida area serving over 70,000 residential and commercial customers.


     In November 1995, the Company acquired all of the outstanding common stock of J.C. Duncan Company, Inc. and affiliates (collectively, "Duncan") in exchange for 5,256,055 shares of Common Stock. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas, and also operates two landfills.



     In November 1995, the Company issued 3,003,000 shares of Common Stock in exchange for all of the outstanding common stock of Garbage Disposal Service, Inc. ("GDS") which provides solid waste collection and recycling services throughout western North Carolina.



     In November 1995, the Company acquired all of the outstanding common stock of Fennell Container Co., Inc. and affiliates (collectively, "Fennell") in exchange for 3,111,111 shares of Common Stock. Fennell is a full-service solid waste management company, providing waste collection, recycling and environmental services in and around Charleston and Greenville, South Carolina. Additionally, Fennell owns a landfill which is in the final stages of construction and is scheduled to begin accepting waste under its new permit in early 1996.



     In November 1995, the Company issued 1,567,818 shares of Common Stock in exchange for all of the outstanding common stock of Scott Security Systems and affiliates (collectively, "Scott"). Scott is an electronic security alarm company, providing monitoring and maintenance in Jacksonville, Orlando and Tallahassee, Florida, as well as other metropolitan areas in the southeastern U.S., including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee.



     The United, Southland, Duncan, GDS, Fennell and Scott mergers will be accounted for under the pooling of interests method of accounting. The Company's unaudited pro forma consolidated results of operations, assuming the United, Southland, Duncan, GDS, Fennell and Scott mergers had been consummated as of September 30, 1995, are as follows:



                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Revenue........................................................  $185,207     $140,988
                                                                     ========     ========
    Net income.....................................................  $ 13,135     $ 12,747
                                                                     ========     ========
    Fully diluted earnings per common and common equivalent
      share........................................................  $   0.24     $   0.28
                                                                     ========     ========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Boards of Directors of
  Hudson Management Corporation
  and Envirocycle, Inc.:

     We have audited the accompanying combined balance sheets of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. (a Florida corporation and a Florida S-corporation, respectively, affiliated through common ownership) as of September 30, 1994 and 1993, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 1, 1995 (except with respect to the matter discussed in Note 10, as to which the date is August 3, 1995).

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                               SEPTEMBER 30,
                                                             JUNE 30,       -------------------
                                                               1995          1994        1993
                                                            -----------     -------     -------
                                                            (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash....................................................    $   630       $   538     $ 2,007
  Accounts receivable, less allowance for doubtful
     accounts of $510 (unaudited), $330 and $220,
     respectively.........................................      5,765         5,371       4,400
  Prepaid expenses and other..............................      1,353         1,179         634
  Deferred income taxes...................................        864           845         911
                                                            -----------     -------     -------
          Total current assets............................      8,612         7,933       7,952
PROPERTY AND EQUIPMENT, net...............................     18,589        14,088      11,405
INTANGIBLE ASSETS, net....................................      2,679         2,557       2,669
OTHER ASSETS..............................................         51            58          50
                                                            -----------     -------     -------
          Total assets....................................    $29,931       $24,636     $22,076
                                                            ===========     =======     =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................................    $ 2,725       $ 2,556     $ 2,170
  Current portion of long-term debt.......................      3,596         2,736       3,263
  Deferred revenue and other credits......................      2,316         1,930       1,702
  Accrued liabilities.....................................      4,294         3,243       3,291
  Customer deposits.......................................        135           145         135
                                                            -----------     -------     -------
          Total current liabilities.......................     13,066        10,610      10,561
DEFERRED INCOME TAXES.....................................      1,320         1,471       1,369
LONG-TERM DEBT, less current portion......................      8,937         7,022       4,570
                                                            -----------     -------     -------
          Total liabilities...............................     23,323        19,103      16,500
                                                            -----------     -------     -------
COMMITMENTS AND CONTINGENCIES
  (Notes 5, 6, 7 and 10)
STOCKHOLDERS' EQUITY:
  Capital stock...........................................         --            --          --
  Additional paid-in capital..............................         73            73          73
  Retained earnings.......................................      6,535         5,460       5,503
                                                            -----------     -------     -------
          Total stockholders' equity......................      6,608         5,533       5,576
                                                            -----------     -------     -------
          Total liabilities and stockholders' equity......    $29,931       $24,636     $22,076
                                                            ===========     =======     =======

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                     FOR THE NINE
                                                        MONTHS                FOR THE YEAR
                                                    ENDED JUNE 30,         ENDED SEPTEMBER 30,
                                                   -----------------   ---------------------------
                                                    1995      1994      1994      1993      1992
                                                   -------   -------   -------   -------   -------
                                                      (UNAUDITED)
REVENUE..........................................  $41,439   $34,055   $48,003   $45,582   $38,788
OPERATING EXPENSES:
  Cost of operations.............................   29,957    24,154    35,048    32,025    27,738
  Selling, general and administrative............    7,328     7,377     9,444     8,573     8,305
INTEREST EXPENSE.................................      474       329       505       552       737
                                                   -------   -------   -------   -------   -------
                                                    37,759    31,860    44,997    41,150    36,780
                                                   -------   -------   -------   -------   -------
          Income before income taxes.............    3,680     2,195     3,006     4,432     2,008
INCOME TAX PROVISION.............................      455       254       377       901       874
                                                   -------   -------   -------   -------   -------
          Net income.............................    3,225     1,941     2,629     3,531     1,134
UNAUDITED PRO FORMA ADJUSTMENT TO REFLECT INCOME
  TAXES FOR ENVIROCYCLE, INC. (Note 1)...........    1,014       608       892       952        54
                                                   -------   -------   -------   -------   -------
          Unaudited pro forma net income (Note
            1)...................................  $ 2,211   $ 1,333   $ 1,737   $ 2,579   $ 1,080
                                                   =======   =======   =======   =======   =======

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                         ADDITIONAL
                                                             CAPITAL      PAID-IN       RETAINED
                                                              STOCK       CAPITAL       EARNINGS
                                                             -------     ----------     --------
BALANCE, September 30, 1991................................   $  --         $ 73        $ 1,893
  Net income...............................................      --           --          1,134
  Stockholder distributions................................      --           --           (220)
                                                             -------         ---        --------
BALANCE, September 30, 1992................................      --           73          2,807
  Net income...............................................      --           --          3,531
  Stockholder distributions................................      --           --           (835)
                                                             -------         ---        --------
BALANCE, September 30, 1993................................      --           73          5,503
  Net income...............................................      --           --          2,629
  Stockholder distributions................................      --           --         (2,672)
                                                             -------         ---        --------
BALANCE, September 30, 1994................................   $  --         $ 73        $ 5,460
                                                             ======      =========      ========

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE NINE
                                                        MONTHS                FOR THE YEARS
                                                    ENDED JUNE 30,         ENDED SEPTEMBER 30,
                                                   -----------------   ---------------------------
                                                    1995      1994      1994      1993      1992
                                                   -------   -------   -------   -------   -------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $ 3,225   $ 1,941   $ 2,629   $ 3,531   $ 1,134
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization...............    2,013     1,950     2,614     2,495     2,642
     Deferred income tax provision (benefit).....     (170)      134       168      (156)      115
     Gain on disposition of property and
       equipment.................................       (8)       --       (82)       (2)       --
     Changes in assets and liabilities --
       (Increase) decrease in:
          Accounts receivable....................     (686)     (583)     (971)     (488)     (563)
          Prepaid expenses and other.............     (180)   (1,282)     (545)      (15)      (11)
          Other assets...........................        7        (3)       (8)       42        58
       Increase (decrease) in:
          Accounts payable.......................      542      (250)      386      (447)      930
          Deferred revenue and other credits.....      446       185       228        59       529
          Accrued liabilities....................    1,025       960       (48)       44       867
          Customer deposits......................       (7)        4        10         2         2
                                                   -------   -------   -------   -------   -------
          Total adjustments......................    2,982     1,115     1,752     1,534     4,569
                                                   -------   -------   -------   -------   -------
          Net cash provided by operating
            activities...........................    6,207     3,056     4,381     5,065     5,703
                                                   -------   -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the disposition of
     property and equipment......................  $     6   $   294   $   327   $    35   $    --
  Purchases of property and equipment............   (6,502)   (4,625)   (5,380)   (2,759)   (4,303)
  Purchases of intangible assets.................     (201)      (50)      (50)       --       (11)
                                                   -------   -------   -------   -------   -------
          Net cash used in investing
            activities...........................   (6,697)   (4,381)   (5,103)   (2,724)   (4,314)
                                                   -------   -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt.............................    5,386     5,917     6,441     2,396     3,261
  Principal repayments on debt...................   (2,626)   (4,353)   (4,516)   (4,262)   (3,216)
  Stockholder distributions......................   (2,922)   (1,230)   (2,672)     (835)     (220)
                                                   -------   -------   -------   -------   -------
          Net cash used in financing
            activities...........................     (162)      334      (747)   (2,701)     (175)
                                                   -------   -------   -------   -------   -------
EFFECT OF ENVIROCYCLE, INC. CHANGE IN CASH FOR
  THE PERIOD OCTOBER 1 - DECEMBER 31 (Note 1)....      744      (109)       --        --        --
                                                   -------   -------   -------   -------   -------
          Net increase (decrease) in cash........       92    (1,100)   (1,469)     (360)    1,214
CASH, beginning of period........................      538     2,007     2,007     2,367     1,153
                                                   -------   -------   -------   -------   -------
CASH, end of period..............................  $   630   $   907   $   538   $ 2,007   $ 2,367
                                                   =======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF
  CASH PAID FOR:
  Interest.......................................  $   575   $   420   $   591   $   658   $   804
  Income taxes...................................  $    58   $   404   $   730   $   948   $   824

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (INFORMATION WITH RESPECT TO THE JUNE 30, 1995 AND
                           1994 PERIODS IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination --

     The combined financial statements include the accounts of Hudson Management Corporation and its wholly-owned subsidiaries and Envirocycle, Inc. (together, the "Companies"), which are affiliated through common ownership. All material intercompany transactions between Hudson Management Corporation, its subsidiaries and Envirocycle, Inc. have been eliminated.

     The accounts of Envirocycle, Inc. have been combined on the basis of a calendar year and include the years ended December 31, 1994 and 1993 and the period from commencement of operations (March 23, 1992) through December 31, 1992. For comparative purposes, the unaudited combined statements of income and cash flows for the nine month periods ended June 30, 1995 and 1994 include the accounts of Envirocycle, Inc. for the periods from October 1 through June 30.

     In the opinion of management, the unaudited combined financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Companies at June 30, 1995, and the combined results of their operations and cash flows for the nine months ended June 30, 1995 and 1994.

  Revenue Recognition --

     Collection services may be billed up to four months in advance. Revenue on such advance billings is deferred until services are performed. Such amounts are included in deferred revenue and other credits in the accompanying combined balance sheets.

  Property and Equipment --

     The Companies provide for depreciation using the straight-line method over the following estimated useful lives:

        Vehicles......................................................       5-7 years
        Containers and compactors.....................................        10 years
        Equipment.....................................................       5-7 years
        Leasehold improvements........................................       5-7 years
        Buildings.....................................................   31.5-40 years

     Maintenance and repairs are charged to expense when incurred. Additions and major renewals are capitalized.

     Depreciation and amortization expense for property and equipment for the years ended September 30, 1994, 1993 and 1992 was $2,452,000, $2,216,000 and
$2,039,000, respectively.

  Intangible Assets --

     Intangible assets consist of the cost of purchased businesses in excess of the market value of net assets acquired (goodwill), the costs of certain franchise service areas obtained as part of businesses acquired, and noncompete agreements obtained from former owners and management of businesses acquired.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Intangible assets are amortized using the straight-line method over their estimated useful lives and are comprised of the following as of September 30, 1994 and 1993 (in thousands):

                                                          USEFUL LIVES      1994       1993
                                                          ------------     ------     ------
    Goodwill............................................     40 years      $2,585     $2,585
    Franchise agreements................................   4-16 years         666        674
    Customer lists......................................      5 years          10         10
    Noncompete agreements...............................   5-15 years          51        311
                                                                           ------     ------
                                                                            3,312      3,580
    Less accumulated amortization.......................                     (755)      (911)
                                                                           ------     ------
                                                                           $2,557     $2,669
                                                                           ======     ======

     The Companies continually evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Companies use an estimate of the related undiscounted net income over the remaining life of intangible assets in measuring whether the intangible assets are recoverable.

     Amortization expense for intangible assets was $162,000, $279,000 and $603,000 in 1994, 1993 and 1992, respectively.

  Accrued Liabilities --

     The Companies accrue estimated insurance claims for the self-funded portion of their workers' compensation and health insurance plans. At September 30, 1994 and 1993, insurance claim reserves of $2,101,000 and $2,199,000, respectively, were included in accrued liabilities.

  Income Taxes --

     Hudson Management Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided for the effect of temporary differences between the income tax bases of assets and liabilities and their reported amounts in the combined financial statements.

     For the nine months ended June 30, 1995 and 1994, income taxes have been provided based upon Hudson Management Corporation's anticipated effective annual income tax rate.

     Envirocycle, Inc. has elected S-corporation status for income tax reporting purposes since its inception in 1992. Therefore, since that date, net income and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual tax returns of the stockholders of Envirocycle, Inc.

     Upon closing of the merger transactions described in Note 10, Envirocycle, Inc. will no longer be eligible for S-corporation status. At that time, deferred income taxes will be recorded in accordance with SFAS No. 109 and an adjustment to record Envirocycle, Inc. retained earnings as a capital contribution will be recorded. Although the ultimate amount is not presently determinable, if deferred taxes were recorded at June 30, 1995, retained earnings would be decreased by approximately $46,000 (unaudited). In addition, $1,453,000 (unaudited) of retained earnings at June 30, 1995 would have been reclassified to additional paid-in capital.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma effect of converting Envirocycle, Inc. from S-corporation status is as follows (in thousands):

                                                                   ADDITIONAL
                                                        COMMON      PAID-IN       RETAINED
                                                        STOCK       CAPITAL       EARNINGS
                                                        ------     ----------     --------
    BALANCE, June 30, 1995 (unaudited)................   $ --        $   73       $ 6,535
    Recording of deferred tax liability...............     --            --           (46)
    Reclassification of retained earnings to
      additional paid-in capital......................     --         1,453        (1,453)
                                                        ------     ----------     --------
                                                         $ --        $1,526       $ 5,036
                                                        ========   =========      ========

     The unaudited pro forma adjustment to reflect income taxes for Envirocycle, Inc. included in the accompanying combined statements of income is for informational purposes only. Income taxes have been provided at an estimated effective tax rate of 40%.

  Environmental Costs --

     The Companies are subject to environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the Environmental Protection Agency and various other federal, state and local environmental, transportation, health and safety agencies. The Companies have not incurred any material environmental costs nor experienced any significant regulatory problems in the past and believe that they are in substantial compliance with all applicable rules and regulations. Future environmental liabilities, if any, would be recorded in the period in which they become probable and can be reasonably estimated.

  Concentrations of Credit Risk --

     The Companies provide solid waste collection and recycling services to commercial, industrial and residential customers located in the State of Florida primarily through franchise agreements with municipalities. Depending on the terms of the franchise agreements, the Companies either bill services to the municipality or directly to the customer. Deposits are generally received from residential customers billed directly by the Companies. As of September 30, 1994 and 1993, approximately 33% and 44% of outstanding accounts receivable, respectively, were due directly from municipalities while the remainder was due directly from individual customers. The Companies continually evaluate the collectibility of accounts receivable and maintain allowances for potential credit losses. Overall, the Companies believe their credit exposure is minimal given the creditworthiness of municipal customers and the wide dispersion of non-municipal bill customers.

     Additionally, the Companies provide services to a major municipality customer which comprised 25%, 23% and 26% of combined revenues in 1994, 1993 and 1992, respectively.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2) PROPERTY AND EQUIPMENT:

     A summary of property and equipment is shown below (in thousands):

                                                                     SEPTEMBER 30,
                                                                 ---------------------
                                                                   1994         1993
                                                                 --------     --------
        Land...................................................  $    505     $    510
        Vehicles...............................................    13,328       12,337
        Containers and compactors..............................     8,495        7,006
        Equipment..............................................     1,546        1,189
        Leasehold improvements.................................     1,109          938
        Buildings..............................................     1,268        1,183
                                                                 --------     --------
                                                                   26,251       23,163
        Less accumulated depreciation and amortization.........   (12,163)     (11,758)
                                                                 --------     --------
                                                                 $ 14,088     $ 11,405
                                                                 ========     ========

(3) LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Notes payable to banks, interest adjusts based on fluctuations in the banks' prime lending rate (7.75% at September 30,
      1994), due 1994-2000, collateralized by substantially all
      property and equipment and other assets, publicly traded
      common stock owned by the Companies' stockholders and the
      personal guarantee of a stockholder..........................    $ 7,642     $ 6,813
    Mortgage note payable monthly at $3,350 principal plus interest at 10% through January 1999, at which time the remaining
      principal balance is due. This note is collateralized by the
      Company's real property with a net book value of
      approximately $1,161,000 and $1,091,000 as of September 30,
      1994 and 1993, respectively..................................        566         606
    Note payable to stockholder, unsecured, interest only at 9%
      payable semi-annually, principal balance due December 1997...      1,154          --
    Note payable to stockholder, unsecured, payable at $1,478 per month principal plus interest at the prime lending rate
      (7.75% at September 30, 1994) through February 1997, at which
      time the remaining principal balance is due..................        216         234
    Other notes payable............................................        180         180
                                                                       -------     -------
                                                                         9,758       7,833
    Less current portion of long-term debt.........................     (2,736)     (3,263)
                                                                       -------     -------
                                                                       $ 7,022     $ 4,570
                                                                       =======     =======

     The Companies had a $2.0 million working capital line of credit with a bank which expired February 28, 1995. Borrowings under the line of credit were immediately converted to term notes payable. At September 30, 1994, the Companies had approximately $380,000 available under the line of credit. Upon expiration of

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the line of credit on February 28, 1995, the Companies obtained a $1.5 million line of credit expiring February 28, 1996.

     The following are estimated aggregate future debt principal payments as of September 30, 1994 (in thousands):

                                    YEAR ENDING
                                  SEPTEMBER 30,
        ------------------------------------------------------------------
          1995............................................................    $2,736
          1996............................................................     1,936
          1997............................................................     2,102
          1998............................................................     2,197
          1999............................................................       787
                                                                              ------
                                                                              $9,758
                                                                              ======

(4) RELATED PARTY TRANSACTIONS:

     The Companies lease various office and garage space and land from a stockholder. The operating leases expire at various dates through September 1998 and provide for monthly rentals of approximately $30,000 with a provision for a rental increase each year based on the consumer price index.

     During the years presented, there were funds advanced to and received from a stockholder. At September 30, 1994 and 1993, there were notes payable to such stockholder totaling $1,370,000 and $234,000, respectively (see Note 3).

     Hudson Management Corporation has utilized the personal guarantee and certain assets of a stockholder as well as certain assets of a person related to Companies' stockholders as additional collateral on a significant portion of their debt (see Notes 3 and 10).

(5) LEASES:

     In addition to the related party leases discussed above, the Companies lease corporate office space at a base rental amount of $4,300 per month through September 1995. Also, the Companies must pay their share of the operating expenses for the building which were estimated to be $1,300 per month through September 1995. Subsequent to September 30, 1994, this lease was renewed (and additional space was obtained) for a base rental amount of $4,700 per month through January 2000, plus a share of building operating expenses estimated to be $2,900 per month. Total rent expense for the years ended September 30, 1994, 1993 and 1992 was approximately $482,000, $384,000 and $372,000, respectively (including related party leases of approximately $350,000, $317,000 and $304,000, respectively).

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The approximate future minimum lease payments (including related party leases and the lease renewal described above) are as follows (in thousands):

                                    YEAR ENDING
                                  SEPTEMBER 30,
        ------------------------------------------------------------------
          1995............................................................    $  436
          1996............................................................       304
          1997............................................................       304
          1998............................................................       304
          1999............................................................        91
          Thereafter......................................................        30
                                                                              ------
                                                                              $1,469
                                                                              ======

(6) INCOME TAXES:

     The components of the income tax provision are as follows (in thousands):

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                  ------------------------
                                                                  1994      1993      1992
                                                                  ----     ------     ----
    Current:
      Federal...................................................  $182     $  945     $677
      State.....................................................    27        112       82
                                                                  ----     ------     ----
                                                                   209      1,057      759
                                                                  ----     ------     ----
    Deferred:
      Federal...................................................   143       (139)      14
      State.....................................................    25        (17)     101
                                                                  ----     ------     ----
                                                                   168       (156)     115
                                                                  ----     ------     ----
                                                                  $377     $  901     $874
                                                                  ====     ======     ====

     A reconciliation of the statutory federal income tax rate to the Companies' actual and pro forma effective tax rates as reported in the accompanying combined statements of income is shown below:

                                                       YEAR ENDED SEPTEMBER 30,
                                       ---------------------------------------------------------
                                                 ACTUAL                  PRO FORMA (UNAUDITED)
                                       ---------------------------     -------------------------
                                        1994       1993      1992      1994      1993      1992
                                       ------     ------     -----     -----     -----     -----
    Statutory federal income tax
      rate.........................      34.0%      34.0%     34.0%     34.0%     34.0%     34.0%
    Amortization of goodwill.......       0.8        0.6       1.0       0.8       0.6       1.0
    State income taxes, net of
      federal benefit..............       1.1        1.4       6.0       4.1       3.5       6.1
    Nondeductible expenses.........       2.0        1.4       3.0       2.0       1.4       3.0
    Envirocycle, Inc. earnings
      (S-corporation)..............     (25.2)     (18.3)     (2.3)       --        --        --
    Other, net.....................      (0.2)       1.2       1.8       1.3       2.3       2.1
                                       ------     ------     -----     -----     -----     -----
      Effective tax rate...........      12.5%      20.3%     43.5%     42.2%     41.8%     46.2%
                                       ======     ======     =====     =====     =====     =====

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1993, Hudson Management Corporation adopted SFAS No. 109 with no material impact. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax bases of assets and liabilities.

     Components of the net deferred income tax liability are shown below (in thousands):

                                                                      SEPTEMBER 30,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Deferred income tax liability:
          Book basis in property over tax basis..................  $(1,471)    $(1,369)
                                                                   -------     -------
        Deferred income tax assets:
          Non-deductible self insurance reserves.................      779         816
          Non-deductible allowance for doubtful accounts.........       57          83
          Other, net.............................................        9          12
                                                                   -------     -------
                                                                       845         911
                                                                   -------     -------
          Net deferred income tax liability......................  $  (626)    $  (458)
                                                                   =======     =======

     Prepaid expenses and other as of September 30, 1994 include current income taxes receivable totaling approximately $464,000.


     The Companies' federal income tax returns for 1993 are currently under examination by the Internal Revenue Service. In the opinion of the Companies' management, the outcome of such examination will not have a material impact on the combined financial position and results of operations of the Companies.


(7) COMMITMENTS AND CONTINGENCIES:

     The Companies provide commercial, industrial and residential waste collection and recycling services under terms of contracts or franchise agreements with several governmental agencies (municipalities and counties). Among other things, these contracts and agreements specify the terms and conditions of performance, rates, geographical boundaries and types of services to be provided. The contracts and agreements expire at various times through September 2002 and, in most cases, must be competitively bid for renewal.

     The Companies have adopted a maximum premium group health insurance plan. The plan calls for the Companies to pay approximately $65 per employee each month to a third party administrator. This payment is used to purchase stop loss insurance, group life insurance, and pay the fees of the third party administrator, who processes all claims. The Companies are then responsible for paying all claims up to the stop loss limits which are $30,000 per year per individual or an aggregate amount equal to a maximum premium amount per employee, per year. The Companies have accrued their estimate of the claims liability under the plan which management believes is adequate to cover claims incurred as of September 30, 1994 and 1993.

     The Companies participate in a workers' compensation employers' self insurance plan. The Companies' maximum liability under the self insurance plan is limited to a percentage of the standard premium, as defined. Reserves are estimated for both reported and unreported claims using industry loss development factors. Revisions to estimated reserves are recorded in the period in which they become known. The estimated workers' compensation reserves as of September 30, 1994 and 1993 totaling $2,071,000 and $2,169,000, respectively, represent management's best estimate, and in the opinion of the Companies' management, any future adjustments to estimated reserves will not have a material impact on the combined financial statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     At September 30, 1994, the Companies had a $2.0 million letter of credit line with a bank of which $1.0 million has been used to guarantee the payment of claims under the Companies' workers' compensation self insurance plan.

     In the normal course of business, the Companies have performance and surety bonds which are not reflected in the accompanying combined balance sheets. The aggregate value of these off balance sheet financial instruments totaled approximately $5.3 million at September 30, 1994. The Companies' management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     The Companies are involved in certain legal actions and claims arising in the ordinary course of business. Based on advice of legal counsel, it is the opinion of management that such litigation and claims will be resolved without material effect on the Companies' combined financial position.

(8) 401(K) SAVINGS PLAN:

     Employees of the Companies may participate in a Section 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting certain age and length-of-service requirements. Effective January 1, 1995, the Companies elected to provide an employer matching contribution of 10% of each employee's contribution for fiscal 1995. The Companies made no matching contribution to the plan in 1994, 1993 or 1992.

(9) STOCKHOLDERS' EQUITY:

     Capital stock consists of the following authorized, issued and outstanding shares as of September 30, 1994 and 1993:

                                          SHARES        SHARES ISSUED       PAR
                                        AUTHORIZED     AND OUTSTANDING     VALUE     AMOUNT
                                        ----------     ---------------     -----     ------
    Hudson Management Corporation.....       500             200            $ 1       $200
    Envirocycle, Inc..................     1,000             100              1        100
                                                                                     ------
                                                                                      $300
                                                                                     =======

(10) SUBSEQUENT EVENT:


     On May 21, 1995, the Companies entered into merger agreements with Republic Industries, Inc. ("Republic") whereby Republic would acquire all of the outstanding capital stock of the Companies for eight million shares of Republic common stock. The merger agreements were consummated on August 3, 1995 upon approval by Republic's stockholders and regulatory agencies and completion of other customary closing conditions.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     We have audited the accompanying consolidated balance sheets of Southland Environmental Services, Inc. and Subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southland Environmental Services, Inc. and Subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Jacksonville, Florida
December 22, 1995

                     SOUTHLAND ENVIRONMENTAL SERVICES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1995          1994
                                                                      -----------   -----------
                                            ASSETS
CURRENT ASSETS
  Cash..............................................................  $   808,590   $   483,193
  Accounts receivable -- trade......................................    3,963,288     2,844,357
  Allowance for doubtful accounts...................................     (134,238)     (168,220)
  Accounts receivable -- other......................................      473,133       101,941
  Prepaid expenses..................................................      578,566       339,914
  Refundable taxes..................................................      109,368       231,261
  Deferred income tax benefits......................................      428,985        51,298
  Other current assets..............................................      145,403        68,491
                                                                      -----------   -----------
                                                                        6,373,095     3,952,235
                                                                      -----------   -----------
PROPERTY, PLANT, AND EQUIPMENT, at cost.............................   20,236,724    15,955,667
  Less accumulated depreciation.....................................   (8,246,423)   (6,319,630)
                                                                      -----------   -----------
                                                                       11,990,301     9,636,037
                                                                      -----------   -----------
OTHER ASSETS
  Notes receivable..................................................      325,307       429,810
  Cost in excess of net assets acquired -- net......................    1,738,510       484,568
  Other intangibles -- net..........................................      121,377       196,829
  Deposits and other................................................      172,834        92,313
                                                                      -----------   -----------
                                                                        2,358,028     1,203,520
                                                                      -----------   -----------
                                                                      $20,721,424   $14,791,792
                                                                       ==========    ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable -- bank.............................................  $     1,000   $     1,000
  Notes payable -- stockholders.....................................           --        44,568
  Current maturities of long-term notes payable.....................    2,099,514     1,856,414
  Accounts payable..................................................    1,923,220     1,487,077
  Other accrued liabilities.........................................    2,055,419       671,848
  Deferred revenue..................................................      471,686       681,766
                                                                      -----------   -----------
                                                                        6,550,839     4,742,673
                                                                      -----------   -----------
LONG-TERM LIABILITIES
  Long-term notes payable...........................................    8,296,307     5,627,306
  Deferred income taxes.............................................    1,075,363       740,976
                                                                      -----------   -----------
                                                                        9,371,670     6,368,282
                                                                      -----------   -----------
                                                                       15,922,509    11,110,955
                                                                      -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $1 par value; 1,000,000 shares authorized, 600,000
     shares issued and outstanding..................................      600,000       600,000
  Additional paid-in capital........................................    1,664,224     1,664,224
  Retained earnings.................................................    2,534,691     1,416,613
                                                                      -----------   -----------
                                                                        4,798,915     3,680,837
                                                                      -----------   -----------
                                                                      $20,721,424   $14,791,792
                                                                       ==========    ==========

              Read accompanying notes to the financial statements.

                     SOUTHLAND ENVIRONMENTAL SERVICES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEARS ENDED SEPTEMBER 30,
                                                                      -------------------------
                                                                         1995          1994
                                                                      -----------   -----------
REVENUE
  Collection services...............................................  $17,569,729   $13,178,645
  Recycling services................................................    9,883,129     4,558,860
  Landfill and composting operations................................    1,099,555     3,116,624
                                                                      -----------   -----------
                                                                       28,552,413    20,854,129
                                                                      -----------   -----------
EXPENSES
  Operating expenses................................................   19,561,023    14,335,026
  Depreciation and amortization.....................................    2,333,326     1,701,377
  Selling, general and administrative...............................    3,428,020     2,547,112
                                                                      -----------   -----------
                                                                       25,322,369    18,583,515
                                                                      -----------   -----------
INCOME FROM OPERATIONS..............................................    3,230,044     2,270,614
OTHER INCOME (EXPENSES)
  Interest expense..................................................   (1,099,120)     (514,416)
  Miscellaneous -- net..............................................     (177,046)       57,475
                                                                      -----------   -----------
                                                                       (1,276,166)     (456,941)
                                                                      -----------   -----------
INCOME BEFORE PROVISION FOR INCOME TAXES............................    1,953,878     1,813,673
PROVISION FOR INCOME TAXES..........................................      835,800       688,200
                                                                      -----------   -----------
NET INCOME..........................................................  $ 1,118,078   $ 1,125,473
                                                                       ==========    ==========

              Read accompanying notes to the financial statements.

                     SOUTHLAND ENVIRONMENTAL SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                    YEARS ENDED SEPTEMBER 30, 1995 AND 1994

                                                              ADDITIONAL
                                                    COMMON     PAID-IN      RETAINED
                                                    STOCK      CAPITAL      EARNINGS      TOTAL
                                                   --------   ----------   ----------   ----------
BALANCES, September 30, 1993.....................  $600,000   $1,664,224   $  291,140   $2,555,364
  Net income.....................................        --           --    1,125,473    1,125,473
                                                   --------   ----------   ----------   ----------
BALANCES, September 30, 1994.....................   600,000    1,664,224    1,416,613    3,680,837
  Net income.....................................        --           --    1,118,078    1,118,078
                                                   --------   ----------   ----------   ----------
BALANCES, September 30, 1995.....................  $600,000   $1,664,224   $2,534,691   $4,798,915
                                                   ========    =========    =========    =========

              Read accompanying notes to the financial statements.

                     SOUTHLAND ENVIRONMENTAL SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      YEARS ENDED SEPTEMBER 30,
                                                                      -------------------------
                                                                         1995          1994
                                                                      -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................................  $ 1,118,078   $ 1,125,473
  Noncash items included in net income:
     Depreciation and amortization..................................    2,333,326     1,701,377
     Net loss on disposal of property and equipment.................       23,736         3,927
     Deferred taxes.................................................      (43,302)      148,250
     Provision for uncollectible notes receivable...................       70,729            --
  Net increase in trade and other receivables.......................   (1,611,887)     (797,363)
  Net decrease (increase) in trade notes receivable.................        4,580      (362,786)
  (Increase) decrease in inventory, prepaid expenses and other
     current assets.................................................     (236,500)       26,854
  Net decrease (increase) in refundable taxes.......................      121,893      (123,079)
  Increase in accounts payable......................................      436,143       426,705
  Increase (decrease) in other accrued liabilities..................    1,383,571       (67,454)
  (Decrease) increase in deferred revenue...........................     (210,080)       77,644
                                                                      -----------   -----------
     Net cash provided by operating activities......................    3,390,287     2,159,548
                                                                      -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property and equipment......................      301,951       143,283
  Purchase of property and equipment................................   (2,704,801)   (3,791,931)
  Increase in deposits and other assets.............................     (160,800)      (63,822)
  Business acquisition..............................................   (2,853,550)           --
                                                                      -----------   -----------
     Net cash used by investing activities..........................   (5,417,200)   (3,712,470)
                                                                      -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of stockholder loan.....................................      (44,568)     (109,456)
  Proceeds from long-term debt......................................    7,957,557     3,967,269
  Principal payments on long-term debt and capital lease
     obligations....................................................   (5,560,679)   (2,135,509)
                                                                      -----------   -----------
     Net cash provided by financing activities......................    2,352,310     1,722,304
                                                                      -----------   -----------
NET INCREASE IN CASH................................................  $   325,397   $   169,382
CASH -- BEGINNING OF YEAR...........................................      483,193       313,811
                                                                      -----------   -----------
CASH -- END OF YEAR.................................................  $   808,590   $   483,193
                                                                       ==========    ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Notes payable and capital lease obligations incurred for purchase
     of property and equipment......................................  $   515,233   $ 1,215,944
                                                                       ==========    ==========
  Adjustment to purchase price of recycling company.................  $        --   $    75,901
                                                                       ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interest............................  $   786,057   $   514,416
                                                                       ==========    ==========
  Cash paid during the year for income taxes........................  $   951,450   $   561,760
                                                                       ==========    ==========


              Read accompanying notes to the financial statements.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements for the years ended September 30, 1995 and 1994 include the accounts of Southland Environmental Services, Inc. ("SES") and its wholly-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated.

     On March 29, 1995, the Company purchased contract rights to provide residential collection services under contracts with the City of Jacksonville and certain assets from a competitor for $4,030,000. Concurrent with this transaction, the City of Jacksonville passed an ordinance approving the transfer of the contract rights to the Company and authorized the realignment and reduction of the City's residential waste collection service areas from four to three. As a result of this realignment, the Company realized excess service units. Collection service providers in the other two service areas paid the Company $1,176,450 for this excess based on the increased number of service units in their respective areas.

     This acquisition was accounted for as a purchase and, accordingly, the net acquisition costs have been allocated to the assets acquired based upon their fair market value at the acquisition date as follows:

    Property and equipment...................................................  $1,533,420
    Cost in excess of assets acquired........................................   1,318,930
    Other assets.............................................................       1,200
                                                                               ----------
                                                                               $2,853,550
                                                                                =========

     The operating results of the acquired business have been included in the consolidated financial statements from the date of acquisition.

  Cash

     Cash includes all cash balances and highly liquid investments in money market accounts. The Company places its temporary cash investments with a high quality financial institution. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

  Inventory

     Inventories consisting primarily of recyclable material are valued at the lower of cost, determined on the first-in, first-out method, or market and are classified as other current assets in the consolidated financial statements.

  Property, Plant and Equipment

     The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes and on the modified and accelerated cost recovery systems for income tax purposes.

     Maintenance and repairs are charged to expense as incurred. Betterments and renewals are capitalized. The asset cost and accumulated depreciation are removed from the accounts for assets sold or retired, and any resulting gain or loss is included in consolidated net income.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     The estimated useful lives of assets for the purpose of computing depreciation are as follows:

                                                                                   YEARS
                                                                                   -----
    Buildings and improvements...................................................  15-31
    Vehicles and heavy equipment.................................................   3-8
    Containers and compactors....................................................   5-8
    Recycling equipment..........................................................   7-8
    Furniture and equipment......................................................   5-7

  Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes.

  Deferred Revenue

     Amounts billed to customers in advance of the service provided are deferred and are not recognized as earned revenue until the period in which the service is performed.

  Amortization

     Costs in excess of net assets acquired resulted from the acquisition of businesses and is being amortized on the straight-line basis over periods of seventeen and twenty years. Accumulated amortization was $104,280 and $39,292 at September 30, 1995 and 1994, respectively.

     Other intangibles include legal fees for organization and acquisition of the parent and certain subsidiaries, noncompete agreements and franchise rights. Costs are being amortized on the straight-line method over periods from four to twenty years. Accumulated amortization for the years ended September 30, 1995 and 1994, was $162,699 and $368,827, respectively.

     Amortization expense for the years ended September 30, 1995 and 1994, was $259,441 and $114,904, respectively.

  Reclassification

     Certain reclassifications have been made in the September 30, 1994 consolidated financial statements to conform to classifications used in the September 30, 1995 consolidated financial statements.

2. CONSOLIDATED SUBSIDIARIES


     The Company provides waste collection, landfill, composting and recycling services in northeast Florida through its wholly-owned subsidiaries as follows:


          Southland Waste Systems, Inc. provides commercial and industrial waste collection services to a broad range of customers throughout Duval and Clay counties.

          Seaboard Waste Systems, Inc. provides commercial, industrial and residential waste collection services throughout northern St. Johns County under an exclusive franchise agreement whose current term expires January, 2001, with provision for successive five year renewals at the option of the county.

          Southland Waste Systems of Jax, Inc. provides residential waste collection to approximately 55,000 homes in Duval County under a contract expiring in September, 2001. Management expects this contract to be renewed.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

          Nine Mile Road, Inc. owns and operates the only construction and demolition landfill and yard waste composting facility in St. Johns County.

          Southland Recycling Services, Inc. operates a recycling facility which processes and markets recyclable materials, predominately office paper and cardboard, collected from commercial customers.

          Enviro-Comp Services, Inc. operates a yard waste/mulching and composting facility under a contract with the City of Jacksonville which expires September, 2001 with provision that the city may extend the contract for two additional five year terms. Payments are made to the Company by the City based on a rate per ton for yard waste delivered to the facility for processing.

     During 1994, the contract with the City was amended to permit the establishment of an additional processing facility on Company owned land. The City agreed to reimburse the Company for the construction cost of the new facility not to exceed $650,000. The agreement provides for immediate cash payments of $270,000 and execution of a note to the Company payable monthly over five years with interest at 5.25% for the remaining costs. In addition, the City will share equally in the profits from the sale of each truck load of processed material after deduction of certain defined costs.

     Southland Maintenance Services, Inc. provides vehicle repairs and maintenance services to all operating companies in the consolidated group.

3. NOTES RECEIVABLE

     Notes receivable consisted of the following at September 30:

                                                                        1995        1994
                                                                      ---------   --------
    Installment notes receivable from retail equipment sales;
      aggregate monthly payments of $2,581 including interest at
      10.4% to 26.7%;
      due through September, 1999 (net of deferred interest income
      of $21,315)...................................................  $  87,425   $ 74,529
    Receivable from a municipality; monthly payments of $6,075 with
      interest at 5.25%; due through March, 2000....................    351,995    364,520
    Note receivable from an individual; monthly payments of $677 including interest at 9%; due through August, 2013;
      collateralized by land and building...........................         --     74,033
    Other notes.....................................................  $   1,281   $  4,511
                                                                      ---------   --------
                                                                        440,701    517,593
    Less: current portion...........................................   (115,394)   (87,783)
                                                                      ---------   --------
                                                                      $ 325,307   $429,810
                                                                      =========   ========

     The current portion of notes receivable is included in accounts receivable -- other on the consolidated balance sheets.

     The note receivable from an individual is in default and was fully reserved during 1995. This write-down was necessitated by the likelihood of an adjustment to the fair market value of the property collateralizing the note resulting from the potential of environmental remediation.

4. REFUNDABLE TAXES

     In 1994, a subsidiary applied to the State of Florida for a refund of $175,000 representing sales taxes paid on equipment purchased for use in a yard waste composting facility. Florida law permits a sales tax exemption for qualified resource recovery equipment as defined in state statutes and certified by the Florida Department

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES of Environmental Protection ("DEP"). DEP has certified all equipment listed on the application as qualifying for the exemption. The refund amount was recognized as a reduction of the cost basis of the qualifying assets. Additionally, refundable taxes includes Federal income tax deposits of $109,368 and $56,261 at September 30, 1995 and 1994, respectively.

5. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of the following at September 30:

                                                                     1995          1994
                                                                  -----------   -----------
    Land and land improvements..................................  $ 1,498,689   $ 1,204,062
    Buildings and improvements..................................    1,400,856       824,547
    Vehicles and heavy equipment................................   12,368,511    10,242,124
    Containers and compactors...................................    3,164,967     2,366,457
    Recycling equipment.........................................      987,573       781,555
    Furniture and equipment.....................................      816,128       536,922
                                                                  -----------   -----------
                                                                   20,236,724    15,955,667
    Less: accumulated depreciation..............................   (8,246,423)   (6,319,630)
                                                                  -----------   -----------
                                                                  $11,990,301   $ 9,636,037
                                                                   ==========    ==========

     Depreciation expense for the years ended September 30, 1995 and 1994, was $2,073,885 and $1,586,473, respectively.

6. NOTES PAYABLE -- BANK

     The Company has a $500,000 revolving line of credit with a bank bearing interest at 1/2% above the bank's prime interest rate. Borrowings against the line of credit were $1,000 at September 30, 1995 and 1994. The loan is collateralized by accounts receivable, guaranteed by the Company's majority stockholder, and contains various covenants which include maintenance of minimum tangible net worth and restrictions on the debt to equity ratio. At September 30, 1995, the Company had exceeded the required debt to equity ratio which is a breach of the loan agreement. The bank has waived that requirement as of September 30, 1995.

7. NOTES PAYABLE -- STOCKHOLDERS

     Notes payable -- stockholders are unsecured, have no fixed payment terms, bear interest at the applicable federal rate, and are subordinated to bank notes payable.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

8. LONG-TERM NOTES PAYABLE

     Long-term notes payable consisted of the following at September 30:


                                                                         1995          1994
                                                                      -----------   -----------
Industrial Development Revenue Bond -- City of Jacksonville; payable monthly in varying installments from $2,083 to $2,578 plus interest at 86% of the prime commercial rate; due February, 2005;
  collateralized by property and equipment with a net book value of
  $329,000 at September 30, 1995....................................  $   300,417   $   325,417
Notes payable to bank; monthly payments aggregating $123,940 plus interest varying from prime plus  1/2% to 10.35% fixed; due through September, 2005; collateralized by substantially all
  property, plant, and equipment....................................    8,333,399     4,652,381
Mortgage note payable to a corporation; monthly payments of $1,087 including interest at 8%; due through June, 2011; collateralized by land, land improvements and facilities with a net book value of
  $550,000 at September 30, 1995....................................      116,954       120,491
Capital lease obligations with monthly payments aggregating $14,299 at rates from 5.595% to 12.43%; due through December, 1997;
  collateralized by vehicles and equipment with a net book value of
  $111,500 at September 30, 1995....................................      119,729       218,034
Equipment purchase notes payable to corporate lenders in monthly installments aggregating $61,867 at rates from 5.90% to 10.50%;
  due through October, 1999; collateralized by vehicles and
  equipment with a net book value of $1,795,000 at September 30,
  1995..............................................................    1,474,917     2,001,429
Note payable to individual; monthly payments of $10,246 including
  interest at 6 1/2%; due February, 1995............................       50,405       165,968
                                                                      -----------   -----------
                                                                       10,395,821     7,483,720
Less: current maturities............................................   (2,099,514)   (1,856,414)
                                                                      -----------   -----------
                                                                      $ 8,296,307   $ 5,627,306
                                                                       ==========    ==========


     The Industrial Development Revenue Bond was issued to a subsidiary and is guaranteed by the Company's majority stockholder and two other subsidiaries. The Bond contains various financial covenants pertaining to the maintenance of net worth, ratio of total liabilities to net worth, ratio of net income and noncash items to current maturities of long-term debt, long-term debt limit, and key man life insurance. The Company was in compliance with all covenants at September 30, 1995, and 1994.

     A subsidiary acquired certain assets and assumed certain liabilities of a recycling company during 1991 in a business combination accounted for as a purchase. The acquisition agreement provided that the purchase price could be increased by a maximum of $204,269 as determined by gross profits of the subsidiary through December 31, 1994. During 1994, in settlement of claims made by the previous owner, the acquisition agreement was modified to eliminate all adjustments to the purchase price based on gross profits and increase the purchase price by $75,901. The additional cost was recognized as an increase in equipment values based upon appraisal at the date of acquisition and will be amortized over the average estimated remaining useful lives of the assets.

     During 1995, the Company entered into an interest rate exchange agreement with a financial institution to limit its exposure for interest rate volatility. The agreement involves transactions with principal balances of $4,238,528 at September 30, 1995. The agreement effectively changes the Company's interest rate exposure on that portion of its floating rate notes due May, 2001, to a fixed 10.29% and expires April, 2000. The

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

Company is exposed to credit loss in the event of non-performance by the other party to the agreement. However, the Company does not anticipate non-performance by the other party.


     Maturities of long-term notes payable are as follows:

                        YEAR ENDED                         NOTES      CAPITAL
                      SEPTEMBER 30,                       PAYABLE      LEASES       TOTAL
    --------------------------------------------------  -----------   --------   -----------
    1996..............................................  $ 2,055,117   $ 44,397   $ 2,099,514
    1997..............................................    1,918,792     72,117     1,990,909
    1998..............................................    1,903,472      3,215     1,906,687
    1999..............................................    1,389,108         --     1,389,108
    2000..............................................    1,054,626         --     1,054,626
    Thereafter........................................    1,954,977         --     1,954,977
                                                        -----------   --------   -----------
                                                        $10,276,092   $119,729   $10,395,821
                                                         ==========   ========    ==========

9. INCOME TAXES

     The components of income tax expense for the years ended September 30 are as follows:

                                                                         1995       1994
                                                                       --------   --------
    Current..........................................................  $879,100   $539,950
    Deferred.........................................................   (43,300)   148,250
                                                                       --------   --------
                                                                       $835,800   $688,200
                                                                       ========   ========

     Temporary differences giving rise to the deferred liability and the deferred tax asset consist primarily of the excess of depreciation for tax purposes over the amount for financial reporting purposes and bad debt expense and certain accrued expenses which have been recognized in the determination of financial statement net income but not taxable income.

     At September 30, 1995 and 1994, deferred tax liabilities recognized for taxable temporary differences totaled $1,075,363 and $740,976, respectively. Deferred tax assets recognized for deductible temporary differences totaled $428,985 and $51,298, respectively.

     A reconciliation between the effective income tax rate and the applicable statutory federal income tax rate for the fiscal years ended September 30, is as follows:

                                                             1995                    1994
                                                     ---------------------   ---------------------
                                                                PERCENT OF              PERCENT OF
                                                                 PRE-TAX                 PRE-TAX
                                                      AMOUNT      INCOME      AMOUNT      INCOME
                                                     --------   ----------   --------   ----------
    Tax at federal statutory rate..................  $664,300      34.0%     $616,650      34.0%
    State income tax, net of federal tax benefit...    84,500       4.3        52,000       2.9
    Acquisition expense -- permanent difference....    51,600       2.7            --        --
    Other, net.....................................    35,400       1.8        19,550       1.0
                                                     --------     -----      --------     -----
                                                     $835,800      42.8%     $688,200      37.9%
                                                     ========   =======      ========   =======

10. PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing/savings plan covering all employees meeting age and length of service requirements. Employees may elect to make contributions of up to 10% of their compensation pursuant to a salary reduction agreement. The Company has elected to make a discretionary matching contribution not to exceed 3% of the employee's compensation. Company matching contributions to the Plan were $59,012 and

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

$50,749 for the years ended September 30, 1995, and 1994, respectively. In addition, the Company, at its option, may contribute additional amounts to the Plan.

11. INSURANCE PLANS

  Worker's Compensation

     The Company participates in the Employers Self Insurance Fund. Under this plan, the Company pays a minimum premium for administrative costs which is expensed when incurred. The Company is also required to maintain a minimum claim fund deposit of $32,000 which is included in prepaid expenses in the consolidated financial statements.

     Participating companies make periodic payments to the fund for paid claims up to a maximum amount of 100% of the standard premium plus a loss conversion of 15% of paid claims. The Company has provided a $276,000 payment bond to guarantee claim payments as required by rules established by the fund trustees.

     The Company has previously relied on insurance company estimates to determine its allowance for claims. During 1995, these claims were computed actuarially. The effect of this change was to decrease net income by $92,600.

  Health Insurance

     During fiscal year 1994, the Company instituted a self-funded program for providing health insurance benefits to employees. Aggregate and specific stop-loss coverage was obtained to limit risk.


     The Company has accrued an estimate of the claim liability under the plan which management believes is adequate to cover claims incurred as of September 30, 1995. At September 30, 1994, claim payments reached the maximum amount under the aggregate stop-loss coverage prior to year-end, and no further liability existed through the policy year ended October 31, 1994.


12. COMMITMENTS & CONTINGENCIES

     Future minimum payments under capital leases and noncancelable operating leases having initial or remaining terms in excess of one year as of September 30, 1995, were as follows:

                                                                       CAPITAL    OPERATING
                              SEPTEMBER 30,                             LEASES     LEASES
    -----------------------------------------------------------------  --------   ---------
       1996..........................................................  $ 52,980   $  95,845
       1997..........................................................    76,507      83,580
       1998..........................................................     3,251      48,000
       1999..........................................................        --          --
       2000..........................................................        --          --
                                                                       --------   ---------
                                                                        132,738   $ 227,425
                                                                                   ========
    Less: amounts attributable to interest...........................    13,009
                                                                       --------
    Present value of minimum lease payments (current portion
      $44,397).......................................................  $119,729
                                                                       ========

     Rental expense for all operating leases amounted to $157,215 and $154,622 for the years ended September 30, 1995 and 1994, respectively.

     At September 30, 1995, the Company had outstanding payment/performance bonds of $3,367,880 issued primarily in connection with landfill and waste collection operating performance and participation in the Employers Self Insurance Worker's Compensation Fund. The payment/performance bonds are collateralized by a $275,000 bank letter of credit.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     A subsidiary engaged in operating a construction and demolition landfill is party to a depletion agreement with the prior owners of the property providing for the payment of a fee based upon the tons of debris accepted at the landfill. In addition, the subsidiary has entered into an agreement with the county which provides for payment of a host fee based upon the tons of debris accepted at the landfill. Total fees paid for 1995 and 1994 were $359,936 and $366,524, respectively. The company has also granted the prior owners of the property the option, for a period of ten years after the landfill reaches capacity, to reacquire the 89 acre site for an amount equal to the greater of the remaining principal balance due under the purchase money mortgage between the parties or $100 per acre.

     Two subsidiaries of the Company provide services to the City of Jacksonville which represents more than 10% of the revenues of the consolidated group. These revenues represented 25.1% and 25.9% in 1995 and 1994, respectively.

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Management believes these risks are limited due to the large number of customers and contracts with municipalities along with generally short payment terms.

     The Company is subject to certain federal, state and local environmental laws and regulations. The Company has not experienced any significant regulatory problems, is not involved in litigation over environmental matters, and believes it is in substantial compliance with all applicable environmental laws and regulations. No provision for anticipated future costs of environmental remediation has been made and such costs, if any, are not expected to have a material adverse effect on the Company's financial position.

13. SUBSEQUENT EVENTS


     On August 24, 1995, the Company and its majority stockholder entered into a definitive agreement with Republic Industries, Inc. ("Republic") under which Republic would acquire all of the outstanding common stock of the Company in exchange for 2.6 million shares of Republic common stock. The transaction was consummated on October 17, 1995 and was accounted for by Republic under the pooling-of-interest method of accounting.


     In November, 1995, the Company retired all outstanding long-term notes payable utilizing funds borrowed from Republic.

                        INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
United Waste Service, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheets of United Waste Service, Inc. as of September 30, 1995 and 1994, and the related statements of income, changes in stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Waste Service, Inc. as of September 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          JONES AND KOLB

December 4, 1995

                           UNITED WASTE SERVICE, INC.


                                 BALANCE SHEETS
                          SEPTEMBER 30, 1995 AND 1994

                                                                                   1995          1994
                                                                                -----------   -----------
                                                 ASSETS
CURRENT ASSETS:
  Cash, including money market funds of $348 and $182,482 at September 30,
    1995 and 1994, respectively (Note 2)......................................  $     8,936   $   325,434
  Certificate of deposit......................................................       49,515        47,148
  Accounts receivable, net of allowance for doubtful accounts of $119,400 and
    $19,400 at September 30, 1995 and 1994, respectively (Notes 2 and 3)......    2,079,654     1,656,838
  Receivable from officers (Note 5)...........................................       63,896        50,531
  Other receivables...........................................................       92,974       105,784
  Prepaid expenses............................................................       80,778        96,168
  Federal income tax deposit..................................................       90,733        54,848
  Other current assets........................................................       27,472        36,408
                                                                                -----------   -----------
         Total current assets.................................................    2,493,958     2,373,159
                                                                                -----------   -----------
PROPERTY AND EQUIPMENT, At cost (Notes 3 and 4):
  Containers..................................................................    5,385,572     4,619,094
  Trucks and equipment........................................................    6,317,808     5,474,903
  Machinery and equipment.....................................................      271,254       153,521
  Furniture and fixtures......................................................      525,255       375,105
  Leasehold improvements......................................................      172,884       158,244
                                                                                -----------   -----------
         Total................................................................   12,672,773    10,780,867
         Less accumulated depreciation........................................    6,522,381     6,051,391
                                                                                -----------   -----------
         Property and equipment, net..........................................    6,150,392     4,729,476
                                                                                -----------   -----------
OTHER ASSETS -- Excess of cost over fair value of net tangible assets acquired, net of accumulated amortization of $327,217 and $277,086 at
  September 30, 1995 and 1994, respectively (Note 7)..........................    1,799,023     1,122,913
                                                                                -----------   -----------
         TOTAL................................................................  $10,443,373   $ 8,225,548
                                                                                ============  ============
                                LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Line of credit (Note 2).....................................................  $   800,000
  Current maturities of notes payable (Note 3)................................      768,706   $   441,613
  Current portion of capital lease obligations (Note 4).......................       30,202
  Accounts payable............................................................    1,059,818       622,438
  Accrued expenses............................................................      608,843       498,409
  Deferred sales..............................................................      555,335       332,004
                                                                                -----------   -----------
         Total current liabilities............................................    3,822,904     1,894,464
                                                                                -----------   -----------
LONG-TERM OBLIGATIONS:
  Notes payable, net of current portion (Note 3)..............................    8,008,779     7,661,671
  Capital lease obligations (Note 4)..........................................       87,675
                                                                                -----------   -----------
         Total long-term obligations..........................................    8,096,454     7,661,671
                                                                                -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 8)
STOCKHOLDERS' DEFICIENCY (Notes 3 and 7):
  Common stock, $1 stated value, 10,000 shares authorized; 6,032 shares issued and 332 shares outstanding in 1995; 6,011 shares issued and 311 shares
    outstanding in 1994.......................................................        6,032         6,011
  Paid-in capital.............................................................      845,085       505,405
  Retained earnings...........................................................    4,042,898     4,527,997
                                                                                -----------   -----------
                                                                                  4,894,015     5,039,413
  Less treasury stock -- 5,700 shares of common stock at cost (Note 5)........   (6,370,000)   (6,370,000)
                                                                                -----------   -----------
         Total stockholders' deficiency.......................................   (1,475,985)   (1,330,587)
                                                                                -----------   -----------
         TOTAL................................................................  $10,443,373   $ 8,225,548
                                                                                ============  ============

  The accompanying notes to financial statements are an integral part of these statements.

                           UNITED WASTE SERVICE, INC.


                              STATEMENTS OF INCOME
                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
REVENUES..........................................................  $15,733,803     $13,759,979
COST OF OPERATIONS................................................   12,486,721      10,386,367
                                                                    -----------     -----------
GROSS PROFIT......................................................    3,247,082       3,373,612
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 5).............    3,408,686       2,738,615
                                                                    -----------     -----------
OPERATING INCOME (LOSS)...........................................     (161,604)        634,997
                                                                    -----------     -----------
OTHER INCOME (EXPENSE):
  Interest income.................................................        9,538           8,726
  Royalties.......................................................    1,143,287       1,137,283
  Interest expense (Notes 3 and 4)................................     (774,867)       (713,066)
  Gain on sale of assets..........................................      150,727          81,575
  Miscellaneous...................................................        6,190           4,826
                                                                    -----------     -----------
          Total other income (expense)............................      534,875         519,344
                                                                    -----------     -----------
NET INCOME........................................................  $   373,271     $ 1,154,341
                                                                     ==========      ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           UNITED WASTE SERVICE, INC.


               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

                                    COMMON STOCK
                                 ------------------
                                  NUMBER     STATED   PAID-IN     RETAINED     TREASURY
                                 OF SHARES   VALUE    CAPITAL     EARNINGS       STOCK         TOTAL
                                 ---------   ------   --------   ----------   -----------   -----------
Balance, September 30, 1993....    6,007     $6,007   $452,896   $4,023,446   $(6,370,000)  $(1,887,651)
  Net income...................                                   1,154,341                   1,154,341
  Issuance of common stock.....        4          4     52,509                                   52,513
  Stockholders'
     distributions.............                                    (649,790)                   (649,790)
                                 ---------   ------   --------   ----------   -----------   -----------
Balance, September 30, 1994....    6,011      6,011    505,405    4,527,997    (6,370,000)   (1,330,587)
  Net income...................                                     373,271                     373,271
  Issuance of common stock
     (Note 7)..................       21         21    339,680                                  339,701
  Stockholders'
     distributions.............                                    (858,370)                   (858,370)
                                 ---------   ------   --------   ----------   -----------   -----------
Balance, September 30, 1995....    6,032     $6,032   $845,085   $4,042,898   $(6,370,000)  $(1,475,985)
                                 =======     ======   ========    =========    ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           UNITED WASTE SERVICE, INC.


                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                        1995           1994
                                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers and others.........................  $ 15,277,866   $ 13,626,441
  Cash paid to suppliers and employees............................   (14,006,596)   (12,018,526)
  Interest received...............................................         9,538          8,726
  Dividends received..............................................           554          1,113
  Royalties received..............................................     1,156,097      1,047,548
  Interest paid...................................................      (763,191)      (707,092)
  Income taxes....................................................       (35,885)       (23,847)
                                                                    ------------   ------------
          Net cash provided by operating activities...............     1,638,383      1,934,363
                                                                    ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Robertson Sanitation, Inc........................      (124,434)
  Purchase of property and equipment..............................    (2,009,966)    (1,774,862)
  Loans and advances to officers..................................       (22,202)       (91,500)
  Repayment of loans and advances to officers.....................         8,837         54,269
  Proceeds from sale of assets....................................       204,419         92,347
  Increase in investment in certificate of deposit................        (2,367)
                                                                    ------------   ------------
          Net cash used by investing activities...................    (1,945,713)    (1,719,746)
                                                                    ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................................     2,256,880        591,551
  Payment of notes payable........................................    (1,407,678)      (316,941)
  Distributions to stockholders...................................      (858,370)      (649,790)
                                                                    ------------   ------------
          Net cash used by financing activities...................        (9,168)      (375,180)
                                                                    ------------   ------------
NET DECREASE IN CASH..............................................      (316,498)      (160,563)
Cash at beginning of year.........................................       325,434        485,997
                                                                    ------------   ------------
Cash at end of year...............................................  $      8,936   $    325,434
                                                                     ===========    ===========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES:
  Net income......................................................  $    373,271   $  1,154,341
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation.................................................     1,202,078      1,001,553
     Amortization.................................................        50,131         35,000
     Gain on sale of assets.......................................      (150,727)       (81,575)
     Issuance of common stock as compensation.....................        80,885         52,513
     Increase in accounts receivable..............................      (383,356)      (225,493)
     Decrease in other receivables................................        14,521         34,126
     Decrease in prepaid expenses.................................        15,390         79,817
     Increase in federal tax deposit..............................       (35,885)       (23,847)
     Decrease (increase) in other current assets..................         8,936        (13,938)
     Increase (decrease) in accounts payable......................       336,271       (326,787)
     Increase in accrued expenses.................................        52,159        248,175
     Increase in deferred sales...................................        74,709            478
                                                                    ------------   ------------
          Net cash provided by operating activities...............  $  1,638,383   $  1,934,363
                                                                     ===========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
  Common stock issued as compensation.............................  $     80,885   $     52,513
                                                                     ===========    ===========
  Common stock issued for acquisition of Robertson Sanitation,
     Inc. common stock (Note 7)...................................  $    258,816
                                                                     ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           UNITED WASTE SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. United Waste Service, Inc., a Georgia corporation formed November 17, 1970, provides waste disposal services to commercial and residential customers, primarily in the Atlanta metropolitan area.

     B. The Company uses the allowance method of accounting for accounts receivable deemed to be uncollectible. Bad debt expense for the years ended September 30, 1995 and 1994 was $152,926 and $32,383, respectively.

     C. Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Estimated useful lives are as follows:

                                                                                ESTIMATED
                                 ASSET CATEGORY                               USEFUL LIVES
    ------------------------------------------------------------------------  -------------
    Containers..............................................................  7 years
    Trucks and equipment....................................................  5 to 7 years
    Machinery and equipment.................................................  5 years
    Furniture and fixtures..................................................  5 years
    Leasehold improvements..................................................  5 years

     Depreciation expense for the years ended September 30, 1995 and 1994, respectively, was $1,202,078 and $1,001,553.

     D. The excess of cost over fair market value of net tangible assets acquired consists of goodwill and customer lists. The goodwill is amortized using the straight-line method over periods of 20 and 40 years. The customer lists are amortized using the straight-line method over 20 years.

     E. The Company recognizes revenues when the services are rendered. Revenues billed prior to the performance of services are deferred and recorded as income in the period in which the related services are rendered. Royalties included in other income consist of amounts received in connection with a prior year sale of the Company's interest in a waste disposal site.

     F. The Company has elected S Corporation status for federal and state income tax purposes, and the stockholders have consented to report the taxable income of the Company on their individual income tax returns. As a result, no federal or state income tax is imposed on the Company and, accordingly, the financial statements do not reflect a provision for income taxes.

     G. For purposes of cash flow presentation, the Company considers currency on hand and demand deposits with financial institutions to be cash equivalents.

     H. At September 30, 1995, the Company has cash and cash equivalents of $792,762, including outstanding checks, deposited in one institution which exceeds the $100,000 federally insured limit.

     I. Certain amounts in the 1994 financial statements have been reclassified to conform to the current year presentation.

2. LINE OF CREDIT

     The Company entered into a line of credit agreement on January 31, 1995. At September 30, 1995, the total amount available and the amount outstanding was $800,000. The line of credit requires monthly interest only payments at the lender's prime rate and is collateralized by accounts receivable and all deposit accounts held by the lender. Subsequent to September 30, 1995, this line of credit was paid in full (Note 9).

                           UNITED WASTE SERVICE, INC.

3. NOTES PAYABLE

     The following is a summary of notes payable:

                                                                       1995         1994
                                                                    ----------   ----------
    Note payable to former stockholder, payable monthly at $27,160 including interest at 9.5% through November 2004,
      collateralized by Company stock. ...........................  $3,079,400   $3,111,116
    Note payable to former stockholder, payable monthly at $25,730 including interest at 9.5% through November 2004,
      collateralized by Company stock. ...........................   2,917,325    2,947,372
    Note payable to bank, payable monthly at $41,738 including interest at 6.46%, matures June 1, 1999, collateralized by equipment and personal guarantees of the shareholders (see
      Note 6). Subsequent to September 30, 1995, this note was
      paid in full (Note 9). .....................................   1,666,786    2,044,796
    Note payable to bank, payable monthly at $8,030 including
      interest at 9%, matures June 1, 2000, collateralized by
      trucks. Subsequent to September 30, 1995, this note was paid
      in full (Note 9). ..........................................     384,168
    Note payable to bank, payable monthly at $8,735 including
      interest at 9.12%, matures October 1, 1998, collateralized by accounts receivable. Subsequent to September 30, 1995,
      this note was paid in full (Note 9). .......................     274,219
    Note payable to bank, payable monthly at $15,828 including interest at 8.69%, matures July 1998, collateralized by
      equipment. Subsequent to September 30, 1995, this note was
      paid in full (Note 9). .....................................     455,587
                                                                    ----------   ----------
      Subtotal....................................................   8,777,485    8,103,284
      Less current portion........................................     768,706      441,613
                                                                    ----------   ----------
      Long-term debt, net of current portion......................  $8,008,779   $7,661,671
                                                                     =========    =========

     Scheduled maturities of notes payable are as follows:

                                   YEAR ENDING                                   AMOUNT
    -------------------------------------------------------------------------  ----------
    September 30, 1996.......................................................  $  768,706
    September 30, 1997.......................................................     840,206
    September 30, 1998.......................................................     852,525
    September 30, 1999.......................................................     554,685
    September 30, 2000.......................................................     178,514
    Thereafter...............................................................   5,582,849

     In addition, the Company has a $49,515 standby letter of credit for worker's compensation claims which matures June 1, 1996 and has a fee of 75 basis points for the number of days outstanding. There was no amount due on the letter of credit at September 30, 1995 or 1994.

4. LEASES

     During the year ended September 30, 1995, the Company acquired certain computer and other equipment under capital leases with terms of 36 to 60 months. At September 30, 1995, the amount capitalized under these leases totaled approximately $140,000 with accumulated depreciation of $11,600.

                           UNITED WASTE SERVICE, INC.

     At September 30, 1995, the total future minimum rental payments under these capital leases are as follows:

                                   YEAR ENDING                                   AMOUNT
    --------------------------------------------------------------------------  --------
    September 30, 1996........................................................  $ 41,744
    September 30, 1997........................................................    41,744
    September 30, 1998........................................................    32,108
    September 30, 1999........................................................    23,953
    September 30, 2000........................................................     6,723
                                                                                --------
              Total...........................................................   146,272
      Less amount representing interest.......................................    28,395
                                                                                --------
      Present value of lease payments.........................................   117,877
      Less current portion....................................................    30,202
                                                                                --------
              Long-term capital lease obligation..............................  $ 87,675
                                                                                ========

5. COMMITMENTS AND RELATED PARTY TRANSACTIONS

     The Company leases facilities and equipment from entities owned or administered by officers of the Company. Required monthly payments under the terms of the leases are $55,000 through December 31, 1996. Rental expense totaled $720,000 and $630,000 for the years ended September 30, 1995 and 1994, respectively. Subsequent to September 30, 1995, the Company acquired this property and therefore has no future obligations under these leases (see Note
9).

     On October 1, 1989, the Company redeemed 370 shares of its common stock in exchange for notes totaling $6,290,000, which are payable to the former majority stockholders (see Note 3).

     As of September 30, 1995 and 1994, respectively, the Company had loans due from officers of $63,896 and $50,531.

6. PROFIT SHARING PLAN

     The Company has a cash or deferred profit sharing plan in accordance with
Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan after completion of one year of service and attainment of 21 years of age.

     Participants in the plan may make salary reduction contributions to the plan in an amount not to exceed 15% of taxable compensation or $9,240 (or such other amount as limited by the Internal Revenue Code) during any plan year. The Company may make, at the discretion of its Board of Directors, a matching contribution to the plan. During 1995 and 1994, plan contribution expense totaled $192,728 and $104,536, respectively. At September 30, 1995, $100,500 of the contribution was accrued and unpaid.

7. BUSINESS ACQUISITION

     In April 1995, the Company acquired all of the outstanding common stock of Robertson Sanitation, Inc., a residential waste disposal company, in exchange for $124,434 in cash and 16 shares of the Company's common stock valued at approximately $258,816. In connection with this acquisition, the Company recorded intangible assets in the amount of $726,241, including goodwill and customer lists. Employment contracts with terms of 24 months were also entered into between the parties.

     The acquisition has been accounted for utilizing the purchase method of accounting, and the operations are included in the accompanying financial statements subsequent to the acquisition.

                           UNITED WASTE SERVICE, INC.

8. CONTINGENCIES

     The note payable to bank is cross collateralized and cross defaulted with loans made by the bank to companies with common ownership. In the event that any of these related companies defaulted on such loans, the Company would be liable for the amount due.

9. SUBSEQUENT EVENT


     Subsequent to September 30, 1995, the Company merged with Republic Industries, Inc. in a transaction accounted for as a pooling-of-interest. In connection with the merger, the Company paid off the long-term debt owed to the bank and also acquired its operating premises which were leased from a related party.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Boards of Directors and Stockholders
J. C. DUNCAN COMPANY, INC. AND AFFILIATES

     We have audited the accompanying combined balance sheets of J. C. DUNCAN COMPANY, INC. AND AFFILIATES (affiliated through common ownership and common management) as of June 30, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of J. C. DUNCAN COMPANY, INC. AND AFFILIATES as of June 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          HENDRIX SUTTON & ASSOCIATES
                                          A Limited Liability Partnership

Arlington, Texas
September 7, 1995 (except as to Note 14
  which is as of November 11, 1995)

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS




                                                                                     JUNE 30,
                                                                 SEPTEMBER 30,   -----------------
                                                                     1995         1995      1994
                                                                 -------------   -------   -------
                                                                  (UNAUDITED)
                                                                          (IN THOUSANDS)
                                              ASSETS
Current assets:
  Cash and cash equivalents....................................     $ 3,695      $ 4,263   $ 3,344
  Accounts receivable, less allowance for doubtful accounts of
     $177 (unaudited), $134 and $78............................       3,377        3,005     2,481
  Due from affiliates..........................................         197          114       126
  Investments..................................................         119          119        --
  Refundable income taxes......................................         667          158        56
  Prepaid insurance and other expenses.........................         808        1,312     1,048
  Inventories of tires and repair supplies.....................         402          656       599
                                                                 -------------   -------   -------
          Total current assets.................................       9,265        9,627     7,654
                                                                 -------------   -------   -------
Property and equipment, net....................................      14,892       13,430    11,984
                                                                 -------------   -------   -------
Other assets:
  Investments..................................................       1,674        1,724     1,867
  Cash value of life insurance.................................       1,592        1,480       980
  Advances to affiliates.......................................       1,127        1,146     1,208
  Intangibles, net.............................................         878          904       658
  Notes receivable.............................................         652          656     1,054
  Deferred tax benefit.........................................         254          254       282
  Other........................................................          82           25        41
                                                                 -------------   -------   -------
          Total other assets...................................       6,259        6,189     6,090
                                                                 -------------   -------   -------
                                                                    $30,416      $29,246   $25,728
                                                                 ==========      =======   =======
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.........................     $ 1,423      $ 1,684   $ 1,416
  Accounts payable.............................................       2,041        2,767     2,080
  Accrued liabilities..........................................       3,561        1,508       989
  Income taxes payable.........................................          --          352       406
  Customer deposits............................................         795          767       715
  Deferred income taxes........................................         175          172       145
                                                                 -------------   -------   -------
          Total current liabilities............................       7,995        7,250     5,751
                                                                 -------------   -------   -------
Other liabilities:
  Long-term debt, less current maturities......................       5,116        3,830     4,471
  Deferred compensation........................................         534          522       430
  Deferred income taxes........................................         237          171       139
                                                                 -------------   -------   -------
          Total other liabilities..............................       5,887        4,523     5,040
                                                                 -------------   -------   -------
Commitments and contingencies (Notes 8 and 13)
Stockholders' equity:
  Common stock.................................................          58           58        58
  Retained earnings............................................      16,476       17,415    14,879
                                                                 -------------   -------   -------
          Total stockholders' equity...........................      16,534       17,473    14,937
                                                                 -------------   -------   -------
                                                                    $30,416      $29,246   $25,728
                                                                 ==========      =======   =======


    The accompanying notes are an integral part of these combined financial statements.

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                              THREE MONTHS
                                                                  ENDED          YEAR ENDED JUNE
                                                              SEPTEMBER 30,            30,
                                                            -----------------   -----------------
                                                             1995      1994      1995      1994
                                                            -------   -------   -------   -------
                                                               (UNAUDITED)
                                                                       (IN THOUSANDS)
Operating revenues........................................  $ 9,559   $ 8,486   $34,323   $30,136
                                                            -------   -------   -------   -------
Costs and expenses:
  Operating...............................................    6,275     5,337    20,832    19,441
  General and administrative..............................    1,683     1,223     6,164     4,816
  Depreciation and amortization...........................      912       702     2,908     2,379
  Contribution to profit sharing plan.....................       61        45       246       173
  Merger costs............................................    2,047        --        --        --
                                                            -------   -------   -------   -------
          Total costs and expenses........................   10,978     7,307    30,150    26,809
                                                            -------   -------   -------   -------
Operating income                                             (1,419)    1,179     4,173     3,327
Other income (expense):
  Gain on disposal of assets..............................       16        25       112        59
  Interest expense........................................     (118)      (84)     (416)     (205)
  Interest and other income...............................      108        88       461       212
                                                            -------   -------   -------   -------
Income (loss) before income taxes (benefit)...............   (1,413)    1,208     4,330     3,393
Income taxes (benefit)....................................     (474)      492     1,794     1,266
                                                            -------   -------   -------   -------
Net income (loss).........................................     (939)      716     2,536     2,127
Retained earnings at beginning of period..................   17,415    14,879    14,879    12,752
                                                            -------   -------   -------   -------
Retained earnings at end of period........................  $16,476   $15,595   $17,415   $14,879
                                                            =======   =======   =======   =======


    The accompanying notes are an integral part of these combined financial statements.

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS ENDED
                                                           SEPTEMBER 30,      YEAR ENDED JUNE 30,
                                                        -------------------   -------------------
                                                         1995        1994      1995        1994
                                                        -------     -------   -------     -------
                                                            (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...................................  $  (939)    $   716   $ 2,536     $ 2,127
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization....................      912         702     2,908       2,379
     Gain on disposal of assets.......................      (16)        (25)     (112)        (59)
     Deferred compensation............................       12          36        92          76
     Deferred income tax provision (benefit)..........       69          10        87         (26)
     Changes in assets and liabilities:
       Accounts receivable............................     (372)        631      (524)       (821)
       Refundable income taxes........................     (509)         56      (102)        206
       Prepaid insurance and other expenses...........      504          42      (264)        301
       Inventories....................................      254           4       (57)        (11)
       Cash value of life insurance and other
          assets......................................     (163)       (860)     (522)       (550)
       Accounts payable...............................     (726)       (583)      687        (243)
       Accrued liabilities............................    2,053        (223)      519         (80)
       Income taxes payable...........................     (352)        (30)      (54)        328
       Customer deposits..............................       28          10        52          55
                                                        -------     -------   -------     -------
          Net cash provided by operating activities...      755         486     5,246       3,682
                                                        -------     -------   -------     -------
Cash flows from investing activities:
  Acquisitions of property and equipment..............   (2,369)     (1,019)   (4,503)     (4,616)
  Acquisitions of intangibles.........................       --         (68)     (297)       (658)
  Proceeds from sales of property and equipment.......       31          25       350         214
  Decrease (increase) in investments..................       50        (146)       24         (27)
  Decrease (increase) in advances to affiliates.......      (64)       (740)       74        (151)
  Decrease (increase) in notes receivable.............        4       1,054       398        (962)
                                                        -------     -------   -------     -------
          Net cash used by investing activities.......   (2,348)       (894)   (3,954)     (6,200)
                                                        -------     -------   -------     -------
Cash flows from financing activities:
  Proceeds from issuance of notes payable.............    1,646         557     1,570       3,983
  Reductions in notes payable.........................     (621)       (636)   (1,943)     (1,326)
                                                        -------     -------   -------     -------
          Net cash provided (used) by financing
            activities................................    1,025         (79)     (373)      2,657
                                                        -------     -------   -------     -------
          Net increase (decrease) in cash and cash
            equivalents...............................     (568)       (487)      919         139
Cash and cash equivalents at beginning of period......    4,263       3,344     3,344       3,205
                                                        -------     -------   -------     -------
Cash and cash equivalents at end of period............  $ 3,695     $ 2,857   $ 4,263     $ 3,344
                                                        =======     =======   =======     =======
Supplemental cash flow information cash paid during
  the period for:
  Income taxes........................................  $   317     $   462   $ 1,862     $   724
                                                        =======     =======   =======     =======
  Interest............................................  $   118     $    84   $   403     $   166
                                                        =======     =======   =======     =======
Noncash investing and financing activities:
  Property and equipment acquired with debt...........  $    --     $    --   $    --     $   984
                                                        =======     =======   =======     =======

    The accompanying notes are an integral part of these combined financial statements.

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             JUNE 30, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General and Principles of Combination

     The accompanying combined financial statements include the accounts of J.
C. Duncan Company, Inc.; its wholly-owned subsidiary, Arlington Disposal Company, Inc.; Grand Prairie Disposal Company, Inc.; Trashaway Services, Inc.; Tos-It Service Company, Inc.; Wes Tex Waste Services, Inc.; Pantego Service Company; and E & E Truck Leasing; (collectively, the "Companies") which are affiliated through common ownership and common management. All of the Companies are corporations with the exceptions of Pantego Service Company and E & E Truck Leasing which are partnerships. The financial position and results of operations of the partnerships are not significant to the combined financial position and combined results of operations of the Companies. All material intercompany balances and transactions have been eliminated in combination.

     In the opinion of management, the unaudited combined financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Companies at September 30, 1995, and the combined results of their operations and their cash flows for the three months ended September 30, 1995 and 1994.

     The Companies provide solid waste collection and recycling services to commercial, industrial and residential customers located in the state of Texas. In addition, the Companies operate two sanitary landfills.

  Financial Instruments and Credit Risk Concentrations

     Financial instruments which are potentially subject to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities, and accounts and notes receivable. Cash and cash equivalents are placed with high credit quality financial institutions to minimize risk. Marketable securities consist of high credit quality or insured debt instruments. Notes receivable are secured by equipment. Accounts receivable in certain instances are secured by customer deposits. The Companies continually evaluate the collectibility of accounts and notes receivable and maintain allowances for potential credit losses.

  Estimates and Assumptions

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates used in preparing the accompanying combined financial statements.

  Cash and Cash Equivalents

     Cash and cash equivalents include short term investments purchased with a maturity of three months or less.

  Investments

     Investments include marketable securities and other investments. Investments in marketable securities consist of debt securities which are scheduled to mature at various dates from June 1996 through February 1998. The securities are classified as "held to maturity" securities and are carried at amortized cost which approximates market. Other investments are carried at cost.

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

  Inventories

     Inventories consist of tires and repair supplies and are carried at the lower of cost or market. Cost is determined by the weighted average method.

  Prepaid Insurance

     Insurance premiums incurred are capitalized and amortized on a straight-line basis over the term of the related insurance policy. Retroactive adjustments to premiums incurred in previous years are recorded as additions or reductions to insurance expense in the period the Companies receive notice of the adjustment.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation is computed using the straight-line and accelerated methods. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

  Intangible Assets


     Intangible assets consist of the cost in excess of fair value of net tangible assets of acquired businesses (goodwill) and noncompete agreements. Intangible assets are amortized using the straight-line method over their estimated useful lives or the terms of the related agreements. The Companies continually evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. No provision for any impairment of intangibles has been charged to operations.


  Income Taxes

     The Companies utilize the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Provision for income taxes (benefit) is the payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

2. REVENUES

     The Companies' revenues are earned primarily through contracts with municipalities. The contracts generally provide for the Companies to bill residential services directly to the municipality and commercial and industrial services directly to the customer. The contracts allow the Companies to bill for services rendered on a monthly basis.

     Revenues from major municipality customers accounted for the following percentages of combined operating revenues for the years ended June 30:

                                                                             1995     1994
                                                                             ----     ----
    Municipality A.........................................................   19%      18%
    Municipality B.........................................................    7%      10%

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

     Municipalities accounting for 10 percent or more of combined accounts receivable at June 30, 1995 or 1994, are as follows:

                                                                             1995     1994
                                                                             ----     ----
    Municipality A.........................................................    4%      10%
    Municipality B.........................................................   11%      11%

3. BUSINESS ACQUISITION

     During the year ended June 30, 1994, the Companies acquired a business providing waste collection services in west Texas for approximately $2,102,000. The acquisition was financed with the proceeds from the issuance of notes payable. The acquisition was accounted for using the purchase method of accounting and, accordingly, allocation of the purchase price to the net assets acquired was based on estimated fair market values. The assets acquired included property and equipment of approximately $1,440,000 and goodwill of $662,000. The results of operations of the business acquired have been included in the combined financial statements of the Companies since the date of the acquisition. The pro forma effect of this acquisition is not material to the combined financial statements.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at June 30 (in thousands):

                                                      1995         1994       DEPRECIABLE LIVES
                                                    --------     --------     -----------------
    Land..........................................  $    867     $    876
    Building and improvements.....................     5,990        6,004       5 to 30 years
    Landfill improvements.........................       384           --     Life of Landfill
    Service vehicles..............................    17,788       16,002       5 to 7 years
    Containers....................................     8,715        7,634       8 to 12 years
    Office equipment and other....................     2,544        2,293       3 to 7 years
                                                    --------     --------
                                                      36,288       32,809
    Less accumulated depreciation.................   (22,858)     (20,825)
                                                    --------     --------
                                                    $ 13,430     $ 11,984
                                                    ========     ========

     Depreciation for the years ended June 30, 1995 and 1994 amounted to approximately $2,819,000 and $2,263,000, respectively.

     During the period from July 1, 1995 through September 7, 1995, the Companies purchased additional service vehicles at a cost of approximately $1,572,000.

5. RELATED PARTY TRANSACTIONS

     Amounts due from affiliates consist primarily of unsecured advances to certain shareholders and employees of the Companies. Collections on these advances are not anticipated during the year ending June 30, 1996.

     The Companies purchase containers from an affiliated company. Such purchases amounted to approximately $856,000 and $1,118,000 for the years ended June 30, 1995 and 1994, respectively.

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

6. INTANGIBLES

     Intangible assets consist of the following at June 30 (in thousands):

                                                                                  ESTIMATED
                                                                   1995   1994   USEFUL LIVES
                                                                   ----   ----   ------------
    Goodwill.....................................................  $662   $662      40 years
    Noncompete agreements........................................   297     --     3-5 years
                                                                   ----   ----
                                                                    959    662
    Less accumulated amortization................................   (55)    (4)
                                                                   ----   ----
                                                                   $904   $658
                                                                   ====   ====

     Amortization of intangibles for the years ended June 30, 1995 and 1994, amounted to approximately $51,000 and $4,000, respectively.

7. NOTE RECEIVABLE

     Note receivable at June 30, 1995 and 1994, consists of advances due from a commercial enterprise. The advances and accrued interest at 10 percent are to be repaid from future profits of the enterprise. The advances and any accrued interest mature on January 20, 2004, and are secured by equipment.

     The Companies have guaranteed the future rent obligations of the commercial enterprise. Such future rent obligations amount to $236,000 at June 30, 1995.

8. LONG TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                          1995      1994
                                                                         -------   -------
    Notes payable to banks, principal of approximately $34,000 plus interest at the banks' prime rate (9% at June 30, 1995) payable monthly, maturing at various dates through December 2000,
      collateralized by equipment and guaranteed by certain
      stockholders of the Companies....................................  $ 1,417   $ 1,663
    Notes payable to bank, principal and interest at 7% to 7.5% payable in monthly installments of $35,800, maturing at various dates through May 2001, collateralized by equipment and guaranteed by
      certain stockholders of the Companies............................    1,734     2,491
    Notes payable to bank consisting of partial advances on term loans totaling $2,423,245 which were fully funded subsequent to June
      30, 1995, requiring monthly principal payments of $23,750 to
      $49,185 and interest at the bank's Eurodollar rate (5.8% at June
      30, 1995) plus 2.25% until maturity on July 12, 2000,
      collateralized by equipment and guaranteed by a stockholder of
      the Companies....................................................    1,353     1,081
    Notes payable to bank, principal of $12,100 and interest at the bank's Eurodollar rate plus 2.25% payable monthly, maturing at various dates through May 2000, collateralized by accounts receivable and certain equipment and guaranteed by certain
      stockholders of the Companies....................................      690        --
    Note obligation paid subsequent to June 30, 1995...................      228        --
    Other notes payable................................................       92       652
                                                                         -------   -------
                                                                           5,514     5,887
    Less current maturities............................................   (1,684)   (1,416)
                                                                         -------   -------
                                                                         $ 3,830   $ 4,471
                                                                         =======   =======

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

     Maturities of long term debt, assuming full funding of the term loans had occurred as of June 30, 1995, are as follows (in thousands):

    1996........................................................................  $1,695
    1997........................................................................   1,460
    1998........................................................................   1,367
    1999........................................................................   1,063
    2000........................................................................     686

9. STOCKHOLDERS' EQUITY

     Common stock consists of the following authorized, issued and outstanding shares as of June 30, 1995 and 1994:

                                                                    SHARES ISSUED
                                                         SHARES          AND
                                                       AUTHORIZED    OUTSTANDING    PAR VALUE   AMOUNT
                                                       ----------   -------------   ---------   -------
J.C. Duncan Company, Inc. and subsidiary.............        500         375.5       $   100    $37,550
Grand Prairie Disposal Company, Inc. ................     10,000           300       $    10      3,000
Trashaway Services, Inc. ............................    100,000        16,000       $     1     16,000
Tos-It Service Company, Inc. ........................      1,000           760        No Par        760
Wes Tex Waste Services, Inc. ........................      1,000         1,000       $     1      1,000
                                                                                                -------
                                                                                                $58,310
                                                                                                =======

10. INCOME TAXES

     Provision for income taxes consists of the following for the years ended June 30 (in thousands):

                                                                          1995       1994
                                                                         ------     ------
    Current tax provision:
      Federal..........................................................  $1,457     $1,099
      State............................................................     250        193
                                                                         ------     ------
                                                                          1,707      1,292
                                                                         ------     ------
    Deferred tax provision (benefit):
      Federal..........................................................      77        (23)
      State............................................................      10         (3)
                                                                         ------     ------
                                                                             87        (26)
                                                                         ------     ------
                                                                         $1,794     $1,266
                                                                         ======     ======

     Following is a reconciliation of the statutory federal income tax rate to the actual tax rate of the Companies for the years ended June 30:

                                                                             1995     1994
                                                                             ----     ----
    Statutory federal income tax rate......................................  34.0%    34.0%
    State income taxes, net of federal benefit.............................   3.8      3.5
    Change in deferred tax valuation allowance.............................   3.0      1.9
    Tax exempt income......................................................  (0.6)    (1.0)
    Other..................................................................   1.2     (1.1)
                                                                             ----     ----
              Effective tax rate...........................................  41.4%    37.3%
                                                                             ====     ====

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

     At June 30, 1995, one of the affiliates has net operating loss carryforwards for tax purposes totaling approximately $777,000 which expire in the years 2009 and 2010.

     Components of the net deferred income tax liability are as follows (in thousands):

                                                                              1995      1994
                                                                              -----     -----
Deferred income tax liabilities:
  Book basis in property over tax basis.....................................  $(282)    $(165)
  Book basis in inventories over tax basis..................................   (216)     (200)
                                                                              -----     -----
                                                                               (498)     (365)
                                                                              -----     -----
Deferred income tax assets:
  Nondeductible allowances for doubtful accounts............................    276       272
  Nondeductible accrued vacation............................................     73        72
  Nondeductible deferred compensation.......................................     60        19
  Net operating loss carryforwards..........................................    129        65
  Valuation allowance.......................................................   (129)      (65)
                                                                              -----     -----
                                                                                409       363
                                                                              -----     -----
                                                                              $ (89)    $  (2)
                                                                              =====     =====

11. COMPENSATION CONTRACTS

     The Companies have entered into individual agreements with certain officers and employees to provide benefits upon retirement, disability or death of the individual. The agreements require the Companies to pay benefits equal to the cash surrender value accumulated in the life insurance policy purchased by the Companies on the individual. The retirement and disability benefits and any earnings are payable over a 15 year period commencing one month after the date of retirement or disability. The agreements further provide the Companies will commence payments of an annual set amount to the individual's designated beneficiary within twelve months from the date of death of the individual. Payments are limited to the proceeds of the life insurance policy purchased on the individual and earnings on such proceeds. The accumulated cash surrender values in the life insurance policies are included in cash value of life insurance and the amounts due under the agreements are included in deferred compensation in the accompanying combined balance sheets.

12. EMPLOYEE BENEFIT PLANS

     The Companies have a profit sharing plan covering employees which meet certain length of service requirements. Contributions to the plan are made at the discretion of the Companies' Boards of Directors. The plan also allows eligible employees to make contributions to their account pursuant to a salary reduction agreement.

     The Companies have adopted a maximum premium group health insurance plan. The plan calls for the Companies to pay approximately $21 per employee each month to a third party administrator. Such payment is used to purchase stop loss insurance, group life insurance, and pay the fees of the third party administrator who processes all claims. The Companies are then responsible for paying all claims up to the stop loss limits which amount to $100,000 per year per individual or an aggregate amount equal to a maximum premium amount per employee per year. The Companies have provided for the estimate of their claims liability under the plan which management believes is adequate to cover claims incurred as of June 30, 1995 and 1994.

                    J.C. DUNCAN COMPANY, INC. AND AFFILIATES

13. CONTINGENCIES

     The Companies are subject to extensive and evolving federal, state and local environmental laws and regulations. These laws and regulations have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the Environmental Protection Agency ("EPA") and various other federal, state and local environmental, transportation, health and safety agencies. The Companies have not experienced any significant regulatory problems in the past and believe that they are in substantial compliance with all applicable rules and regulations. Future environmental liabilities, if any, would be recorded in the period in which they become probable and can be reasonably estimated.

     The sanitary landfills operated by the Companies are subject to the EPA's "Subtitle (D) Regulations". These regulations provide minimum design, construction and operating standards for virtually all landfills in the United States. The Subtitle (D) Regulations require every landfill to utilize the "best available technology" with respect to cell preparation and lining, leachate collection and treatment and ground water monitoring. In addition, adequate financial assurances must be provided to cover closure costs and post-closure monitoring costs for a period of up to thirty years after the landfill is closed. As a result of the above described requirements, the Companies have future financial obligations with regard to closure costs and post-closure monitoring costs associated with the disposal sites they operate. The Companies will accrue their portion of the estimated costs as airspace subject to the Subtitle (D) Regulations is consumed. As of June 30, 1995, the Companies have not consumed any airspace subject to Subtitle (D) Regulations. Accordingly, the accompanying financial statements do not include any provision for estimated costs relating to these future obligations.

     The Companies are involved in certain legal actions and claims, the outcome of which, in the opinion of management based on advice of legal counsel, will not have a material impact on the combined financial position of the Companies.

     Also, see Note 7.

14. MERGER AGREEMENT

     On November 11, 1995, the Companies entered into a merger agreement with Republic Industries, Inc. ("Republic") whereby Republic will acquire all of the outstanding stock of the Companies for 5,256,055 shares of Republic common stock. The merger agreement is subject to approval by Republic's stockholders and regulatory agencies and other customary closing conditions. The business combination will be accounted for utilizing the pooling-of-interests method.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Garbage Disposal Service, Inc.
Hickory, North Carolina

     We have audited the accompanying consolidated balance sheets of Garbage Disposal Service, Inc. and subsidiary as of September 30, 1995, and the related consolidated statements of operations and retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Garbage Disposal Service, Inc. and subsidiary as of September 30, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

November 30, 1995

                         GARBAGE DISPOSAL SERVICE, INC.

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                                ASSETS
CURRENT ASSETS:
  Cash (Note A)..........................................................................  $  1,538,383
  Accounts receivable:
    Trade (net of allowance for doubtful accounts of $231,000) (Note A)..................     3,077,174
    Officers and employees (Note B)......................................................        22,816
  Inventories (Note A)...................................................................       456,147
  Prepaid expenses.......................................................................        35,419
                                                                                           ------------
         TOTAL CURRENT ASSETS............................................................     5,129,939
                                                                                           ------------
PROPERTY, PLANT, MACHINERY AND EQUIPMENT (Notes A, F and H):
  Land and land improvements.............................................................       728,282
  Leasehold improvements.................................................................       684,888
  Containers, compactors and balers......................................................     9,943,140
  Trucks, loaders and motor vehicles.....................................................     8,847,434
  Office and shop equipment..............................................................     1,136,271
  Recycling plant equipment..............................................................     1,923,968
  Recycling plant........................................................................     1,068,837
                                                                                           ------------
         Total...........................................................................    24,332,820
  Less allowance for depreciation........................................................   (10,516,794)
                                                                                           ------------
PROPERTY, PLANT, MACHINERY AND EQUIPMENT, NET............................................    13,816,026
                                                                                           ------------
OTHER ASSETS:
  Note receivable from stockholder -- officer (Note B)...................................        43,965
  Cash surrender value of life insurance, net (Note C)...................................       274,109
  Goodwill, net (Notes A, E and M).......................................................     1,217,974
  Intangible assets, net (Note D)........................................................        11,785
  Other assets...........................................................................        47,469
  Deferred tax asset (Notes A and K).....................................................       367,800
                                                                                           ------------
         TOTAL OTHER ASSETS..............................................................     1,963,102
                                                                                           ------------
         TOTAL ASSETS....................................................................  $ 20,909,067
                                                                                           =============
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt (Notes F and G)...................................  $  3,251,437
  Capital lease obligation (Note H)......................................................       126,385
  Accounts payable.......................................................................     1,657,567
  Accrued compensation...................................................................       484,491
  Accrued retirement plan expense (Note I)...............................................        19,490
  Other accrued expenses and liabilities.................................................       477,114
  Income taxes payable...................................................................     1,004,765
                                                                                           ------------
         TOTAL CURRENT LIABILITIES.......................................................     7,021,249
LONG-TERM DEBT (Notes F and G)...........................................................     6,106,728
CAPITAL LEASE OBLIGATION (Note H)........................................................        15,921
DEFERRED INCOME TAXES (Notes A and K)....................................................     2,050,100
                                                                                           ------------
         TOTAL LIABILITIES...............................................................    15,193,998
                                                                                           ------------
COMMITMENTS AND CONTINGENCIES (Notes A, G and J)
STOCKHOLDERS' EQUITY: (Note G)
  Preferred stock:
    Class A, nonvoting, noncumulative, $100 par value, 4,000 shares authorized, 3,500
     issued and outstanding..............................................................       350,000
    Class B, nonvoting, noncumulative, $100 par value, 1,000 shares authorized, 640
     issued and outstanding..............................................................        64,000
    Class C, voting, noncumulative, $100 par value, 500 shares authorized,
      420 issued and outstanding.........................................................        42,000
  Nonvoting, common stock, $1 par value, 350,000 shares authorized, 279,000 shares issued
    and outstanding......................................................................       279,000
  Retained earnings......................................................................     4,980,069
                                                                                           ------------
         TOTAL STOCKHOLDERS' EQUITY......................................................     5,715,069
                                                                                           ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................  $ 20,909,067
                                                                                           =============

        The accompanying notes are an integral part of these statements.

                         GARBAGE DISPOSAL SERVICE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND RETAINED EARNINGS
                         YEAR ENDED SEPTEMBER 30, 1995

OPERATING INCOME....................................................                $29,712,283
DIRECT OPERATING EXPENSES (Note J)..................................  $19,345,889
DEPRECIATION EXPENSE (Note A).......................................    1,549,124    20,895,013
                                                                      -----------   -----------
GROSS MARGIN........................................................                  8,817,270
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  (Notes I and J)...................................................    4,381,040
DEPRECIATION EXPENSE (Note A).......................................      133,560
AMORTIZATION EXPENSE (Notes D and E)................................       97,115     4,611,715
                                                                      -----------   -----------
OPERATING PROFIT....................................................                  4,205,555
OTHER INCOME (EXPENSES):
  Other income......................................................      330,250
  Interest expense..................................................     (870,589)     (540,339)
                                                                      -----------   -----------
INCOME BEFORE INCOME TAXES..........................................                  3,665,216
PROVISION FOR INCOME TAXES (Notes A and K)
  Current...........................................................    1,366,000
  Deferred..........................................................      315,300     1,681,300
                                                                      -----------   -----------
NET INCOME..........................................................                  1,983,916
RETAINED EARNINGS, BEGINNING........................................                  2,996,153
                                                                                    -----------
RETAINED EARNINGS, ENDING...........................................                $ 4,980,069
                                                                                     ==========

        The accompanying notes are an integral part of these statements.

                         GARBAGE DISPOSAL SERVICE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................  $ 1,983,916
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................................    1,779,799
     Increase in cash surrender value of life insurance.........................      (41,850)
     Gain on disposal of machinery and equipment................................      (16,337)
     Deferred income taxes......................................................      315,300
     (Increase) decrease in:
       Accounts receivable, net.................................................      103,943
       Inventories..............................................................     (234,167)
       Prepaid expenses.........................................................       (5,674)
       Other assets.............................................................          669
     Increase (decrease) in:
       Accounts payable.........................................................     (118,338)
       Accrued liabilities......................................................      364,110
       Income taxes payable.....................................................      711,333
                                                                                  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......................................    4,842,704
                                                                                  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant, machinery and equipment..........................   (3,214,613)
  Proceeds from sale of machinery and equipment.................................      137,469
  Noncompete agreement payments.................................................      (81,250)
  Cash used to acquire subsidiary...............................................     (391,473)
                                                                                  -----------
NET CASH USED IN INVESTING ACTIVITIES...........................................   (3,549,867)
                                                                                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings......................................................    1,745,973
  Repayment of borrowings.......................................................   (1,951,861)
  Payments on capital lease obligations.........................................      (47,520)
                                                                                  -----------
NET CASH USED IN FINANCING ACTIVITIES...........................................     (253,408)
                                                                                  -----------
NET INCREASE IN CASH............................................................    1,039,429
CASH, BEGINNING.................................................................      498,954
                                                                                  -----------
CASH, ENDING....................................................................  $ 1,538,383
                                                                                   ==========

        The accompanying notes are an integral part of these statements.

                         GARBAGE DISPOSAL SERVICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED SEPTEMBER 30, 1995

A. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Garbage Disposal Service, Inc. and D & L Waste, Inc., a wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The "Company" refers to Garbage Disposal Service, Inc. and its consolidated subsidiary.

  Operations

     The Company is primarily engaged in the collection and transportation of commercial and residential non-hazardous waste products and the collection and processing of recyclable materials. The Company grants unsecured trade credit to customers, substantially all of whom are located in the Southeastern United States. The Company's cash is subject to risk of loss for the amounts in excess of the Federal Deposit Insurance Corporation's (FDIC) depositor insurance limits.

  Inventories

     Inventories, consisting of repair parts and fuel for the Company's trucks and recyclable materials held for resale are valued at the lower of cost (first-in, first-out method) or market. Market is computed based on current market rate less selling expenses.

  Property, Plant, Machinery and Equipment

     Property, plant, machinery and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes, based on the estimated useful lives of the assets as follows:

    Land improvements.......................................................      15 years
    Leasehold improvements..................................................   10-40 years
    Containers, compactors and balers.......................................    7-10 years
    Trucks, loaders and motor vehicles......................................     3-7 years
    Office and shop equipment...............................................     5-8 years
    Recycling plant equipment...............................................   10-20 years
    Recycling plant.........................................................      30 years

     The containers, compactors and balers represent property provided to customers as part of their service contracts and have an allowance for depreciation at September 30, 1995 of approximately $4,649,675.

  Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and the use of the allowance method for uncollectible accounts receivable. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

                         GARBAGE DISPOSAL SERVICE, INC.

  Goodwill

     Goodwill resulted from the excess of the cost of acquiring D & L Waste, Inc. over the fair market value of its net assets (see Note E) at the date of acquisition and is being amortized on the straight-line method over 40 years. Amortization expense charged to operations was $7,660 in 1995.

B. ACCOUNTS AND NOTE RECEIVABLE FROM STOCKHOLDER -- OFFICER

     At September 30, 1995, the Company has $3,300 of accounts receivable from a stockholder -- officer which represents accrued interest on a 10% demand note receivable.

C. LIFE INSURANCE

     As of September 30, 1995, the Company is the beneficiary of life insurance policies on certain officers and stockholders, with face values aggregating $4,025,000. The cash surrender value of these policies totals $203,396, net of policy loans. In addition, the Company has an interest in other policies limited to the cash surrender value in the amount of $70,713, resulting in total net cash surrender value of $274,109.

D. INTANGIBLE ASSETS

     The Company has acquired customer lists and covenants not to compete, when purchasing existing businesses, at a total cost of $707,900. The lists and covenants are being amortized over 60 months. At September 30, 1995, accumulated amortization of such assets was $696,115.

E. ACQUISITION

     On June 29, 1995 the Company purchased 100% of the shares outstanding of D & L Waste, Inc. The acquisition has been accounted for as a purchase. The total cost of the acquisition was approximately $2,439,000, which exceeded the fair market value of the net assets by approximately $1,226,000 (see Note M).

F. LONG-TERM DEBT

     The Company has the following long-term debt outstanding at September 30, 1995:

    Various notes payable, $9,312 monthly including interest from 6.9% to
      9.95% through May 2000, collateralized by certain vehicles.............  $  381,723
    Note Payable to a bank, $28,750 monthly including interest at prime plus
      1%, minimum of 7% through March 1998, collateralized by certain
      vehicles and equipment and a stockholder's personal guarantee..........     759,283
    Note payable to a bank, $18,350 monthly plus interest at prime plus .25%
      through February 2000, collateralized by certain vehicles and equipment
      and a stockholder's personal guarantee.................................     971,551
    Note payable to a finance company, $56,333 monthly including interest at
      9.11% through May 1996, collateralized by certain vehicles and other related equipment, certain equipment and a stockholder's personal
      guarantee..............................................................     435,650
    Various notes payable, $15,614 monthly including interest from 7.85% to
      9.75% through August 1999, collateralized by certain vehicles and a
      stockholder's personal guarantee.......................................     420,007

                         GARBAGE DISPOSAL SERVICE, INC.

    Note payable to a bank, $3,039 monthly plus interest at prime plus .50%
      through September 1997, collateralized by certain vehicles and other
      related equipment and a stockholder's personal guarantee...............      72,940
    Note payable to a bank, $10,380 monthly including interest at prime plus
      .25% through September 1996, collateralized by certain vehicles and
      equipment and a stockholder's personal guarantee.......................     110,558
    Note payable to a bank, $21,885 monthly including interest at prime plus
      .50% through April 1999, collateralized by a first deed of trust and
      stockholder's personal guarantee.......................................     809,202
    Note payable to a governmental agency, $7,088 monthly including fees and interest at 8.952% through March 2011, collateralized by a second deed
      of trust and a stockholder's personal guarantee........................     672,378
    Notes payable to a finance company, $11,660 monthly including interest at
      9.51% to 9.59% through August 1996, collateralized by certain vehicles and other related equipment, certain equipment and a stockholder's
      personal guarantee.....................................................      63,432
    Note payable to a bank, $4,060 monthly including interest at prime plus
      1% through March 1999, collateralized by certain equipment.............     151,574
    Note payable to a bank, interest at 9.25% payable monthly, principal due
      March 1996, collateralized by certain trucks and equipment.............     645,973
    Various notes payable to finance companies, $73,674 monthly including interest at 8.07% to 10.5% through August 1999, collateralized by
      certain vehicles and other related equipment...........................   1,874,213
    Note payable to an individual, $11,405 monthly including interest at 8%
      through July 2005, collateralized by common stock of the Company's
      subsidiary.............................................................     924,681
    Note payable to an individual, interest payable monthly at 8%. Principal payments of $125,000 January 1996 and $470,000 July 2000,
      collateralized by common stock of the Company's subsidiary.............     595,000
    Note payable to an individual, interest at payable monthly at 8%.
      Principal to be repaid July 2000 collateralized by common stock of the
      Company's subsidiary...................................................     470,000
                                                                               ----------
                                                                                9,358,165
    Less current maturities..................................................   3,251,437
                                                                               ----------
    Long-term debt...........................................................  $6,106,728
                                                                                =========


     Maturities of long-term debt for the years ending September 30 are as follows:

          1996.........................................................  $3,251,437
          1997.........................................................   1,815,720
          1998.........................................................   1,315,642
          1999.........................................................     733,562
          2000.........................................................   1,153,709
          Thereafter...................................................   1,088,095
                                                                         ----------
                                                                         $9,358,165
                                                                          =========

                         GARBAGE DISPOSAL SERVICE, INC.

G. LOAN RESTRICTIONS

     The various loan agreements contain certain restrictive covenants which require the Company to meet certain minimum financial statement requirements and restrict certain types of transactions, including the payment of dividends to its stockholders. The Company also has a life insurance policy on a stockholder-officer with a face value of $2,000,000 with a bank as the beneficiary.

H. CAPITAL LEASE OBLIGATION

     The Company leases shop equipment and has included on the balance sheet equipment with a capitalized cost of $463,643 and a related allowance for depreciation of $106,398.

     The following is a schedule of future minimum payments required under the lease.


                            YEARS ENDED SEPTEMBER 30,
----------------------------------------------------------------------------------
1996..............................................................................  $132,068
1997..............................................................................    10,561
1998..............................................................................     6,592
                                                                                    --------
Total minimum lease payments......................................................   149,221
Less amount representing interest.................................................     6,915
                                                                                    --------
Present value of lease payments...................................................   142,306
Less current portion..............................................................   126,385
                                                                                    --------
Long-term portion.................................................................  $ 15,921
                                                                                    ========


I. RETIREMENT SAVINGS PLAN

     The Company has a retirement savings plan for its employees. All employees over 20 years of age who meet the entry service requirements are eligible.

     Contributions to the plan are determined on an annual basis. The Company's minimum liability is one-half of an employee's contribution, not to exceed a certain percentage of compensation as defined by the trustees of the plan.

     Total contributions to the plan and plan expenses for the year ended September 30, 1995 were $74,838. Eligible employees are vested in the Company's contributions to the plan as follows:

                                YEARS OF SERVICE                        PERCENT VESTED
          ------------------------------------------------------------  --------------
               0-2....................................................          0
                3.....................................................         20
                4.....................................................         40
                5.....................................................         60
                6.....................................................         80
                7.....................................................        100

     The Company may terminate the plan at will, with the assets of the plan reverting to the employees.

J. RELATED PARTY TRANSACTIONS AND COMMITMENTS

     During the year ended September 30, 1995 the Company leased its main premises and other facilities from stockholders and directors. Monthly rent under these leases totalled $39,533 a month. Subsequent to year-end, these leased facilities were acquired by the Company.

                         GARBAGE DISPOSAL SERVICE, INC.

     The Company leased certain equipment and vehicles from an affiliated company. Monthly rent under these leases totalled $8,692. Subsequent to year-end, these leased items were acquired by the Company.

     The Company leases certain facilities with unrelated parties under leases which expire in September 1996. Monthly rent under these leases total $11,200.


     The Company leases certain equipment under leases with unrelated parties for terms of 60 months which expire by 1998. The monthly rental under these leases totals $3,098.


     The Company leases certain vehicles under leases with unrelated parties for terms of 60 months and expire by 1999. The monthly rental under these leases totals $19,567 per month.

     Rental expense for the year ended September 30, 1995 under the aforementioned leases and other incidental leases was $560,349.

     Future obligations over the terms of these leases at September 30, 1995 are as follows:

          1996...........................................................  $399,360
          1997...........................................................   174,160
          1998...........................................................   101,426
          1999...........................................................    14,065
                                                                           --------
                                                                           $689,011
                                                                           ========

K. INCOME TAXES

     Income tax expense consist of the following components:

    Current income tax expense
      Federal................................................................  $1,114,000
      State..................................................................     252,000
                                                                               ----------
    Current provision for income taxes.......................................   1,366,000
                                                                               ----------
    Deferred income tax expense
      Federal................................................................     229,900
      State..................................................................     137,500
      AMT credits............................................................     (52,100)
      Less valuation allowance...............................................          --
                                                                               ----------
    Deferred provision for income taxes......................................     315,300
                                                                               ----------
              Total provision for income taxes...............................  $1,681,300
                                                                                =========

     The Company's total deferred tax liabilities, deferred tax assets, and deferred tax asset valuation allowances have been presented in the Company's financial statements as follows:

    Total current deferred tax assets........................................  $  367,800
    Less valuation allowance.................................................          --
                                                                               ----------
    Net current deferred tax asset...........................................  $  367,800
                                                                                =========
    Total noncurrent deferred income tax liability...........................  $2,050,100
                                                                                =========

     For tax return purposes, the Company has approximately $161,285 of alternative minimum tax credits available to reduce future tax liabilities with no expiration date.

                         GARBAGE DISPOSAL SERVICE, INC.

L. MAJOR CUSTOMER


     The Company had sales to a major customer of its Georgia recycling division of approximately $3,793,000, or 13% of total sales, for the year ended September 30, 1995.


M. SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Cash paid for interest and income taxes is as follows:

      Interest................................................................  $710,943
      Income taxes............................................................   339,367
    Noncash transactions omitted from the Statements of Cash Flows:
      Debt incurred in purchase of subsidiary.................................   359,050
      Debt incurred to refinance existing debt................................   448,388
                                                                                --------
                                                                                $807,438
                                                                                ========

     Details of D & L Waste, Inc. acquisition:

      Fair value of assets acquired.........................................  $ 4,486,848
      Goodwill..............................................................    1,225,633
      Liabilities assumed...................................................   (3,273,493)
      Debt incurred in acquiring subsidiary.................................   (2,380,000)
                                                                              -----------
      Cash used in acquiring subsidiary.....................................  $    58,988
                                                                               ==========

N. SUBSEQUENT EVENT


     On November 1, 1995 the shareholders agreed to sell all of the outstanding common stock of the Company in exchange for common stock of Republic Industries, Inc. (the Acquiring Company). The acquisition qualified for accounting treatment as a pooling-of-interest, with the Acquiring Company being the survivor.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
of the Fennell Companies

     We have audited the accompanying combined balance sheet of the Fennell Companies as of December 31, 1994, and the related combined statements of income, retained earnings, and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Fennell Companies as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          GAMBLE, GIVENS & MOODY P.A.

Charleston, South Carolina
November 20, 1995

                             THE FENNELL COMPANIES

                            COMBINED BALANCE SHEETS




                                                                                         SEPTEMBER 30,   DECEMBER 31,
                                                                                             1995            1994
                                                                                         -------------   ------------
                                                                                          (UNAUDITED)
                                                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................................................   $ 1,222,595    $ 1,397,166
  Marketable securities................................................................            --        252,868
  Accounts receivable (net of allowance of $285,966 and $200,856 respectively).........     3,551,571      2,996,903
  Notes receivable -- current..........................................................       183,078         91,735
  Prepaid expenses.....................................................................        69,438        537,918
  Due from related parties.............................................................         9,091         26,577
  Interest receivable..................................................................            --          4,685
  Other current assets.................................................................        23,835         87,198
  Due from stockholder.................................................................        58,109             --
                                                                                         -------------   ------------
        TOTAL CURRENT ASSETS...........................................................     5,117,717      5,395,050
FIXED ASSETS
  Land.................................................................................       967,806        372,336
  Truck and equipment..................................................................    13,817,463     12,384,976
  Tankers..............................................................................       226,726        225,274
  Automobiles..........................................................................       203,554        237,260
  Containers...........................................................................     6,457,754      5,876,370
  Office and communications equipment..................................................     1,093,885        895,031
  Building.............................................................................       976,486        966,847
  Leasehold improvements...............................................................     1,236,809      1,024,696
  Shop equipment.......................................................................       244,927        188,799
                                                                                         -------------   ------------
                                                                                           25,225,410     22,171,589
        Less accumulated depreciation..................................................    15,015,260     13,496,282
                                                                                         -------------   ------------
        NET FIXED ASSETS...............................................................    10,210,150      8,675,307
OTHER ASSETS
  Investments..........................................................................       123,750             --
  Deposits.............................................................................         8,533        124,059
  Loans to officers for life insurance premiums........................................       691,337        608,747
  Marketable securities................................................................        88,350         80,987
  Intangible assets (net of accumulated amortization of $1,189,482 and $889,294
    respectively)......................................................................     1,054,222      1,329,410
  Organization costs...................................................................         4,877             --
                                                                                         -------------   ------------
        TOTAL OTHER ASSETS.............................................................     1,971,069      2,143,203
                                                                                         -------------   ------------
        TOTAL ASSETS...................................................................   $17,298,936    $16,213,560
                                                                                         ============    ============
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt....................................................   $ 2,375,683    $ 2,475,014
  Accounts payable.....................................................................     2,028,472      1,503,951
  Accrued salaries and payroll taxes...................................................       321,588        166,710
  Due to related companies.............................................................           712         79,448
  Other current liabilities............................................................       300,317        306,588
  Due to stockholders..................................................................        62,859             --
        TOTAL CURRENT LIABILITIES......................................................     5,089,631      4,531,711
LONG-TERM LIABILITIES
  Long-term debt.......................................................................     5,977,506      6,027,248
                                                                                         -------------   ------------
        TOTAL LIABILITIES..............................................................    11,067,137     10,558,959
STOCKHOLDERS' EQUITY
  Common stock (Fennell Container -- $1 par value, 100,000 shares authorized, 55,000
    shares issued and outstanding).....................................................        55,000         55,000
  Common stock (Fenn-Vac -- $10 par value, 10,000 shares authorized, 900 shares issued
    and outstanding)...................................................................         9,000          9,000
  Common stock (Fennell Waste -- $100 par value, 2,500 shares authorized, 2,450 shares
    issued and outstanding)............................................................       242,500        245,000
  Common stock ($100 par value 100,000 shares authorized, 250 shares issued and
    outstanding).......................................................................        25,000             --
  Owners equity -- George W. Fennell...................................................       504,086        372,336
  Additional paid-in capital...........................................................           567            567
  Retained earnings....................................................................     5,406,473      4,990,888
  Net unrealized (loss) on marketable securities.......................................       (10,827)       (18,190 )
                                                                                         -------------   ------------
        TOTAL STOCKHOLDERS' EQUITY.....................................................     6,231,799      5,654,601
                                                                                         -------------   ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................   $17,298,936    $16,213,560
                                                                                         ============    ============


   The accompanying notes are an integral part of these financial statements.

                             THE FENNELL COMPANIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,          YEAR ENDED
                                                          -------------------------   DECEMBER 31,
                                                             1995          1994           1994
                                                          -----------   -----------   ------------
                                                          (UNAUDITED)
OPERATING REVENUE.......................................  $19,150,076   $16,257,391   $ 22,043,328
EXPENSES
  Operating.............................................   12,095,319     9,842,456     13,322,807
  Selling and general and administrative................    3,815,433     3,028,127      3,857,549
  Depreciation and amortization.........................    1,817,075     1,603,204      2,639,987
  Provision for bad debt................................      285,966       288,925         94,820
  Profit sharing........................................           --            --        178,422
                                                          -----------   -----------   ------------
          TOTAL OPERATING EXPENSES......................   18,013,793    14,762,712     20,093,585
                                                          -----------   -----------   ------------
          OPERATING INCOME..............................    1,136,283     1,494,679      1,949,743
OTHER INCOME (EXPENSE)
  Minority interest income..............................        3,104            --             --
  Interest income.......................................       89,106        34,606         56,199
  Dividend income.......................................           --         1,380          1,860
  Other income..........................................      159,390       217,953         68,397
  Interest expense......................................     (528,236)     (405,532)      (548,794)
  Gain on sale of assets................................       53,336        39,108         41,792
                                                          -----------   -----------   ------------
          TOTAL OTHER INCOME (EXPENSE)..................     (223,300)     (112,485)      (380,546)
                                                          -----------   -----------   ------------
NET INCOME..............................................      912,983     1,382,194      1,569,197
RETAINED EARNINGS BEGINNING OF YEAR.....................    4,990,888     4,112,253      4,112,253
DISTRIBUTIONS TO STOCKHOLDERS...........................     (493,011)     (168,420)      (690,562)
STOCK RETIREMENT........................................       (4,387)           --             --
                                                          -----------   -----------   ------------
RETAINED EARNINGS, END OF YEAR..........................  $ 5,406,473   $ 5,326,027   $  4,990,888
                                                           ==========    ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                             THE FENNELL COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,           YEAR ENDED
                                                       ---------------------------   DECEMBER 31,
                                                           1995           1994           1994
                                                       ------------   ------------   ------------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers.......................  $ 18,298,719   $ 15,673,130   $ 21,419,818
  Interest and dividends received....................        93,791         35,986         49,901
  Other receipts.....................................       159,390        217,953         60,810
  Cash paid to suppliers and employees...............   (14,569,106)   (11,762,776)   (16,626,870)
  Interest paid......................................      (528,236)      (405,532)      (559,461)
  Reimbursements from related companies..............            --             --         36,936
                                                       ------------   ------------   ------------
          NET CASH PROVIDED BY OPERATING
            ACTIVITIES...............................     3,454,558      3,758,761      4,381,134
CASH FLOWS FROM INVESTING ACTIVITIES
  Sale of investment securities......................       252,868             --             --
  Purchase of investment securities..................            --             --       (249,395)
  Received from stockholders.........................        62,859         19,289         52,192
  Payments received on notes receivable..............            --         18,433          3,450
  Cash payments for purchase of fixed assets.........    (2,883,411)    (3,993,957)    (4,816,622)
  Loans to officers for life insurance premiums......       (82,590)            --        (95,383)
  Deposits...........................................            --        (48,942)      (105,287)
  Cash proceeds from sale of fixed assets............        71,804        109,307         89,566
  Additions to notes receivable......................       (91,343)        (6,500)        (6,500)
  Advances to shareholders...........................       (58,109)            --             --
  Purchase of minority interest......................       (15,359)            --             --
  Organizational costs...............................        (4,877)            --             --
                                                       ------------   ------------   ------------
          NET CASH USED IN INVESTING ACTIVITIES......    (2,748,158)    (3,902,370)    (5,127,979)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of stock....................        25,000             --             --
  Proceeds from issuance of long-term debt...........     1,851,343      3,051,754      4,136,008
  Principal payments on long-term debt...............    (2,375,416)    (1,808,499)    (2,451,563)
  Distributions to stockholders......................      (375,011)      (168,420)      (690,562)
  Stock redemption...................................        (6,887)            --             --
                                                       ------------   ------------   ------------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.........................................      (880,971)     1,074,835        993,883
                                                       ------------   ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS............      (174,571)       931,226        247,038
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.........     1,397,166      1,150,128      1,150,128
                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR...............  $  1,222,595   $  2,081,354   $  1,397,166
                                                        ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                             THE FENNELL COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,         YEAR ENDED
                                                            -----------------------   DECEMBER 31,
                                                               1995         1994          1994
                                                            ----------   ----------   ------------
                                                                  (UNAUDITED)
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  NET INCOME..............................................  $  912,983   $1,382,194    $1,569,197
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for bad debt...............................     285,966      288,925        94,820
     Depreciation.........................................   1,827,853    1,585,394     2,216,245
     Amortization.........................................     275,188      306,735       423,743
     Income from minority interest........................      (3,104)          --            --
     (Gain) on sale of assets.............................     (53,336)     (39,108)      (41,792)
     (Increases) decreases in assets:
       Accounts receivable................................    (851,357)    (873,186)     (702,991)
       Prepaid expenses...................................     397,685      236,755       (69,001)
       Interest receivable................................       4,685           --        (4,685)
       Other current assets...............................      70,860        5,957       (63,479)
       Due from related companies.........................     (61,250)       9,338        17,146
     Increases (decreases) in liabilities:
       Accounts payable...................................     615,612      920,941       814,683
       Accrued salaries and payroll taxes.................     154,878      147,168        29,543
       Due to related companies...........................          --           --       100,398
       Other current liabilities..........................    (122,105)    (212,352)       (2,693)
                                                            ----------   ----------   ------------
          TOTAL ADJUSTMENTS...............................   2,541,575    2,376,567     2,811,937
                                                            ----------   ----------   ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.................  $3,454,558   $3,758,761    $4,381,134
                                                             =========    =========    ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of business assets by assumption of debt as
     described in note X..................................  $       --   $1,500,000    $1,500,000
  Increase in value of marketable securities..............       7,363        7,751           775
  Decrease in value of marketable securities..............          --           --            --
  Land purchased by shareholder included in combined
     balance sheet........................................     131,750           --            --
  Land purchased by issuing a mortgage....................     375,000           --            --
  Equipment on which the company had a deposit was
     transformed to a new company in exchange for a
     minority interest ownership in the company...........     105,287           --            --

   The accompanying notes are an integral part of these financial statements.

                             THE FENNELL COMPANIES

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

I. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General. Fennell Container Co., Inc., Fenn-Vac, Inc. and Fennell Waste Systems, Inc. (the "Fennell Companies") are separate but related companies controlled by George W. Fennell and under common management which have agreed to merge with Republic Industries, Inc. (See Note XII.) This summary of significant accounting policies of the Fennell Companies is to assist in understanding the combined financial statements. The combined financial statements and notes are the representation of the companies' management, who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the combined financial statements.

     Combination Policy. The accompanying combined financial statements include the accounts of the following companies:

              NAME                     LOCATION                  BUSINESS ACTIVITY
---------------------------------  ----------------  ------------------------------------------
Fennell Container Co., Inc. .....  Charleston, SC    Waste collection, hauling and recycling
Fennell Waste Systems, Inc. .....  Greer, SC         Waste collection and hauling
Fenn-Vac, Inc. ..................  Charleston, SC    Containment, clean-up and hauling of
                                                     hazardous and non-hazardous waste

     All significant intercompany transactions have been eliminated in the combination.

     The companies grant credit to customers and, generally, no collateral is required.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the companies consider all short-term debt securities purchased with an original maturity of three months or less to be cash equivalents.

     Fixed Assets. Fixed assets are stated at cost. Depreciation has been provided by using straight-line or declining balance methods for financial reporting purposes and accelerated cost recovery methods for federal income tax purposes. Assets are depreciated over their estimated useful lives.

     Income Taxes. The companies, with the consent of their shareholders, have elected under the Internal Revenue Code to be S corporations. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the corporation's taxable income. Therefore, no provision or liability for federal and state income taxes has been included in the combined financial statements.

     Intangible Assets. Intangible assets consist of values assigned to contract rights ($1,218,704), the excess of cost over the assigned value of net assets acquired ($130,000), and non-compete covenants ($870,000).

     Intangibles are being amortized on a straight-line basis over their estimated useful lives: seven years for contract rights; six years for the excess of cost over value of net assets acquired; and the periods of the covenants for such covenants.

II. MARKETABLE SECURITIES

     Marketable securities held as available for sale are recorded at fair value. Realized gains and losses are recorded in the statement of income and retained earnings in the period they are earned. Unrealized gains and losses are recognized as a component of stockholders' equity.

                             THE FENNELL COMPANIES

     Cost and fair value of marketable debt and equity securities at December 31, 1994 are as follows:

                                                                   GROSS UNREALIZED
                                                       AMORTIZED   ----------------     FAIR
                                                         COST      GAINS   (LOSSES)    VALUE
                                                       ---------   -----   --------   --------
    Available for Sale:
      Equity Securities..............................  $  99,177    --     $(18,190)  $ 80,987
      U.S. Government................................    505,271    --           --    505,271
                                                       ---------   -----   --------   --------
                                                       $ 604,448    --     $(18,190)  $586,258
                                                        ========   ====    ========   ========

     The fair values are included in the accompanying balance sheet under the following captions:

    Cash and cash equivalents.................................................  $252,403
    Marketable securities -- current..........................................   252,868
    Marketable securities -- other assets.....................................    80,987
                                                                                --------
                                                                                $586,258
                                                                                ========

     U.S. Government securities mature in 1995. The change in net unrealized holding losses on securities available for sale in the amount of $775 has been charged to stockholders' equity for the year ended December 31, 1994.

III. DEPOSIT

     Fenn-Vac, Inc. has a $105,287 deposit on equipment that was not in service at year end.

IV. NOTES RECEIVABLE

     Notes receivable consist of the following:

    Unsecured notes from various employees with interest rates and monthly payments ranging from 10% to 12% and $25 to $100, respectively...........  $ 6,550
    Unsecured note from ECO Services, Inc. (a related company) with interest of
      5.5% payable annually and principal payable on demand after July 2,
      1995.....................................................................   85,185
                                                                                 -------
    Notes receivable -- current................................................  $91,735
                                                                                 =======

V. LONG-TERM DEBT

     Long-term notes payable consist of the following:

    Notes payable in monthly installments totaling $266,659 as of December
      31, 1994 including interest ranging from 6% to 9.5%, collateralized by certain property and equipment.........................................  $8,502,262
      Less current portion...................................................   2,475,014
                                                                               ----------
    Long-term debt...........................................................  $6,027,248
                                                                                =========

                             THE FENNELL COMPANIES

     Maturities of long-term debt are as follows:

                                   YEAR ENDED
                                  DECEMBER 31,
    -------------------------------------------------------------------------
           1995..............................................................  $2,475,014
           1996..............................................................   2,113,492
           1997..............................................................   1,750,170
           1998..............................................................   1,448,383
           1999..............................................................     715,203
                                                                               ----------
                                                                               $8,502,262
                                                                                =========

     The companies have loan commitments totaling $2,500,000 from NationsBank of which $297,965 was unused at December 31, 1994. Loans with varying interest rates are made for the purchase of equipment and the loans are collateralized by the equipment. These are annual commitments and expire in April 1995.

     The loan agreements with the bank include various covenants typical to such agreements, including meeting certain financial benchmarks, limits on capital spending, and prohibitions against additional debt, pledges of assets, and changes in ownership and management. Additionally, Fennell Container Co., Inc. and certain stockholders have guaranteed substantially all indebtedness.

VI. PROFIT-SHARING PLAN

     The companies have qualified contributory profit-sharing plans for all eligible employees. The plans provide for contributions by the companies in amounts determined annually at the discretion of the stockholders. Contributions totaled $172,000 for the year.

VII. RELATED PARTY TRANSACTIONS

     Related parties for financial statement purposes at December 31, 1994 include Fenn-E-Let, Inc., ECO Services, Inc. and ECO Services of S.C., Inc. which are owned in part by certain shareholders of the Fennell Companies.

     A. Fennell Container Co., Inc. manages ECO Services of S.C., Inc. $102,946 is included in operating revenues for this service.

     B. Fennell Container Co., Inc. holds a note from ECO Services, Inc., (See note IV.)

     C. Fennell Container Co., Inc. maintains a bank account for a medical benefit plan covering the employees of the Fennell Companies and Fenn-E-Let, Inc. (See note VIII.)

     D. There are no repayment terms or interest provisions for the receivables from or payables to related companies. Management anticipates settlement of these accounts within a 12 month period.

     E. Included in long-term debt are unsecured notes payable to a stockholder. These notes bear interest at 7.5% to 7.75% and have monthly payments of $26,566 including interest. Balances of the notes at December 31, 1994 are $852,720.

     F. Fennell Container Co., Inc. has made interest free loans to the Irrevocable Trust of George W. Fennell for the purpose of paying life insurance policy premiums. The loans are collateralized by an assignment of the life insurance policies.

     G. Fenn-Vac, Inc. has made interest free loans to its stockholders to pay the premiums on life insurance policies. These policies are to be used to finance certain provisions of buy-sell agreements upon the death of any officer. The loans are collateralized by assignments for the policies.

                             THE FENNELL COMPANIES

VIII. CONTINGENCIES

     The Fennell Companies, in conjunction with Fenn-E-Let, Inc., have an employee medical benefit plan to self-insure employees. Each company is liable for $15,000 per individual employee with total aggregate expenses for all companies, including Fenn-E-Let, Inc., not to exceed $400,000 annually. Amounts above such expenses are covered by stop-loss insurance. All employees are covered and are required to contribute $15 to $35 per week, depending on coverage. Expenses incurred under this plan were $313,046 for 1994. Fennell Container Co., Inc. maintains the bank account for this plan and the account balance of $91,062 is included in cash and cash equivalents. Receivables and liabilities relating to this bank account from Fenn-E-Let, Inc. are included in "Due From/To Related Companies".

     Fennell Container Co., Inc. has guaranteed loans from NationsBank to Fenn-E-Let, Inc. The outstanding balance of the loans as of December 31, 1994 is $181,285.

     Russell E. Perkins, Jr., a former 11.11% shareholder in Fenn-Vac, Inc. and a former 7% shareholder in Fennell Waste Systems, Inc. has asserted a claim against the Companies and the shareholders in connection with the proposed merger (Note XII). Randall Cook, a former 2% shareholder in Fennell Waste Systems, Inc. has asserted a similar claim on similar grounds. No amounts have been asserted with either claim.

IX. CONCENTRATIONS OF CREDIT RISK

     At December 31, 1994, the carrying amount of the companies' bank deposits was $1,138,036 and the bank balance was $1,082,294. Of the bank balance, $300,000 was covered by FDIC insurance and $782,294 was uninsured.

X. PURCHASE OF BUSINESS ASSETS

     On March 31, 1994, Fennell Container Co., Inc. purchased the assets of SCA Services of South Carolina, Inc., a wholly owned subsidiary of Waste Management of North America, Inc. The purchase price was allocated as follows:

    Equipment................................................................  $  900,000
    Contracts................................................................     750,000
    Goodwill.................................................................     100,000
    Non-compete covenant.....................................................     250,000
    Fees and associated costs................................................      10,345
                                                                               ----------
                                                                                2,010,345
                                                                               ----------
    Bank note................................................................   1,500,000
    Credit from seller for prepaids and pro rata accounts....................       4,480
    Cash outlay..............................................................     505,865
                                                                               ----------
                                                                               $2,010,345
                                                                                =========

     The statement of income and retained earnings and cash flows for the year ended December 31, 1994 include the operations of this business from March 31, 1994 through December 31, 1994.

                             THE FENNELL COMPANIES

XI. RECONCILIATION OF RETAINED EARNINGS

Accumulated Adjustments Accounts
  Balance, January 1, 1994.......................................................  $1,011,679
  Taxable income.................................................................   1,157,195
  Nondeductible expenses.........................................................     (66,184)
  Distribution to stockholders...................................................    (690,562)
                                                                                   ----------
  Balance, December 31, 1994.....................................................   1,412,128
                                                                                   ----------
Accumulated Earnings and Profits, December 31, 1994..............................   3,432,794
                                                                                   ----------
Tax Temporary Adjustments
  Balance, January 1, 1994.......................................................    (244,803)
  Net additions (reductions).....................................................     390,769
                                                                                   ----------
  Balance, December 31, 1994.....................................................     145,966
                                                                                   ----------
Retained Earnings, December 31, 1994.............................................  $4,990,888
                                                                                    =========

XII. SUBSEQUENT EVENT


     On November 13, 1995, the stockholders of the Fennell Companies entered into a merger agreement with Republic Industries, Inc. ("Republic"). Under this agreement, the stockholders will exchange their interest in the Fennell Companies for stock in Republic and the Fennell Companies will survive as wholly owned subsidiaries of Republic. This merger will be accounted for under the pooling of interests method of accounting.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of
  Cana First Corporation d/b/a
  Scott Security Systems and affiliates:

     We have audited the accompanying combined balance sheet of Cana First Corporation d/b/a Scott Security Systems; Scott Alarm of Birmingham, Inc.; Scott Alarm of Charlotte, Inc.; Scott Alarm of Cocoa, Inc.; Scott Alarm of Fort Myers, Inc.; Scott Alarm of Gainesville, Inc.; Scott Alarm of Jensen Beach, Inc.; Scott Alarm of Lakeland, Inc.; Scott Alarm of Nashville, Inc.; Scott Alarm of Orlando, Inc.; Scott Alarm of Sarasota, Inc.; Scott Alarm of Savannah, Inc.; Scott Alarm of St. Augustine, Inc.; Scott Alarm of Tallahassee, Inc.; Scott Alarm of Tampa Bay, Inc.; Scott Alarm of West Palm Beach, Inc.; and TATS Corporation of Jax d/b/a Scott Alarm Home Office (collectively, "Scott Security Systems"; all Florida corporations affiliated through common ownership) as of December 31, 1994, and the related combined statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scott Security Systems as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
November 30, 1995.

                             SCOTT SECURITY SYSTEMS

                            COMBINED BALANCE SHEETS

                                                                      SEPTEMBER 30,   DECEMBER 31,
                                                                          1995            1994
                                                                      -------------   ------------
                                                                       (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
  Cash..............................................................   $    752,932   $    453,723
  Accounts receivable, net of allowance for doubtful accounts of
     $115,462 (unaudited) and $60,550, respectively.................        706,786        723,320
  Inventories.......................................................        153,527        215,935
  Current portion of deferred installation costs....................      4,732,174      2,359,976
  Other.............................................................        236,139         21,977
                                                                      -------------   ------------
          Total current assets......................................      6,581,558      3,774,931
                                                                      -------------   ------------
PROPERTY AND EQUIPMENT, net.........................................        493,040        401,878
                                                                      -------------   ------------
OTHER ASSETS:
  Deferred installation costs.......................................     27,157,083     21,832,849
  Intangible asset, net of accumulated amortization of $308,593
     (unaudited) and $212,462, respectively.........................        332,279        428,410
  Net deferred income tax asset.....................................                       309,968
  Security deposits and other.......................................         92,376         75,032
                                                                      -------------   ------------
          Total other assets........................................     27,581,738     22,646,259
                                                                      -------------   ------------
          Total assets..............................................   $ 34,656,336   $ 26,823,068
                                                                         ==========     ==========
                     LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..................................................   $    946,405   $  1,908,370
  Accrued expenses..................................................      1,267,303      1,236,147
  Customer deposits.................................................        244,491        378,477
  Due to shareholders...............................................         44,254         25,704
  Current portion of deferred revenue...............................     18,623,322     10,024,746
  Current portion of long-term debt.................................        259,484         27,006
  Income taxes payable..............................................        243,451             --
                                                                      -------------   ------------
          Total current liabilities.................................     21,628,710     13,600,450
                                                                      -------------   ------------
LONG-TERM LIABILITIES:
  Deferred revenue..................................................     17,030,162     20,352,888
  Long-term debt, net of current portion............................      2,291,660        115,289
  Net deferred income tax liability.................................         52,411             --
                                                                      -------------   ------------
          Total long-term liabilities...............................     19,374,233     20,468,177
                                                                      -------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' DEFICIT (Note 6):
  Common stock......................................................         17,590         17,590
  Additional paid-in capital........................................      1,215,091      1,215,091
  Accumulated deficit...............................................     (7,579,288)    (8,478,240)
                                                                      -------------   ------------
          Total shareholders' deficit...............................     (6,346,607)    (7,245,559)
                                                                      -------------   ------------
          Total liabilities and shareholders' deficit...............   $ 34,656,336   $ 26,823,068
                                                                         ==========     ==========

            The accompanying notes to combined financial statements
                    are an integral part of this statement.

                             SCOTT SECURITY SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,          YEAR ENDED
                                                          -------------------------   DECEMBER 31,
                                                             1995          1994           1994
                                                          -----------   -----------   ------------
                                                                 (UNAUDITED)
INSTALLATION, MONITORING AND SERVICE REVENUE............  $15,372,432   $ 8,614,598   $ 12,930,773
INSTALLATION, MONITORING AND SERVICE COST OF SALES......    4,152,222     3,845,170      5,249,521
                                                          -----------   -----------   ------------
  Gross margin..........................................   11,220,210     4,769,428      7,681,252
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............    8,613,238     6,356,475      9,051,505
                                                          -----------   -----------   ------------
  Income (loss) from operations.........................    2,606,972    (1,587,047)    (1,370,253)
INTEREST EXPENSE........................................      227,800        27,207         34,749
                                                          -----------   -----------   ------------
  Income (loss) before income tax provision.............    2,379,172    (1,614,254)    (1,405,002)
INCOME TAX PROVISION....................................      317,684       193,223        310,861
                                                          -----------   -----------   ------------
  Net income (loss).....................................    2,061,488    (1,807,477)    (1,715,863)
UNAUDITED PRO FORMA ADJUSTMENT TO REFLECT THE PROVISION
  (BENEFIT) ON INCOME TAXES ON S-CORPORATION EARNINGS
  (LOSSES) (Note 1).....................................      633,985      (838,925)      (872,862)
                                                          -----------   -----------   ------------
  Unaudited pro forma net income (loss) (Note 1)........  $ 1,427,503   $  (968,552)  $   (843,001)
                                                           ==========    ==========     ==========

The accompanying notes to combined financial statements are an integral part of this statement.

                             SCOTT SECURITY SYSTEMS

                  COMBINED STATEMENT OF SHAREHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                          ADDITIONAL
                                                COMMON     PAID-IN     ACCUMULATED
                                                 STOCK     CAPITAL       DEFICIT        TOTAL
                                                -------   ----------   -----------   -----------
BALANCE, December 31, 1993....................  $12,100   $  688,941   $(4,448,887)  $(3,747,846)
  Issuances of common stock...................    5,490      526,150            --       531,640
  Net loss....................................      --            --    (1,715,863)   (1,715,863)
  Shareholder distributions...................      --            --    (2,313,490)   (2,313,490)
                                                -------   ----------   -----------   -----------
BALANCE, December 31, 1994....................  $17,590   $1,215,091   $(8,478,240)  $(7,245,559)
                                                ========   =========   ============   ==========

The accompanying notes to combined financial statements are an integral part of this statement.

                             SCOTT SECURITY SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                       -------------------------      YEAR ENDED
                                                          1995          1994       DECEMBER 31, 1994
                                                       -----------   -----------   -----------------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $ 2,061,488   $(1,807,477)    $  (1,715,863)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................      200,508       251,494           391,729
     Provision for doubtful accounts.................       54,912        34,869            46,624
     Deferred income tax provision...................      362,379       131,423           290,287
     Changes in assets and liabilities:
       Increase in accounts receivable...............      (38,378)     (121,936)         (227,300)
       Decrease in inventory.........................       62,408       205,312           179,240
       Increase in security deposits and other.......     (231,508)     (157,906)          (12,087)
       Increase in accounts payable and accrued
          expenses...................................     (639,236)      880,818         1,561,527
       Increase in customer deposits.................     (133,986)       32,215           147,768
                                                       -----------   -----------   -----------------
          Net cash provided by (used in) operating
            activities...............................    1,698,587      (551,188)          661,925
                                                       -----------   -----------   -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................     (195,539)     (125,322)         (142,101)
  Capitalized installation costs.....................   (7,696,433)   (9,669,498)      (14,145,961)
                                                       -----------   -----------   -----------------
          Net cash used in investing activities......   (7,891,972)   (9,794,820)      (14,288,062)
                                                       -----------   -----------   -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.............           --       300,000           300,000
  Proceeds from borrowings from shareholders.........    2,379,279            --            25,704
  Proceeds from financing arrangements...............    5,275,851    11,707,285        15,729,016
  Repayment of long-term debt........................           --       (13,123)          (68,163)
  Shareholder distributions..........................   (1,162,536)   (1,525,621)       (2,313,490)
                                                       -----------   -----------   -----------------
          Net cash provided by financing
            activities...............................    6,492,594    10,468,541        13,673,067
                                                       -----------   -----------   -----------------
NET INCREASE IN CASH.................................      299,209       122,533            46,930
CASH AT BEGINNING OF PERIOD..........................      453,723       406,793           406,793
                                                       -----------   -----------   -----------------
CASH AT END OF PERIOD................................  $   752,932   $   529,326     $     453,723
                                                        ==========    ==========     =============
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest...........................................  $   202,705   $    62,856     $      78,719
                                                        ==========    ==========     =============
  Income Taxes.......................................  $        --   $     6,682     $       6,682
                                                        ==========    ==========     =============

The accompanying notes to combined financial statements are an integral part of this statement.

                             SCOTT SECURITY SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Principles of Combination. The combined financial statements include the accounts of Cana First Corporation d/b/a Scott Security Systems; Scott Alarm of Birmingham, Inc.; Scott Alarm of Charlotte, Inc.; Scott Alarm of Cocoa, Inc.; Scott Alarm of Fort Myers, Inc.; Scott Alarm of Gainesville, Inc.; Scott Alarm of Jensen Beach, Inc.; Scott Alarm of Lakeland, Inc.; Scott Alarm of Nashville, Inc.; Scott Alarm of Orlando, Inc.; Scott Alarm of Sarasota, Inc.; Scott Alarm of Savannah, Inc.; Scott Alarm of St. Augustine, Inc.; Scott Alarm of Tallahassee, Inc.; Scott Alarm of Tampa Bay, Inc.; Scott Alarm of West Palm Beach, Inc.; and TATS Corporation of Jax d/b/a Scott Alarm Home Office (collectively, "Scott Security Systems" or the "Companies"), which are affiliated through common ownership.

     All material intercompany transactions between the Companies have been eliminated.

     In the opinion of management, the unaudited combined financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Companies at September 30, 1995, and the combined results of their operations and cash flows for the nine months ended September 30, 1995 and 1994.

     (b) Revenue Recognition. The Companies install, monitor and service security alarm systems sold under monitoring agreements with a three year base term. Upon installation, the Companies generally sell their interest in the initial three year base term of the monitoring agreements to a third party finance company on a non-recourse basis after 30 days from the time of the sale. The Companies retain the obligation to provide monitoring services over the three year term. The Companies' interest in the customer accounts transfers back to the Companies upon voluntary customer renewal after the expiration of the three year base term. Installation, monitoring and service revenue under the monitoring agreements are recognized as earned over the life of the contract.

     (c) Allowance for Doubtful Accounts. Amounts determined to be uncollectible by management are provided for in the financial statements in the period in which such determination is made.

     (d) Inventories. Inventories consist primarily of parts used in installation and servicing. Inventories are stated at the lower of cost or market, with cost being determined using the specific identification method.

     (e) Property and Equipment. Property and equipment are recorded at cost. Depreciation is computed using accelerated methods for all major asset classes utilizing the following useful lives:

    Computers and office equipment..........................................       5 years
    Vehicles................................................................       5 years
    Furniture and fixtures..................................................       7 years
    Building improvements...................................................   10-15 years

     Repairs and maintenance costs are expensed as incurred.

     Depreciation and amortization expense on property and equipment was approximately $264,000 in 1994.

     (f) Deferred Installation Costs. The Companies install, monitor and service security alarm systems sold under monitoring agreements with a three year base term. The direct cost of equipment, commissions and labor associated with system installations are deferred and amortized as a cost of sales on a straight-line basis over the estimated customer life of eight years.

     (g) Income Taxes. With the exception of Cana First Corporation, the Companies have elected S-Corporation status (the "S-Corp. Companies") for income tax reporting purposes. Accordingly, income or loss and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual tax returns of the shareholders of the S-Corp. Companies. The unaudited pro forma adjustment to reflect income taxes on S-Corporation earnings included

                             SCOTT SECURITY SYSTEMS
in the accompanying combined statement of income is for informational purposes only. Such unaudited pro forma income taxes have been provided to yield an overall estimated pro forma income tax rate of 40 percent.

     Cana First Corporation, a C-Corporation since its inception, accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided for the effect of temporary differences between the income tax bases of assets and liabilities and their reported amounts on the combined financial statements (see Note 4).

     For the nine months ended September 30, 1995 and 1994, income taxes have been provided based upon Cana First Corporation's anticipated effective annual income tax rate.

     Upon closing of the merger transactions described in Note 7, the S-Corp. Companies will no longer be eligible for S-Corporation status. At that time, deferred income taxes will be recorded in accordance with SFAS No. 109. Although the ultimate amount is not presently determinable, if deferred taxes were recorded at September 30, 1995, the accumulated deficit would be reduced by approximately $1,600,000 (unaudited).


     (h) Intangible Assets. Intangible assets reflect the fair value of the right granted by the majority shareholder to certain new Companies which were opened to conduct business under the Scott Security Systems' name in exchange for common stock issued to such majority shareholder. The right allows each new Company to utilize the services and resources related to the product name. The intangible asset for each Company is valued utilizing the estimated fair value of equity shares issued. The intangible assets are being amortized over a period of five years. Amortization expense for intangible assets was approximately $128,000 in 1994.


2. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net, as of December 31, 1994, consist of the following:

    Vehicles.................................................................  $ 396,046
    Computers and office equipment...........................................    203,004
    Furniture and fixtures...................................................    170,176
    Building improvements....................................................     81,413
                                                                               ---------
                                                                                 850,639
    Less: Accumulated depreciation and amortization..........................   (448,761)
                                                                               ---------
                                                                               $ 401,878
                                                                               =========

3. LONG-TERM DEBT

     At December 31, 1994, the Company had the following long-term indebtedness outstanding:

    Capital lease obligation to the Cit Group dated November 12, 1993, at an interest rate of 8.99%, payable in monthly installments of $1,066, due
      November 12, 2008, collateralized by certain property and equipment of the Companies...........................................................  $101,353
    Other office equipment and vehicle capital lease obligations dated
      1991-1994, at interest rates of 8.00% to 16.93%, payable monthly, maturing through May 1999, collateralized by certain office equipment
      and vehicles of the Companies...........................................    40,942
                                                                                --------
                                                                                 142,295
    Less: current portion.....................................................   (27,006)
                                                                                --------
                                                                                $115,289
                                                                                ========

                             SCOTT SECURITY SYSTEMS

     The carrying value of the equipment purchased under the capital leases approximates the amount of the lease obligations (see Note 5).

4. INCOME TAXES

     The components of the income tax provision, which primarily represents federal taxes, are as follows (in thousands):

    Current...................................................................  $ 20,574
    Deferred..................................................................   290,287
                                                                                --------
                                                                                $310,861
                                                                                ========

     A reconciliation of income taxes at the statutory federal income tax rate to the Companies' actual income tax provision as reported in the accompanying combined statement of operations is shown below:

    Federal income tax benefit at statutory rate of 34%......................  $(477,701)
    Tax effect of S Corporation losses, net..................................    735,740
    State income taxes and other.............................................     52,822
                                                                               ---------
              Actual income tax provision....................................  $ 310,861
                                                                               =========

     Components of the net deferred income tax asset as of December 31, 1994 are shown below:

    Deferred income tax assets:
      Deferred revenue......................................................  $ 2,430,210
      Allowance for doubtful accounts.......................................        8,726
                                                                              -----------
                                                                                2,438,936
    Deferred income tax liability:
      Deferred installation costs...........................................   (2,128,968)
                                                                              -----------
    Net deferred income tax asset...........................................  $   309,968
                                                                               ==========

5. COMMITMENTS AND CONTINGENCIES

     The Company has entered into capital leases for office equipment, vehicles, and other assets and has leased other vehicles and office equipment under operating leases. Future minimum lease payments with respect to leases in effect at December 31, 1994, are as follows:

                                                                       CAPITAL    OPERATING
                                                                       --------   ---------
    1995.............................................................  $ 40,067   $ 178,469
    1996.............................................................    21,723     165,348
    1997.............................................................    17,283     125,090
    1998.............................................................    15,523      42,548
    1999 and thereafter..............................................   127,960          --
                                                                       --------   ---------
                                                                        222,556     511,455
    Less: amount representing interest...............................   (80,261)         --
                                                                       --------   ---------
                                                                       $142,295   $ 511,455
                                                                       ========    ========

     Rent expense under operating leases totaled $349,562 in 1994.

     The Companies are involved in certain legal actions and claims arising in the ordinary course of business. Based on the advice of legal counsel, it is the opinion of management that such litigation and claims will be resolved without a material impact on the Companies' combined financial position or results of operations.

                             SCOTT SECURITY SYSTEMS

(6) SHAREHOLDERS' DEFICIT

     Common stock consists of the following authorized, issued and outstanding shares as of December 31, 1994:

                                                                SHARES ISSUED
                                                     SHARES          AND
                       COMPANY                     AUTHORIZED    OUTSTANDING    PAR VALUE   AMOUNT
    ---------------------------------------------  ----------   -------------   ---------   -------
    Cana First Corporation d/b/a Scott Security
      Systems....................................      20,000       10,000        $ .10     $ 1,000
    Scott Alarm of Birmingham, Inc...............     100,000       10,000           10       1,000
    Scott Alarm of Charlotte, Inc................     100,000       10,000           10       1,000
    Scott Alarm of Cocoa, Inc....................     100,000       10,000           10       1,000
    Scott Alarm of Fort Myers, Inc...............     100,000       10,000           10       1,000
    Scott Alarm of Gainesville, Inc..............     100,000       20,000           10       2,000
    Scott Alarm of Jensen Beach, Inc.............     100,000       14,900           10       1,490
    Scott Alarm of Lakeland, Inc.................     100,000       10,000           10       1,000
    Scott Alarm of Nashville, Inc................     100,000       10,000           10       1,000
    Scott Alarm of Orlando, Inc..................     100,000       10,000           10       1,000
    Scott Alarm of Sarasota, Inc.................     100,000       10,000           10       1,000
    Scott Alarm of Savannah, Inc.................     100,000       10,000           10       1,000
    Scott Alarm of St. Augustine, Inc............     100,000       10,000           10       1,000
    Scott Alarm of Tallahassee, Inc..............     100,000       10,000           10       1,000
    Scott Alarm of Tampa Bay, Inc................     100,000       10,000           10       1,000
    Scott Alarm of West Palm Beach, Inc..........     100,000       10,000           10       1,000
    TATS Corporation of Jax d/b/a Scott Alarm
      Home Office................................     100,000        1,000           10         100
                                                   ----------   -------------               -------
                                                    1,620,000      175,900                  $17,590
                                                     ========   ==========                  =======

(7) SUBSEQUENT EVENTS

     In August 1995, certain of the Companies executed promissory notes totaling approximately $2,406,000 with a major supplier to provide working capital. Principal payments are due monthly beginning January 1996 through December 1998, at one to five percent of the original principal balance. Interest is at prime plus 2.5 percent, payable quarterly.

     On November 30, 1995, the Companies merged with Republic Industries, Inc. ("Republic"), pursuant to a merger agreement, whereby Republic acquired all of the outstanding capital stock of the Companies in exchange for approximately 1.6 million shares of Republic common stock.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

                REPUBLIC INDUSTRIES, INC., AND SUBSIDIARIES AND
      HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.


     The following unaudited condensed consolidated pro forma financial statements include the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries (the "Company") which include the results of operations of the following entities: United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), with which the Company merged in October 1995; and J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Company, Inc. ("Fennell") and Scott Security Systems ("Scott"), with which the Company merged in November 1995. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, the Company's supplemental consolidated financial statements have been retroactively adjusted as if the Company and United, Southland, Duncan, GDS, Fennell and Scott had operated as one entity since inception.



     The following unaudited condensed consolidated pro forma statements of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994, present the pro forma results of continuing operations of the Company as if the acquisition of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. ("HMC") had been consummated at the beginning of the periods presented. The statements of operations also contain proforma adjustments related to a series of equity transactions involving the sale of common stock and warrants (the "Equity Transactions") as if the Equity Transactions had occurred at the beginning of the periods presented. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical and supplemental consolidated financial statements and notes thereto of the Company, HMC, United, Southland, Duncan, GDS, Fennell and Scott.


     The unaudited pro forma income from continuing operations per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. Unless otherwise presented, the difference between primary and fully diluted earnings per share is not significant. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, the Company utilizes the modified treasury stock method. When using the modified treasury stock method, the proceeds from the assumed exercise of all warrants and options are assumed to be applied to first purchase 20% of the outstanding common stock, then to reduce outstanding indebtedness and the remaining proceeds are assumed to be invested in U.S. government securities or commercial paper. The increase to income from continuing operations, net of tax, from such interest savings and interest income was $0 for the nine months ended September 30, 1995 and approximately $1,509,000 for the year ended December 31, 1994.

     The unaudited condensed consolidated pro forma financial statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The acquisition of HMC was accounted for under the purchase method of accounting. Accordingly, the unaudited condensed consolidated pro forma financial statements reflect the Company's preliminary allocation of purchase price of HMC which will be subject to further adjustments as the Company finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The unaudited pro forma condensed consolidated results of operations do not necessarily reflect actual results which would have occurred if the acquisition or Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

                 REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES AND
      HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                                       THE                           ------------------
                                     COMPANY      HMC     COMBINED    DR.         CR.       PRO FORMA
                                     --------   -------   --------   ------      ------     ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue............................  $185,207   $33,201   $218,408                          $ 218,408
Expenses:
  Cost of operations...............   123,805    21,772    145,577   $1,004(a)   $  289(b)    146,292
  Selling, general and
     administrative................    40,549     9,298     49,847                  447(c)     49,400
Other (income) expense:
  Interest and other income........    (2,710)       --     (2,710)                            (2,710)
  Interest expense.................     3,951       489      4,440                4,440(d)         --
                                     --------   -------   --------   ------      ------     ---------
                                      165,595    31,559    197,154    1,004       5,176       192,982
                                     --------   -------   --------   ------      ------     ---------
Income from continuing operations
  before income taxes..............    19,612     1,642     21,254    1,004       5,176        25,426
Income tax provision...............     6,985       657      7,642    1,553(e)                  9,195
                                     --------   -------   --------   ------      ------     ---------
Income from continuing
  operations.......................  $ 12,627   $   985   $ 13,612   $2,557      $5,176     $  16,231
                                     ========   =======   ========   ======      ======      ========
Primary:
  Earnings per share from
     continuing operations.........  $   0.24                                               $    0.21
                                     ========                                                ========
  Weighted average common and
     common equivalent shares
     outstanding...................    52,937                                                  75,883
                                     ========                                                ========
Fully Diluted:
  Earnings per share from
     continuing operations.........  $   0.23                                               $    0.20
                                     ========                                                ========
  Weighted average common and
     common equivalent shares
     outstanding...................    54,909                                                  81,799
                                     ========                                                ========

    The accompanying notes are an integral part of this pro forma financial statement.

                 REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES AND
      HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                                      THE                           -------------------
                                    COMPANY      HMC     COMBINED     DR.         CR.       PRO FORMA
                                    --------   -------   --------   -------     -------     ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...........................  $187,111   $48,003   $235,114                           $ 235,114
Expenses:
  Cost of operations..............   123,877    35,048    158,925   $ 1,722(a)  $   494(b)    160,153
  Selling, general and
     administrative...............    41,730     9,444     51,174                 1,787(c)     49,387
Other (income) expense:
  Interest and other income.......      (989)       --       (989)                               (989)
  Interest expense................     4,222       505      4,727                 4,727(d)         --
                                    --------   -------   --------   -------     -------     ---------
                                     168,840    44,997    213,837     1,722       7,008       208,551
                                    --------   -------   --------   -------     -------     ---------
Income from continuing operations
  before income taxes.............    18,271     3,006     21,277     1,722       7,008        26,563
Income tax provision..............     3,839     1,269      5,108     1,882(e)                  6,990
                                    --------   -------   --------   -------     -------     ---------
Income from continuing
  operations......................  $ 14,432   $ 1,737   $ 16,169   $ 3,604     $ 7,008     $  19,573
                                    ========   =======   ========   =======     =======      ========
Earnings per share from continuing
  operations......................  $   0.32                                                $    0.31
                                    ========                                                 ========
Weighted average common and common
  equivalent shares outstanding...    45,545                                                   68,814
                                    ========                                                 ========

    The accompanying notes are an integral part of this pro forma financial statement.

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocation of HMC. Intangible assets resulting from the purchase of HMC are being amortized over a 40 year life which approximates the estimated useful life.

(b) Represents a reduction to depreciation expense resulting from the revision of estimated lives of acquired property and equipment of HMC to conform with the Company's policies.

(c) Represents the contractual reduction of salary and benefits of the sellers of HMC.

(d) Represents the assumed interest savings on the payoff of all existing indebtedness of the Company and HMC with the proceeds from the Equity Transactions.

(e) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax earnings of HMC and all pro forma adjustments as described above.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Post-Effective Amendment No. 1 to this Registration Statement. All of such expenses are estimates.



Printing and Engraving Expenses....................................................  $30,000
Legal Fees and Expenses............................................................   20,000
Accounting Fees and Expenses.......................................................   30,000
Blue Sky Fees and Expenses.........................................................    1,000
                                                                                     -------
          Total....................................................................  $81,000
                                                                                     =======



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     All transactions listed below involved the issuance of shares of Common Stock and other securities of the Company prior to the commencement of the offering of shares of Common Stock described in the foregoing Prospectus. Unless otherwise indicated, all securities were issued by the Company in reliance upon
Section 4(2) of the Securities Act of 1933, as amended.


     On January 30, 1996, in connection with the merger of Charleston Disposal Systems, Inc. and its affiliates ("CDS"), the Company issued 300,000 shares of common Stock to the shareholders of CDS in exchange for all of the issued and outstanding capital stock of CDS.



     On November 30, 1995, in connection with the merger of Duncan, the Company issued 5,256,055 shares of Common Stock to the shareholders of Duncan in exchange for all of the issued and outstanding capital stock of Duncan.



     On November 30, 1995, in connection with the merger of GDS, the Company issued 3,003,000 shares of Common Stock to the shareholders of GDS in exchange for all of the issued and outstanding capital stock of GDS.



     On November 30, 1995, in connection with the merger of Fennell, the Company issued 3,111,111 shares of Common Stock to the shareholders of Fennell in exchange for all of the issued and outstanding capital stock of Fennell.



     On November 30, 1995, in connection with the merger of Scott, the Company issued 1,567,818 shares of Common Stock to the shareholders of Scott in exchange for all of the issued and outstanding capital stock of Scott.



     On October 17, 1995, in connection with the merger of Southland, the Company issued 2,600,000 shares of Common Stock to the shareholders of Southland in exchange for all of the issued and outstanding capital stock of Southland.



     On October 11, 1995, in connection with the merger of United, the Company issued 1,500,000 shares of Common Stock to the shareholders of United in exchange for all of the issued and outstanding capital stock of United.


     On October 2, 1995, in connection with the merger of Reliable Sanitation, Inc., a closely-held Florida corporation ("Reliable"), the Company issued 138,450 shares of Common Stock to the sole shareholder of Reliable in exchange for all of the issued and outstanding capital stock of Reliable.

     On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in a private placement to institutional and other accredited investors, at an offering price of $20.25 per share. The shares were placed through Allen & Company, Incorporated, for a commission of $0.25 per share on all shares sold.


     On August 28, 1995, in connection with the merger of Kertz, the Company issued 1,090,000 shares of Common Stock to the shareholders of Kertz in exchange for all of the issued and outstanding capital stock of Kertz.



     On August 3, 1995, in connection with the merger of HMC, the Company issued 8,000,000 shares of Common Stock to the sole shareholder of HMC in exchange for all of the issued and outstanding capital stock of HMC.


     On August 3, 1995, the Company issued and sold to H. Wayne Huizenga, Westbury (Bermuda) Ltd., and Harris W. Hudson, and their respective assigns, in the aggregate, 10,350,000 shares of Common Stock, and warrants to purchase 16,700,000 shares of Common Stock at exercise prices ranging from $4.50 to $7.00 per share, for an aggregate purchase price of $64,075,000 pursuant to certain stock purchase agreements.

     On July 24, 1995, the Company issued and sold 5,400,000 shares of Common Stock in a private placement to institutional and other accredited investors, at an offering price of $13.25 per share. The shares were placed through Allen & Company, Incorporated, for a commission of $0.25 per share on all shares sold.

     On May 25, 1995, in connection with the attainment of a specified earnings level by Cleveland Container Services, Inc. ("Cleveland Container"), for the year ended December 31, 1994, the Company issued 34,375 shares of Common Stock to the former owner of Cleveland Container.

     On April 18, 1994, in connection with the attainment of a specific earnings level by Cleveland Container, for the year ended December 31, 1993, the Company issued 39,000 shares of Common Stock to the former owner of Cleveland Container.

     On April 9, 1994, in connection with the attainment of a specified earnings level by Living Earth Technology, Inc. ("Living Earth"), for the year ended December 31, 1993, the Company issued 108,336 shares of Common Stock to the former owners of Living Earth.

     On April 1, 1993, in connection with the attainment of a specified earnings level by Living Earth, for the year ended December 31, 1992, the Company issued 120,833 shares of Common Stock to the former owners of Living Earth.

     On April 1, 1993, in connection with the attainment of a specified earnings level by El Centro Sanitation Service company and Republic Imperial Acquisition Corp. (collectively "El Centro"), for the year ended December 31, 1992, the Company issued 24,595 shares of Common Stock to the former owners of El Centro.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE


     (a) A list of the exhibits filed as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits.

     (b) Financial Statement Schedule


Report of Independent Certified Public Accountants on Schedule........................  II-3
Schedule II -- Valuation and Qualifying Accounts and Reserves.........................  II-4

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE


To the Stockholders and Board of Directors of Republic Industries, Inc.:



     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements (restated) of Republic Industries, Inc. included in this Registration Statement, and have issued our report thereon dated December 19, 1995. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule (restated) listed in Item 16(b) hereof is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,

December 19, 1995

                                  SCHEDULE II

                           REPUBLIC INDUSTRIES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES


                                               BALANCE AT   ADDITIONS
                                               BEGINNING     CHARGED     ACCOUNTS                BALANCE AT
               CLASSIFICATIONS                  OF YEAR     TO INCOME   WRITTEN OFF   OTHER(1)   END OF YEAR
---------------------------------------------  ----------   ---------   -----------   --------   -----------
                                                                      (IN THOUSANDS)
Allowance for doubtful accounts:
  1994.......................................     $469        $ 174        $(202)       $  4        $ 445
  1993.......................................      417          373         (404)         83          469
  1992.......................................      268          312         (225)         62          417


---------------

(1) Allowance of acquired businesses.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


             i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


             ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

             iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.


          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on February 6, 1996.


                                          REPUBLIC INDUSTRIES, INC.


                                          By: /s/  MICHAEL R. CARPENTER
                                            ------------------------------------
                                            Michael R. Carpenter, Vice President
                                                        and Controller


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  -----------------------------  ------------------
                          *                    Chairman of the Board and      February 6, 1996
---------------------------------------------    Chief Executive Officer
H. Wayne Huizenga                                (Principal Executive
                                                 Officer)
                          *                    President and Director         February 6, 1996
---------------------------------------------
Harris W. Hudson
/s/  Gregory K. Fairbanks                      Executive Vice President and   February 6, 1996
---------------------------------------------    Chief Financial Officer
Gregory K. Fairbanks                             (Principal Financial
                                                 Officer)
                          *                    Vice President and Controller  February 6, 1996
---------------------------------------------    (Principal Accounting
Michael R. Carpenter                             Officer)
                          *                    Vice Chairman of the Board     February 6, 1996
---------------------------------------------
Michael G. DeGroote
                          *                    Director                       February 6, 1996
---------------------------------------------
J.P. Bryan
                          *                    Director                       February 6, 1996
---------------------------------------------
Rick L. Burdick
                          *                    Director                       February 6, 1996
---------------------------------------------
John J. Melk
/s/  George D. Johnson, Jr.                    Director                       February 6, 1996
---------------------------------------------
George D. Johnson, Jr.
*By: /s/  Gregory K. Fairbanks
     ----------------------------------------
     Gregory K. Fairbanks
     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT                                             EXHIBIT
NUMBER                                            DESCRIPTION
-------         -------------------------------------------------------------------------------
 3.1        --  First Amended and Restated Certificate of Incorporation of Republic Industries,
                Inc. (incorporated by reference from Exhibit 3.1 to the Registrant's
                Registration Statement on Form S-3, file number 33-62489)
 3.2        --  Certificate of Amendment to the First Amended and Restated Certificate of
                Incorporation of Republic Industries, Inc. (incorporated by reference from
                Exhibit 3.2 to the Registrant's Registration Statement on Form S-3, file number
                33-65289).
 3.3        --  Bylaws of Republic Waste Industries, Inc. (incorporated by reference from
                Exhibit 3.2 to the Registrants' Registration Statement on Form S-3, file number
                33-42530).
 5.1**      --  Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.
10.1        --  Management Agreement between Republic Waste Industries, Inc. and MGD Holdings
                Ltd. (incorporated by reference from Exhibit 10.17 to the Registrant's
                Registration Statement No. 33-42530 filed on September 13, 1991).
10.2        --  Warrant to Purchase 1,150,000 Shares of Republic Waste Industries, Inc. Common
                Stock issued to MGD Holdings Ltd. (incorporated by reference from Exhibit 10.18 to the Registrant's Registration Statement No. 33-42530 filed on September 13,
                1991).
10.3        --  Stock Exchange Agreement between Republic Waste Industries, Inc. and MGD
                Holdings Ltd. (incorporated by reference from Exhibit 10.22 to the Registrant's
                Registration Statement No. 33-42530 filed on September 13, 1991).
10.4        --  Republic Waste Industries, Inc. 1991 Stock Option Plan effective October 29,
                1991 (incorporated by reference from Exhibit 10.42 to the Registrant's Form
                10-K filed on March 30, 1993).
10.5        --  Form of Warrant to purchase 300,000 shares of Republic Waste Industries, Inc.
                Common Stock, issued to Donald E. Koogler (incorporated by reference from
                Exhibit 10.54 to the Registrant's Form 10-K filed on March 30, 1993).
10.6        --  Form of Warrant to purchase 300,000 shares of Republic Waste Industries, Inc.
                Common Stock, issued to Douglas R. Gowland (incorporated by reference from
                Exhibit 10.55 to the Registrant's Form 10-K filed on March 30, 1993).
10.7        --  Form of warrant to purchase 100,000 shares of Republic Waste Industries, Inc.
                Common Stock issued to MGD Holdings Ltd. (incorporated by reference from
                Exhibit 10.33 to the Registrant's Form 10-K for the year ended December 31,
                1994).
10.8        --  Form of warrant to purchase 50,000 shares of Republic Waste Industries, Inc.
                Common Stock issued to J.P. Bryan (incorporated by reference from Exhibit 10.34 to the Registrant's Form 10-K for the year ended December 31, 1994).
10.9        --  Form of Warrant to purchase 50,000 shares of Republic Waste Industries, Inc.
                Common Stock issued to Rick L. Burdick (incorporated by reference from Exhibit
                10.35 to the Registrant's Form 10-K for the year ended December 31, 1994).
10.10       --  Distribution Agreement dated February 14, 1995 between Republic Waste
                Industries, Inc. and Republic Environmental Systems, Inc. (incorporated by reference from Exhibit 10.36 to the Registrant's Form 10-K for the year ended
                December 31, 1994).
10.11       --  Stock Purchase Agreement dated May 21, 1995 by and between H. Wayne Huizenga and Republic Waste Industries, Inc. (incorporated by reference from Exhibit
                (c)(1) to the Registrant's Form 8-K/A dated July 17, 1995).

EXHIBIT                                             EXHIBIT
NUMBER                                            DESCRIPTION
-------         -------------------------------------------------------------------------------
10.12       --  Agreement and Plan of Merger dated May 21, 1995 by and among Republic Waste
                Industries, Inc., Republic Hudson Acquisition Corporation, Hudson Management
                Corporation and Harris W. Hudson and Bonnie J. Hudson (incorporated by reference from Exhibit (c)(2) to the Registrant's Form 8-K/A dated July 17,
                1995).
10.13       --  Agreement and Plan of Merger dated May 21, 1995 by and among Republic Waste
                Industries, Inc., Republic Hudson Acquisition Corporation, Envirocycle, Inc.
                and Harris W. Hudson and Bonnie J. Hudson (incorporated by reference from
                Exhibit (c)(3) to the Registrant's Form 8-K/A dated July 17, 1995).
10.14       --  Stock Purchase Agreement dated May 21, 1995 by and between Harris W. Hudson and
                Republic Waste Industries, Inc. (incorporated by reference from Exhibit (c)(4)
                to the Registrant's Form 8-K/A dated July 17, 1995).
10.15       --  Stock Purchase Agreement dated May 21, 1995 by and between Westbury (Bermuda)
                Ltd. and Republic Waste Industries, Inc. (incorporated by reference from
                Exhibit (c)(5) to the Registrant's Form 8-K/A dated July 17, 1995).
10.16       --  Proxy dated as of May 21, 1995 by MGD Holdings Ltd. in favor of H. Wayne
                Huizenga (See Exhibit D to the Huizenga Purchase Agreement) (incorporated by reference from Exhibit (c)(6) to the Registrant's Form 8-K/A dated July 17,
                1995).
10.17       --  Stockholder Stock Option Agreement dated as of May 21, 1995 by MGD Holdings
                Ltd. in favor of H. Wayne Huizenga (See Exhibit C to the Huizenga Purchase
                Agreement) (incorporated by reference from Exhibit (c)(7) to the Registrant's
                Form 8-K/A dated July 17, 1995).
10.18       --  First Amendment to Stock Purchase Agreement dated July 17, 1995 by and between
                Republic Waste Industries, Inc. and H. Wayne Huizenga (incorporated by reference from Exhibit (c)(8) to the Registrant's Form 8-K/A dated July 17,
                1995).
10.19**     --  Republic Waste Industries, Inc. 1995 Employee Stock Option Plan.
10.20**     --  Republic Waste Industries, Inc. 1995 Non-Employee Director Stock Option Plan.
10.21       --  Merger Agreement, dated August 24, 1995, among Republic Waste Industries, Inc.,
                RS Mergersub, Inc., Southland Environmental Services, Inc., Felix A. Crawford,
                individually and as Trustee of the Felix A. Crawford Revocable Living Trust,
                and CFP, Ltd. (incorporated by reference from Exhibit (c)(1) to the
                Registrant's Form 8-K, dated August 24, 1995).
10.22       --  Merger Agreement, dated as of August 24, 1995, among Republic Waste Industries,
                Inc., RKSA, Inc., RKSA II, Inc., Kertz Security Systems, Inc., Kertz Security
                Systems II, Inc., Leon H. Brauser, Michael Brauser, Robert Brauser and Joel
                Brauser (incorporated by reference from Exhibit (c)(2.1) to the Registrant's
                Form 8-K, dated August 28, 1995).
10.23       --  First Amendment to Merger Agreement, dated as of October 17, 1995, to Merger
                Agreement dated as of August 24, 1995 among Republic Waste Industries, Inc.; RS
                Mergersub, Inc.; Southland Environmental Services, Inc.; Felix A. Crawford,
                individually and as trustee under the Felix A. Crawford Revocable Living Trust;
                and CFP, Ltd. (incorporated by reference from Exhibit 2.2 to the Registrant's
                Form 8-K, dated October 17, 1995).
10.24       --  Merger Agreement dated as of October 31, 1995 by and among Republic Waste
                Industries, Inc.; RWI/GDS Mergersub, Inc.; Garbage Disposal Service, Inc.; Lee
                G. Brown; and Mina Brown McLean (incorporated by reference from Exhibit 2.1 to the Registrant's Form 8-K/A, dated November 30, 1995).

EXHIBIT                                             EXHIBIT
NUMBER                                            DESCRIPTION
-------         -------------------------------------------------------------------------------
10.25       --  Merger Agreement dated as of November 11, 1995 by and among Republic Waste
                Industries, Inc.; RWI/JCD Inc., RWI/Grand Inc., RWI/Trashaway Inc., RWI/Tos-It
                Inc., RWI/WesTex Inc., RWI/Pantego I Inc.; RWI/Pantego II Inc., RWI/Trucking I
                Inc., RWI/Trucking II Inc.; J.C. Duncan Company, Inc., Arlington Disposal
                Company, Inc., Grand Prairie Disposal Company, Inc., Trashaway Services, Inc.,
                Tos-It Service Company, Inc., Wes Tex Waste Services, Inc., Pantego Service
                Company, Pantego I, Inc., Pantego II, Inc., E & E Truck Leasing, Ltd., EETL I,
                Inc., EETL II, Inc.; and Robert C. Duncan, Jannette T. Duncan, Dan R. Duncan,
                Debra A. Duncan, DeeDee Duncan Elliott, George Martin Duncan, Melinda Duncan
                Vince, Robert C. Duncan as Trustee of the Robert C. Duncan Annuity Trusts No.'s
                One, Two, Three and Four, and Jannette T. Duncan as Trustee of the Jannette T.
                Duncan Annuity Trusts No.'s One, Two, Three and Four (incorporated by reference from Exhibit 2.2 to the Registrant's Form 8-K/A, dated November 30, 1995).
10.26       --  Merger Agreement dated as of November 13, 1995 by and among Republic Waste
                Industries, Inc.; RI/FCC Mergersub, Inc., RI/FWS Mergersub, Inc., RI/FV
                Mergersub, Inc., RI/PD Mergersub, Inc. and RI/Investment Co., Inc.; Fennell
                Waste Systems, Inc., Fennell Container Co., Inc., Fenn-Vac, Inc., Pepperhill
                Development Co., Inc., and GF/WWF, Inc.; and George W. Fennell, Robert N.
                Shepard, G. Scott Fennell, S. Allison Fennell, Debra A. Haschker, James R.
                Bland, John H. Chapman, Jeffrey A. Forslund and Leo J. Zolnierowicz
                (incorporated by reference from Exhibit 2.3 to the Registrant's Form 8-K/A, dated November 30, 1995).
21.1*       --  Subsidiaries of Republic Industries, Inc.
23.1        --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1 above).
23.2*       --  Consent of Independent Public Accountants.
23.3*       --  Consent of Independent Public Accountants.
23.4*       --  Consent of Independent Public Accountants.
23.5*       --  Consent of Independent Public Accountants.
23.6*       --  Consent of Independent Public Accountants.
23.7*       --  Consent of Independent Public Accountants.
24.1**      --  Power of Attorney.


---------------

 * Filed herewith.
** Previously filed.

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